As filed with the Securities and Exchange Commission on  October 15, 2019

Registration Statement No. 333-229005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SOLARMAX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	4931	26-2028786
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Hsu, Chief Executive Officer

SolarMax Technology Inc.

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clayton E. Parker, Esq. Matthew Ogurick, Esq. K&L Gates LLP Southeast Financial Center, Suite 3900 200 South Biscayne Boulevard Miami, Florida 33131-2399 Tel: 305-539-3300 Fax: 305-358-7095	Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105-0302 (646) 895-7152 Fax: (646) 895-7238

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share(2)	4,600,000 shares	$4.00	$18,400,000	$2,230.08
Underwriter Warrants (3)	-	-	-	-
Common Stock issuable upon exercise of Underwriter Warrants(3)	320,000 shares	4.80	1,536,000	186.16
Total			$19,936,000	$2,416.24

_________

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes 600,000 shares of common stock issuable upon exercise of the underwriters’ overallotment option.
(3)

We have agreed to issue, on the closing date of this offering, warrants to the representative of the underwriters, ViewTrade Securities, Inc. (the “Representative”), to purchase an amount equal to 8% of the aggregate number of shares of common stock sold by us in this offering. The exercise price of the underwriter warrants is equal to 120% of the initial public offering price of our common stock offered hereby. The underwriter warrants are exercisable for a period of five years from the effective date of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated October 15, 2019

4,000,000 Shares

SolarMax Technology, Inc.

Common Stock

This is the initial public offering of 4,000,000 shares of common stock of SolarMax Technology, Inc. on a firm commitment basis.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be $4.00. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SMXT,” and the listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close.

We have granted the underwriters the option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 600,000 shares from us at the initial public offering price less the underwriting discount and commissions to cover over-allotments.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Prospectus Summary - Emerging Growth Company Status.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$4.00	$16,000,000
Underwriting discounts and commissions(1)	$0.24	$960,000
Proceeds to us, before expenses	$3.76	$15,040,000

________

(1)

In addition, we have agreed to provide the underwriters additional compensation and reimburse the underwriters for certain expenses. See “Underwriting” on page 101 of this prospectus for additional information.

The underwriters expect to deliver the shares of common stock to purchasers in the offering against payment on Xxx x, 2019.

The date of this prospectus is Xxx x, 2019.

ViewTrade Securities, Inc.

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You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date.

Until Xxx xx, 2019 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to SolarMax Technology Inc. and its consolidated subsidiaries.

Company Overview

We are an integrated solar energy company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in the People’s Republic of China, which we refer to as China or the PRC;

•	Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and residential and commercial photovoltaic systems in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects;

•	Selling and installing integrated photovoltaic systems for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through operating leases and power purchase agreements, and (iv) sales of LED systems.

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Our China operations consist of identifying and procuring solar farm projects for resale to third parties and EPC services for solar farm projects; and, to a significantly lesser extent, maintenance and operation of solar farm projects once the projects are completed and sales and installation of residential and commercial photovoltaic systems.

We commenced operations in China following the completion of two acquisitions on April 28, 2015.

•	We acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd., or ZHTH, through a share exchange agreement among us, one of our PRC subsidiaries, and the equity owners of ZHTH.

•

We acquired the ownership of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV, through a share exchange agreement between us and the holders of the stock of Accumulate Investment Co. Ltd., which we refer to as Accumulate. Accumulate owns ZHPV through a Hong Kong subsidiary. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms including adjusting the total consideration retroactively to the original acquisition date of April 28, 2015.

Our business in China is conducted through our subsidiaries, primarily ZHTH and ZHPV, which we acquired in April 2015, and their subsidiaries.

ZHTH is engaged in project development. ZHPV’s core business is to provide EPC services. In order to build a solar farm in China it is first necessary to obtain a permit, which covers a specific location. ZHTH and ZHPV establish special subsidiaries to own and acquire a permit for a solar farm. We refer to these subsidiaries as project subsidiaries. When a buyer of a project is identified, we sell to the buyer the equity in the project subsidiary that holds the permit for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC work. The purchase price for the project subsidiary is an amount approximating the project subsidiary’s net assets. Accordingly, we do not generate a material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of our operations in China. Because Chinese government regulations prohibit the sale of the permit relating to a solar farm, it is necessary for us to sell the equity in the project subsidiary to effectuate the transfer of the ownership of the solar farm and permit to the buyer. At or prior to completion of the EPC work on the solar farm, we seek to obtain an agreement to operate and maintain the solar farm upon its completion. If we receive a contract for operations and maintenance services, these services are performed by ZHPV or a subsidiary.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

Stock Distribution

On April 25, 2019, we effected a 1.68-for-one stock distribution pursuant to which we issued 0.68 share of common stock with respect to each share outstanding on April 25, 2019.  All share and per share information in this prospectus retroactively reflects the stock distribution.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” beginning on page 10. Before you make a decision to invest in our common stock, you should carefully consider all of those risks including the following:

•

We had a consolidated loss of $6.1 million for the six months ended June 30, 2019, $14.7 million for the year ended December 31, 2018 and $12.1 million for the year ended December 31, 2017, and our financial statements for the six months ended June 30, 2019 have a going concern footnote. Although we had cash flow from operations of $972,000 for the six months ended June 30, 2019, we had a negative cash flow from operations of $14.9 million for 2018 and $5.5 million for 2017, and we cannot assure you that we can or will operate profitably or generate positive cash flow from operations.

•	Our business in the United States and China is dependent on the continuation of government benefits and government policies that encourage the use of renewable energy such as solar power.

•	Changes in utility regulations and pricing could impair the market for our products.

•	Our failure to raise sufficient capital could impair our ability to expand our financing operations.

•

Our failure to adequately assess credit risks of our finance customers for our United States operations could impair our ability to operate profitably, and in the event of foreclosure on defaulting customers, we may have difficulty in recovering any money owed to us.

•

Changes in government regulations, tariffs and policies, including enforcement policies in the United States and China, the relaxation or elimination of regulations relating to carbon-based fuel or our inability to comply with or correctly interpret present or future government regulations could impair our ability to develop our business.

•

We are subject to laws and regulations protecting the privacy of consumers and employees, and our failure to maintain security of protected information can result in liability and could impair our business.

•

Our industry is very competitive, and we compete in both the United States and China with other solar energy companies as well as with local utility companies. A material drop in the price of electricity from a local utility company could impact the market for solar energy systems.

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•	To the extent that we continue to reduce prices to meet competition, which has affected our gross margin in 2018 and 2017, our gross profit and gross margin may be impaired.

•

Because we offer customers a production guarantee, we may incur additional expenses if the system does not generate the production of electricity covered by the production guarantee regardless of whether the failure results from factors beyond our control, including weather and climate conditions.

•	We may not comply with our commitments under our supply contract with Sunspark Technologies, Inc. (“Sunspark”).

•	We may have difficulty purchasing solar panels from domestic suppliers as a result of the effect of United States tariffs on imported solar panels.

•	Prices of solar panels from domestic suppliers may increase as a result of the effect of United States tariffs on imported solar panels.

•	Fluctuations in the currency exchange rate between the U.S. dollar and the Chinese Renminbi (“RMB”) could affect our value.

•	Our business could be affected by uncertainties with respect to China’s legal system.

•	The willingness of non-related parties to engage us for EPC services in China and the terms of such services may be impacted by the trade policies of the United States and China.

•	Our business could be affected by adverse changes in the relationship between the United States and China.

•	There is no public market for our stock and we cannot assure you that an active trading market in our stock will develop or, if developed, will be sustained.

•

Our articles of incorporation and bylaws and our employment agreements with our senior executive officers, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

•	Future sales of our common stock in the public market could have an adverse effect upon the market for our common stock.

•

We are dependent upon our senior executive officers, and our failure to identify, engage and retain qualified executive and management personnel in the United States and China could impair our ability to develop our business.

•

Because our directors and officers beneficially own 36.3% of our common stock and will beneficially own 34.3% of the common stock after giving effect to the sale of the 4,000,000 shares offered hereby, they may be able to elect all directors, approve all matters requiring stockholder approval and block any action which may be beneficial to stockholders.

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and related disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•

will not be required to conduct an evaluation of our internal control over financial reporting until two years after the effective date of the registration statement of which this prospectus is a part.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues (as adjusted for inflation), have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current Securities and Exchange Commission, or SEC, rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have either (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million and a public float of less than $700 million.

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Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have three wholly-owned and one 93.75%-owned subsidiaries in the United States.

•	SolarMax Renewable Energy Provider, Inc., a California corporation

•	SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

•	SolarMax LED, Inc., a California corporation (“LED”)

•	SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

SMX Capital is a 93.75% owned subsidiary, and its financial statements are included in our consolidated financial statements. The 6.25% minority interest is held by a former executive of our PRC operations. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements.

Our wholly-owned subsidiaries outside the United States are as follows:

•	Accumulate, a British Virgin Islands corporation which we acquired as part of our acquisition of ZHPV in April 2015.

•	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was organized under the laws of Hong Kong on October 27, 2014.

•	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

•	SolarMax Technology Holdings (Cayman) Limited (“SolarMax Cayman”), which was organized under the laws of the Cayman Islands on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), which is organized under the laws of the PRC on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE.

SolarMax Shanghai had two wholly-owned principal subsidiaries, ZHTH and Jiangsu Honghao, which was organized on September 21, 2015. Jiangsu Honghao was engaged in the project operation and maintenance business. SolarMax Shanghai may also form a separate subsidiary for each solar farm for which it has a contract to operate and maintain that solar farm. Jiangsu Honghao was deregistered by us on March 22, 2019.

The following charts show our corporate structure for our United States and China segments. The chart for the China segment does not include the project subsidiaries or the subsidiaries of ZHTH and ZHPV that are formed for specific projects.

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United States Segment

SolarMax Technology, Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc. (93.75%)

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.	SolarMax Technology Holdings (Hong Kong) Limited	Accumulated Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.	Accumulate Investment Co., Limited (HK)

	Chengdu Zhonghong Tianhao Technology Co. Ltd. (ZHTH)	Jiangsu Zhonghong Photovoltaic Electric Co. Ltd. (ZHPV)

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Corporate Information

Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website address is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

THE OFFERING

Common stock outstanding prior to this offering:	67,709,359 shares [1]

Common stock offered hereby:	4,000,000 shares.

Common stock to be outstanding immediately after completion of this offering:	71,709,359 shares (72,309,359 shares if the underwriters’ over-allotment option is exercised in full).

Underwriters’ over-allotment option:

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 600,000 shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments

Underwriter warrants:

Upon the closing of this offering, we will issue to the Representative warrants entitling the Representative to purchase 8% of the aggregate number of shares of common stock sold in this offering. The warrants shall be exercisable for a period of five years from the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part. For additional information, please refer to “Underwriting.”

Use of proceeds:	We intend to use the net proceeds of this offering, estimated at approximately $14,306,000 for working capital and other corporate purposes. See “Use of Proceeds.”

Dividend policy:	We do not anticipate paying any cash dividends on our common stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business. See “Dividend Policy.”

Listing and trading symbol:

We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “SMXT.” Listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close.

Lock-up

All of our directors, officers and certain stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors:

You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page 10 of this prospectus and all other information set forth in this prospectus before deciding to invest in our common stock.

__________

1

The outstanding shares of common stock (a) include 445,200 shares which were issued as restricted stock grants that are subject to forfeiture under certain conditions and are not treated as outstanding shares in our consolidated financial statements, (b) do not include 11,699,621 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options at a weighted average exercise price of $2.95 per share.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of December 31, 2018 and 2017 and for years then ended has been derived from our audited financial statements which appear elsewhere in this prospectus. The following information as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.  Dollars are in thousands, except per share amounts.

Consolidated Statement of Operations Information:

	Six Months Ended		Year Ended
	June 30,		December 31,
	2019	2018	2018	2017

Revenues:
Solar projects (China)	$2,004	$31,304	$58,708	$55,117
Solar systems (US)	18,245	12,202	28,515	27,346
LED	132	669	857	4,506
Financing related	988	882	1,748	1,961
Total revenue	21,369	45,057	89,828	88,930
Gross profit	4,829	4,884	9,251	10,582
Operating income (loss)	(4,923)	(5,104)	(11,499)	(8,822)
Net loss	(6,141)	(6,959)	(14,705)	(12,074)
Net loss attributable to SolarMax Technology, Inc.	(6,095)	(6,909)	(14,598)	(11,934)
Net loss per share (basic and diluted)	$(0.09)	$(0.11)	$(0.22)	$(0.18)
Weighted average shares of common stock outstanding	67,163,772	65,702,060	66,277,582	65,163,719

Consolidated Balance Sheet Information:

	June 30,	December 31,
	2019	2018	2017

Assets	$92,884	$111,020	$94,838
Current assets	54,362	70,601	54,823
Working capital	(12,366)	8,074	16,953
Accumulated deficit	(57,017)	(50,341)	(35,744)
Stockholders’ equity ( deficit) attributable to SolarMax Technology, Inc.	(4,031)	1,726	11,093

___________

* The long-term debt is due to related parties.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business

We have sustained losses since our organization, and we cannot assure you that we can or will operate profitably.

We incurred net losses of $6.1 million for the six months ended June 30, 2019, $14.7 million for the year ended December 31, 2018 and $12.1 million for the year ended December 31, 2017, and our financial statements for the six months ended June 30, 2019 have a going concern footnote. The losses in all periods resulted primarily from losses in our United States segment. Our China segment generated a modest profit in 2018 and 2017 and, for the six months ended June 30, 2019. Revenues from our United States operations increased to $19.4 million for the six months ended June 30, 2019 from $13.8 million for the six months ended June 30, 2018, and decreased to $31.1 million for 2018 from $33.8 million for 2017. Although we had cash flows from operations of $972,000 for the six months ended June 30, 2019, we sustained negative cash flows from operations of $14.9 million for 2018 and $5.5 million in 2017. We will need to increase our revenue and reduce our costs for our operations in both the United States and China in order for us to operate profitably. We cannot assure you that we will be able to operate profitably or achieve positive cash flows from operations in the future, and the failure to do so may impair our ability to continue in business.

Prior to our acquisition of ZHPV in April 2015, ZHPV incurred losses and a negative gross margin, and we cannot assure you that our China operations will not be subject to the same problems.

We acquired ZHPV in April 2015, and we first generated revenue from our China operations in 2016. During 2014, ZHPV incurred a negative gross margin of approximately $4.2 million and a loss before income tax of $6.3 million on revenues of approximately $38.3 million, and it had an accumulated deficit of approximately $6.5 million at December 31, 2015. Prior to our acquisition of ZHPV, ZHPV was engaged in the same business as our China operations. We cannot assure you that the factors that resulted in the negative gross margin and net loss will not affect our operations.

We may not comply with our commitments under a supply contract.

We have a supply agreement with Sunspark pursuant to which we agreed to purchase 150 megawatts (“MW”) of solar panels over a three-year period commencing June 1, 2016 at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $81.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum amount per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ending May 31, 2017. Although we believe that we can satisfy our purchase obligations through the purchase of solar panels for our Chinese operations, the timing of our purchases is dependent upon the timing of our contracts for solar farms in China and may not be in line with our purchase obligations. Pursuant to a letter agreement dated March 13, 2019, between us and Sunspark, our purchase obligations through 2018 were suspended in their entirety (except to the extent that we made purchases pursuant to the agreement), and our purchase commitments for the year ended December 31, 2019, will be negotiated in good faith during 2019.  We cannot assure you that, if Sunspark requires us to meet our commitments for 2019 , we will be able to do so. Further, since we do not control the operations of the supplier, we may not be able to monitor or control the quality or delivery schedules for the solar panels. Our failure to meet our obligations, to generate the necessary cash flow from operations or otherwise finance our obligations, or the failure of the supplier to meet our delivery and quality requirements could impair the results of our operations and our financial condition.

United States trade policy affects our ability to purchase domestic solar panel, including from Sunspark.

One of the effects of the United States tariffs on imported solar panels, including solar panel from China, is an increased demand for products manufactured in the United States which may affect both our ability to purchase solar panels and the price and other terms at which solar panels are available to us. Sunspark is a domestic manufacturer of solar panels and it has an affiliate that manufactures solar panels in China. Because of the increased demand for domestically manufactured solar panels, we cannot assure you that, if we seek to purchase solar panels from Sunspark, that Sunspark will have the capacity to fill our orders at a commercially reasonable price or that we will be able to purchase solar panels from other suppliers at a reasonable cost. Our inability to obtain domestically produced solar panels can impair our ability to generate revenue and maintain reasonable gross margins.

Because we are dependent upon related parties for almost all of our revenue in China, our inability to develop new business in China could impair our ability to operate profitably.

Revenue from subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this prospectus as AMD, accounted for 100%, 53% and 100% of the revenue of our China segment for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017 , respectively . All of the revenue for the six months ended June 30, 2019 was earned in the second quarter, and we did not generate any revenue from our China segment during the first quarter of 2019. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 9%, 34% and 62% of our consolidated revenue for the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, respectively. This revenue was related almost exclusively from EPC services , and we are not currently generating any revenue from operations and maintenance contracts in China . Our inability to generate significant revenue from non-related parties could materially impair our ability to operate profitably in China , and the willingness of non-related parties to enter into agreement with us and the terms of such agreements may be impacted by the trade relationship between the United States and China. Further, our only operations and maintenance revenue was generated from contracts with subsidiaries or affiliates of AMD, and, when the projects were sold, the purchasers terminated these contracts. We cannot assure you that we will be able to negotiate operations and maintenance contracts with non-related parties. If we are unable to continue to generate revenue from AMD and its affiliates on reasonable terms and we fail to generate business in China from non-affiliated parties it may be necessary to discontinue our Chinese operations.

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We may require significant funds in excess of the proceeds from this offering if we are to expand our financing of solar energy systems in the United States.

The solar energy systems market is cash intensive, particularly with respect to the financing of purchases by our United States customers. We require substantial funds in order to finance our customers’ purchase s of solar energy systems in the United States and to finance solar farm projects in China and for working capital purposes . Because our revenue from our China segment can vary significantly from quarter to quarter, and we generated proportionately less revenue from our China segment for the six months ended June 30, 2019, we need funds to finance our China operations during periods when we do not have significant or any revenue. Our failure to obtain financing could materially impair our ability to expand our financing activities in the United States. The proceeds from this offering may not be sufficient to enable us to expand our financing activities and meet our requirements to develop and expand our business in China. Furthermore, if subsequent to this offering we raise additional funds, we cannot assure you as to the availability or terms of any financing. Any equity financing could result in dilution to our stockholders. Further, to the extent that we have to rely on debt rather than equity, our profit from financing operations will be impacted and changes in interest rates may further reduce our margins on the loans. If we are not able to finance the sale of our systems, whether through a loan to customers or a lease with customers, our failure to sell our solar energy systems will adversely affect our revenues and the results of our operations.

We require significant funds to pay our current debt obligations.

Our China segment has substantial immediate funding requirements. On October 11, 2018, we entered into a loan agreement with China Everbright Bank, to borrow $6.1 million for a one-year term. The note was due on October 10, 2019. The loan is secured by a fixed deposit held at the bank in the amount of RMB 50.0 million (approximately $7.3 million) placed by one or our subsidiaries. We are currently in discussions with the lender to extend the loan. In the event we are unable to negotiate an extension, the lender can apply the RMB 50.0 million held as security to the payment of the principal and interest on the loan. On December 11, 2018, we received a loan of $1,000,000 from a company affiliated with one of our minority stockholders. The loan, which bears interest at 6% per annum, was due on April 12, 2019. The maturity date of the loan was extended to November 12, 2019. In the event that we are not able to negotiate an extension of the maturity date or refinance the loan, we will use a portion of the proceeds of this offering to pay the principal and interest on the loan. On September 29, 2019, we borrowed RMB 5,000,000 (approximately $700,000), to finance our ongoing solar farm projects while we negotiate a longer-term financing. The loan is payable December 31, 2019. We cannot assure you that we will be able to negotiate a longer-term financing and, if we are not able to negotiate a longer-term financing, a portion of the proceeds of this offering may be used to pay this loan. To the extent that we use a portion of the proceeds to pay our debt obligations, including the loans through the United States government’s EB-5 program described in the following Risk Factor, we will not have funds available for other uses, including the development of our China segment or the expansion of our financing activities in the United States. We cannot assure you that we will be able to obtain funding from any sources other than the proceeds of this offering. Our inability to obtain any financing we require could materially impair our ability to develop our business and to operate profitably.

We have relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due and payable, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans .

As of June 30, 2019 and December 31, 2018, we had loans payable to related parties in the amount of $55.5 million which were provided by related parties pursuant to the United States government’s EB-5 program. Each of the related parties is a limited partnership of which the general partner is a limited liability company owned and managed by three of our directors, two of whom are our chief executive officer and our executive vice president. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. We are a commercial enterprise that creates permanent full-time jobs in the United States. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the immigrant investors, who are the limited partners of the lender, can become lawful permanent residents of the United States. Our ability to obtain funding from the EB-5 program is dependent on both our ability to create the required full-time jobs, and finding lenders or investors who have the funds to make a meaningful investment in us or one of our United States subsidiaries and the continuation of the EB-5 program. We cannot assure you that we will continue to be eligible to obtain debt or equity funding through the EB-5 program or that the EB-5 program will be continued in its present form, if at all. The maturity date of the loans is based upon the date the limited partners of the lender have received approval of their permanent resident (green card) status. As of October 15, 2019, limited partners who made investments of $9.0 million can demand repayment from the lender of their investment in the partnership, which can trigger a payment obligation on our part. Because the date on which the limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, we cannot predict when or whether such petition will be approved. We cannot assure you that we will be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon our business. To the extent that we are unable to refinance these obligations, we may use a portion of the proceeds of this offering for such purpose. We propose to refinance the loan by issuing to the limited partner a five-year 4% secured convertible note to be jointly issued by us and the subsidiary that borrowed the funds, which would be secured by the accounts and inventory of the borrowing subsidiary, and would be convertible in whole or in part into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of this prospectus. We cannot assure you that the limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the note in order to obtain the agreement of the limited partners to a refinancing. To the extent that we cannot obtain the agreement of the limited partners to the proposed refinancing, a portion of the proceeds of this offering may be used to make the payment. To the extent that we use the proceeds to pay the loans, we will have less proceeds for the development and expansion of our business. Further, since we cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing, it is possible that substantially all of the proceeds of this offering may be used to pay these loans and that the loans that become due may substantially exceed the proceeds of this offering, in which event we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, if the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock.

We may not be successful in developing our solar farm project business in China.

In order to conduct the solar farm project business in China, we will need to:

•	obtain required governmental approval and permits;

•	complete any applications that may be necessary to enable us or the end user to take advantage of available government benefits;

•	identify and obtain land use rights for significant contiguous parcels of land in areas where there is sufficient sunlight to justify a solar farm;

•	resolve any problems with residents and businesses in the area where the solar farm is to be constructed;

•	negotiate an interconnection agreement with the utility company or government Electricity Bureau;

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•	obtain substantial financing for each project, and the proceeds of this offering will not be sufficient to provide us with such financing;

•

identify a buyer of the project and negotiate a purchase and sale contract with a project buyer, which will involve the sale of the project to the buyer and an agreement with the buyer for us to design and perform the EPC work on the project on time and within the budget;

•	receive the required interim and final payments under the purchase and sale contract;

•	complete the engineering for the project;

•	purchase the photovoltaic panels and other components of the solar farm;

•	engage qualified contractors and subcontractors to construct the solar farm;

•	accurately evaluate the cost of all aspects of the projects, including any reserve for unexpected factors;

•	accurately estimate our potential warranty liability; and

•	address any changes resulting from weather or climate conditions, earthquakes, unexpected construction difficulties, changes in the buyer’s specifications or other changes beyond our control.

In the event that we are not able to satisfy any of these conditions, we will not be able to generate income from our China operations, and it may be necessary for us to suspend or terminate these operations. Further, the development of solar projects also may be adversely affected by many other factors outside of our control, such as inclement weather, acts of God, and delays in regulatory approvals or in third parties’ delivery of equipment or other materials, shortages of skilled labor. We cannot assure you that we will be able to engage in the solar farm business successfully. Our failure to operate this business successfully will materially impair our financial condition and the results of our operations.

Delays in construction of solar farms could increase our costs and impair our revenue stream from our China operations.

We presently obtain permits and construct solar farms for our end user customers to whom we sell the projects. We incur significant costs prior to completion, and the contracts with the end user typically have a completion schedule. Any delay in completing a project would delay our receipt of payment from the customer as well as our recognition of revenue from the project. If the delay is significant, it could result in penalties under the contract or a refusal of the customer to pay the stated purchase price or any interim payments that are due under the contract. Delays can result from a number of factors, many of which are beyond our control, and include, but are not limited to:

•	unanticipated changes in the project plans;

•	defective or late delivery of components or other quality issues with components;

•	difficulty in obtaining and maintaining required permits;

•	difficulty in receiving timely payments from the customers;

•	changes in regulatory requirements;

•	failure to obtain financing, and additional conditions required by lenders;

•	unforeseen engineering and construction problems;

•	difficulty in obtaining sufficient land use rights for the proposed project size;

•	labor problems and work stoppages;

•	equipment problems;

•	adverse weather, environmental, and geological conditions, including floods, earthquakes, landslides, mudslides, sandstorms, drought, or other inclement weather and climate conditions or natural disasters; and

•	cost overruns resulting from the foregoing factors as well as our miscalculation of the actual costs.

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Changes in the PRC Government policies on solar power and industry conditions as well as changes in the trade relationship between the United States and China could affect our ability to generate business in China.

Our ability to develop business in China is dependent upon the continuation of government policies relating to solar power and the relationship between the solar farm owner and the local utility company. Any changes in the policies or practices that affect the solar power industry could make the construction and operation of a solar farm less desirable. Although our China subsidiary is a licensed EPC contractor in China, changes in the law or regulations could make it difficult or more expensive for us to maintain our license. Delays in payments from the utility companies or difficulties in connecting with the grid could also make solar farms less attractive. Any regulations or practices that give preference to a China business rather than a subsidiary of a United States business or which would require us to devote a portion of our profit for local uses would also make it more difficult or more expensive to operate our business. We cannot assure you that changes in law or practices will not impair our ability to conduct our business in China. Further, any deterioration in the relationship between the United States and China on trade and related matters may impair our ability to obtain permits for solar farms and to enter into EPC and other agreements for solar farms in China.

Our failure to control our costs could impair our financial results.

Our cost of revenues and our operating expenses increased significantly both in U.S. dollars and as a percentage of revenues. Unless we are able to reduce both our cost of revenues and our operating costs, we will not be able to operate profitably. There are many factors beyond our control that may affect our costs, such as the price of components, cost of labor and the availability of warehouse and office space at reasonable rents as well as the effect of competition. Unless we are able to control our costs, we will not be able to operate profitably. We cannot assure you that we can or will ever operate profitably.

Because a small number of customers in China represents a significant percentage of our revenue, we need to continue to develop new clients if we are to generate revenue from our China segment.

The nature of our business in China is such that a small number of customers is responsible for a significant percentage of both our revenue from the China segment and of our total revenue. Because EPC contracts are of limited duration and, unless the customer has additional projects requiring EPC services, once we complete the construction and installation of a solar farm, there is no ongoing revenue stream from the customer unless the customer engaged us to perform ongoing maintenance services for the solar farm. The revenue stream from the maintenance services is significantly less than the revenue from the EPC services. Accordingly, it is necessarily for us, on an ongoing basis, to continue to develop new EPC business, and our failure to develop the EPC business and to enter into maintenance contracts with the customers will impair our ability to operate profitably and the ability of our China segment to continue operations. Further, because we are dependent upon a small number of customers that are primarily related parties, our quarterly revenues from China are affected by the timing of contracts we receive and the time during which the work is performed, which could result in significant changes in revenue and net income from our China segment from quarter to quarter.

Because we rely on our relationship with one leasing company, our failure or inability to maintain this relationship may impair our ability to operate profitably.

In order to provide customers with the ability to lease our solar systems, we have entered into a channel agreement with Sunrun, Inc. (“Sunrun”), a third-party leasing company, pursuant to which Sunrun appointed us as its sales representative to solicit orders from residential customers for Sunrun’s products in portions of southern California. Sunrun was our second largest customer for the six months ended June 30, 2019. Sunrun was our fourth largest customer overall and the second largest customer for our United States segment for the year ended December 31, 2018 and our second largest customer overall and the largest customer for our United States segment in 2017. Sales to Sunrun were $2.3 million, or approximately  12% of total revenue and United States revenue , respectively, for the six months ended June 30, 2019. Sales to Sunrun were $4.6 million, or approximately 5% of revenue and approximately 15% of United States revenue for the year ended December 31, 2018, and $7.0 million, or approximately 8% of revenue and approximately 21% of United States revenue for the year ended December 31, 2017. Pursuant to our agreement with Sunrun, we introduce potential leasing customers to Sunrun, purchase the components and perform the EPC services and sell the completed system to Sunrun, which then leases the system to the customer. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. In the event that our relationship with Sunrun is terminated or in the event that our customers are not satisfied with the products or terms provided by Sunrun, we may have difficulty finding alternative leasing companies and our revenue and our ability to generate profits would be impaired. We cannot assure you that we will be able to find alternative leasing arrangements. With respect to the systems sold to Sunrun, we are required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017, Sunrun meters purchased from a subsidiary of Sunrun amounted to $21,480, $68,453 and $74,686, respectively. There was no accounts payable balance owed to this supplier as of June 30, 2019, December 31, 2018 and 2017. Other than Sunrun meters, we do not make any purchases from Sunrun or from any of Sunrun’s subsidiaries or affiliates for the systems sold to Sunrun or to other customers.

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Our business in both the United States and China is dependent on the continuation of government benefits.

Federal, state and local government laws, including tax laws, regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies and electric utility regulations heavily influence the market for electricity generation products and services. These regulations and policies, which, on the state and local level, differ from state to state, often relate to tax benefits, electricity pricing, net metering the interconnection of customer-owned electricity generation with the local electricity utility company. These laws, regulations and policies are constantly subject to change, and many benefit provisions have sunset clauses, which would result in a termination or reduction of the benefit unless the benefit is expressly extended. The solar power industry is heavily dependent on government incentives and subsidies that constitute an important economic factor in a user’s decision to purchase a solar energy system. We cannot assure you that these benefits will continue at their present levels, if at all. The reduction, elimination or expiration of government benefits and economic incentives for solar energy systems could substantially increase the cost of our systems to our potential customers, which would in turn reduce the demand for our solar energy systems.

In many areas in China, solar farms, particularly on-grid photovoltaic systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or other renewable energy sources. These subsidies and incentives have been primarily in the form of set electricity prices and performance incentive programs, to solar farm operators. To the extent that these incentives are not available, we may not be able to sell our systems to customers in these regions. Further, if we decide to operate the solar farms in these regions for our own account instead of selling the project, we may not be able to generate a profit from those operations, which would impair results of our operations and our ability to operate profitably.

Changes in utility regulations and pricing could impair the market for our products.

The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for our products. Depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utility companies’ peak hour pricing policies affect the competitive nature of our systems. To the extent that we have to lower prices, the profitability of our systems could be impaired. In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the current program known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas & Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. These changes alter the return on investment for solar customers, and our pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may be reflected in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

Although we are not regulated as a utility company, changes in regulations may subject us to regulation as a utility.

We are presently exempt from regulation as a utility as we have “qualifying facility” status with the Federal Energy Regulatory Commission for all of our qualifying solar energy projects. Any local, state, federal or foreign regulations which classify us as a utility could place significant restrictions on our ability to operate our business by prohibiting or otherwise restricting our sale of electricity. If we were subject to the same state, federal or foreign regulatory authorities as utility companies in the United States or if new regulatory bodies were established to oversee our business in the United States or in foreign markets such as China, then our operating costs would materially increase, which would impair our ability to generate a profit from our business.

Our business may be affected by increases in the price of solar energy products, including price increases resulting from the United States’ trade and tariff policies.

The declining cost of solar panels has been a key factor in the pricing of our solar energy systems, which, in turn affects the potential customer’s decision to use solar energy. With any stabilization or increase of solar panel and other component prices, our ability to market our solar energy systems could be impaired, which would affect our revenues and gross profit. The cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum used in solar panels manufactured overseas. These tariffs have increased the price of solar panels containing foreign manufactured solar cells. At present we purchase solar panels containing solar cells and panels manufactured overseas for our United States installations. While solar panels containing solar cells manufactured inside the United States are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using overseas solar cells, before giving effect to the tariff penalties and the tariff policies may result in an increase in prices of domestic products . If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms from those countries could be limited. Any of those events could impair our financial results if we incur the cost of trade penalties or purchase solar panels or other system components from alternative, higher-priced sources.

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We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that we delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Our business would be impaired if we lose our licenses, if more stringent government regulations are enacted or if we fail to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

Our business is subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by us is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions by SolarMax Financial are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

•	require us to obtain and maintain licenses and qualifications;

•	limit certain interest rates, fees and other charges we are allowed to charge;

•	limit or prescribe certain terms of the loans to our customers; and

•	require specific disclosures and the use of special contract forms.

The number of laws affecting both aspects of our business continues to grow. We can give no assurances that we will properly and timely comply with all laws and regulations that may affect us. If we fail to comply with these laws and regulations, we may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

A material decrease in the retail price of electricity from the local utility company or from other sources would affect our ability to generate revenues.

We believe that a customer’s decision to buy a solar energy system from us is primarily driven by a desire to pay less for electricity. Decreases in the retail prices of electricity from utility companies or other renewable energy sources would impair our ability to offer competitive pricing which would, in turn, affect our ability both to generate revenue and to maintain gross margins. The price of electricity from utility companies could decrease as a result of such factors as a reduction in the price of natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards; the development of energy conservation technologies and public initiatives to reduce electricity consumption; the construction of a significant number of new power generation plants, including nuclear, natural gas or renewable energy technologies.

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Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy in particular is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, we may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, we would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive a net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

Within the solar energy market, we face intense and increasing competition in the developing market of solar energy system providers, which exposes us to the risk of reduction of our market penetration and/or of our profit margins.

The solar energy system installation market is highly and increasingly competitive. The number of new solar energy installation businesses that have entered the industry in California has almost doubled since 2008 when we commenced business. We compete with major companies in the solar business, particularly in California, as well as a large number of small companies. The solar energy industry may continue to expand and possibly consolidate. As a result of increasing competition, our average unit price on solar systems in the United States declined from 2017 to 2018. Competitive factors were a significant cause of the decline in our gross margin in 2018 as compared with 2017 and in 2017 as compared with 2016. We may continue to encounter increasing competition from larger companies that have greater resources than we and which would enjoy more economies of scale and greater name recognition than we have. Further, increasing competition may also lead to an excessive supply of solar energy installation services on the market which could continue to affect both our ability to generate revenue as well as our gross margin. To the extent that our ability to provide financing to our customers is an important element in selling our systems, we will compete with both other solar companies that provide financing and with banks, leasing companies and other businesses that seek to offer financing alternatives to purchasers of solar systems.

In China we compete with other firms for a limited number of available permits.

In China we obtain permits, construct and sell solar farms to major customers who have the financial ability to purchase and operate these systems. The permits are granted by the local government agency and a list of available permits is published by the agency. There is a limited number of potential customers as well as a limited number of permits available and we compete with other firms in seeking to obtain permits and seeking to perform EPC services. In seeking both permits and customers, we compete with other companies, many of which are Chinese companies that have significantly greater financial resources and are better known in China than we are. Further, many of our competitors have or can develop relationships with both the government officials who issue the permits as well as the buyers of the projects, and our competition may not be subject to the restrictions imposed on us by the Foreign Corrupt Practices Act. We cannot assure you that we will be able to obtain the necessary permits for our customers or enter into agreements with end users who would operate the solar farms. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United States parent. Our failure to obtain the permits and enter into agreements would impair our ability to generate revenue from this business. In addition, to date our China segment has generated minimal revenue in China from unrelated parties. If we are not able to develop our business with unrelated parties or if our business with our related party decreases, our ability to generate revenue in China will be significantly impaired. Unrelated parties may prefer to work with a Chinese company than a company owned by a United States company, particularly in view of the trade disputes between the United States and China.

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Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China.

Although our EPC contracts with solar farm owners provide for progress payments, we cannot assure you that we will be paid in a timely manner or that our customers will not be significantly delinquent on their payments. Our failure both to receive timely progress payments and to obtain any necessary project financing in China would impair our ability to develop our business in China. Because of the size of the solar farms that we build in China, we may require financing for our projects. We cannot assure you that we will be able to obtain financing or that our business will not be impaired by delinquent customers. Further, we may not be able to generate business without a financing arrangement.

Because our business in China involves the construction of large projects for a small number of customers; we do not have an ongoing revenue base and need to obtain new customers for our projects.

Because of the nature of our business in China, we construct large projects for a small number of customers, who may not require additional services from us after we have completed their projects. As a result, we need to continually market our services to new customers who have the financial resources to purchase a solar farm. Thus, each year a small number of customers will be responsible for a large percentage of our revenue from our China segment and a large percentage of our total revenue, and the major customers in one year may not generate any significant revenue in future years. Further, to the extent that any customer fails to make timely payments to us, our business and cash flow could be impaired. If we are unable to develop new sales contracts for solar farms, we may not be able to continue our China operations which would impair our operating results and our financial condition.

Because of the amount of land required for a solar farm, it may be difficult to obtain the necessary land use rights, which may increase the cost of the land.

There is no private ownership of land in China, and the owner or operator of a solar farm must obtain the necessary land use rights from the applicable government agency. Solar farms require a substantial amount of land, which could be in the range of 800 to 3,500 acres. It is also crucial to have a land parcel close to the grid connection point in order to control the cost for the construction of transmission lines and to avoid the electricity transmission loss. One solar farm for which we performed EPC services had to reduce the size of the project because of zoning issues and the inability to obtain land use rights to sufficient contiguous parcels of land to support the initial size of the project. The shortage of available land may also result in an increase in the cost of the land use rights as well as increased competition for the land use rights. Further, since the land is owned by the government, the government has the ability to determine what it determines to be the best use of the limited available land and it might determine that the land could be used for purposes other than solar farms. If we or solar farm owners cannot obtain sufficient land use rights at a reasonable cost, the solar farm owner may be reluctant to make the investment in solar farms which would impair our ability to generate revenue and operate profitably in China. Further, changes in the size of a project may result in increased costs as well as construction difficulties which we may be unable to pass on to our customers, resulting in a decrease in our gross margin.

There is intense competition for a limited number of project sites that are appropriate for solar power projects. As the downstream solar power market in China continues to evolve, the number of attractive project sites available has decreased and will continue to decrease. Even if we sign investment agreements, we may not be able to find and secure the land use rights to suitable project sites for the relevant projects. We generally obtain land use rights for our ground-mounted projects through land use right grants or assignment by the government or leasing from the land use right owners, and obtain the access and use rights for our solar power projects through leasing from the roof top owners. Our rights to the properties used for our solar power projects may be challenged by property owners or other third parties, in case of any disputes over the ownership or lease of the properties. It is critical to maintain our land use rights on the land parcels and access and use rights on the roof tops during the life cycle of solar power projects. In the event that the relevant lease agreement is determined to be null and void by competent authorities or our land use rights and access and use rights on roof tops are recouped by the government, our solar power projects may be forced to cease operation and our results of operation, financial condition will be materially adversely affected.

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The economics of a solar farm are affected by the money that solar farm owners receive from utility companies.

In China, a solar farm sells the power it generates to the electricity utility company at prices which are set by the Electricity Bureau, a government agency, at the beginning of the term of the power sales agreement between the owner and the utility company. The prices have been declining, and we cannot assure you that the price reductions will not continue or that price reductions will not increase substantially and make the ownership of a solar farm uneconomical. The cash flow that the owner receives from the utility company is critical in determining whether the project will be profitable to the owner. If the potential revenue stream is not sufficient to meet the owner’s return, taking into account the cost of the project, the cost of the land use rights and the other operating costs, the owner may be unwilling to develop a solar farm or it may be necessary for us to reduce our charges in order to generate the revenue, which could significantly reduce our gross margin on the project and could result in a negative gross margin. Decreases in the potential revenue stream may also significantly affect the terms on which we could provide maintenance services for a solar farm following its completion. Further, it is possible that the Electricity Bureau could set prices at a level which makes it uneconomical to operate a solar farm, in which event we would not be able to continue in this business. Although the rate is presently set for the duration of the contract with the utility company, we cannot assure you that the Chinese government would not change its policy and reduce the rate during the term of the agreement. We cannot assure you that we will be able to operate our EPC business or manage solar farms in China profitably, and our failure to operate profitably in China could materially impair our overall ability to operate profitably.

Changes in solar farm delivery schedules and order specifications may affect our revenue stream and gross margin.

Although we build solar farms pursuant to agreements with the customers, we may experience delays in scheduling and changes in the specification of the project. These changes may result from a number of factors, including a determination by the customer that the scope of the project needs to be changed. In the event of such changes, we may suffer a delay in the recognition of revenue from the projects and may increase our costs. In 2017, the project owner was unable to obtain sufficient land use rights for one of our EPC projects. As a result, changes were made to the project’s original specifications, and we incurred costs that we were not able to pass on to the customer, which affected our gross margin for the year ended December 31, 2018. We cannot assure you that our revenue and gross margin will not be affected by delays, changes in specifications or increased costs or that we will be able to recoup revenue lost as a result of the delays or changes. Further, if we cannot allocate our personnel to a different project, we will continue to incur expenses relating to the project, including labor and overhead. We cannot assure you that our income will not decline as a result of changes in customers’ orders or their requirements for their projects.

If we operate solar farms in China for our own account we will be subject to additional regulations.

Although we have no plans to own and operate solar farms for our own account during 2019, we may consider the possibility of owning and operating solar farms for our own account, either by direct ownership or by holding a majority equity interest in a company that owns solar farms. Unlike the solar systems that we sell in the United States, which are relatively small in scale and generally provide power for one home or building, the solar farms in China operate on a significantly larger scale. Thus, while a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms in China can generate between 30MW and 100MW of power. In the event that we operate solar farms for our own account, which would involve constructing the solar farm for our own account and selling the electricity either to end users or to the local utility company, we will be subject to significant additional regulation by the applicable Chinese authorities and we will require significant additional funding for such purpose. We do not plan to use any of the proceeds from this offering to construct solar farms for our own account. Prior to 2013, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to commercial customers pursuant to the power purchase agreement. These power purchase agreements, which cover a solar system designed for a local commercial user, are significantly different in size and scope from the solar farms in China.

Our quarterly revenues may be affected by weather conditions in certain provinces of China.

The construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The effects of climate change may increase severe adverse weather conditions. To the extent that we have EPC contracts for solar farms in the provinces affected by adverse seasonal weather, revenue generated during these months may sharply decrease. Because we account for revenue on our EPC contracts on a percentage of completion basis, we will not generate revenue from a project during months in which we are unable to work because of adverse weather. If we are not able to work on a project on a sustained basis, our ability to operate efficiently may be impaired which may result in reduced revenue, increased expenses and reduced gross margin.

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The results of our operations may vary significantly from quarter to quarter.

In our experience in the United States, consumers generally, and residential customers in particular, express interest in a solar energy system during March and April, when they are preparing their tax returns, and in July and August, when they experience high electricity charges from the local utility company. Since the selling cycle is typically three to four months, we generally install systems two to three months after the contract date, and we recognize revenue after the installation is complete and the user has received a permit to operate. If we cannot complete a sale to a customer when the customer expresses interest in a solar system, that potential customer may seek alternative sources. Factors which may cause our quarterly results to fluctuate include:

•	local weather and climate conditions and long-term projected climate developments, including the effects of climate change generally;

•	expiration, initiation or reduction of tax and other rebates and utility incentives;

•	our ability to complete installations in a timely manner;

•	our ability to process applications for financing;

•	our ability to expand our operations and the timing of any expansion;

•	changes in competitors’ pricing and financing policies and other changes in the competitive environment in the solar energy industry;

•	pricing policies of local electricity providers;

•	gas and oil prices; and

•	changes in customer demands for solar energy systems.

The results of our China operations may also vary significantly from quarter to quarter, since revenue from our China operations is dependent upon both the timing of contracts and the timing of our work on projects for which we have contracts. Revenue from our China operations is generated from a small number of contracts and a significant percentage of our China revenue has been derived from related parties. For the six months ended June 30, 2019, our China operations generated revenue of $2.0 million and we began EPC work on the Qingshuihe #3 project for a 10MW solar farm which was increased to a 10.5MW project . All of the revenue from the China segment for the six months ended June 30, 2019, was generated during the second quarter, as no revenue was generated in the first quarter. Changes in revenue and the results of operations from our China segment from quarter to quarter may have a negative effect on our net income and the market for and price of our common stock.

Because we are dependent on our senior executive officers, the loss of their services and our failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of two of our founders, our chief executive officer, David Hsu, and our executive vice president, chief strategy officer and treasurer, Ching Liu. Our operations in China are dependent upon Mr. Hsu and Bin Lu, who is the head of our China operations. Although we have employment agreements with Mr. Hsu and Ms. Liu and ZHTH has an employment agreement with Mr. Lu, the agreements with Mr. Hsu, Ms. Liu and Mr. Lu do not guarantee that they will continue to work for us. The loss of Mr. Hsu or Ms. Liu could affect our ability to operate profitably in both the United States and China and, depending upon the nature of the termination of their relationship, could result in substantial severance payments which we may have difficulty in funding. The loss of Mr. Lu could have a material adverse effect upon our ability to develop and operate our business in China. Because our senior management is based in the United States, our failure to develop senior management personnel in China may strain our management resources and make it difficult for our corporate management to monitor both our China operations and United States operations efficiently. Our failure to have qualified executive personnel in China who can operate in accordance with and implement our business plan and who understand and can comply with applicable United States and Chinese laws and regulations may impair our ability to generate revenue and operating income from our China operations, which could impair our overall operations and financial condition.

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In order to develop our business, we need to identify, hire and retain qualified sales, installation and other personnel.

To develop our business, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, including sales, installation and other employees and marketing and lending personnel for our financing activities. Identifying, recruiting and training qualified personnel requires significant time, expense and attention. If we are unable to hire, develop and retain qualified personnel or if our personnel are unable to achieve the desired level of productivity for a reasonable period of time, we may have difficulty in developing our business. Competition for qualified personnel in our industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems. We also compete with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, our cost of labor may increase. The unionization of our labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. In addition, we compete for a limited pool of technical and engineering resources in both the United States and China that requires us to pay wages that are competitive with relatively high regional standards for employees in these fields. We not only compete for highly qualified personnel, but we also face other companies seeking to hire our personnel, particularly our highly skilled personnel. If we cannot meet our hiring, retention and efficiency goals, we may be unable to complete our customers’ projects on time, in an acceptable manner, if at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, the increased cost may adversely impact our financial results and our ability to develop our business.

Although o ur employees in the United States are co- employed by a professional employer organization , we may be liable for the failure of the organization to comply with its obligations under applicable law .

We contract with a professional employer organization, or PEO, that administers our human resources, payroll and employee benefits functions for our United States employees . Although we recruit and select our personnel, our  United States employees are co-employed by the PEO and us. Pursuant to our agreement with the PEO, our United States personnel are compensated through the PEO, receive their W-2s from the PEO and are governed by the personnel policies of the PEO. This relationship permits management to focus on our operations rather than human resource administration, but this relationship also exposes us to some risks. Among other risks, if the PEO fails to adequately withhold or pay employer taxes or to comply with other laws, such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act or state and federal anti-discrimination laws , health and safety laws, sexual harassment law s and laws protecting the security of employee information , all of which are outside of our control, we would be liable for such violations, and the indemnification provisions of our agreement with the PEO, if applicable, may not be sufficient to insulate us from those liabilities. Court and administrative proceedings related to these matters could distract management from our business and cause us to incur significant expense. If we were held liable for violations by the PEO of applicable laws , such liability may adversely affect our business and the results of our operations and our cash flow .

Since we act as a general contractor in the United States, we face typical risks of a construction company.

We act as the licensed contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations. For our residential projects, we are the general contractor, construction manager and installer. For our commercial projects, we are the general contractor and construction manager, and we typically rely on some licensed subcontractors to support some of our solar panel installs. In either case we are responsible for the completion of the project and must take steps to make sure that we and our subcontractors comply with all applicable laws and regulations. We may be liable to customers for any damage we cause to their home or facility, or belongings or property during the installation of our systems. In addition, shortages of skilled labor for our commercial projects could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions we make as to the cost of such project, cost overruns, delays or other execution issues may impair our ability to generate the gross margins that we are seeking. In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of our energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority with jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Our financing activities are dependent upon the continued development of a market for solar systems as well as factors that affect the lending industry generally.

We generate revenue in the United States from the sale of both residential and commercial solar systems and from financing sales of systems sold by us. Our ability to generate financing revenue is dependent upon such factors as the market for solar systems generally, the creditworthiness of the borrowers and interest rates and loan terms available from banks and consumer lending institutions that compete vigorously for loans. We cannot assure you that we will be able to generate any significant revenue from new loans.

Our failure to adequately assess credit risks for financing the sale of our systems in the United States could impair our ability to operate profitably.

We provide financing to our customers through SolarMax Financial. The principal amount of our loan portfolio was $37.4 million at June 30, 2019, $35.6 million at December 31, 2018 and $33.6 million at December 31, 2017. For the six months ended June 30, 2019 and the year ended December 31, 2018, approximately 31% and 34% of our United States revenues and approximately 28% and 12% of our total revenues was generated from sales of solar energy systems subject to in-house financing. For the year ended December 31, 2017, approximately 18% of our United States revenues and approximately 7% of our total revenues was generated from sales of solar energy systems subject to in-house financing. We do not have significant experience with loans to customers to evaluate the effectiveness of our credit criteria. If we try to meet financing terms of competitors, we may have to reduce our financing criteria, which could increase the possibility of default by the customers. Residential customers could be more adversely impacted during economic slowdowns or recessions, which could affect their ability or willingness to pay us. Our failure to collect any significant portion of our customer loan receivables or the need to place a significant reserve against these receivables could materially impair our financial condition and the results of our operations. We cannot assure you that we will not incur significant losses on our customer loan portfolio.

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We may have difficulty in collecting in the event we have to foreclose on a customer loan.

Although we file UCC-1 financing statements in connection with our loans, we may have difficulty in generating any money in the event that we foreclose on a defaulting customer. The foreclosure process could be time-consuming and collection is uncertain, particularly if the customer seeks protection under applicable bankruptcy or insolvency laws. Additionally, any defects in the filing of the financing statements could impair the validity of our security interest. Unless the subsequent owner of the building on which the solar power system is located is willing to assume the obligations with respect to the system on terms acceptable to us, we would incur substantial costs in removing and reselling the system. Further, even if we are able to remove the system, the components may not be saleable at their book value, if at all. Our failure to collect the amount due under the customer loan agreements would materially impair our financial condition and the results of our operations.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of our energy efficiency business requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to federal or state OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Because we are dependent upon a limited number of suppliers for our products, problems with our suppliers could impair our ability to meet our obligations to our customers.

We have relied on two vendors to provide us with substantially all of our solar panels. We have a supply agreement with Sunspark, pursuant to which we agreed to purchase 150MW of solar panels for our operations over a three-year period at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $81.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum amount per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ended May 31, 2017 and the second year being the period ending December 31, 2018. Our purchase obligations through 2018 were suspended in their entirety (except to the extent that we made purchases pursuant to the agreement), and our purchase commitments for the year ended December 31, 2019, will be negotiated in good faith during 2019. In the event we have any quality, delivery or other problems with Sunspark or in the event that we are not otherwise able to purchase solar panels from Sunspark, it may be more difficult for us to find alternative suppliers, particularly those with whom we terminated relationships or significantly reduced purchases in order to meet our purchase requirements from Sunspark. If we fail to develop or maintain our relationships with these or our other suppliers, or if the suppliers are not able to meet our quality, quantity and delivery schedules, we may not be able to meet our delivery and installation schedules for our systems and we may be unable to enter into new contracts with potential customers, thus impairing our revenue base. Any increases in price would affect our ability to market our systems or generate acceptable gross margins. We cannot assure you that Sunspark will be able to meet our quality, quantity and delivery requirements or that we will be able to find alternate suppliers that can meet our quality, quantity, deliver and price requirement. The failure to find alternate suppliers could materially affect our ability to conduct our business. Further, since suppliers may have a limited operating history and limited financial resources, we may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to us. Although there are a number of suppliers or solar panels, we cannot assure you that we will be able to negotiate reasonable terms for the purchase of solar panels if Sunspark is unable to meet our quality, delivery and price requirements. Because we do not control the manufacture of key components for our systems, we are subject to our suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to us and to other customers. We cannot assure you that we will be able to purchase key components for our systems on acceptable terms, if at all, and the failure to obtain these components could materially impair our ability to generate revenue.

We have a distribution agreement with Li-Max Technology, Inc. pursuant to which Li-Max will be our sole supplier for the Flex Energy Storage System. Thus, our success with this product line will be dependent upon market acceptance of the Flex Energy Storage System, including Li-Max’ ability to redesign the product to qualify for energy storage incentives under the California Self-Generation Incentive Program, our ability to market and sell the system and the ability of Li-Max to deliver products meeting the necessary quality standards in a timely manner and at prices that enable us to market the product at an acceptable gross margin. Although we had modest sales of this product in 2018, we have ceased marketing this system until Li-Max has redesigned the equipment. We cannot assure you that Li-Max will successfully redesign this product, and, if Li-Max is not able to redesign this product, we cannot assure you that we will be able to obtain marketing rights to an energy storage system.

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The availability and price of silicon raw materials may affect our gross margins and profitability.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with our solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases our production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, we may experience late or non-delivery from suppliers and it may be necessary for us to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce our average selling prices and revenues.

Because we derive most of our United States revenue from sales of our solar energy systems in California, we depend on the economic and regulatory climate and weather and other conditions in California.

We currently derive most of our revenue from solar energy projects in the United States from California. This geographic concentration exposes us more to government regulations, economic conditions, weather conditions, earthquakes, mudslides, fire and other natural disasters, and changes affecting California than if we operated in more states.

Because we provide a production guarantee for some solar systems in California, we may incur additional costs if the output of our systems does not meet the required minimums.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system would generate a specified minimum amount of solar energy during a year. The agreements generally have a term specified in the contract, which is generally ten years. In our standard contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. Although our obligations under these agreements have not been significant through June 30, 2019, we cannot assure you that in the future any obligations we have under these agreements will not have a material adverse effect upon our revenue and the results of our operations. In 2017, certain of the systems that we installed for a leasing company failed to meet our production guarantees. As a result, we incurred unanticipated warranty costs of $354,000. Although we believe that the conditions relating to those installations were unique and that we have taken corrective action, we cannot assure you that we will not have unanticipated liability in the future for the failure of systems to comply with applicable production guarantees regardless of the cause of such failure.

We do not have effective internal controls over financial accounting and reporting which could constitute a material weakness, and, even if we establish controls, there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent a material weakness in our internal controls over financial reporting.

Prior to the date of this prospectus, we were a privately-owned company and not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company. We have not established effective internal controls over financial accounting and reporting, and we may be unable to establish effective internal controls. The failure to establish internal controls would leave us without the ability to properly recognize revenues and account for important transactions accurately, and to reliably assimilate and compile our financial information and significantly impair our ability to prevent error and detect fraud. Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and fraud. Since we currently have few accounting employees and little, if any, segregation of duties, we may not be able to establish adequate internal controls over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control. If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the common stock could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our common stock may not be able to remain listed on the NASDAQ Capital Market.

Our need to restate our audited financial statements reflects a material weakness in our internal controls over financial reporting.

During the preparation of our financial statements for the six months ended June 30, 2018, we reassessed our original probability assessment on the performance condition related to equity awards with vesting contingent upon an initial public offering. Based on our reassessment, the performance condition related to an initial public offering is determined to be outside our control and therefore the probability would be assessed as zero until an initial public offering event occurs. As a result, we reversed the previously recognized stock compensation expense related to equity awards with vesting contingent on an initial public offering event for the periods impacted. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the issuing company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Our warranty costs may exceed our warranty reserve.

We provide warranties to the clients of our EPC services for one year in China and to the purchasers of our solar systems for ten years in the United States. Although we generally pass the warranties from our equipment suppliers to the purchasers of the systems, we provide the warranty with respect to our installation and related services. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Our warranty expenses relating to systems with a production guarantee may be affected by significant changes in weather conditions which substantially reduce sun exposure. Significant warranty problems could impair our reputation which could result in lower revenue and a lower gross margin. In 2017, we incurred unanticipated increased warranty costs for $354,000 for systems we installed for a leasing company with which we no longer conduct business. Although we believe that the problems associated with the systems installed for the leasing company do not apply to our present solar systems, we cannot assure you that we will not incur unanticipated warranty costs in the future.

Because of the rapid development of solar panels and other components for solar systems, we may be subject to inventory obsolescence.

The solar industry has seen rapid technological development. We have an inventory of raw materials that include silicon wafers and other consumables and construction materials used in solar system installations. We evaluate our inventory on a quarterly basis for excess and obsolete inventory, based on assumptions as to market demand, market conditions and technological developments. We cannot assure you that we will not incur significant inventory write-offs resulting from obsolete inventory.

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If we seek to expand our business through acquisition we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

In 2013 and 2015, we acquired three companies, LED in the United States and ZHPV and ZHTH in China. In 2015, we incurred impairment losses in connection with the LED acquisition, resulting in impairment write-offs relating to the goodwill associated with the acquisition. There are significant risks associated with any acquisition program, including, but not limited to, the following:

•	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

•	If we identify an acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

•

The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

•

The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

•	Even if the business is successful, our two senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

•	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

•	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

•	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

•	Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

•	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets may not have the value we anticipated.

•

Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

•

To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

•	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and may not have adequate recourse against the seller.

•

We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain capital on reasonable terms may impair the value of the acquisition.

If any of these risks occur, our business, financial condition and prospects may be impaired.

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Risks Associated with Doing Business in China

Changes in the policies of the PRC government could have a significant impact on our operations in China and the profitability of our business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. Although the PRC government has stated that that economic development will follow the model of a market economy, the concept of a market economy in the PRC is different from the way a market economy is understood in the United States. While we believe that this trend toward a market economy, as understood by the PRC government, will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Further, the availability of credit in the PRC can have a major impact on the ability of companies to purchase or otherwise acquire capital assets. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Accordingly, we cannot assure you that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. The interpretation of some of these measures, including tax measures, is both complex and evolving and it may be difficult to ascertain, with any degree of certainty, whether we are in compliance. Our financial condition and results of operations may be adversely affected by the effects of government control over capital investments or changes in and interpretations of tax, currency and other regulations that are applicable to us.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our products.

Although the PRC economy has grown significantly in the past two decades, there is no assurance that this growth will continue and there have been recent periods of declining growth. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for projects such as ours. The Chinese economy in general, and the market for solar farms, in particular, may be adversely affected by the effects of reciprocal tariffs imposed by the United States on Chinese goods and by China on United States goods.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Because most of our revenue is generated in China, any political or trade controversies between the U.S. and China, whether or not directly related to our business, could adversely affect our business and the price of our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to inflation. Any adverse change in the terms on which we construct solar energy projects or sell electricity generated by our China operations may impair our ability to operate profitably in China. Factors such as rapid expansion and inflation have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

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The fluctuation of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China decided to implement further reform of the RMB exchange regime to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert the U.S. dollar we receive from any public offering of our common stock into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the RMB to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Our revenue from our China operations is denominated in RMB. Our China operations currently account for most of our revenue. Accordingly, restrictions on currency exchange may limit our ability to use earnings generated in China to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders in U.S. dollar. Under current PRC laws and regulations, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, RMB is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by the PRC State Administration of Foreign Exchange (“SAFE”). For example, foreign exchange transactions under our subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. SolarMax Shanghai and ZHPV have completed all necessary filing to qualify as a foreign investment enterprise according to the requirements of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

Our Chinese subsidiaries are subject to restrictions on making dividend and other payments to us.

Under the applicable requirements of PRC law, our PRC subsidiaries may only distribute dividends after making allowances to fund certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. Our statutory reserves were RMB 2,196,3 73 (approximately $319,854 ) at June 30, 2019, RMB 1,286,649 (approximately $187,078) at December 31, 2018. We had no statutory reserves at December 31, 2017. These reserves are not distributable as cash dividends.

In addition, if our PRC subsidiary or our affiliated entity in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving our competitors an advantage in securing permits or business or from government officials. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

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Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protection of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is continuing to evolve, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of our investors.

 The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, which means that it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to our PRC subsidiary and affiliated entity, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC subsidiaries, we may (i) make loans to our PRC subsidiaries although we have no plans to do so, (ii) make additional capital contributions to our PRC subsidiaries, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•	loans by us to our wholly-owned subsidiary in China, which is a foreign-invested enterprise, cannot exceed statutory limits and must be registered with SAFE, or its local counterparts;

•	loans by us to our affiliated PRC entities over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

•	capital contributions to our wholly-owned subsidiary must be approved by the Ministry of Commerce, known as MOFCOM, or its local counterparts.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in China. If we fail to receive such registrations or approvals, our ability to use capital raised and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

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A failure by the beneficial owners of our common stock who are PRC residents to comply with certain PRC foreign exchange regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Although we have been advised by PRC counsel that these regulations are not applicable to us since we are not a special purpose vehicle under Circular 37, we cannot assure you that SAFE will not reach a different conclusion. If we are subject to these regulations, the regulations may apply to our direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. If filings are required, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiary could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

Although we do not believe that our business in China is part of an industry with national security concerns, we cannot assure you that MOFCOM will not reach a different conclusion. If MOFCOM determines that we should have obtained its approval, we may be required to file for remedial approvals. There is no assurance that we would be able to obtain such approval from MOFCOM. We may also be subject to administrative fines or penalties by MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations.

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Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

The New Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the New EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” It is still unclear if the PRC tax authorities would determine that our China operations, which are owned by our subsidiary, SolarMax Hong Kong, should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiary and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our stockholders may be decreased as a result of the decrease in distributable profits. In addition, if we were to be considered a PRC “resident enterprise,” dividends we pay with respect to shares of our common stock and the gains realized from the transfer of shares of our common stock may be considered income derived from sources within the PRC and be subject to PRC withholding tax. This could have a material and adverse effect on the value of your investment in us and the price of shares of our common stock.

Our obligations under labor contract laws in China may adversely affect our results of operations.

 On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC which became effective on January 1, 2008 and was revised on December 28, 2012. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. In addition, it requires certain terminations be based on the mandatory requirement age. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Because we require a license to engage in the EPC business in China, any changes in the certification or qualification requirements could impair our ability to operate in China.

A specific license is required to engage in the EPC business in China. We currently hold the necessary licenses, including Construction Enterprise Qualification Certificate (“Qualification”) for Level III of General Contractor for Power Engineering Constructor which permits ZHPV to conduct business as a contractor in the power engineering construction business throughout the PRC. However, any changes in the requirements for obtaining and maintaining such licensure could impair our ability to retain our license which could preclude us from performing EPC services in China.

If we import polysilicon into China from the United States or South Korea, our gross margin may be impaired.

On July 18, 2013, MOFCOM announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for United States suppliers and 48.7% for South Korean suppliers. This decision was affirmed by MOFCOM in January 2014. Import tariffs and limitations imposed on foreign polysilicon suppliers may lead to price increases for products from Chinese domestic suppliers. Although we do not source any significant amount of our polysilicon from the United States or South Korea, if we import polysilicon from these countries our cost of revenue is likely to increase, and we may not be able to pass the increased cost to our customers, which would impair our gross margin.

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We may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.

The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. Our operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters. For example, the establishment of a solar power project is subject to the approval of the National Development and Reform Commission (“NDRC”) or its local branches, pursuant to the Administrative Provisions on Generation of Electricity by Renewable Energy Resources promulgated by the NDRC on January 5, 2006. Pursuant to the Provisions on the Administration of Electric Power Business Permit, which became effective on December 1, 2005 and were amended on May 30, 2015, certain solar power projects may be required to obtain the electric power business permits specifically for power generation from the State Electricity Regulatory Commission, known as SERC. Pursuant to the Interim Measures for the Administration of Solar Power Projects, promulgated by the National Energy Administration, known as the NEA, on August 29, 2013, solar power projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the competent national energy authority and is a pre-condition for connecting to the power grid. Pursuant to the Interim Measures for the Administration of Distributed Generation Projects, or the Distributed PV Interim Measures, promulgated by the NEA on November 18, 2013, distributed generation projects are subject to filings with the provincial or regional NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the competent national energy authority. Distributed Generation projects in the regional scale index of the year that are not completed or put into operation within two years from their respective filing date are cancelled and disqualified from receiving national subsidies. The Distributed PV Interim Measures also provide that the filing procedures should be simplified and the electric power business permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents may be waived. Detailed requirements of the filing are also subject to local regulations, and the effects of the Distributed PV Interim Measures on our business are yet to be evaluated. Pursuant to the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the PRC’s Ministry of Industry and Information Technology (“MIIT”) and, effective on March 25, 2015, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion photovoltaic (“PV”) production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products. It also requires companies to obtain pollution discharge permits.

Our failure to obtain or maintain any required approvals, permits, licenses or filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations. Any new government regulations pertaining to solar power projects may result in significant additional expenses to the development, construction and operation of solar power projects and, as a result, could cause a significant reduction in demand for our solar power projects and services. Currently, some of our project companies in the PRC have not obtained electric power business permits due to the delays in the governmental review or approval processes. Failure to secure such permits may lead to monetary damages, fines or even criminal penalties.

We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar power projects may materially adversely affect our business, financial condition and results of operations. We have been advised by our PRC counsel, that, based on their review of our operations materials, including our approved qualifications and PRC laws and regulations, our operations in the PRC, as presently conducted, comply in all material respects with applicable PRC laws and regulations.

Failure to comply with PRC regulations regarding the registration of share options held by our employees who are “domestic individuals” may subject such employee or us to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company are required, through qualified PRC agents, including the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

We and our employees, who qualify as “domestic individuals” and have been granted stock options, or the PRC optionees, will become subject to the Stock Incentive Plan Rules when we become an overseas listed company upon the completion of this offering. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of this offering and to update the registration on an on-going basis. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, we and our PRC optionees may be subject to fines and other legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law. In addition, the General Administration of Taxation has issued circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

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We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

We face uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors.

On February 3, 2015, the PRC’s State Administration of Taxation (“SAT”) issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer. SAT Notice No. 7 introduces a new tax regime and extends the SAT’s tax jurisdiction to capture transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferors and transferees as they are required to make self-assessments of whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

However, there is a lack of clear statutory interpretation, there are uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. We and other non-resident enterprises in our group may be subject to filing obligations or taxes if we and other non-resident enterprises in our group are transferors in such transactions and may be subject to withholding obligations if we and other non-resident enterprises in our group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in filing under the rules and notices. We may be required to expend costly resources to comply with SAT Notice No. 7, or to establish a case to be tax exempt under SAT Notice No. 7, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under and SAT Notice No. 7, our income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Risks Related to the Offering and our Common Stock

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering.

Prior to this offering, our common stock was not traded on any market. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price was negotiated between us and the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our common stock after this offering or any intrinsic value of our common stock. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

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The following factors, among others, could affect our stock price:

•	our operating and financial performance;

•	our working capital and working capital requirements;

•	the market’s perception of the viability of companies in the solar energy business;

•	the market’s perception of companies that have significant operations in China;

•

the market’s perception of the effect of proposed or implemented changes in government regulations and public utility company pricing policies in general and in the states in which we conduct business;

•	the market’s perception of the effect of any trade disputes between the United States and China on our China business ;

•	quarterly variations in the rate of growth of our financial indicators, such as net income (loss) per share, net income (loss) and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors, including consolidation of companies in the solar energy industry in the states in which we operate;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage by equity research analysts;

•	speculation in the press or investment community as to our company, the solar industry or companies with significant operations in China;

•	the failure of research analysts to cover our common stock;

•	sales of our common stock by us or the perception that such sales, including sales of shares issued pursuant to our equity incentive plans, may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance;

•	overall performance of the domestic and international equity markets ;

•	market performance of companies with significant operations in the PRC; and

•	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price and the trading volume of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

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An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile.

Since this offering is our initial public offering and there is no market for our common stock, we cannot predict the nature of the market for our common stock, and we cannot assure you that an active, liquid or orderly trading market for our common stock will develop. To the extent that an active market does not develop, you may have difficulty in selling any shares of our common stock which you purchase in this offering or in the open market. If there is no active, liquid or orderly market for our common stock, the reported bid and asked price at the time you seek to purchase or sell shares may not reflect the price at which you could either buy or sell shares of our common stock.

Our articles of incorporation and bylaws and our employment agreements with our senior executive officers, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors issues preferred stock, such issuance could make it more difficult for a third party to acquire us. Our employment agreements with our two senior executive officers provide that, in the event of a termination of employment by David Hsu, our chief executive officer, or Ching Liu, our executive vice president, chief strategy officer and treasurer, following a change of control, we are to pay them, upon termination, a lump sum payment equal to two times the highest annual compensation for the three years preceding the date of termination, multiplied by the number of years they have been employed by us. Their employment commenced in February 2008. In addition, some provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings;

•	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

•

establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Investors in this offering will experience immediate and substantial dilution of $3.97 per share.

Based on an initial public offering price of $4.00 per share, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $3.97 per share in the adjusted net tangible book value per share of common stock from the initial public offering price, and our net tangible book value as of June 30, 2019 after giving effect to this offering would be $0.03 per share. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased their shares as well as our accumulated deficit of approximately $57.0 million at June 30, 2019. See “Dilution.”

We have broad discretion in the use of the proceeds from this offering, and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

A portion of the net proceeds from this offering are expected to be used for general corporate purposes, including working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

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Provisions of our bylaws and Nevada law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Nevada law and of our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

•

requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;

•	requiring that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

•

requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;

•

requiring that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

•	establishing the board of directors as the sole entity to fill vacancies in the board, which lengthens the time needed to elect a new majority of the board;

•	establishing a two-thirds majority vote of the stockholders to remove a director or all directors, which lengthens the time needed to elect a new majority of the board;

•

providing that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors, which limits the ability of stockholders to amend our bylaws, including amendments to provisions in the bylaws that are described in this risk factor; and

•

establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

A portion of the compensation to our senior executive officers may not be deductible, which may increase our taxes

Section 162(m) of the Internal Revenue Code limits the deduction that public companies may take for annual compensation paid to its chief executive officer, chief financial officer and the three other most highly compensated officers, who are referred to as “covered employees.”  All compensation in excess of $1.0 million paid to a covered employee, including post termination compensation and death benefits, may be nondeductible for federal income tax purposes, with certain exceptions pursuant to certain contracts that were in effect on November 2, 2017.  In the event that the compensation we pay to any covered employee exceeds $1.0 million, such excess may not be deductible which, if our operations are profitable, could increase our income taxes and reduce our net income, which could negatively affect the price of our stock.

Because our bylaws limit the court in which you may bring an action against us, you may have difficulty enforcing any rights which you may claim.

Our bylaws provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in Riverside County, California, which is where our executive offices are located, which may inhibit or deter stockholders’ actions (i) on behalf of us, (ii) asserting claims of breach of fiduciary duty by officers or directors of us, or (iii) arising out of the Nevada Revised Statutes. Further, this exclusive forum provision may limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us and our officers and directors. This provision does not apply to claims brought under the Securities Act of 1933 or the Securities Exchange Act of 1934.

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Because we do not intend to pay dividends on our common stock, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. As a result, your only opportunity to achieve a return on your investment will be if you sell your common stock at a price greater than you paid for it. We cannot assure you that the price of our common stock that will prevail in the market will ever equal or exceed the price that you pay in this offering or in the open market.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

All of the 67,709,359 shares of common stock that are outstanding prior to this offering, which includes the 445,200 shares of common stock issued as restricted stock grants, which constitute approximately 94.4% of the outstanding shares of common stock, assuming the underwriters’ over-allotment option is not exercised, are eligible for sale pursuant to Rule 144 at various times commencing 90 days from the date of this prospectus, subject to limitations provided by Rule 144 and lock-up agreements which our officers, directors and certain of our stockholders, who hold approximately 85% of our common stock, have signed with the underwriters and which are subject to specific release provisions as well as a release from the lock-up restriction at the discretion of the underwriters. See “Shares Eligible for Future Sale.” In addition, to the extent that the limited partners of the partnerships that made loans of $55.5 million to our subsidiaries, accept our proposed refinancing of the loan made by the partnerships to our subsidiaries , we may issue a significant number of shares of common stock at a discount to the market price at the time of conversion. Both t he sale and the market’s reaction to the possible sale of such shares could have a material adverse impac t on the price of our common stock. Although the partnerships are related parties since the general partner is a related party, the limited partners are not related parties.

We intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under our equity incentive plan or pursuant to stock options no earlier than approximately six months from the date of this prospectus. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales, including sales by our existing stockholders pursuant to Rule 144, could occur, may adversely affect prevailing market prices of our common stock.

The managing underwriter may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

Our directors and executive officers and certain of our stockholders have entered into lock-up agreements with respect to their common stock, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part. ViewTrade Securities, Inc, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

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To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Because our directors and executive officers own approximately 36.3% of our outstanding common stock, they may be able to approve any action which requires stockholder approval.

Our directors and executive officers beneficially own approximately 36.3% of our outstanding common stock and, upon sale of the 4,000,000 shares offered hereby, will beneficially own approximately 34.3%. Our bylaws provide that one-third of the outstanding common stock constitutes a quorum for a meeting of stockholders. As a result, they may have the ability to elect all of our directors and to approve actions requiring stockholder approval as well as to prevent any action from being taken which they oppose even if such action would benefit stockholders.

Because a significant portion of the proceeds of this offering is allocated to working capital and other corporate purposes, we will have broad discretion in the application of these proceeds.

A significant portion of the proceeds is allocated to working capital and other corporate purposes. As a result, we will have broad discretion as to the specific use of the proceeds and, accordingly, you will be entrusting the proceeds of this offering to us with little information as to the manner in which we use the proceeds.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

•

Our ability to obtaining any financing we may require, including the refinancing of existing debt obligations, including notes issued in connection with the EB-5 program, to enable us to finance our customer’s purchase of solar systems and to finance any solar projects in China;

•	Our ability to enter into agreements for the construction and maintenance of solar farms in China;

•	Our dependence on a related party for revenue in our China segment and our ability to attract new clients solar projects in China;

•	The availability of tax incentives and other benefits sufficient to justify a customer’s purchase of a solar system;

•	The ability of the solar user to sell excess power to local utility companies on reasonable terms;

•	Assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product installations;

•	Assumptions relating to our ability to operate a public company;

•	Our ability to obtain contracts for solar systems in China;

•	The development of a market for residential and commercial photovoltaic systems, which are rooftop systems, in China and our ability to obtain contracts for these systems;

•	Our ability to install solar systems in China at costs which will enable us to operate profitably;

•	Our ability to engage and retain qualified executive and management personnel;

•	Our ability to implement an effective financing program for our products that enable us to generate revenue from customers who meet our credit criteria;

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•

Our ability to pay or finance our existing debt to related parties which matures commencing in 2019, of which $9.0 million is currently due, and the potential market impact of our proposed refinancing through the issuance of secured convertible notes ;

•	Our dependence upon a small number of key executive officers, principally our chief executive officer;

•	Competition with both local utility companies and other companies offering electricity service as well as other solar energy companies;

•	The effect of changes in climate and weather patterns in the areas we serve;

•	Delays in our ability to purchase solar panels and other raw materials for our systems;

•	The effect that changes of government regulations affecting fossil fuel and renewable energy and trade and tariff policies have on the solar power industry;

•	Our ability to engage and retain qualified executive and management personnel as we seek to expand our operations in the United States and China;

•	Our ability to reduce our costs and expenses;

•	Our ability to operate profitably;

•	The effect of prices of raw materials, including solar panels, and our ability to source raw materials at reasonable prices;

•	Our compliance with all applicable regulations;

•	Our ability to install systems in a timely manner;

•

Our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting, and our ability to produce timely and accurate financial statements or comply with applicable regulations;

•	Risks associated with this offering;

•

The effect of general economic and financial conditions in the United States, China and the rest of the world as well as the relationship between the United States and China, including trade disputes between the United States and China, which could adversely affect our operations;

•	Other factors which affect the solar energy industry in general; and

•	Other factors which affect companies with significant operations in China.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $14.3 million, assuming an initial public offering price of $4.00 per share and after deducting the underwriting discounts and commissions and the Representative’s non-accountable expense allowance of $1,144,000 and other offering expenses estimated at approximately $550,000.

We intend to use the proceeds of this offering for working capital and other corporate purposes. Funds for working capital and general corporate purposes include costs incurred in connection with the operation and development of our business in the United States and China, including executive compensation, and costs associated with our status as a public company and current loan obligations, including those to related parties. To the extent that we do not generate the funds from operations to pay short-term debt and to pay any money we owe to our senior executive officers and one other employee resulting from the transfer of a portion of their restricted shares to us, we may use the proceeds of this offering for such purposes.

There are $55.5 million loans made by related party partnerships to our subsidiaries, which have a term of four years and may be extended until the petitions for permanent residency filed by the limited partners of the partnerships that made the loan to us have been granted. The limited partners are not related partners. The loans have a term of four years and may be extended as necessary to meet the applicable federal immigration visa requirements. As of October 15, 2019, limited partners who account for loans of $9.0 million have had their petitions approved, which may trigger the maturity of the loans made from their capital contributions. We cannot predict when or whether the petitions of other limited partners will be granted. We propose to refinance the debt by issuing to the limited partners the 4% secured convertible notes due five years from the date of issuance. We cannot assure you that the limited partners will accept our refinancing proposal or that the loans made from the capital contributions of other limited partners will not become due in 2019 if their petitions for permanent residency are granted. If our refinancing proposal is not accepted by the limited partners and if a significant principal amount of loans becomes due, all or a significant portion of the proceeds may be used to pay these loans.

We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock solely to cover over-allotments of shares in this offering. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term interest-bearing deposits and securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Each of our PRC subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that the PRC will require its available cash for the development of its business.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019:

•	on an actual basis; and

•

as adjusted for the 445,200 shares of common stock issued as restricted stock which are not considered outstanding at June 30, 2019 and the sale of 4,000,000 shares of common stock in this offering at an assumed initial offering price of $4.00 per share and our receipt of the estimated $14,306,000 net proceeds of this offering.

You should read the following table in conjunction with “Prospectus Summary - Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	June 30, 2019
		As
	Actual	Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$12,881	$27,187
Long-term debt, related parties*	55,500	55,500
Long-term debt, other*	9,375	9,375
Total long-term debt	64,875	64,875
Stockholders’ equity:
Common stock	69	73
Additional paid-in capital	55,899	71,525
Less, treasury stock, at cost	(1,800)	(1,800)
Accumulated deficit	(57,017)	(58,342)
Accumulated other comprehensive loss	(1,182)	(1,182)
Stockholders’ equity attributable to SolarMax Technology, Inc.	(4,031)	10,274
Non-controlling interest	(188)	(188)
Total stockholders’ equity	(4,219)	10,086
Total capitalization	$60,656	$74,961

_________

*	Includes short-term maturities of long-term debt amounting to $29,000 for long-term debt, related parties, and $9,162 with respect to long-term debt, other.

The information presented above assumes no exercise by the underwriters of their over-allotment option and is based on the number of shares of our common stock outstanding as of June 30, 2019. The table does not reflect shares of common stock reserved for issuance under our 2016 Long-Term Incentive Plan or outstanding options.

On March 23, 2019, the board of directors:

•

Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to the restricted shares, which date has been extended to September 30, 2019 by the board of directors with respect to 445,200 shares held by current employees and consultants, with 25,200 shares held by former employees having been forfeited and cancelled;

•	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

•	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share so exchanged and (b) transfer to us 50% of their restricted shares for $0.60 per share;

•	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share to employees;

All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

The holders of 1,656,480 restricted shares exchanged their restricted shares for options to purchase 3,510,083 shares of common stock; Mr. Hsu, Ms. Liu and one other employee exchanged 2,142,000 of their restricted shares for options to purchase 4,538,898 shares of common stock and transferred 2,142,000 shares to us for cash payments of $1,275,000 which we plan to pay during 2019, and 445,200 restricted shares remain outstanding.

As a result of the completion of this offering, the forfeiture condition relating to the 445,200 shares of common stock held by key employees and consultants will terminate.

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DILUTION

Purchasers of the common stock issued pursuant to this offering will experience immediate and substantial dilution in the net tangible book value per share of the common stock for accounting purposes. At June 30, 2019, we had a negative net tangible book value of $12.0 million, or $(0.18) per share of common stock. Net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of shares of common stock that were outstanding on June 30, 2019. After giving effect to the sale of the shares in this offering (after deducting estimated underwriting discounts and commissions and estimated offering expenses) and the vesting of 445,200 shares granted in October 2016 as restricted stock grants, our pro forma net tangible book value as of June 30, 2019 was approximately $2.3 million, or $0.03 per share. This represents an immediate increase in the net tangible book value of $0.21 per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $3.97 per share:

Assumed initial public offering price per share		$4.00
Net tangible book value per share as of June 30, 2019	$(0.18)
Increase per share attributable to new investors in the offering and the vesting of restricted stock grants	0.21
Pro forma net tangible book value per share		0.03
Dilution to new investors in this offering (1)		3.97

The following table summarizes the total number of shares of common stock (i) owned by existing stockholders, representing 67,264,159 outstanding shares as of the date of this prospectus plus 445,200 shares granted in October 2016 as restricted stock grants for which no cash consideration was paid and which are not treated as outstanding shares, and (ii) owned by purchasers in this offering, and in each case, the total consideration paid.

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders[1]	67,709,359	94.4%	$51,532,660	76.3%	$0.76
New investors	4,000,000	5.6%	$16,000,000	23.7%	$4.00
Total	71,709,359	100.0%	$67,532,660	100.0%	$0.94

________

[1]	The consideration paid by stockholders who received their shares pursuant to an acquisition agreement is equal to the value of the common stock issued.

The shares held by existing stockholders exclude 11,699,621 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options issued prior to the adoption of the plan.

If the underwriters’ over-allotment option is exercised in full, the number of shares held by new investors will be increased to 4,600,000 shares, or approximately 6.4% of the total number of shares of common stock outstanding.

To the extent that any outstanding options are exercised or we grant new options, warrants, stock grants or other equity based incentives, there will be further dilution to purchasers of common stock in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” included elsewhere in this prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Overview

We are an integrated solar energy company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•

Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, residential and commercial photovoltaic systems, which are rooftop systems, in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects, although we do not presently have any operation and maintenance contracts;

•	Selling and installing integrated photovoltaic systems for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through existing operating leases and power purchase agreements, and (iv) sales of LED systems.

Our China operations consist of identifying and procuring solar farm projects for resale to third parties and performing EPC services for solar farm projects and, to a significantly lesser extent, the operation and maintenance of solar farm projects and sales and installation of residential and commercial photovoltaic systems. Our business in China is conducted through our subsidiaries, ZHTH and ZHPV, which we acquired in April 2015, and their subsidiaries. Through June 30, 2019, the principal activities of our China operations consisted of:

•	identifying, procuring and selling solar farm projects to subsidiaries of a related party that hold permits to solar farm projects;

•	performing EPC services pursuant to solar farm project EPC contracts; and

•	performing operation and maintenance services on the two completed solar farm projects totaling 113.6MW pursuant to agreements which were terminated during 2018.

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On April 28, 2015, we acquired the ownership of ZHTH, through a share exchange agreement among us, SolarMax Shanghai, and the equity owners of ZHTH. Also, on April 28, 2015, we acquired the ownership of ZHPV through a share exchange agreement among us and the holders of the stock of Accumulate, which, through Accumulate Hong Kong, owned ZHPV. We own all of the stock of Accumulate, which, in turn, through its wholly-owned subsidiary, Accumulate Hong Kong, owns all of the stock of ZHPV. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms including reducing the total consideration retroactively to the original acquisition date of April 28, 2015.

In 2014, prior to our acquisition of ZHTH and ZHPV, ZHTH developed one project in the Ningxia province of the PRC (30MW) and two projects in the Shandong province of the PRC (15MW and 25MW). ZHPV obtained the EPC contract for both the Ningxia and Shandong project and completed the projects in 2014. Neither ZHTH nor ZHPV generated any significant revenue during 2015 prior to our acquisition. When we acquired ZHTH in April 2015, ZHTH had a permit backlog, which we valued at approximately $1.3 million and which represented a total of 130MW of contract backlog. The permit backlog is an intangible asset that we amortized proportionately with our cash flows generated from this permit backlog through December 31, 2017. At December 31, 2017, the permit backlog was fully amortized.

Our business in China is conducted through two principal subsidiaries, ZHTH and ZHPV, and their subsidiaries. ZHTH is engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. After we acquire the permits for a solar project through a project subsidiary and obtain a contract for the sale of the project, ZHPV builds the projects pursuant to an EPC contract. The subsidiary that owns the equity in the project subsidiary transfers the equity in the project subsidiary to the project owner. The project owner then engages ZHPV to perform the EPC services for the solar farm. We seek to obtain a further contract to operate and maintain the system after the solar farm project is completed. The operation and maintenance services are performed by ZHPV and its subsidiaries. Unlike systems in the United States, which are installations for residential and small business users, the projects in China are solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed. We have commenced the installation of residential and commercial systems in China, although revenue from such business has not been significant.

ZHPV also performs EPC services on a contract basis for solar farm owners who obtained their permits independently of us.

During the six months ended June 30, 2019 and 2018, our revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted for $18.2 million, or 85.4% of revenue, for the six months ended June 30, 2019 and $12.2 million, or 27.1% of revenue, for the six months ended June 30, 2018. Financing revenue, which includes principally interest revenue from loans to purchasers of our solar systems, accounted for $988,000 , or 4.6%, of revenue for the six months ended June 30, 2019 and $882,000, or 2.0%, of revenue for the six months ended June 30, 2018. During the six months ended June 30, 2019, we began EPC work on the Qingshuihe #3 project for a 10MW solar farm for a subsidiary of AMD, which was increased to a 10.5MW project. We did not generate any revenue from our China operations during the three months ended March 31, 2019 because we did not have any solar farm projects under construction during the period, and our two O&M contracts were terminated by the customers during 2018, prior to their expiration dates.

During the years ended December 31, 2018 and 2017, our revenue in the United States was derived primarily from the sale of solar systems, principally residential sales, which accounted for $28.5 million, or 31.7% of revenue, for 2018 and $27.3 million, or 30.7% of revenue, for 2017. Financing revenue, which includes principally interest revenue from loans to purchasers of our solar systems, accounted for $1,748,000, or 1.9%, of revenue for the year ended December 31, 2018 and $1,961,000, or 2.2%, of revenue for the year ended December 31, 2017.

We acquired ZHPV and ZHTH in April 2015, and we first generated revenue from our China operations in 2016. To date, most of the revenue from our China segment was generated by EPC services for related parties. During the six months ended June 30, 2019, our China segment generated revenue of $2.0 million , or 9.4% of total revenue , all of which was generated during the second quarter . In the six months ended June 30, 2018, our China segment generated revenue of $31.3 million, or 69 % of total revenue. In 2018 and 2017, our EPC operations generated revenues of $58.4 million, or 65.0% of revenue, and $54.5 million, or 61.3% of revenues, respectively. During 2018, $30.6 million, or 34.0% of our EPC revenue, was generated from solar farm projects with subsidiaries of AMD, a related party, compared to $53.9 million, or 60.6%, in 2017. AMD, a publicly-traded company in China, is one of our principal stockholders and its chairman and chief executive officer is one of our directors. We recognized our revenues in China on the EPC services using the percentage of completion method based on the percentage of actual costs incurred to total budgeted costs. Revenue from AMD and its subsidiaries accounted for 53.0% or the revenues from our China segment for the year ended December 31, 2018 and 99.7% of such revenues for the year ended December 31, 2017.

We had a consolidated net loss of $6.1 million in the six months ended June 30, 2019 and $7.0 million in the six months ended June 30, 2018 and generated cash flows from operations of $972,000 in the six months ended June 30, 2019 and used $11.3 million in operations in the six months ended June 30, 2018. Our China operations had a net loss of $1.2 million in the six months ended June 30, 2019 and net income of $88,000 in the six months ended June 30, 2018.

Our net loss for the six months ended June 30, 2019 reflected non-cash charges of $1.9 million , consisting primarily of stock compensation expense of $261,000 , $883,000 of provisions for bad debt, loan losses, inventories and warranty, $45,000 of depreciation and amortization expense, $261,000 of equity in losses of unconsolidated joint ventures and $334,000 of other non-cash charges.

We had a consolidated net loss of $14.7 million in the year ended December 31, 2018 and $12.1 million in the year ended December 31, 2017 and used cash flows from operations of $14.9 million in the year ended December 31, 2018 and $5.5 million in the year ended December 31, 2017. Our China operations had net income of $349,000 in the year ended December 31, 2018 and net income of $415,000 in the year ended December 31, 2017.

Our net loss for the year ended December 31, 2018 included the impact of non-cash charges of $6.1 million, consisting of stock compensation expense of $222,000 related to grants of stock options, $549,000 of asset impairment losses related to our long-lived solar assets, $2.1 million of provisions for bad debt, loan losses, inventories and warranty, $619,000 of depreciation expense and $2.0 million of exchange loss related to our original investments into our PRC operations.

We entered into a supply agreement with Sunspark pursuant to which we agreed to purchase 150MW of solar panels over a three-year period beginning June 2016 at a price to be negotiated, but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $81.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates a 30MW minimum supply commitment per year, which will cost approximately $16.8 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ended May 31, 2017. In April 2017, our China operations made purchases of 50MW under this commitment for RMB 160.125 million (approximately $23 million), which was used for our second solar farm project, Guizhou Pu’an, and which satisfied our first year commitment. The period for our purchases in the second year was orally extended to December 31, 2018.  Pursuant to a letter agreement dated March 13, 2019 between us and Sunspark, our purchase obligations through 2018 were suspended in their entirety (except to the extent that we made purchases pursuant to the agreement), and our purchase commitments for 2019, which will be the year ended December 31, 2019, will be negotiated in good faith during 2019.

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ZHTH, acquired, through project subsidiaries, the rights to construct solar farms in Guizhou, China which we refer to as Guizhou Qingshuihe and Guizhou Pu’an. Guizhou is one of the southern provinces in China. Because of Chinese regulations relating to permits for solar farms, we obtain a permit for a solar farm in the name of a project subsidiary and we transfer the equity in the subsidiary to the buyer of the solar farm project. The sale of equity in the project subsidiaries is generally based on the net assets of the entity and does not produce significant gains or losses. The sales price for the project subsidiary is not included in our revenue because the sale is treated as a sale of an asset. We recognize any gain or loss as other income.

In February 2016, ZHPV signed an agreement with an AMD subsidiary pursuant to which this subsidiary engaged ZHPV to perform the EPC services for its Guizhou Qingshuihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, inclusive of value added taxes, or VAT, was approximately RMB 518.0 million (approximately $80.0 million). Due to the limitation of available land, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million). The Guizhou Qingshuihe solar farm project was completed during 2017. We recognize revenue on our EPC services on the percentage of completion basis. Our gross prices include value added taxes, known as VAT. Although we do not include VAT as either revenues or cost of revenues, the contract prices to our customers in the PRC include VAT and, accordingly, the prices in this prospectus include VAT.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China. This contract is supplemental to the February 2016 EPC contract described in preceding paragraph and was increased to a 10.5MW project. The contract price for the 10.5MW supplemental contract excluding VAT is RMB 31.0 million (approximately $4.6 million). Construction work on this project began in May 2019.

In September 2016, ZHPV executed an EPC contract with another subsidiary of AMD for a second 50MW solar farm project in Guizhou, China, which is referred to as Guizhou Pu’an. The contract price was originally RMB 322.5 million (approximately $49.0 million) and was reduced in February 2017 to RMB 312.5 million (approximately $47.0 million). In September 2017, a change order was entered into to increase the size of the project by another 5MW for a total of 55MW. We commenced construction of this project in December 2016. The Guizhou Pu’an solar farm project was completed in 2017.

In November 2016, ZHPV executed an EPC contract with Xin Huang Duong Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations in 11 villages in Xin Huang Dong Minority autonomous county. The total system size for the 11 sites is 660 kilowatts with a contract value of RMB 5.1 million (approximately $750,000). The retainage for the five-year construction warranty would be 10% or RMB 0.5 million, with 20% to be released at the end of each the first five years. Because of its small size and short construction period, this contract is accounted for under the completed contract method and we completed the project in 2018.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total value, excluding VAT, for the 35MW project was approximately RMB 202.3 million (approximately $30.6 million), or $0.87 per watt. Construction work on the project started in January 2018. The project was completed during 2018.

In August 2018, ZHPV entered into a contract with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT of RMB 179.2 million (approximately $27.0 million), or $0.63 per watt. Construction work on this project, which we refer to as the Meili Cloud project, started in August 2018 and was completed during 2018.

On June 24, 2019, we were awarded a contract for a $3.8 million project from a California municipality to provide 3,000 units of LED Luminaires products to be used in its street light conversion project. As of the date of this prospectus, the contract has not been issued by the municipality.

In July 2019, we, through our PRC subsidiaries, entered into an agreement with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which we agreed to sell the ownership and control of 70% of our project subsidiary that, when completed, will own the 70MW solar farm project in Guizhou Yilong Xinqiao (the “Yilong #2 Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest one year after the project is completed and operational. We began construction of the Yilong #2 Project in August 2019 using the bank financing guaranteed by SPIC. The total selling price of the project including VAT with 100% ownership at completion is expected to be RMB 287.0 million (approximately $40.5 million). The construction is expected to be completed by December 31, 2019 and the sale of 70% ownership to occur in early 2020.

In July 2019, we, through our PRC subsidiaries, entered into another agreement with SPIC, pursuant to which we agreed to sell the ownership and control of 70% of our project subsidiary that, when completed, will own the 35.5MW solar farm project in Guizhou Xingren (the “Xingren Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest one year after the project is completed and operational. We began the construction of the Xingren Project in August 2019 using the bank financing guaranteed by SPIC. The total selling price of the project including VAT with 100% ownership at completion is expected to be RMB 143.5 million (approximately $20.3 million). The construction is expected to be completed by December 31, 2019 and the sale of 70% ownership to occur in early 2020.

On September 29, 2019, our PRC subsidiary, SolarMax Technology (Shanghai) Co., Ltd., entered into a loan agreement with an un related individual who lent the subsidiary RMB 5.0 million (approxi mately $700,000) for interim financing on Yilong #2 Project and Xingren Project pending the completion of long-term financing for these projects. The interest rate is fixed at 10% per year and the loan principal and all interest is due on December 31, 2019.

We purchased solar panels from AMD for certain of our solar farm projects.  The amount due to AMD was RMB 52.6 million (approx imately $7.7 million) at June 30, 2019 and is included in accounts payable. The amount due to AMD was RMB 116.6 million at December 31, 2018 (approximately $16 . 9 million) and is included in accounts payable. Pursuant to offset agreements dated June 21, 2019 with AMD, we partially satisfied our obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 25.4 million (approximately $3.7 million) due to us from the AMD subsidiary on the Qingshuihe #1 and #2, and Pu ’ an projects and RMB 8.55 million (approximately $1.2 million) of the partial balance of the unpaid project receivable due to us from the AMD subsidiary on the Qinghuihe #3 project.

Although our business plan contemplates positive cash flows in our United States segment, we cannot assure you that we will generate positive cash flow from our United States segment or that any cash flow we may generate, together with our available credit facilities and the proceeds of this offering will be sufficient to enable us to meet either our debt service requirement, including debt due to related parties, or our agreement with Sunspark. We are continuing to explore alternatives for additional sources of financing to fund our United States operations including secured borrowing facilities from a bank in the PRC, disposing of a portion of our loan portfolio to financial institutions based in the United States and obtaining additional funding through investors under federal EB-5 immigration programs. We cannot assure you that positive cash flows will be achieved or that alternative sources of financing will be available to us if and when needed and under favorable terms, if any.

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On July 29, 2016, we entered into a distribution agreement with Li-Max with an effective date of June 9, 2016. The agreement has a five-year term during which we will act as the exclusive worldwide (except for Asia) distributor of Li-Max Energy Storage System. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six month period, Li-Max can require us to purchase the shortfall within 60 days. If we do not meet this commitment Li-Max has the right to terminate the agreement. The agreement provides for a ten-year warranty from Li-Max on products we purchase from Li-Max. Subsequent to execution of the distribution agreement, Li-Max recognized the need to redesign its energy system in order for the system to qualify for the California home battery rebate. On October 8, 2018, we and Li-Max signed a letter agreement amending the distribution agreement to extend the commencement date of the 60-day period to the date Li-Max completes the redesign of the system to meet the additional requirements, as defined in the letter agreement. Accordingly, as of June 30, 2019, December 31, 2018 and 2017, we were not subject to any minimum purchase requirements under this distribution agreement.

On October 7, 2016, our board of directors adopted, and in November 2016, our stockholders approved, the 2016 Long-Term Incentive Plan pursuant to which a total of 10,920,000 shares may be issued pursuant to various equity-based incentives, including non-qualified stock options, incentive stock options and restricted stock grants. The board of directors granted restricted stock grants covering 6,410,880 shares of common stock, which will become non-forfeitable six months after the date of this prospectus. The board of directors also authorized the grant of options to purchase a total of 3,822,840 shares of common stock at an exercise price of $2.98 per share. The value of the restricted stock and the options is reflected as a non-cash compensation expense.

On March 23, 2019, the board of directors:

•

Extended to April 30, 2019 the date by which a public stock event must occur, failing which a forfeiture would occur with respect to the restricted shares, which date was subsequently extended to June 30, 2019 and then to September 30, 2019 with respect to 445,200 shares held by current employees and consultants, with 25,200 shares held by former employees having been forfeited and cancelled;

•	Granted to the holders of 1,992,480 restricted shares the right to exchange each of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

•

Granted to the chief executive officer, the executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to us 50% of their restricted shares for $0.60 per share;

•	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share to employees;

•	Increased the number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

As a result of employment agreements with our senior management and the grant of options and restricted stock grants pursuant to our 2016 Long-Term Incentive Plan, as well as the costs associated with our proposed initial public offering, our general and administrative expense increased in 2017 and will continue to increase. For 2017, our chief executive officer and our executive vice president, chief strategy officer and treasurer received base salaries of $1.16 million and cash and stock bonuses totaling $878,000. For 2018, they received salaries totaling $1.19 million and cash and stock bonuses of $898,279. In addition, in 2016, these two officers received a total of 3,948,000 shares of common stock as restricted stock grants pursuant to our 2016 Long-Term Incentive Plan. These shares, which were valued at $11,750,000, were subject to forfeiture provisions. In March 2019, the board of directors granted our chief executive officer and our executive vice president and our chief strategy officer and treasurer the right to exchange 1,974,000 of their restricted shares for options to purchase 4,182,906 shares of common stock and transfer the remaining 1,974,000 shares for $1,175,000, to be paid in cash prior to December 15, 2019. Pursuant to their employment agreements, we are paying our chief executive officer and our executive vice president, chief strategy officer and treasurer salaries in the total amount of $1.2 million for 2019. These employment agreements provide for a salary increases of at least 3% annually, commencing in 2018. In addition, they are to receive an annual bonus based upon a percentage of revenue in excess of $30 million, which range from a total of $450,000 for revenue between $30 million and $50 million, to a total of 1.9% of revenue if our revenue is at least $300 million.

Our United States operations are continuing to operate at a loss resulting from the decrease in both gross profit and gross margin from solar systems in the United States, as well as the increase in corporate overhead incurred including executive compensation pursuant to the employment agreements with our two senior executive officers that is allocated to our United States segment.

Stock Distribution

On April 25, 2019, we effected a 1.68-for-one stock distribution pursuant to which we issued 0.68 share of common stock with respect to each share outstanding on April 25, 2019. All share and per share information in this prospectus retroactively reflects the stock distribution.

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Results of Operations

The following tables set forth information relating to our operating results for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 (dollars in thousands) and as a percentage of revenue:

	Six Months Ended June 30
	2019		2018
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	18,244	85.4%	12,202	27.1%
LED sales (US)	132	0.6%	669	1.5%
Financing (US)	988	4.6%	882	2.0%
Solar farm EPC (China)	2,004	9.4%	30,992	68.8%
Solar farm O&M and other (China)	-	0.0%	312	0.6%
Total revenues	21,368	100.0%	45,057	100.0%
Cost of revenue:
Solar energy sales	14,685	68.7%	10,439	23.2%
LED sales	172	0.9%	448	0.9%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	1,682	7.9%	29,200	64.8%
Solar farm O&M and other (China)	-	0.0%	86	0.2%
Total cost of revenues	16,539	77.5%	40,173	89.1%
Gross profit	4,829	22.5%	4,884	10.9%
Operating expenses:
Sales and marketing (US)	1,097	5.1%	1,349	3.0%
Sales and marketing (China)	282	1.3%	427	0.9%
General and administrative (US)	7,179	33.6%	6,573	14.6%
General and administrative (China)	1,194	5.6%	1,091	2.4%
Impairment	-	0.0%	548	1.2%
Total operating expenses	9,752	45.6%	9,988	22.1%

Income (loss) from operations (US)	(3,769)	-17.7%	(5,604)	-12.3%
Income (loss) from operations (China)	(1,154)	-5.4%	500	1.1%
Equity in income (loss) from unconsolidated ventures	(261)	-1.2%	(280)	-0.6%
Interest (expenses), net	(936)	-4.4%	(748)	-1.7%
Other income (expenses), net	130	0.6%	(296)	-0.7%
Income (loss) before income taxes	(5,990)	-28.1%	(6,428)	-14.2%
Income tax benefit (provision)	(151)	-0.7%	(531)	-1.2%
Net loss	(6,141)	-28.8%	(6,959)	-15.4%
Net income (loss) attributable to noncontrolling interests	(46)	-0.2%	(50)	-0.1%
Net income (loss) attributable to stockholders	(6,095)	-28.6%	(6,909)	-15.3%
Currency translation adjustment	29	0.1%	(364)	-0.8%
Comprehensive income (loss) attributable to stockholders	(6,066)	-28.5%	(7,273)	-16.1%
Net income (loss) per share attributable to common stockholders:
Basic	(0.09)		(0.11)
Diluted	(0.09)		(0.11)
Weighted average shares outstanding:
Basic	67,107,870		65,430,676
Diluted	67,107,870		65,430,676

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	Year Ended December 31,
	2018		2017
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	28,515	31.7%	27,346	30.7%
LED sales (US)	857	1.0%	4,506	5.1%
Financing (US)	1,748	1.9%	1,961	2.2%
Solar farm EPC (China)	58,369	65.0%	54,517	61.3%
Solar farm O&M and other (China)	339	0.4%	600	0.7%
Total revenues	89,828	100.0%	88,930	100.0%
Cost of revenue:
Solar energy sales	25,374	28.2%	22,218	25.0%
LED sales	725	0.8%	5,024	5.6%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	53,701	59.8%	50,843	57.2%
Solar farm O&M and other (China)	777	0.9%	263	0.3%
Total cost of revenues	80,577	89.7%	78,348	88.1%
Gross profit	9,251	10.3%	10,582	11.9%

Operating expenses:
Sales and marketing (US)	2,684	3.0%	2,303	2.6%
Sales and marketing (China)	682	0.8%	1,019	1.1%
General and administrative (US)	13,309	14.8%	12,865	14.5%
General and administrative (China)	3,526	3.9%	2,612	2.9%
Impairment	549	0.6%	605	0.7%
Total operating expenses	20,750	23.1%	19,404	21.8%

(Loss) from operations (US)	(11,521)	-12.8%	(9,202)	-10.3%
Income from operations (China)	22	0.0%	380	0.4%
Equity in (loss) from unconsolidated ventures	(495)	-0.6%	(1,277)	-1.4%
Interest (expense), net	(1,512)	-1.7%	(1,403)	-1.6%
Other income (expense), net	(1,205)	-1.3%	503	0.6%
(Loss) before income taxes	(14,711)	-16.4%	(10,999)	-12.4%
Income tax benefit (provision)	6	0.0%	(1,075)	-1.2%
Net loss	(14,705)	-16.4%	(12,074)	-13.6%
Net (loss) attributable to non-controlling interests	(107)	-0.1%	(140)	-0.2%
Net (loss) attributable to stockholders	(14,598)	-16.3%	(11,934)	-13.4%
Currency translation adjustment	(627)	-0.7%	680	0.8%
Comprehensive (loss) attributable to stockholders	(15,225)	-17.0%	(11,254)	-12.6%

47

Six Months Ended June 30, 2019 and 2018

Revenues

Revenues for the six months ended June 30, 2019 were $21.4 million, a decrease of $23.4 million or 53%, from $45.1 million in the six months ended June 30, 2018. The decrease resulted primarily from a $29.3 million decrease in solar farm revenue from EPC and O&M, and a $536,000 decrease in LED revenues, partially offset by an increase in solar energy system sales in the United States of $6.0 million. In the United States segment, revenue increased $5.6 million or 41% to $19.4 million in the six months ended June 30, 2019 from $13.8 million in the prior period. During the six months ended June 30, 2019, our largest customer was Paramount Equity Mortgage, Inc., d/b/a Loanpal (“Loanpal”), which accounted for revenues of $6.7 million, or approximately 31% of revenues. We have a storage financing program agreement dated April 3, 2018, with Loanpal, pursuant to which Loanpal provides financing to our customers who meet Loanpal’s credit criteria. We sell the systems to our customers, and Loanpal pays us the purchase price, less a program fee. We did not generate any revenue from Loanpal during the six months ended June 30, 2018. We deployed 5.5MW on 732 completed systems during the six months ended June 30, 2019, compared with 3.8MW on 553 systems in the comparative prior period, an increase of 45% as a result of our continued effort to improve sales through different marketing programs and our effort to grow our commercial solar energy system sales. During the six months ended June 30, 2019, the revenues from our commercial solar energy system sales were $796,000, comprising three completed systems of 0.3MW, compared to no revenues from our commercial solar energy system sales in the prior period. On average, solar revenue per watt was $3.29 in the six months ended June 30, 2019, a 3.1% increase from $3.19 in the comparable period of 2018, primarily as a result of an improved mix of sales to Loanpal of products that carry a higher price point. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. Our LED revenue decreased by $536,000, or 80%, to $132,000 for the six months ended June 30, 2019 from $669,000 in the comparable prior period. The revenue trend from our LED business is not as consistent as our solar business and revenue tends to fluctuate period to period. Our revenue for the six months ended June 30, 2019 and 2018 includes finance-related revenues of $988,000 and $882,000, respectively.

On June 24, 2019, we were informed we were awarded an LED contract for a $3.8 million project from a California municipality to provide 3,000 units of LED luminaires products to be used in its street light conversion project, although the municipality has the right to cancel all or part of the order prior to delivery. On July 16, 2019, we received the purchase order for the contracted amount. We expect to fulfill purchase order by December 31, 2020.

During the six months ended June 30, 2019, the revenue from our China segment of $2.0 million related to the EPC revenue from one solar farm project, Qingshuihe #3, which began construction in May 2019. At June 30, 2019, the project was 42% complete. The Qingshuihe #3 project consists of 10.5MW and has a contract price excluding VAT of RMB 31.0 million (approximately $4.6 million). We expect Qingshui #3 to be completed in the third quarter of 2019. During the six months ended June 30, 2019, we did not generate revenue from operation and maintenance because our operation and maintenance contracts on both Qingshuihe and Pu’an had been terminated in March 2018 when control of the project was transferred . During the six months ended June 30, 2018, the revenue from our China segment related to the EPC revenue of $30.1 million from the 35MW Yilong project, and to a significantly lesser extent, from the operation and maintenance revenue of $312,000 on Qingshuihe and Pu’an projects which EPC work was completed in 2017.

Cost of revenue and gross profit

Cost of revenue for our United States segment increased 36% from $10.9 million in the six months ended June 30, 2018 to $14.9 million in the six months ended June 30, 2019, principally as a result of increase solar energy sales. Cost of revenues for our United States solar energy sales increased 41%, from $10.4 million in the six months ended June 30, 2018 to $14. 4 million in the six months ended June 30, 2019, primarily as a result of a 45% increase in wattage installed from 2018 to 2019. Although revenues from solar sales increased 50%, our cost only increased by 41%, largely as a result of a 3% higher sale price per watt in 2019 compared to 2018, and cost reductions in 2019 resulting from a temporary suspension of incentive programs as well as lower material costs.

Gross margin for the United States segment improved modestly to 23% for the six months ended June 30, 2019 from 21% a year ago, as result of a temporary suspension of incentive programs as well as lower material costs, and to a lesser extent our ability to realize a higher sale price per watt. We have no cost of revenue with respect to our interest income on customer loans receivable.

Cost of revenue for our China segment decreased 94% from $29.3 million in the six months ended June 30, 2018 to $1.7 million in the six months ended June 30, 2019, reflecting the decrease in revenue. For the six months ended June 30, 2019, cost of revenue for our China segment relates to the construction project cost incurred on the 10.5MW Guizhou Qingshuihe #3 solar farm project which was 42% complete as of June 30, 2019. For the six months ended June 30, 2018, cost of revenue for our China segment relates primarily to the construction project cost incurred on the 35MW Guizhou Yilong solar farm project which was 95% complete as of June 30, 2018. During 2019 and 2018, we recognized revenue over time based on the percentage of the actual project costs incurred versus the total budgeted project costs. The gross margin for  our China operations for the six months ended June 30, 2019 was 16.1%, an increase from 6.4% for the six months ended June 30, 2018. The gross margin generated by our China operations during the six months ended June 30, 2019 relates to the 10.5MW Guizhou Qingshuihe #3 project which was part of the 70MW Qingshuihe contract that was signed in 2016 for which the contract price and project costs were already negotiated at higher rates. Accordingly, we do not expect this gross margin to recur at this level. Our typical EPC contracts are expected to yield gross margins of less than 10%.

Our overall gross margin for the six months ended June 30, 2019 was 22.6 % compared to 10.8 % for the prior period as a result of the higher gross margin contributed by both our United States and China segments in 2019. We expect that our China segment will continue to generate both higher revenue and a lower gross margin than our United States segment in the future, resulting in our China segment continuing to have a negative impact on our overall gross margin.

Operating expenses

Sales and marketing expenses for the six months ended June 30, 2019 decreased for our United States segment to $1.1 million, a decrease of $252,000, or 19%, from $1.3 million in the comparable period of 2018. Sales and marketing expenses in the United States were 6% of United States revenue for the six months ended June 30, 2019 compared to 10% for the six months ended June 30, 2018. The significant decrease in the current period resulted from the prior year’s marketing initiatives and sponsorships that did not recur in the current period. Our sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing initiatives we deploy.

Sales and marketing expenses relating to our China segment decreased to $282,000 for the six months ended June 30, 2019 from $427,000 in the comparable period of 2018. Beginning in the second half of 2017, we changed the focus of our sales and marketing activities in China resulting in lower expense in 2018 which continues into 2019. Our sales and marketing expenses could fluctuate in the future as we continue to expand our efforts to procure new EPC contracts for solar farm projects from non-related parties , and we expect our sales and marketing expense for our China segment to increase.

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General and administrative expenses for our United States segment for the six months ended June 30, 2019 increased to $7.2 million, an increase of $606,000, or 9%, from $6.6 million for the  comparable period of 2018, primarily as a result of $1.3 million of compensation costs related to the cash exchange for shares of restricted stock owned by our chief executive officer, our executive vice president and one other employee resulting in expense being recognized on the restricted stock awards prior to the initial public offering and a one-time expense adjustment of $313,000 for deferred rent, partially offset by a decrease in executive bonuses as a result of our temporary suspension of incentive programs, including the waiver by our chief executive officer and executive vice president of their cash and equity bonuses for 2019 under their employment agreements, and an overall decrease in expense provisions for bad debts and loan losses. General and administrative expenses were 37% of United States revenue compared to 48% for the prior period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. We expect corporate overhead expense to increase for the remainder of 2019 due to the expense associated with the vesting of stock and options that become vested upon a public stock offering event, an increase in executive compensation and the cost of compliance and other regulatory costs associated with being a public reporting company. All of our corporate overhead, other than overhead directly related to our China segment, is allocated to our United States segment.

General and administrative expenses relating to our China segment increased $103,000, or 9%, from $1.1 million in the prior year to $1.2 million in the six months ended June 30, 2019, principally as a result of a $235,000 inventory reserve in the six months ended June 30, 2019 relating to solar panel inventories transferred from the United States segment during 2018 which we determined to be obsolete. General and administrative expenses relate to the corporate and overhead expenses specifically connected with our China segment and include personnel costs, facilities rental and leasing and other general overhead expenses. As previously indicated, all of our corporate headquarter overhead is currently allocated entirely to our United States segment.

Income (loss) from operations

Our consolidated loss from operations was $4.9 million for the six months ended June 30, 2019, an increase of $181,000, or 4%, from the comparable period of 2018. Our loss from operations for United States segment was $3.8 million, a decrease of $1.8 million, or 33%, from a loss from operations of $5.6 million in the prior period. Our loss from operations for our China segment was $1.2 million, compared to an income from operations from our China segment in the prior period of $501,000, primarily because our China segment generated a significantly lower revenue during the six months ended June 30, 2019 in comparison to the prior period. The operating results of our China segment fluctuate based on the timing of awards for EPC projects, the construction contracts in progress and completed. Since the completion of two large projects in late 2018, our China segment began construction of the first project of 2019, the 10.5MW Guizhou Qingshuihe #3 project, in May 2019 which was 42% complete at June 30, 2019. The 35MW Guizhou Yilong project was 95% complete at June 30, 2018.

Equity in (loss) from unconsolidated ventures

Equity in (loss) from unconsolidated ventures, which relates to our United States segment, decreased by $19,000, or 7%, from a loss of $280,000 in 2018 to a loss of $261,000 in the six months ended June 30, 2019, primarily as a result of the impact from net losses incurred by all of our unconsolidated joint ventures. We capped our losses on our joint ventures to the extent of the remaining balance on the investment because we have no obligation to make any additional funding to the joint ventures. Accordingly, the decrease in losses in the six months ended June 30, 2019 is attributed to the losses being recognized only to the extent of the remaining balance on our investment in the joint ventures.

Interest expense, net

Interest expense, net for the six months ended June 30, 2019 was $936,000 , an increase of $189,000, or 25%, from a year ago. Our interest expense in the six months ended June 30, 2019 includes interest at 3% on two loans from affiliated entities in the United States with a total balance of $55.5 million at June 30, 2019, interest at 3.8% on a $6.1 million loan to our United States operations from a Chinese bank, interest at 6% on a $1.0 million loan from a company affiliated with one of our minority stockholders and interest at 10% on $500,000 loan from our executive vice president (which we repaid prior to June 30, 2019) and a $2.0 million loan from another minority stockholder.

Income tax benefit (provision)

Income tax for our United States segment for the six months ended June 30, 2019 and 2018 was $4,750 and $4,000, respectively, representing primarily the minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The provision for income taxes for our China segment decreased to $146,000 in the six months ended June 30, 2019 as compared with $469,000 for the six months ended June 30, 2018, primarily due to the decrease in taxable income in our China segment and the utilization of the previous accrued deferred tax assets.

Net loss

As a result of the foregoing, we had a consolidated net loss of $6.1 million for the six months ended June 30, 2019, as compared with $7.0 million for the six months ended June 30, 2018.

We have a 93.75%-owned subsidiary and non-controlling interests represent the 6.25% interest held by a former executive of our China operations who was not employed by us at the time we acquired the 93.75% interest in the entity. The net income (loss) attributable to non-controlling interests represents the allocation of the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, we had a net loss attributed to our stockholders of $6.1 million, or ($0.09) per share (basic and diluted), for the six months ended June 30, 2019, as compared with a net loss of $6.9 million, or ($0. 11 ) per share (basic and diluted), for the six months ended June 30, 2018.

Currency translation adjustment

Although our functional currency is the U.S. dollar, the functional currency of our China operations is the Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

As a result of foreign currency translations, which are non-cash adjustments, we reported net foreign currency translation gains of $29,000 for the six months ended June 30, 2019 and net foreign currency translation losses of $364,000 for the six months ended June 30, 2018.

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Years Ended December 31, 2018 and 2017

Revenues

Revenues for the year ended December 31, 2018 were $89.8 million, an increase of $898,000, or 1%, from $88.9 million in the year ended December 31, 2017. The modest increase primarily results from a $3.9 million increase in solar farm EPC revenue and a $1.2 million increase in solar energy sales in the United States, offset by a $3.7 million decrease in LED sales in the United States. During 2018, we deployed 9.2MW on 1,296 completed systems in the United Sates, compared with 8.4MW on 1,163 completed systems in 2017. Our average solar revenue per watt was $3.09 in 2018, a 5.2% decrease from $3.264 in 2017, which was largely affected by a decrease in solar pricing resulting from increased competition. Our revenue for 2018 and 2017 includes finance-related revenues of $1.7 million and $2.0 million, respectively.

During 2018, our revenue from our China operations resulted primarily from EPC revenue generated from the Guizhou Yilong and the Ningxia Meili Cloud solar farm projects. During 2017, our revenue from our China operations resulted primarily from EPC revenue generated from the Guizhou Qingshuihe and Guizhou Pu’an solar farm projects, and, to significantly lesser extent, the operation and maintenance revenue on these projects. Our EPC revenues in 2018 were $58.4 million, a 7% increase from $54.5 million in 2017. During 2018, we completed 85.0 MW, a 34% increase from 63.5 MW in 2017. Our average revenue per watt is $0.69 in 2018 compared to $0.85 in 2017, a decrease of 19%, primarily contributed by the continuing and expected decline in pricing as the PRC government subsidy declined as well as the declining price of the solar panels. As of December 31, 2018, all solar farm projects were 100% completed. Our 2017 EPC revenue also includes $594,000 from smaller scale residential and commercial photovoltaic projects for non-related parties. In addition, we earned operation and maintenance revenue of $339,000 in 2018 and $600,000 in 2017 for services on the Guizhou Qinghsuihe and Guizhou Pu’an solar farm projects. In March and July, 2018, respectively, the operation and maintenance contracts for the Guizhou Qingshuihe and Guizhou Pu’an solar farm projects were terminated following the sale of the solar farm projects by the AMD subsidiaries to a third party buyer that did not continue our services.

Cost of revenue and gross profit

Cost of revenue for our United States operations decreased 4% from $27.2 million in 2017 to $26.1 million in 2018, principally due to a $4.3 million decrease in cost associated with LED sales, stemming from the one time government contract in 2017 that was completed in 2017. Cost of revenues for our United States solar energy sales increased 14%, from $22.2 million in 2017 to $25.4 million in 2018, primarily as a result of a 13% increase in wattages completed from 2017 to 2018. Even though our revenues from solar sales increased 4%, our revenue was impacted by price erosion resulting from competition and our cost increased by 14%, largely as a result of the incremental use and commissions paid to third party dealers and lenders for customers identified or financed through them.  During 2018, such costs amounted to approximately $1.3 million, or 5% of the total cost of revenue. We did not have any such costs is 2017.

Our gross margin for the United States operations decreased to 16% for 2018 from 19% a year ago, largely as a result of both price erosion as a result of competition and the increased costs in 2018 contributed by commissions paid to external dealers and lenders. We have no cost of revenue with respect to our interest income on customer loans receivable.

Cost of revenue for our China operations represents primarily the construction project costs incurred on the Guizhou Yilong and Ningxia Meli Cloud solar farm projects which were completed by December 31, 2018. We recognized revenue under the percentage-of-completion basis based on the percentage of that the project costs incurred bears to the total budgeted project costs. Our gross margin on our China operations was 7% for both 2018 and 2017.

Our overall gross margin for 2018 was 10% compared to 12% for 2017 as a result of the lower gross margin from our United States operations. Because our China business generates both higher revenue and a lower gross margin than our United States operations, we anticipate that the China operations will continue to have a negative impact on our overall gross margin.

Operating expenses

Sales and marketing expense for 2018 increased for our United States operations to $2.7 million, an increase of $381,000, or 17%, from $2.3 million in 2017. As a percentage of our United States revenue, sales and marketing expenses were 9%, compared with 7% in 2017. The increase from the prior year is the result of our continuing effort to improve our marketing initiatives, most notably the shifting of our focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Sales and marketing expense relating to our China operations decreased to $682,000 for 2018 from $1.0 million in 2017. Beginning in the latter half of 2017, we changed the focus of our sales and marketing activities in China resulting in lower expense in 2018. Our sales and marketing expense could fluctuate in the future as we continue to expand our efforts to procure new EPC contracts for solar farm projects, and we expect our sales and marketing expense for our China operations to increase. To date a significant portion of our revenue from our China operations has been derived from related parties, and we cannot assure you that we will be successful in our efforts to generate business from non-related parties.

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General and administrative expenses for our United States operations for 2018 increased to $13.3 million, an increase of $444,000, or 3%, from $12.9 million in 2017. As a percentage of our United States revenue, general and administrative expenses were 43% of revenue compared to 38% for 2017. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. We expect corporate overhead expense to increase for 2019 due to the expense associated with the vesting of stock and options that become vested upon a public stock offering event, an increase in executive compensation and the cost of compliance and other regulatory costs associated with being a public reporting company. All of our corporate overhead, other than overhead directly related to our China operations, is allocated to our United States operations.

General and administrative expenses relating to our China operations increased $914,000, or 35%, from $2.6 million in 2017 to $3.5 million in 2018, as a result of a bad debt expense recognized in 2018 resulting from additional reserves on the remaining amount of uncollected pre-acquisition receivable acquired by ZHPV, as well as a reserve against the entire balance of the uncollected note receivable from one of our suppliers. General and administrative expenses relate to the corporate and overhead expenses specifically connected with our China operations and include personnel costs, facilities rental and leasing and other general overhead expenses.

Income (loss) from operations

              Our loss from operations was $11.5 million for 2018, which included an operating loss from our United States operations of $11.5 million. Our China operations generated operating income of $21,000 in 2018 as compared with $380,000 for 2017, as a result of an increase in general and administrative expenses related to the additional reserve established on the remaining uncollected pre-acquisition receivable we acquired in connection with acquisition of ZHPV in April 2015 and a reserve established on the entire balance of uncollected note receivable from a supplier. Our loss from operations for our United States operations increased $2.3 million, or 25%, to $11.5 million, as compared with a loss from operations of $9.2 million in 2017. The loss from operations for our United States operations primarily resulted from lower gross profit of $1.6 million and the increases in sales and marketing expenses and general and administrative expenses.

Equity in (loss) from unconsolidated ventures

Equity in (loss) from unconsolidated ventures, which relates to our United States segment, decreased by $782,000, or 61%, from a loss of $1.3 million in 2017 to a loss of $495,000 in 2018, primarily as a result of the impact in 2017 of a $1.0 million impairment charge on our investments in the ventures following our determination that the fair value of our investments is less than our carrying value and such decline in value over our carrying value was determined to be other than temporary.

Interest expense, net

Interest expenses, net for 2018 was $1.5 million, an increase of $110,000, or 8%, from 2017. Our interest expenses in 2018 includes interest at 3% on our two loans from affiliated entities in the United States with a total balance of $55.5 million at December 31, 2018, and interest at 3% on a $5.75 million loan (which was repaid in October 2018) and interest at 3.8% on a new $6.1 million loan to our United States operations from a Chinese bank, and interest at 6% on a $1.0 million loan from a company affiliated with one of our minority stockholders.

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Income tax benefit (provision)

Income tax for our U.S. operations for 2018 and 2017 was $4,750 and $4,000, respectively, representing primarily the minimum California state franchise taxes. A full valuation allowance was provided since the United States segment still experiences recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The provision for income taxes for our China operations decreased $1.1 million in 2018 as compared with 2017, primarily due to the decrease in taxable income in our China segment and the utilization of the previous accrued deferred tax assets. The provision (benefit) for income taxes for our China operations for 2018 is $(10,000) compared with a tax provision of $1.1 million for 2017.

Net loss

As a result of the foregoing, we had a consolidated net loss of $14.7 million for 2018, as compared with a consolidated net loss of $12.1 million for 2017.

We have a 93.75%-owned subsidiary and non-controlling interests represent the 6.25% interest held by a former executive of our China operations who was not employed by us at the time we acquired the 93.75% interest in the entity. The net income (loss) attributable to non-controlling interests represents the allocation of the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the minority interest, we had a net loss attributed to our stockholders of $14.6 million, or ($0.22) per share (basic and diluted), for 2018, as compared with a net loss of $11.9 million, or ($0.18) per share (basic and diluted), for 2017.

Currency translation adjustment

Although our functional currency is the U.S. dollar, the functional currency of our China operations is the RMB. The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB. As a result of foreign currency translations, which are a non-cash adjustment, we reported net foreign currency translation losses of $627,000 for 2018 and net foreign currency translation gains of $680,000 for 2017.

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Liquidity and Capital Resources

The following tables show consolidated cash flow information for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 (dollars in thousands):

	Six Months Ended
	June 30 ,		$ Increase
	2019	2018	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$972	$(11,282)	$12,254
Net cash provided by (used in) investing activities	37	1,093	(1,056)
Net cash provided by (used in) financing activities	1,790	5,091	(3,301)
Net increase (decrease) in cash and cash equivalents and restricted cash	2,727	(4,921)	7,648
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	2,799	(5,098)	7,897

	Year Ended
	December 31,		$ Increase
	2018	2017	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(14,872)	$(5,477)	$(9,395)
Net cash provided by (used in) investing activities	648	428	220
Net cash provided by (used in) financing activities	5,459	8,918	(3,459)
Net increase (decrease) in cash and cash equivalents and restricted cash	(9,446)	5,150	(14,596)
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(8,765)	3,869	(12,634)

Operating Activities

Six Months Ended June 3 0 , 2019 and 2018

Net cash provided by operating activities for the six months ended June 30, 2019 was $972,000, compared to net cash used in operating activities for the six months ended June 30, 2018 of $11.3 million, an increase of $12.3 million, resulting from an increase in cash of $11.0 million from our overall change in operating assets and liabilities, an increase in non-cash expense of $471,000 and a decrease in net loss of $817,000 . During the six months ended June 30, 2019, our operating assets and liabilities provided $5.2 million in cash, compared to the use of cash of $5.7 million a year ago, resulting in the increase of cash provided of $11.0 million in operating assets and liabilities. The increase in cash from our operating assets and liabilities during the six months ended June 30, 2019 is primarily due to collection of cash from receivables (billed and unbilled) related to our completed EPC projects for our China segment . We expect the fluctuations of working capital over time to vary based on the completion status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges for the six months ended June 30, 2019 were $1.9 million compared to $1.4 million in the six months ended June 30, 2018, a n increase of $471,000 which is caused by a $549,000 decrease in asset impairment loss and a $322,000 decrease in depreciation and amortization expense, offset by an increase of $578,000 of provisions for bad debts, loan losses, warranty and inventory, a $120,000 increase in stock compensation expense , a $165,000 increase in equity in losses from unconsolidated joint ventures and a $31 3 ,000 increase related to deferred rent adjustment .

Non-cash adjustments:

•	$549,000 decrease in impairment charges related to our solar assets held for lease.

•	$322,000 decrease in depreciation and amortization expense which includes $216,000 of loan discounts amortization .

•	$120,000 increase in stock compensation expense.

•	$578,000 increase in expense associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

•	$165,000 increase in equity in losses from our unconsolidated joint ventures.

•	$313,000 incr ease in deferred rent adjustment.

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Changes in operating assets and liabilities:

•

$26.2 million increase in net cash inflow primarily attributable to the net decreases in receivables and current assets, unbilled receivables and costs and estimated earnings in excess of billings, primarily as a result of subsequent billings and collection of contractual billings on completed projects , substantially in our China segment. The delay in billing was the result of the questions relating to the apportionment of VAT, which had been substantially resolved and a significant portion was collected in the six months ended June 30, 2019, and we expect to collect the remaining amount by September 30, 2019.

•

$8.4 million increase in net cash inflow relates to our collection of billings in the form of bankers acceptances which have maturities from six to twelve months. We have the ability to negotiate such bankers acceptances to cash at the bank at discount.

•	$2.6 million decrease in net cash inflow relates to our estimate of revenues related to projects for which a portion of the performance obligation has been satisfied under the new revenue standard.

•	$1.1 million increase in net cash outflow relates to cash payments received on projects for which the performance obligations have not been satisfied under the new revenue standard.

•

$2.5 million decrease in net cash outflow for customer loans receivable. From May to October 2018, we offered a special 0% financing program resulting in a significant increase of installment financing during 2018 and the six months ended June 30, 2019. We fund the 0% financing when the installation is fully complete.

•

$22.9 million increase in cash outflows due to net decreases in notes and accounts payable, accrued expenses and other payables. The decrease is primarily the result of subcontractor payments related to the completion of the Guizhou Yilong and Ningxia Meili Cloud EPC projects in 2018.

•	$1.3 million increased cash inflow from other liabilities, due to retainage amounts paid to subcontractors on EPC projects.

•	$1.8 million increased cash inflow related to inventories and advances to suppliers.

Years Ended December 31, 2018 and 2017

Net cash used in operating activities for the year ended December 31, 2018 was $14.9 million, compared to net cash used in operating activities in the year ended December 31, 2017 of $5.5 million, a decrease of $9.4 million, resulting from an increase in net loss of $2.6 million, a decrease in our overall change in operating assets and liabilities of $6.1 million, and a decrease in non-cash expense of $628,000. During 2018, our operating assets and liabilities used $6.3 million in cash, compared to $126,000 in 2017, resulting in the increase of cash used of $6.1 million in operating assets and liabilities. The increase in our operating assets and liabilities during 2018 is primarily due to working capital needs and timing of collection of receivables as well as project billings related to EPC projects for our China operations. We expect the fluctuations of working capital over time to vary based on the completion status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges in 2018 were $6.1 million, compared to $6.7 million in 2017, primarily due to a decrease in non-cash expense related to a decrease in depreciation expense and loss provisions totaling $1.6 million, a decrease in impairment loss from investments of $1.0 million and a decrease in deferred income taxes of $510,000, offset by an increase in our equity loss from unconsolidated investments of $229,000, and an  increase in net unrealized exchange losses and other expense of $2.4 million. Major components of changes in non-cash adjustments and in working capital are discussed below:

Non-cash adjustments:

•	$1.0 million decrease in impairment charges related to equity method investments.

•	$510,000 decrease in deferred income taxes primarily associated with our China segment.

•	$2.4 million increase in unrealized exchange losses related to our investments in our China segment.

•	$141,000 decrease in expense associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

•	$1.5 million decrease in depreciation and amortization expense.

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Changes in operating assets and liabilities:

•

$26.1 million increased cash outflow primarily attributable to an increase in receivables and current assets and unbilled receivables, as a result of delayed collection of contractual billings on completed projects. A substantial amount of these receivables were collected subsequent to 2018 and there is no collectability concern with any amount. The delay was the result of the contractual terms which had been resolved and a significant portion was collected in 2019, and we expect to collect the remaining amount by June 2019.

•

$5.2 million increased net cash outflow for customer loans receivable. From May to October 2018, we offered a special 0% financing program resulting in a significant increase of installment financing during 2018.

•	$31.3 million increase in cash inflows due to net increases in notes and accounts payable, accrued expenses and other payables. The increase is primarily the result of the timing of the recent completion of the Guizhou Yilong and Ningxia Meili Cloud EPC projects which were completed in 2018 but for which we had not received invoices from all suppliers.

•

$1.3 million reduced cash outflow from other assets. In the prior period, we incurred certain permit and land study expenditures on a potential project which we capitalized. No such expenditures were incurred during 2018 and 2017.

•	$2.1 million increased cash outflow from other liabilities, due to retainage amounts paid to subcontractors on EPC projects.

•	$2.6 million increased cash outflow related to inventories and advances to suppliers.

Investing Activities

Six Months Ended June 30 , 2019 and 2018

Net cash provided by investing activities for the six months ended June 30, 2019 was $37,000 and relates to the purchase of property and equipment, compared with cash provided by investing activities of $1.1 million for the six months ended June 30, 2018, primarily resulting from re payment received of $1.0 million in the six months ended June 30, 2018 related to the loan made by us and repaid during 2017.

Years Ended December 31, 2018 and 2017

Net cash provided by investing activities for 2018 was $0.6 million compared to cash provided by investing activities of $0.4 million for 2017, primarily resulting from payment received in 2018 related to the loan taken during 2017. Cash provided in 2018 primarily resulted from a receipt of a $1.0 million loan from Sunco Investments, LLC, a non-related party, partially offset by cash used to fund the purchase of property and equipment of $0.4 million. Cash provided in 2017 primarily resulted from a receipt of $1.2 million from a debt settlement in China and a distribution of capital of $0.4 million from one of the Alliance joint ventures, partially offset by $1.0 million loan to Sunco Investments and $0.3 million cash used to fund the purchase of property and equipment.

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Financing Activities

Six Months Ended June 30 , 2019 and 2018

Net cash provided by financing activities for the six months ended June 30, 2019 was $1.8 million compared with net cash provided by financing activities of $5.1 million in the six months ended June 30, 2018. During the six months ended June 30, 2019, we borrowed and repaid a $0.5 million loan at 10% interest from our executive vice president. We also borrowed $2.0 million at 10% interest from one of our minority stockholders for which we received a net amount of $1.9 million due to a $100,000 deduction for prepaid interest, and we paid vendor bid deposits in our China segment of $111,000. During the six months ended June 30, 2018, we received $5.0 million from the sale and issuance of shares of common stock and $2.2 million from vendor bid deposits and we paid vendor bid deposits in our China segment of $2.2 million .

Years Ended December 31, 2018 and 2017

Net cash provided by financing activities for 2018 was $5.5 million compared to $8.9 million in 2017. During 2018, we received proceeds of $4.8 million from the sale of common stock, borrowings of $14.1 million, vendor bid deposits of $0.5 million, and we made payments of $12.5 million on debt and $1.4 million of vendor bid deposits in our China segment. During 2017, we received payments of $5.1 million from the receivables resulting from the sale of stock in 2015, borrowings of $10.8 million, and we made debt payments of $5.9 million, and the refund of vendor bid deposits of $1.1 million our China segment.

Cash and Cash Equivalents and Restricted Cash

The following table sets forth, our cash and cash equivalents and restricted cash held by our United States and our China segments at June 30, 2019, December 31, 2018 and 2017 (dollars in thousands):

	June 30, 2019	December 31, 2018	December 31, 2017

US Segment
Insured cash	$809	$1,328	$2,012
Uninsured cash	4,012	5,615	9,429
	4,821	6,943	11,441
China Segment
Insured cash	534	395	507
Uninsured cash	15,034	10,323	15,161
	15,568	10,719	15,998
Total cash and cash equivalents & restricted cash	20,389	17,662	27,108
Cash and cash equivalents	12,881	9,594	19,968
Restricted cash	$7,508	$8,068	7,141

We currently do not plan to repatriate any cash or earnings from any of our non-United States operations because we intend to utilize such funds to expand our China operations. Therefore, we do not accrue any China exit taxes related to the repatriation.

Under applicable PRC law and regulations, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital before they may pay dividends. We do not believe that this restriction will impair our operations since we do anticipate that we will use the cash generated from our PRC operations in those operations and we do not plan to repatriate such funds to the United States.

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Borrowings

On October 24, 2016, we entered into a loan agreement with China Ever Bright Bank, a PRC-based financial institution, to borrow RMB 38.5 million (approximately $5.7 million) for a one-year term. The interest rate was 3.8% per annum and payable quarterly in arrears. The loan was secured by our fixed deposit held at the bank in the amount of RMB 40 million (approximately $5.9 million) placed by one of our PRC subsidiaries using cash proceeds received by our PRC subsidiaries from our sale of stock to Chinese investors who paid the purchase price in RMB which was deposited in the subsidiaries’ bank account. The loan was repaid in full in October 2017.

On October 9, 2017, we entered into another loan agreement with China Everbright Bank to borrow in the United States currency an amount of $5,750,000 for a one-year term, due on October 10, 2018. The interest rate is 3.00% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million. The collateral for the loan represents a portion of the proceeds from the sale by us to Chinese investors who paid the purchase price in RMB to one of our subsidiaries.

On March 21, 2018, we entered into an irrevocable commercial standby letter of credit with Cathay Bank for $557,900 to secure a performance bond issued on an LED project. The letter of credit expired March 21, 2019 and was collateralized by cash held by the bank in a separate certificate of deposit account of $569,058 which was included in restricted cash at December 31, 2018. The 2% letter of credit issuance fee of 2% or $11,158 paid to the bank was amortized to interest expense over the term of the letter of credit through its expiration on March 21, 2019. Upon the expiration of the letter of credit, the cash held in a certificate of deposit became unrestricted.

On September 18, 2018, we received a 30-day loan from Novus Magna Investments, LLC, a company affiliated with one of our minority stockholders, for $6,000,000 with interest at 6% per annum. On October 10, 2018, we used the proceeds of this loan to pay the China Everbright loan of $5,750,000 plus accrued interest.

On October 1, 2018, a subsidiary of ZHTH, borrowed RMB 5.0 million ($727,000) from an unaffiliated individual. The term of the borrowing was from October 1, 2018 to December 31, 2018 at a fixed interest rate of 10% per annum. The principal together with interest of RMB 125,000 ($19,000) were repaid as of December 31, 2018.

On October 11, 2018, we entered into a loan agreement with China Everbright Bank, to borrow $6.1 million in United States currency for a one-year term, due on October 10, 2019. The interest rate is 3.8% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 50.0 million (approximately $7.3 million) placed by Shanghai Zhongzhao Technology Co., Ltd., a subsidiary of ZHTH. We are currently in discussions with the lender to extend the loan. In the event we are unable to negotiate an extension, the lender can apply the RMB 50.0 million held as security to the payment of the principal and interest on the loan.

On December 11, 2018, we received a short-term loan of $1,000,000 from Sunco Investments, LLC, a company affiliated with one of our minority stockholders. The loan, which bears interest at 6% per annum, was due on April 12, 2019. The maturity date of the loan has been extended to November 12, 2019 and the interest has been paid through October 12, 2019. In the event that we are not able to negotiate an extension of the maturity date, or refinancing the loan will use a portion of the proceeds of this offering to pay the principal and interest on the loan.

On January 14, 2019, our executive vice president provided a short-term loan of $500,000 at 8% per annum to us. The principal and accrued interest of $1,753 were repaid on January 30, 2019.

On January 29, 2019 and January 31, 2019, we received six-month loans totaling $2,000,000 from a minority stockholder for which we issued our promissory note dated January 29, 2019. Interest at 10% for six months in the amount of $100,000, was prepaid through deduction from the loan proceeds. The due date of the loan was extended to October 30, 2019 and November 1, 2019. A portion of the proceeds of this offering will be used to pay this loan.

On September 29, 2019, our PRC subsidiary entered into a loan agreement with an unrelated individual for RMB 5,000,000 (approximately $700,000), the proceeds of which will be used to finance our ongoing solar farm projects. The loan bears interest at 10% per annum and the loan principal and interest are due on December 31, 2019. Although we are negotiating a long-term financing arrangement for our China segment’s operations, we cannot assure you that we will be able to negotiate a financing, in which event a portion of the proceeds of this offering will be used to pay this note.

Affiliate Borrowings

We, through two of our subsidiaries, entered into a loan agreement on January 3, 2012 with Clean Energy Funding, LP (“CEF”), to borrow up to $45.0 million and a loan agreement on August 26, 2014 with Clean Energy Funding II, LP (“CEF II”), to borrow up to $13.0 million. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire Renewable Energy Regional Center, LLC (“Inland Empire”). Inland Empire is owned by David Hsu, our chief executive officer and a director, Ching Liu, our executive vice president, chief strategy officer and treasurer and a director, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who are unrelated parties and who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and can be extended by the lender to the date when the conditions to the limited partner’s permanent residency status have been satisfied, which means that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved. At October 9, 2019, the principal balance on the loans from CEF was $45,000,000 and the loans from CEF II was $10,500,000. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. At October 9, 2019, limited partners of CEF who made capital contributions of $9,000,000 had the right to demand repayment of their capital accounts, which triggers the maturity of loans in the principal amount of $9,000,000. We cannot estimate the date on which additional loans will become due since we cannot predict when or whether the limited partner’s I-829 petition will be approved. We propose to refinance the loan by offering to the limited partner a five-year 4% convertible note to be jointly issued by us and the subsidiary that borrowed the funds, which would be secured by the accounts and inventory of the borrowing subsidiary, and would be convertible in whole or in part into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of this prospectus. The conversion price would be 80% of the market price, as defined in the note, of our common stock, on the date of conversion but not less than the initial public offering price of the common stock in this offering and the shares issued would have a lock up until the later of six months from issuance or six months from the date of this prospectus. We cannot assure you that the limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the note in order to obtain the agreement of the limited partners to a refinancing. To the extent that we cannot obtain the agreement of the limited partners to the proposed refinancing of the loan made from their capital contribution to CEF, a portion of the proceeds of this offering may be used to make the payment. To the extent that we use the proceeds to pay the loans, we will have less proceeds for the development and expansion of our business. Further, since we cannot predict when additional loans will become due or whether the limited partners will accept our proposed refinancing, it is possible that substantially all of the proceeds of this offering may be used to pay these loans and that the loans that become due may substantially exceed the proceeds of this offering, in which event we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us. Further, if the limited partners accept our proposed refinancing, the subsequent sale of their common stock could have a material negative effect upon the market price of our common stock.

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Contractual Obligations

Borrowings

Principal maturities for the financing arrangements as of June 30, 2019 are as follows (dollars in thousands):

Period ending December 31,	Auto Loans	Bank and Other Loans	Related Party Loans	Total
2019 (remaining months)	$62	$9,100	$15,000	$24,162
2020	65	-	18,000	18,065
2021	68	-	11,000	11,068
2022	67	-	9,500	9,567
2023	45	-	2,000	2,045
Thereafter	1	-	-	1
Total	$308	$9,100	$55,500	$64,908

Operating Leases

Future minimum lease commitments for office facilities and equipment for each of the next five fiscal years as of June 30, 2019, are as follows (dollars in thousands):

Period ending December 31,	Related Parties	Others	Total
2019 (remaining months)	$642	$120	$762
2020	1,321	187	1,508
2021	1,360	84	1,444
2022	1,401	30	1,431
2023	1,443	-	1,443
Thereafter	4,541	-	4,541
Total	$10,708	$421	$11,129

Supply Agreements

We entered into a panel purchase agreement with Sunspark, pursuant to which, we agreed to purchase 150MW of solar panels over a three-year period at a price to be negotiated but not to exceed 110% of the three-month rolling average market price per watt for an estimated total commitment of approximately $81.0 million based on the most recent price paid on a purchase order from Sunspark. The agreement stipulates that we will make minimum annual purchases of at least 30MW, which will cost approximately $16.2 million based on the most recent price paid on a purchase order from Sunspark, with the first year being the year ending May 31, 2017. In April 2017, we made purchases under the agreement for 50MW at the purchase price of RMB 160.125 million (approximately $23.1 million) to be used on our Guizhou Pu’an solar farm project. We met our required minimum purchases for our first commitment year ending May 31, 2017. Pursuant to a letter agreement dated March 13, 2019, between us and Sunspark, our purchase obligations through 2018 were suspended in their entirety (except to the extent that we made purchases pursuant to the Agreement), and our purchase commitments for 2019, which will be the year ended December 31, 2019, will be negotiated in good faith during 2019.  As of the date of this prospectus, the purchase commitments for 2019 had not been negotiated.

On July 29, 2016, we entered into a distribution agreement with Li-Max with an effective date of June 9, 2016. The agreement has a five-year term during which we will act as the exclusive worldwide (except for Asia) distributor of Li-Max Energy Storage System. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six month period, Li-Max can require us to purchase the shortfall within 60 days. If we don’t meet this commitment Li-Max has the right to terminate the agreement. The agreement provides for a ten-year warranty from Li-Max on products we purchase from Li-Max. Subsequent to the distribution agreement, Li-Max recognized the need to redesign its energy system in order for the system to qualify for the California home battery rebate. On October 8, 2018, we and Li-Max signed a letter agreement amending the distribution agreement to extend the commencement date of the 60-day period to the date Li-Max completes the redesign of the system to meet the additional requirements, as defined in the letter agreement. Accordingly, at June 30, 2019, December 31, 2018 and 2017, we were not subject to any minimum purchase requirements under this distribution agreement.

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Although, as of the date of this prospectus we do not have specific purchase obligations under our supply agreements, we believe we will be able to satisfy such obligations when and if such agreements become effective. We continue to make purchases in both the United States and in the PRC and we expect to meet our required purchases in the foreseeable future.

We believe that, after Li-Max redesigns its system, a market for the Li-Max system will develop and that we will generate cash flow from the sale of these products to provide us with the funds to meet our purchase obligations to Li-Max; however, we cannot assure you that a market will develop or that we will be successful in selling the product. In the event that we are not able to develop a market for this product, Li-Max has the right to terminate the agreement.

We believe that the proceeds of this offering, together with our cash flow from operations and available credit facilities should enable us to meet our cash requirements for at least the next twelve months from the date of this prospectus. However, we cannot assure you that we will not require additional funds to meet our commitments or that funds will be available on reasonable terms, if at all. However, we have significant debt obligations which mature or may mature within three months from the date of this offering. We are seeking to negotiate extensions to our loan obligations and, with respect to the loans made under the EB-5 program, we are seeking to refinanc e the loans through the issuance of secured convertible notes to the limited partner of the lender. We cannot assure you that we will be able to negotiate extensions to our loans or refinancing of our EB-5 debt. To the extent that we are not able to extend or refinanc e our current debt obligations, we will use a portion of the proceed s of this offering for that purpose, which will reduce the funds available for the expansion of our business. If our current liabilities exceed the net proceeds of this offering, we will need to obtain alternative financing. We cannot assure you that such financing will be available on acceptable, if any terms , which would impair our ability to develop our business. Our financial statements for the six months ended June 30, 2019 have a going concern paragraph. .

Employment Agreements

On October 7, 2016, we entered into employment agreements with David Hsu, our chief executive officer and Ching Liu, our executive vice president, chief strategy officer and treasurer, each for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or the executives on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, an annual bonus in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. Their current annual salaries are $636,540 and $594,104, respectively. See “Executive Compensation - Employment Agreements” for information as to the terms of these agreements. Mr. Hsu and Ms. Liu have waived their bonuses for 2019 as part of the suspension of incentive programs for key employees.

Critical Accounting Policies

We are an emerging growth company within the meaning of the Securities Act, and, as such, we will utilize certain exemptions from various public company reporting requirements. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments, and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We continually evaluate the policies and estimates we use to prepare our consolidated financial statements. Changes in estimates or policies applied could affect our financial position and specific items in our results of operations that are used by our stockholders, potential investors, industry analysts, and lenders in their evaluation our performance.

Principles of Consolidation

Our consolidated financial statements have been prepared in conformity with GAAP, and reflect the accounts and our operations and those of our subsidiaries in which we have a controlling financial interest. All intercompany transactions and balances have been eliminated in consolidation.

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Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplate our continuation as a going concern. Our recurring net losses, negative working capital, increased accumulated deficit and stockholders’ deficit raise substantial doubt about our ability to continue as a going concern. During the six months ended June 30, 2019, we incurred a net loss of $6.1 million. At June 30, 2019, our negative working capital was $12.4 million, our accumulated deficit was $57.0 million and our stockholders’ deficiency was $4.2 million. In connection with our consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about our ability to meet our obligations as they become due for twelve months from the date of issuance of our condensed consolidated financial statements for the six months ended June 30, 2019. Management assessed that there were such conditions and events, including a history of recurring operating losses, and relatively low level of cash flows from operating activities, and significant current debt that is due in the next twelve months.

As of June 30, 2019, our principal sources of liquidity consisted of approximately $12.9 million of cash and cash equivalents, and estimated cash flow from operations.  We believe our current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet our working capital requirements for at least one year from the date of the issuance of our condensed consolidated financial statements for the six months ended June 30, 2019, including $38.2 million of debt that is due in the next twelve months. Management is focused on expanding our existing business, as well as our customer base, including our efforts to generate revenue from non-related parties for our China operations and to increase our revenues. We are looking to convert a large portion of the $29.0 million of the current portion of our long term related party loans into convertible notes that mature in periods beyond one year. We cannot predict whether we will be successful in these efforts. We also hope to raise funds through this offering.

As a result of the above, there is substantial doubt regarding our ability to continue as a going concern for twelve months from the date of issuance of our financial statements for the six months ended June 30, 3019. We cannot give assurance that we can increase our cash balances or limit our cash consumption, complete this offering or obtain the extension or conversion of any of our current debt and thus maintain sufficient cash balances for our planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. Because of the nature of our business in China, as reflected by the lack of revenue from the China segment in the first quarter of 2019 and the lack of revenue from non-related parties for the six months ended June 30, 2019, revenue flow from our China segment is irregular, and we require significant funds for our operations, particularly during periods when there is little or no revenue. We may need to raise additional capital in the future. However, we cannot assure that we will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, we early adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods within the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off of $978,093 in deferred project costs..  Accordingly, only the current period presented in our condensed consolidated statements of operations has been reported using the new revenue standard. We have applied Topic 606 to all customer contracts not completed by the initial date of application.

Revenue from EPC Services

We have analyzed the impact of Topic 606 on the sale of EPC services and concluded that the revenue recognition associated with these services did not change in the condensed consolidated financial statements. We will continue to show this revenue as revenue from China operations in the condensed consolidated statements of operations. We generally recognize revenue for sales of EPC services over time as our performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar system.  For such sale arrangements, we recognize revenue using cost based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment on the sale of EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost based input methods of revenue recognition, we use the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying our performance obligations (“inefficient costs”) are excluded from our input methods of revenue recognition as the amounts are not reflective of our transferring control of the system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. We recognize solar module and direct material costs as incurred when such items have been installed in a system.

Cost based input methods of revenue recognition require us to make estimates of net contract revenues and costs to complete our projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete our projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

Our arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonuses, most favorable pricing, or other provisions, if applicable, that can either increase or decrease the transaction price. We have historically estimated variable considerations that decrease the transaction price (e.g. penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid. However, under Topic 606, we will need to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because our historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. We estimate variable considerations for amounts to which we expect to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

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Prior to January 1, 2019, we recognized revenues on EPC contracts using the percentage-of-completion method, as outlined in Accounting Standards Codification (“ASC”) 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. We review contract price and cost estimates periodically as the work progresses, and recognize changes in estimates of contract revenues, costs and profits for contracts accounted for under the percentage of completion method using the cumulative catch-up method of accounting. The cumulative catch-up method of accounting is an acceptable alternative as described in ASC 605-35-25-82 through 25-84. This method recognizes current period cumulative effects for changes in estimates related to current and prior periods. Hence, the effect of the changes in estimates of contract performance is recognized in the current period as if the revised estimate had been used since contract inception.

Operation and Maintenance

We have analyzed the impact of Topic 606 on O&M services revenue and concluded that the revenue recognition associated with these services did not change in the condensed consolidated financial statements. We recognize revenue for standard, recurring O&M services over time as customers receive and consume the benefits of such services, that typically include, but are not limited to, 24/7 system monitoring and other agreement compliance, performance engineering analysis, regular performance reporting, turn-key maintenance services including spare parts and corrective maintenance repair, warranty management, and environmental services. Other ancillary O&M services, such as equipment replacement, weed abatement, landscaping, or solar module cleaning, are recognized as revenue as the services are provided and billed to the customer. Costs of O&M services are expensed in the period in which they are incurred.

As part of our O&M service offerings, we typically offer an effective availability guarantee, which stipulates that a system will be available to generate a certain percentage of total possible energy during a specific period after adjusting for factors outside of our control as the service provider. If system availability exceeds a contractual threshold, we may receive a bonus payment, or if system availability falls below a separate threshold, we may incur liquidated damages for certain lost energy under the PPA. Such bonuses or liquidated damages represent a form of variable consideration and are estimated and recognized over time as customers receive and consume the benefits of the O&M services.

Solar energy systems and product sales

We have analyzed the impact of Topic 606 on solar energy system sales and other product sales and concluded that the revenue recognition associated with these sales should be over time (instead of a point in time prior to the accounting change on January 1, 2019) as our performance creates or enhances an energy generating asset controlled by the customer. Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226 . The new accounting is reflected in the accompanying condensed consolidated financial statements.

Our principal performance obligation for system sales is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. We recognize revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted  permission to operate.  All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

For solar energy system sales we recognize revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, we use the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy system, to determine our progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, we sell solar energy systems to residential and commercial customers and recognize revenue net of sales taxes . Customers may pay for these sales in cash, or by financing with us . Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by us for the customer, and leasing arranged by us for the customer through Sunrun, Inc. (“Sunrun”).

For a sale paid by a customer by direct payments , the payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For a sale paid by a customer with third-party financing arranged by us for the customer, direct payments are made by the financing company to us based on an agreement between the financing company and us, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a sale paid by a customer with a lease through Sunrun, direct payments are made by Sunrun to us based on an agreement between Sunrun and us, which is generally 80% upon the completion of installation and 20% at the time permission to operate is granted.

For a sale paid to a customer by financing with us , the customer receivable, less any down payments, becomes a loan receivable following the grant of permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by us are generally made for terms up to 60 months.

Prior to January 1, 2019, we recognized revenue on solar energy systems and product sales, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition-Overall. We recognized revenue when (1) persuasive evidence of an arrangement existed , (2) delivery had occurred or services had been rendered, (3) the sales price was fixed or determinable and (4) collection of the related receivable was reasonably assured. We recognize d revenue when we installed a solar energy system and it passed inspection by the utility or the authority having jurisdiction and the permit to operate had been issued, provided all other revenue recognition criteria had been met. Costs incurred on installations before the solar energy systems were completed were included in deferred project costs (included in the caption “other receivables and current assets”) in our consolidated balance sheets.

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Operating Leases and Power Purchase Agreements

From 2010 to 2014, we constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and power purchase agreements (PPAs), with terms of up to 20 years. Under these arrangements, we own the systems and receives the 30% upfront federal grant, as well as any applicable state and utility company rebates on the systems we own. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with our ownership of solar systems primarily in New Jersey, we own a number of Solar Renewable Energy Certificates (SREC). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. We recognize the revenue of the SREC when it is sold.

We sell energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, we recognize revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, we are the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

Revenue from all of our operating leases is currently recognized on a straight-line basis over the contractual term, consistent with requirements under ASC 606.

In March 2019, our United States segment entered into a 10-year power purchase agreement with a not-for-profit entity in California whereby we would construct a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The contract value over the 10-year term is approximately $1.6 million. As of June 30, 2019, the construction of the system was in progress, and the cost of the construction in progress was included in our property and equipment. We did not recognize any revenues under this agreement for the six months ended June 30, 2019.

  LED product sales and service sales

For product sales, we recognize revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed, which is upon acceptance by the customer. The standalone selling price of the warranty is not material and, therefore, we have not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30-day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, we provide the customers with a right of return subject to restocking fees. We assess such rights of return as variable consideration and recognize revenue based on the amount of consideration we expect to receive after returns are made. Based on our historical experience, we have determined the likelihood and magnitude of a future returns to be immaterial and currently have not provided for a liability for such returns on the LED product sales.

For contracts where we agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products. Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. We will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the large agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Prior to January 1, 2019, our revenue recognition policy as related to LED products and services was in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. We recognize revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. We recognize LED revenue upon the delivery of the products and/or completion of the installation and final acceptance from the customer, provided all other revenue recognition criteria have been met. Prior to the delivery/completion and the final acceptance, all costs incurred are included in inventories as work in progress in our consolidated balance sheet.

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Loan interest income

In the United States, we provide installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. We recognize interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value.

Third-Party Leasing Arrangements

We no longer enter into leases for solar systems. In January 2015, we entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, we introduce potential leasing customers to Sunrun and Sunrun pays us for our services in connection with the projects. Upon a customer signing a Sunrun lease, we purchase equipment from a list of preapproved equipment vendors provided by Sunrun. We then perform the design and EPC services until the system receives the permit to operate. Sunrun pays us 80% of the purchase price of the system after the system receives the city or county sign off and the final 20% after receiving the permit to operate. Consistent with revenue recognition on solar systems sold directly to residential and commercial customers, we recognize the revenue on the solar systems sold to Sunrun over time. Sunrun owns the equipment, leases the system and also services the lease. Our relationship with the residential customer is only during the sales and installation process. We provide our standard warranty for our EPC services to Sunrun. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and we are responsible to fix any issues as identified by Sunrun if they are caused by us. Sunrun covers all manufacturer component warranty issues with the system and may also contract with us to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term that expired January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36-month term which ends in January 2021. Sunrun was our second largest customer in the United States segment during the  six months ended June 30, 2019 and 2018.

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Impairment of Long-Lived Assets and Goodwill

We assess the carrying value of our long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of the long-lived asset, or group of assets, may not be recoverable, but at least annually. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived assets to the respective estimated future undiscounted cash flows. The estimated future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If our analysis indicates that the carrying value of the long-lived assets is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the long-lived asset.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When assessing goodwill for impairment, we consider the enterprise value and if necessary, the discounted cash flow model, which involves assumptions and estimates, including our future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require us to perform a quantitative impairment test include a significant decline in the financial results, a significant decline in the enterprise value relative to its net book value, an unanticipated change in competition or the market share and a significant change in the strategic plans. Based on our annual impairment testing, we determined the estimated fair value of our PRC reporting unit substantially exceeds its carrying value. Accordingly, no impairment of goodwill was recognized for the six months ended June 30, 2019 or the years ended December 31, 2018 and 2017.

Income Taxes

We account for income taxes pursuant to the FASB ASC Topic 740. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. We account for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We estimate the income tax provision using the discrete method. The discrete method is applied when the application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. We believe that, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to (i) the high degree of uncertainty in estimating annual pretax earnings and (ii) the wide variability in the effective tax rate given the significant permanent items.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for our China segment and the changes to our deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts were included in our consolidated financial statements as of and for the year ended December 31, 2018.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. We have determined it is more likely than not that our deferred tax assets related to our United States operations will not be realizable and have recorded a full valuation allowance against its deferred tax assets. In the event we are able to realize such deferred income tax assets in the future in excess of the net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in our consolidated financial statements in accordance with GAAP. The calculation of our tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. Our tax liabilities include estimates for all income-related taxes that we believe are probable and that can be reasonably estimated. To the extent that our estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which we determine such understatement. If our income tax estimates are overstated, income tax benefits will be recognized when realized.

We recognize interest and penalties related to unrecognized tax positions as income tax expense.

We do not record U.S. income taxes on the undistributed earnings of our foreign subsidiaries based upon our intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of June 30, 2019 and December 31, 2018, our foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event we are required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences.

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BUSINESS

Introduction

We are an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•

Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems for commercial and residential users in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects, although we do not currently have any operations and maintenance contracts;

•	Selling and installing integrated photovoltaic systems and for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing battery backup solutions for residential and commercial customers in the United States.

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We operate in two segments - our United States operations and our China operations. Our United States operations include (i) the sale and installation of photovoltaic and battery backup systems, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) owning and leasing to third parties through operating leases and power purchase agreements, and (iv) sales of LED systems.

Our China operations consist of identifying and procuring solar farm projects for resale to third parties and performing EPC services for solar farm projects and, to a significantly lesser extent, operating and maintaining solar farm projects and rooftop solar projects. Our business in China is conducted through our subsidiaries, primarily ZHTH and ZHPV, and their subsidiaries. Through June 30, 2019, our China operations have consisted substantially of identifying, procuring and selling and performing EPC services for solar farm projects, including sales of projects to and performing EPC services for related parties. We are also developing commercial and industry solar projects in China along with developing residential systems for the Chinese market.

We commenced our business in China in 2015, with the acquisition of ZHTH and ZHPV in April 2015, and we did not generate any revenue from that business during 2015. At present, our China operations represent the most significant component of our revenue. Our China operations generated revenue of $2.0 million in the six months ended June 30, 2019 and generated revenue of $31.3 million for the six months ended June 30, 2018. All of the revenue for the six months ended June 30, 2019 was generated during the second quarter of 2019. Our China operations generated revenue of $58.7 million for the year ended December 31, 2018 and revenue of $55.1 million for the year ended December 31, 2017.

Our United States operations generated revenue of $19.4 million for the six months ended June 30, 2019 consisting of solar revenue of $18.2 million, LED revenue of $132,000 and financing revenue of $1.0 million. For the year ended December 31, 2018, our United States operations generated revenue of $31.1 million, consisting of solar revenue of $28.5 million, LED revenue of $0.9 million and financing revenue of $1.7 million. Our United States operations generated revenue of $33.8 million for the year ended December 31, 2017 consisting of solar revenue of $27.3 million, LED revenue of $4.5 million and financing revenue of $2.0 million.

Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have three wholly-owned and one 93.75%-owned subsidiaries in the United States, SolarMax Renewable Energy Provider, Inc., SolarMax Financial, LED and SMX Capital. SMX Capital is a 93.75% owned subsidiary, and its financial statements are consolidated with our consolidated financial statements. The 6.25% minority interest is held by a former executive of our PRC operations. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements. SMX Capital operates through three limited liability companies in which we have a 30% interest and which we account for using the equity method in our consolidated financial statements.

Our wholly-owned subsidiaries outside the United States are Accumulate, SolarMax Hong Kong, Golden SolarMax and SolarMax Cayman.

Accumulate has one wholly-owned subsidiary, Accumulate Hong Kong, which has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Shanghai. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE. SolarMax Shanghai currently has one principal wholly-owned subsidiary, ZHTH. It also has other subsidiaries that are not significant.

The following charts show our corporate structure for our United States and China segments. The chart for our China segment does not include the subsidiaries of ZHTH or ZHPV, which are either project subsidiaries or subsidiaries which are formed to perform services for a specific contract.

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United States Segment

SolarMax Technology, Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc. (93.75%)

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.	SolarMax Technology Holdings (Hong Kong) Limited	Accumulated Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.	Accumulate Investment Co., Limited (HK)

	Chengdu Zhonghong Tianhao Technology Co. Ltd. (ZHTH)	Jiangsu Zhonghong Photovoltaic Electric Co. Ltd. (ZHPV)

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Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website address is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

Operations in China

General

Through our subsidiaries, we are primarily engaged in the following business activities in China:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in China;

•	Identifying potential buyers of solar farms;

•	Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and rooftop solar systems in China; and

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects, although we do not currently have any operations and maintenance contracts.

Based on the effective light resource and available land use, we are focusing on provinces with large tracts of available land and solar resources sufficient for the development of solar farms. We look to work with local entities to work with us on the project development. As part of this process we need to discuss the potential development with local government agencies, which may involve discussions with several departments. The local government agencies publish the availability of permits for solar farms, and we need to obtain the permit for the solar farm from the applicable government agency. We may also find the buyer who will own the solar farm. If we find a buyer to operate the solar farm, we would transfer the equity of the project subsidiary related to the solar farm to the buyer. If we identify the buyer, we seek to both obtain the contract to perform the EPC work as well as to operate and maintain the project after completion.

Our business in China is conducted through ZHTH and ZHPV. To comply with the local requirements to own and operate the EPC business in China, ZHTH and ZHPV establish a number of subsidiaries for different purposes. These special purpose subsidiaries include project subsidiaries which were formed by ZHTH or ZHPV to own the solar farms and the permits to construct and operate solar farms.

ZHTH is primarily engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. ZHPV’s core business is to provide EPC services, and it, through subsidiaries, performs operation and maintenance services.

Either ZHTH or ZHPV may establish a project subsidiary to obtain the permit for a project.

When we identify a buyer for a project, the subsidiary that owns the project subsidiary sells all of the equity in the project subsidiary to the buyer, and the buyer of the project engages ZHPV for the EPC work. The purchase price for the project subsidiary is an amount approximating the project subsidiary’s net assets. Accordingly, we do not generate a material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of our operations in China. Upon completion of the solar farm, if we obtain a contract for the operation and maintenance of the solar farm for a specified term, the services will be performed by a subsidiary of ZHPV.

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In addition to performing EPC services for buyers who purchase a project subsidiary from us, ZHPV also performs EPC services as a general contractor for a solar farm owner that already owns the permit. Our China subsidiaries also sell residential and commercial systems, although revenue from these sales are not material.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are constructed on large land areas where multiple ground-mount solar tracking towers are installed. While a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms can generate in the range of 30MW to 100MW of power.

We do not operate any solar farms as an owner, and we have no present plans to operate solar farms for our own account at least through the end of 2019. To the extent that, in the future, we propose to construct and operate a solar farm for our own account, any decision would be subject to obtaining sufficient financing to enable us to construct and operate the project and complying with government regulations relating to the ownership of a solar farm.

Acquisition of ZHTH and ZHPV

On April 28, 2015, we acquired the ownership of ZHTH, through a share exchange agreement among us, SolarMax Shanghai, and the equity owners of ZHTH. The purchase price for ZHTH consisted of cash of RMB 200,000 (approximately $32,786) and 4,032,000 shares of unvested restricted common stock, to be earned and vested upon achieving specified milestones related to procurement of solar system projects through December 31, 2017. The specified milestones were met as of December 31, 2015, and accordingly, all shares of the common stock related to the transaction were fully vested as of December 31, 2015.

Also, on April 28, 2015, we acquired the ownership of ZHPV through a share exchange agreement among us and the holders of the stock of Accumulate, which, through Accumulate Hong Kong, owned ZHPV. We own all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms, including reducing the total consideration, retroactively to the original acquisition date of April 28, 2015.Pursuant to the share exchange agreement for ZHPV, as amended, the purchase price for ZHPV consisted of 1,680,000 shares of common stock, which are pledged to us pursuant to a stock pledge agreement dated April 28, 2015 among us and the former owners of ZHPV to ensure compliance of certain seller post-closing obligations. The ZHPV share exchange agreement, as amended, also includes a contingency for us to pay the sellers’ liquidated damages of RMB 10,000,000 (approximately $1.6 million) in the event that we fail to take specified action with respect to a public offering by May 12, 2017, which is one year from the effective date of the amendment. We believe that we have satisfied this condition with the confidential submission of this registration statement.

Effective on May 12, 2016, in connection with the execution of the amendment to the share exchange agreement for ZHPV, ZHPV entered into a debt settlement agreement with Uonone Group Co., Ltd., one of the former owners of ZHPV. Pursuant to the debt settlement agreement, ZHPV and Uonone agreed to settle a list of pending business transactions entered by them during the period from December 31, 2012 to December 31, 2015. The financial impact of the debt settlement agreement was retroactively adjusted to the acquisition date of April 28, 2015 which reflects a receivable balance from Uonone Group in the amount of $1,570,000. As of June 30, 2019 and December 31, 2018, the receivable balance due from the Uonone Group was approximately $437,000 and $436,000, respectively. This receivable balance will be paid when we incur expenditures for which a separate liability for the same amount was established on the acquisition date. At June 30, 2019 and December 31, 2018, no expenditures under the acquired liability have been incurred.

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EPC

ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on April 29, 2016, which permits ZHPV to conduct business as a contractor in power engineering construction. The certificate is granted by the local government and enables ZHPV to perform its services throughout China. We engage local licensed engineering firms to perform the initial design work through a bidding process. When the engineering firm completes its design proposal, we obtain owner approval prior to procurement and construction.

We purchase the equipment for the project from local suppliers pursuant to a bidding process. Our construction team will remain on site to perform the EPC services, using local licensed subcontractor as needed. Our EPC services include continuing negotiations with local government and utility companies to resolve any issues that may occur on-site until the project is fully connected to the grid.

In February 2016, ZHPV entered into an agreement with a subsidiary of AMD pursuant to which the AMD subsidiary engaged ZHPV to perform the EPC services for its Guizhou Quingshouihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, was approximately RMB 518 million (approximately $80 million). Due to the limitation of available land use and zoning regulations, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million). The project was completed in 2017. We recognize revenue on our EPC services on the percentage of completion basis. Although we do not include VAT as either revenues or cost of revenues, the contract prices to our customers in the PRC include VAT and, accordingly, the prices in this prospectus include VAT.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China, which was increased to a 10.5MW project. This contract is supplemental to the February 2016 EPC described in the preceding paragraph. The contract price for the 10.5MW supplemental contract excluding VAT is RMB 31.0 million (approximately $4.6 million). Construction work on this project began in May 2019.

In October 2016, ZHPV executed an EPC contract with a different subsidiary of AMD for another 50MW solar farm project in Guizhou, China, which is referred to as Guizhou Pu’an solar farm. The contract price was RMB 280 million (approximately $42.5 million). The project was completed in 2017.

In November 2016, ZHPV executed an EPC contract with Xin Huang Duong Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations in 11 villages in Xin Huang Dong Minority autonomous county. The total system size for the 11 sites is 660 kilowatts with a contract value of RMB 5.1 million (approximately $750,000). The retainage for the five-year construction warranty is 10% or RMB 0.5 million, with 20% to be released at the end of each the first five years. Because of its small size and short construction period, this contract will be accounted for under the completed contract method and was completed in 2017. Xin Huang Duong Minority Poverty Relief Office obtained its permit independently of us.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 202.3  million (approximately $30.6 million). Construction work on the project started in January 2018. The project was completed during the year ended December 31, 2018.

In August 2018, ZHPV entered into a contract with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to contract a 50MW photovoltaic power station for a total contract price excluding VAT, of RMB 179.2 million (approximately $27 million) or $0.63 per watt. Construction work on the project started in August 2018, and the project was completed in 2018.

We purchased solar panels from AMD for certain of our solar farm projects. The amount due to AMD was RMB 52.6 million (approximately $ 7.7 million) and RMB 116.6 million (approximately $16.9 million) at June 30, 2019 and December 31, 2018, respectively . Pursuant to offset agreements dated June 21, 2019 with AMD, we partially satisfied our obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 25.4 million (approximately $3.7 million) due to us from the AMD subsidiary on the Qingshuihe #1 and #2, and Pu ’ an projects and RMB 8.55 million (approximately $1.2 million) of the partial balance of the unpaid project receivable due to us from the AMD subsidiary on the Qinghuihe #3 project.

We transfer the equity in the project subsidiary to the owner of the solar farm for a price that is approximately the net worth of the project subsidiary. As a result, we do not generate any significant gain or loss on the sale.

Seasonal weather patterns affect our construction of large scale solar projects. Northern provinces often experience below zero temperatures along with snow storms which could cause a closure of transportation options along with frozen ground which needs to be cleared for solar equipment, all of which can potential cause slowdowns in construction and increase our cost. Our EPC contracts to date have been in the southern provinces where cold weather does not have the same effect although the southern provinces may be subject to other adverse weather conditions.

Operation and Maintenance

If we enter into a maintenance agreement with the solar farm owner, once the project is fully connected to the grid, we will operate and maintain the project at a price and for a term to be agreed upon. In performing these services, we work with a local maintenance team who is responsible for the daily maintenance work, including one stationmaster and several workers depending on the plant size, subject to our overall supervision, and we may engage a subcontractor with specialized experience for certain maintenance services. Although we had operations and maintenance contracts with subsidiaries of AMD, when these subsidiaries sold the projects, the operations and maintenance contracts were terminated by the purchaser, and we do not presently have any operations and maintenance contracts. We cannot assure you that we will be able to negotiate operations and maintenance agreements with non-related parties.

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Competition

Within the solar farm industry in China we face increasing competition from other project developers and EPC companies. The solar energy industry is very competitive, consisting of state owned enterprises and a large number of private companies. Because China’s central government has announced a policy in favor of renewable energy sources, solar companies worldwide seek to develop and expand their business in China. We believe the number of new solar farm installation companies entering the industry in China has increased significantly since 2015 when we commenced business. This increased competition has caused some price erosion, which has affected our margins and could result in further reductions in our margins as we may reduce our prices to generate new business and could impair our ability to enter into EPC agreements with non-related parties. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United State company.

Rooftop solar systems for commercial, industrial and residential use is relatively new in the Chinese market. We believe we can leverage the expertise gained from our United States experience in this sector to market our services in China. The market for this type of system is currently small compared to our solar farm business, and we are seeking to explore, develop and market these services.

Government Subsidies

The solar investment and the development of the solar industry in China depend on continued government subsidies. Government policies have, and will continue to have, a significant impact on the solar industry in general. Government agencies set the rates that the utility company pays the solar farm owner. In general, the rate set at the beginning of the contract period remains the same during the period, although there is a risk that the rate will be changed. The rate varies from province to province. The government has announced that there will be a yearly decrease in the payment. After 2016, all the solar projects in China are required to be involved with the local government to help alleviate poverty in the region. In addition, solar farm construction needs to be integrated with local agriculture, tourism or animal husbandry, which leads to increases in the cost of our EPC services.

Government Regulations

Renewable Energy Law and Other Government Directive

The Renewable Energy Law of PRC, which originally became effective on January 1, 2006 and was amended on December 26, 2009, sets forth policies to encourage the development and on-grid application of renewable energy, including solar energy. Renewable energy under this law refers to non-fossil fuel energy, including wind energy, solar energy, water energy, biomass energy, geothermal energy, ocean energy and other forms of renewable energy. The law also sets forth a national policy to encourage the installation and use of solar energy water heating systems, solar energy heating and cooling systems, photovoltaic systems and other systems that use solar energy. It also provides economic incentives, such as the establishment of national funding, preferential loans provided by financial institutions with financial interest subsidies to certain renewable energy development and utilization projects, and tax preferential treatment for the development of certain renewable energy projects.

The PRC Energy Conservation Law, which was amended on October 28, 2007 and July 2, 2016, encourages utilization of energy-saving building materials like new wall materials and energy-saving equipment, and encourage the installation and application of renewable energy use systems such as solar energy. The law also encourages and supports the vigorous development of methane in rural areas, promotes the utilization of renewable energy resources such as biomass energy, solar energy and wind power, develops small-scale hydropower generation based on the principles of scientific planning and orderly development, promotes energy-saving-type rural houses and furnaces, encourages the utilization of non-cultivated lands for energy plants, and energetically develops energy forests such as firewood forests.

On September 4, 2006, the Ministry of Finance, or MOF, and Ministry of Construction jointly promulgated the Interim Measures for Administration of Special Funds for Application of Renewable Energy in Building Construction, pursuant to which the MOF will arrange special funds to support the application of Building Integrated Photovoltaics systems, or BIPV applications, to enhance building energy efficiency, protect the environment and reduce consumption of fossil fuel energy. Under these measures, applications to provide hot water supply, refrigeration, heating and lighting are eligible for such special funds.

On September 26, 2009, the State Council of the PRC approved and circulated the Opinions of National Development and Reform Commission, known as the NDRC, and other Nine Governmental Authorities on Restraining the Production Capacity Surplus and Duplicate Construction in Certain Industries and Guiding the Industries for Healthy Development. These opinions concluded that polysilicon production capacity in China has exceeded demand and adopted a policy to impose more stringent requirements on the construction of new facilities for manufacturing polysilicon in China. These opinions also stated that the government should encourage polysilicon manufacturers to enhance cooperation and affiliation with downstream solar power product manufacturers to expand their product lines. However, these opinions do not provide any detailed measures for the implementation of this policy. As we are not a polysilicon manufacturer and do not expect to manufacture polysilicon in the future, we believe the issuance and circulation of these opinions will not have any material impact on our business.

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On October 10, 2010, the State Council of the PRC promulgated a decision to accelerate the development of seven strategic new industries. Pursuant to this decision, the PRC government will promote the popularization and application of solar thermal technologies by increasing tax and financial policy support, encouraging investment and providing other forms of beneficial support.

In March 2011, the National People’s Congress approved the Outline of the Twelfth Five-Year Plan for National Economic and Social Development of the PRC, which includes a national commitment to promoting the development of renewable energy and enhancing the competitiveness of the renewable energy industry. Accordingly, in January 2012, the Ministry of Industry and Information Technology and the Ministry of Science and Technology respectively promulgated the Twelfth Five-Year Special Plans Regarding the New Materials Industry and the High-tech Industrialization to support the development of the PRC solar power industry.

On March 8, 2011, the MOF and the Ministry of Housing and Urban-Rural Development jointly promulgated the Circular on Further Application of Renewable Energy in Building Construction to increase the utilization of renewable energy in buildings.

On March 27, 2011, the NDRC promulgated the revised Guideline Catalogue for Industrial Restructuring which categorizes the solar power industry as an encouraged item. On February 16, 2013, the NDRC promulgated the 2013 revised Guideline Catalogue for Industrial Restructuring to be effective on May 1, 2013, the solar power industry is still categorized as an encouraged item.

In March 2016, the National People’s Congress approved the Outline of the Thirteenth Five-Year Plan for National Economic and Social Development of the PRC, which mentions a national commitment to continuing to support the development of PV generation industry.

Laws and Regulations Concerning the Electric Power Industry

The regulatory framework of the PRC power industry consists primarily of the Electric Power Law of the PRC, which became effective on April 1, 1996, and was most recently amended on December 29, 2018, and the Electric Power Regulatory Ordinance, which became effective on May 1, 2005. One of the stated purposes of the Electric Power Law is to protect the legitimate interests of investors, operators and users and to ensure the safety of power operations. According to the Electric Power Law, the PRC government encourages PRC and foreign investment in the power industry. The Electric Power Regulatory Ordinance sets forth regulatory requirements for many aspects of the power industry, including, among others, the issuance of electric power business permits, the regulatory inspections of power generators and grid companies and the legal liabilities for violations of the regulatory requirements.

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Electric Power Business Permit

On January 5, 2006, the NDRC promulgated the Administrative Provisions on Renewable Energy Power Generation which set forth specific measures for setting the price of electricity generated from renewable energy sources, including solar, and for allocating the costs associated with renewable power generation. The Administrative Provisions on Renewable Energy Power Generation also delegate administrative and supervisory authority among government agencies at the national and provincial levels and assign partial responsibility to electricity grid companies and power generation companies for implementing the Renewable Energy Law.

Pursuant to the Provisions on the Administration of the Electric Power Business Permit, which were issued by the State Electricity Regulatory Commission, known as SERC, and became effective on December 1, 2005, unless otherwise provided by the SERC, no company or individual in the PRC may engage in any aspect of electric power business (including power generation, transmission, dispatch and sales) without first obtaining an electric power business permit from the SERC. These provisions also require that if an applicant seeks an electric power business permit to engage in power generation, it must also obtain in advance all relevant government approvals for the project including construction, generation capacity and environmental compliance.

However, there are exceptions pursuant to which certain of our photovoltaic power generation projects may not need to obtain an electric power business permit from the SERC. On July 18, 2013, the NDRC issued the Interim Measures for the Administration of Distributed PV Power Generation, which waived the previous requirement to obtain an Electric Power Business Permit for distributed generation projects. On April 9, 2014, the NEA issued the Circular on Clarifying Issues concerning the Administration of Electric Power Business Permit, which waived requirement to obtain an Electric Power Business Permit for those solar power generation projects with installed capacity less than 6MW and any distributed generation projects approved by or filed with the NDRC or its local branches, and required the local NEA to simplify the Electric Power Business Permit application procedure for the solar power generation companies.

Grid Connection and Dispatchment

All electric power generated in China is distributed through power grids, except for electric power generated by facilities not connected to a grid. The distribution of power to each grid is administered by dispatch centers, which administer and dispatch planned output by power plants connected to the grid. The Regulations on the Administration of Electric Power Dispatch to Networks and Grids, promulgated by the State Council and the former Ministry of Electric Power Industry, effective on November 1, 1993, as amended on January 8, 2011, and its implementation measures, regulate the operation of dispatch centers.

Feed-in Tariff (FIT) Payments

The Renewable Energy Law of the PRC, as amended on December 26, 2009 and effective on April 1, 2010, sets forth policies to encourage the development and utilization of solar power and other renewable energy. The Renewable Energy Law authorizes the relevant pricing authorities to set favorable prices for electricity generated from solar and other renewable energy sources.

The NDRC further issued the Circular on Promoting the Healthy Development of PV Industry by Price Leverage on August 26, 2013, or the 2013 Circular. Under this circular, the feed-in tariff (“FIT”) (including VAT) for solar power projects approved or filed after September 1, 2013 or beginning operation after January 1, 2014 would be RMB0.90 per kilowatt hour (“kWh”), RMB0.95 per kWh or RMB1.00 per kWh, depending on the locations of the projects (excluding on-grid solar power projects located in Tibet).

In addition, the 2013 Circular sets forth special rules that entitle distributed generation projects (excluding the projects that have received an investment subsidy from the central budget) to a national subsidy of RMB0.42 per kWh. According to the Circular on Further Implementing Polices Relating to Distributed Generation issued by the NEA on September 2, 2014 and the Circular on Implementation Plans of PV Generation Construction for 2015 issued by the NEA on March 16, 2015, rooftop distributed generation projects that sell electricity directly to consumers or to both consumers and grid enterprises receive a national subsidy of RMB0.42 per kWh plus the local desulphurized coal benchmark electricity price for the electricity sold to the State Grid or a negotiated electricity purchase price for electricity sold directly to consumers. Ground-mounted projects and rooftop distributed generation projects which sell all electricity to grid enterprises are entitled to the FIT of RMB0.90 per kWh, RMB0.95 per kWh or RMB1.00 per kWh, depending on where the project is located (excluding on-grid solar power projects located in Tibet).

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On December 22, 2015, the NDRC issued the Circular on Improving the Policies on the On-grid Tariffs of Onshore Wind Power Generation and PV Generation, effective on January 1, 2016, which provides that ground mounted projects, as well as rooftop distributed generation projects that sell all electricity generated to the local grid companies, are entitled to FIT of RMB0.80 per kWh, RMB0.88 per kWh or RMB0.98 per kWh, depending on where the project is located (excluding on grid solar power projects located in Tibet), provided that these projects are filed after January 1, 2016 and fall within the regional scale index of the year, or these projects are filed prior to January 1, 2016 and fall within regional scale index of the year, but do not commence operations prior to June 30, 2016.

The difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price, or the subsidies paid to distributed generation projects, are funded by the renewable energy development funds. The above FIT and subsidy policies are valid for 20 years for each power generation project since its formal operation, in principle.

On December 30, 2016, the MIIT, NDRC, the Ministry of Science and Technology and MOF jointly promulgated the Development Guide Regarding the New Materials Industry to support and provide details for the development of the PRC solar power industry.

On February 10, 2017, the NEA promulgated the Circular on Printing and Distributing the Guidance on Energy Work in 2017, which promotes the construction of PV and thermal power projects. According to this circular, the PRC government planned to add the new construction scale of 20 million kilowatts and the new installed capacity of 18 million kilowatts in 2017. Although it is the PRC government’s policy to encourage such construction, it is not clear what specific targets have been fulfilled.

On May 31, 2018, the NEA, Ministry of Finance and NDRC of the PRC jointly promulgated a Notice regarding the Matters of Photovoltaic Power Generation in 2018 (“2018 PV Power Generation Notice”). The 2018 PV Power Generation Notice set forth new policies on general and distributed PV power stations. For example, based on the industry practice, no scale for the construction of general photovoltaic power station will be arranged in 2018. Before the issuance of any new rules in respect of the construction of general photovoltaic power stations, no national government subsidies were provided to general photovoltaic power station. There will be a scale of 10 gigawatts for the construction of distributed photovoltaic power station. In general, the feed-in tariff for general photovoltaic power stations will be reduced by RMB 0.05 per kWh.

On April 28, 2019, the NDRC issued a Notice Regarding Issues of Improvement on Mechanism for Grid Price of Photovoltaic Power Generation, effective on July 1, 2019. The benchmark solar PV tariff has been changed into guiding solar PV tariff. For utility-scale solar PV projects that fully feed electricity into grids after July 1, 2019, the FIT will be RMB 0.4 per kWh, RMB 0.45 per kWh, or RMB 0.55 per kWh depending on where the project is located. Commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.1/kWh.

On January 7, 2019, NDRC and the NEA jointly promulgated the Circular on Actively Promoting Subsidy-free Grid Price Parity for Wind Power and PV Power, which set forth several measures regarding project organization, construction, operation and supervision to promote PV power generation power projects with grid price equivalent to or below the benchmark grid price of coal-fired power units.

We have been advised by our PRC counsel, that, based on their review of our operations material provided by us and their review PRC laws and regulations, our operations in the PRC, as presently conducted, based on our approved qualifications, comply in all material respects with applicable PRC laws and regulations.

Subsidy Catalog

On November 29, 2011, the MOF, NDRC and NEA jointly issued the Interim Measures for the Administration of Levy and Use of Renewable Energy Development Fund, which provides that development funds for renewable energy include designated funds arranged by the public budget of national finance, and renewable energy tariff surcharge collected from electricity consumers. Solar power projects can only receive central government subsidies after completing certain administrative and perfunctory procedures with the relevant authorities of finance, price and energy to be listed in the Subsidy Catalog issued by the MOF, NDRC and NEA. These subsidies represent the difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price. In January 2016, the NEA announced that there would be a nation-wide inspection on all solar power projects in operation and under construction, and that fall within the regional scale index of the year would be included in and managed via the Platform for Renewable Energy Power Generation Projects for the purpose of government subsidies application and payment.

In order to be listed in the Subsidy Catalog, ground-mounted projects submit applications to the relevant provincial authorities; and in accordance with the Circular on Issues Concerning Implementing Electric Quantity-based Subsidy Policy for Distributed Generation Projects issued by the MOF on July 24, 2013, rooftop distributed generation projects submit applications to the grid enterprises in the area where the projects are located. After preliminary review of the applications, the provincial authorities will jointly report to the MOF, NDRC and NEA, and the MOF, NDRC and NEA has final review of such applications to decide whether to list in the Subsidy Catalog.

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Development Funds of Renewable Energy

The Renewable Energy Law provides financial incentives, including national funding for the development of renewable energy projects.

Pursuant to the Interim Measures for the Administration of Designated Funds for the Development of Renewable Energy issued by the MOF and effective on April 2, 2015, the MOF sets up designated funds to support the development and utilization of renewable energy in accordance with the national fiscal budget.

According to the Implementing Measures for the Administration of Price of Renewable Energy and Cost Sharing Program and the Interim Measures for Adjustment to Additional On-grid Tariff for Renewable Energy issued by the NDRC, the gap between the FIT for solar power projects and the desulphurized coal benchmark electricity price is subsidized by collecting tariff surcharge from the electricity consumers within the service coverage of grid enterprises at or above provincial level.

Mandatory Purchase of Renewable Energy

The Renewable Energy Law imposes mandatory obligations on grid enterprises to purchase the full amount of on-grid electricity generated by approved renewable energy plants whose power generation projects meet the grid connection technical standards in the areas covered by the grid enterprises’ power grids. Grid enterprises must improve the power grid construction in order to better absorb electricity generated from renewable energy.

Pursuant to the Measures for the Supervision and the Administration of Purchase of Full Amount of Renewable Energy by Grid Companies issued by the SERC in July 2007, the SERC and its local branches supervise the purchase of the full amount of renewable energy by the grid enterprises. If the grid enterprises do not purchase the full volume of the electricity generated from the renewable energy due to the circumstances such as force majeure or any other circumstance endangering the safety and stability of the power grids, the grid enterprises must promptly notify the renewable energy power generation companies of the details in writing and also submit detailed facts to the competent local branches of the SERC.

The Several Opinions on Promoting the Healthy Development of PV Industry also requires the grid enterprises to ensure PV power generation projects’ timely connection to the power grid and purchase the full amount of electricity generated by the PV power generation projects.

On March 20, 2015, the NDRC and NEA issued a directive opinion that emphasizes that the competent provincial authorities must strengthen the implementation of the provisions with regard to the purchase of the full amount of electricity generated by renewable energy and avoid any curtailment of solar power projects. In addition, it also stated that electricity generated by clean energy is encouraged to be sold directly to the consumers in the regions where there is an ample supply of clean energy, and the relevant parities must coordinate the trans-provincial supply of electricity and power transmission capability, in order to maximize the utilization of clean energy. Local governments also announced their intentions to efficiently implement the system regarding the purchase of the full amount of renewable energy, such as the Inner Mongolian Autonomous Government.

On March 24, 2016, the NDRC issued the Measures for the Administration of Guaranteed Purchase of Full Amount of Renewable Energy, to strengthen the administration of, and provide details for, the implementation of the purchase of the full amount of renewable energy by the grid enterprises.

On May 10, 2019, NDRC and NEA jointly released Notice on Establishing a Mandatory Renewable Electricity Consumption Mechanism, pursuant to which, the government will set renewable electricity consumption quotas in electricity power consumption. The renewable consumption quotas will be determined at the provincial level and the provincial energy administrations will lead the implementation process.

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Environmental Protection

The construction processes of the solar power projects may generate noise, waste water, gaseous emissions and other industrial wastes. Therefore, we are subject to a variety of government regulations related to the storage, use and disposal of hazardous materials and to the protection of the environment of the community. The major environmental regulations applicable to our business activities in the PRC include the Environmental Protection Law of the PRC, the Law on the Prevention and Control of Noise Pollution, the Law on the Prevention and Control of Air Pollution, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Solid Waste Pollution, the Environmental Impact Evaluation of Law, and the Regulations on the Administration of Environmental Protection in Construction Projects.

Foreign Investment in Solar Power Business

The principal regulation governing foreign ownership of solar power businesses in the PRC is the Foreign Investment Industrial Guidance Catalog. Under the current catalog, which was amended in 2017 and effective on July 28, 2017, the construction and operation of new energy power stations (including solar power, wind power, etc.) is classified as an “encouraged foreign investment industry.” Foreign-invested enterprises in the encouraged foreign investment industry may be entitled to certain preferential treatment, such as exemption from tariffs on equipment imported for their operations, after obtaining approval from the PRC government authorities. On June 28, 2018, the MOFCOM and the NDRC further promulgated the Special Administrative Measures for Market Access of Foreign Investment (Negative List), or the Negative List, to amend the Foreign Investment Industrial Guidance Catalog regarding those special administrative measures related to market access of foreign investment. On June 30, 2019, MOFCOM and the NDRC updated Negative List to replace the Negative List promulgated in 2018.

On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law, or new FIL which will take effect on January 1, 2020, and replace China’s currently fragmented foreign investment regime: three separate foreign investment laws previously enacted, that is the Wholly Foreign-Owned Enterprises Law, the Chinese-Foreign Equity Joint Ventures Law, and the Chinese-Foreign Contractual Joint Ventures Law. The new FIL sets forth a few definitions and guiding principles vis-à-vis foreign investment. It defines “foreign investors” as any “natural person, enterprise, or other organization of a foreign country” and “foreign-invested enterprises” as any enterprise established under Chinese law that is wholly or partially invested by foreign investors. The new FIL further defines “foreign investment” as any foreign investor’s direct or indirect investment in mainland China, including (a) establishing FIEs either individually or jointly with other investors; (b) acquiring shares, equity, property shares, other similar rights and interests in Chinese domestic enterprises; (c) investing in new projects either individually or jointly with other investors; and (d) making investments through other means provided by laws, administrative regulations, or the State Council. The new FIL also reaffirms that the State supports the policy of opening up and encourages foreign investment made by foreign investors in mainland China, and implements policies in high level freedom and convenience in investment to build a market environment of stability, transparency, predictability, and fair competition. In addition, the State established pre-establishment national treatment plus negative list. National treatment means foreign investment will be treated no less favorably than domestic investment during the investment access stage unless otherwise stipulated under negative list which impose special administrative measures in foreign investment access. The negative list will be approved or published by the State Council. The new FIL also sets out a list of policy measures for promoting foreign investment, such as equal treatment of foreign and domestic with respect to the application of business development policies, formulation of standards and application of compulsory standards, and government procurement. Furthermore, the new FIL lists protective measures and regulating provisions foreign investment. For example, in general foreign investors’ investments are not subject to governmental expropriation; forced technology transfer by administrative measures will be prohibited; the laws including the Company Law and the Partnership Enterprise will govern FIEs’ organizational forms, institutional frameworks and standard of conduct. The new FIL sets forth certain legal responsibilities. For example, if a foreign investor invests in a prohibited industry, it will be ordered to cease investment activities, restore the conditions that existed prior to the activities by, for instance, disposing of its shares or assets, and forfeiting any illegal proceeds. If a foreign investor investing in a restricted industry violates the conditions specified by the negative list, it will be ordered to make corrections to satisfy the conditions within a certain period.

Work Safety

The Work Safety Law of the PRC, which became effective on November 1, 2002 and was amended on August 31, 2014, is the principal law governing the supervision and administration of work safety for solar power projects. In accordance with the Measures for the Supervision and the Administration of Work Safety of Electricity Industry promulgated by the NDRC, which became effective on March 1, 2015, power plants are responsible for maintaining their safety operations in accordance with the relevant laws, regulations, rules and standards regarding the work safety. The NEA and its local branches supervise and administer the work safety of electricity industry at the national and local level. On April 20, 2015, the NEA and the State Administration of Work Safety jointly promulgated the Circular on Standardizing Safe Production Process for PV Generation Enterprises, which detailed the standards of production process for PV generation enterprises for work safety purpose.

Labor Laws and Social Insurance

On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012, which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance payment upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although we are currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, provisions of the Labor Contract Law may limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

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Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Taxation

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and was later amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax (the “VAT Regulation”), which was amended on November 10, 2008, February 6, 2016 and November 19, 2017 and its implementation rules, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, which was eliminated on November 9, 2017, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the MOF and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A VAT rate of 6% applies to revenue derived from the provision of some modern services.

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On December 12, 2013, the MOF and SAT issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), along with Pilot Implemental Rules of Replacing Business Tax with VAT, which is effective on January 1, 2014 (“Pilot Rules”). Pursuant to the Pilot Rules, the unit and individual who provide service in transportation, postal and other modern service industrial shall be obligated to pay VAT. Taxpayers who provide taxable service shall pay VAT instead of the Business Tax. The tax rate for provision of modern service industrial (exclusive of leasing of tangible chattel) is 6%.

On December 16, 2013, the State Administration of Taxation issued the Announcement on Matters concerning the Determination of the Qualification of General VAT Taxpayers under the Pilot Program of Replacing Business Tax with VAT (the “VAT Announcement”), which became effective on January 1, 2014. According to the VAT Announcement, a pilot taxpayer who has been determined as a general VAT taxpayer before the implementation of the pilot program and concurrently provides taxable services is not required to apply for the qualification again. The competent tax authority shall prepare and deliver the Notice of Tax-Related Matters and inform the taxpayer. A pilot taxpayer with annual sales amount of taxable services above RMB5.0 million ($0.8 million) before the implementation of the pilot program of VAT in lieu of business tax shall go through the formalities for the qualification of a general VAT taxpayer with the competent tax authority under the State Administration of Taxation.

In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates promulgated on April 4, 2018 and effective on May 1, 2018, by the Ministry of Finance and State Administration of Taxation, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are adjusted to 16% and 10%, respectively. Pursuant to Announcement on Policies for Deepening the VAT Reform issued by the PRC Ministry of Finance, PRC State Taxation Administration and the General Administration of Customs on May 20, 2019 and effective on April 1, 2009, the previous rate of 16% or 10% are adjusted to be 13% or 9%, respectively, for taxpayer’s general sale activities or imports.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Foreign Currency Exchange

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

In August 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or the SAFE Circular No. 142, regulating the conversion by a foreign invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. Pursuant to the SAFE Circular No. 142, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without the SAFE’s approval, and such RMB capital may not in any case be used to repay RMB-denominated loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties. Furthermore, on March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or SAFE Circular No.19, which became effective on June 1, 2015 and replaced Circular 142. SAFE Circular No.19 provides that, the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, SAFE Circular No. 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises. For instance, it still prohibits foreign-invested enterprises from, among other things, spending RMB capital converted from its foreign currency registered capital on expenditures beyond its business scope.

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In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under the Stock Option Notice, domestic individuals who participate in equity incentive plans of an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks.

The Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment issued by the SAFE on November 19, 2012 and amended on May 4, 2015 substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expense accounts, foreign exchange capital accounts, guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in the PRC (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE’s approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

On February 13, 2015, the SAFE promulgated the Circular on Further Simplification and Improvement of Foreign Currency Administration Policies on Direct Investment, which became effective on June 1, 2015. This circular aims to further remove or simplify the approval requirements of SAFE upon the direct investment by foreign investors.

Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

•	the Company Law (2018 Revision);

•	the Wholly Foreign-Owned Enterprise Law (2016 Revision); and

•	the Wholly Foreign-Owned Enterprise Law Implementing Rules (2014 Revision).

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

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Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The National People’s Congress, or the NPC, enacted the Decisions on Preserving Internet Security in December 2000, as amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

The Standing Committee of China’s National People’s Congress passed the Cyber Security Law (the “CSL”), China’s first cybersecurity law, which took effect in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements for cybersecurity and data protection, and any individual or organization using the network must comply with the PRC constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. Usually, a network is broadly defined and includes, but is not limited to, the Internet. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

Qualification of Construction Enterprise

According to the Construction Law of the PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011 and most recently on April 23, 2019, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall have the following qualifications: (1) a registered capital conforming to state provisions; (2) specialized technical personnel with qualifications for legal operations that commensurate with the building operations being engaged in; (3) technical equipment for engaging in related building operations; and (4) other qualifications as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall be classified into different grades of quality in accordance with such quality qualifications as the registered capital, specialized technical personnel, technical equipment in their possession and achievements in construction projects completed, and may engage in building operations within the scope permitted by their respective quality grades on acquisition of the corresponding grade quality certificates upon passing qualification examination.

Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by the Ministry of Housing and Urban-Rural Development of the PRC on September 13, 2016, which was most recently modified by the Decisions of the Ministry of Housing and Urban-Rural Development on the Modification of the Administration Rules Regarding Qualification of Construction Enterprise and Other Regulations on December 13, 2018, a construction enterprise may conduct its construction business after the receipt of a qualification which is classified into three categories, named as General Construction Contractor Qualification, Professional Contractor Qualification, and Construction Labor Service Qualification, with each category having several grades.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule. As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on our understanding of current PRC laws, regulations, and additional procedures announced by the CSRC on September 21, 2006, we believe it is not applicable to us since we are not an overseas company controlled by PRC domestic companies or natural persons.

If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

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Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) that participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles promulgated by SAFE in July 2014 (SAFE Circular No. 37) also provides certain requirements and procedures for foreign exchange registration in relation to an equity incentive plan of a special purpose vehicle before listing. In this regard, if a non-listed special purpose vehicle grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. Although, based on advice of our PRC counsel we do not believe that we are subject to these rules, we cannot assure your that SAFE will not come to a different conclusion. If we are subject to these rules and we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued several circulars concerning employee stock options, and, under these circulars, our employees working in China who exercise stock options would be subject to PRC individual income tax. Our PRC subsidiary would have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities

United States Operations

Solar Energy Systems

We design, install and sell or finance high performance photovoltaic solar energy systems and, commencing in the third quarter of 2016, backup battery systems. A photovoltaic system generates electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. A system consists of one or more photovoltaic modules and an inverter. Photovoltaic modules, which are manufactured in different sizes and shapes, generate direct current (DC) electricity. The electricity current is then fed through an inverter to produce the alternating current (AC) electricity that can be used to power residences and commercial businesses. The major components of our solar energy systems include solar panels that convert sunlight into electrical current, inverters that convert the DC electrical output from the panels to AC current compatible with the electric grid, racking that attaches the solar panels to the roof or ground and electrical hardware that connects the solar energy system to the electric grid. The backup battery system is an optional system that is used by some of our clients who want to store solar power and use it when there is a disruption in electricity power for any reason. We currently install solar systems only in California.

We provide and install both grid-tied and off-grid systems. Grid-tied systems remain connected to the electric grid, so that the energy generated by the system is sent back to the grid during the day and power is drawn back at night. The electric grid thus serves as a “storage device” for photovoltaic-generated power. If consumers use more power than is generated by their solar energy system, they can purchase power from the regional utility company. If consumers use less power than the system generates, they can sell the electricity back to their local utility companies and receive a credit on their electric bills. In order to sell power back to the utility company, the owners need to make an application to the utility company and the utility company then gives the owners a standard agreement covering the purchase of the excess power. Grid-tied systems generally represent the most common, affordable and feasible option for urban and suburban residences.

Off-grid systems are not connected to the utility grid and therefore require battery backup. Off-grid solutions are less common and are mostly employed for residences that do not have the option of connecting to the utility grid. Almost all of our installations are grid-tied systems.

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Our Sale and Installation Process

Our system sale and installation process consists of five stages - feasibility, design, permitting, procurement and installation. In addition, when a customer requests additional services, we will enter into post-installation maintenance agreements with customers who own the systems.

We market to our customers using print ad, internet, radio and television adverting along with customer referrals. We are in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives. After the initial contact with a prospective customer, our construction and solar engineers visit the customer to conduct an on-site evaluation and assess the customer’s electricity needs. The site assessment includes a shading analysis, roof inspection and review of any existing mechanical systems. Additionally, we review the customer’s recent utility bills so that we can present a proposal designed to meet the customer’s energy requirements and answer the customer’s questions. At this stage, the customer has not made any commitment to purchase a system from us.

At the design stage, we analyze the information obtained during the feasibility stage to design a proposed solar energy solution, based on the customer’s stated energy needs, financial means and the specifics of the building location. Upon completion of the design stage, we present the customer with a detailed written proposal outlining the components of the system, the proposed timeline of the system implementation, the estimated price and estimated energy savings as well as the expected return on the investment based on existing rate information. Approved customers who purchase our systems sign a purchase agreement and tender to us a down payment equal to the lesser of 10% of the overall cost or $1,000, which can be refunded within three days.

The period of time between the initial customer contact at the feasibility stage and the signing of the contract upon the completion of the design stage (the negotiation period) may range from less than a month to more than a year, with six to nine months being the average negotiation period for larger commercial projects.

Before installing any solar or backup battery system, we must obtain required permits and approvals from the local fire department and the department of building and safety and other applicable state and local agencies, as well as from utility companies. We prepare a full permitting package and apply for these permits on behalf of the customer. We may also assist the customer with necessary paperwork to apply for and obtain the tax rebates and incentives. The permitting process typically takes four to eight weeks. Upon completion of this stage, we require customers paying to pay 40% of the total purchase price.

Once the customer orders the system, we order products, parts and materials necessary to implement the project. Upon delivery of the materials to the customer’s site, we require an additional 40% of the purchase price.

Finally, we assemble and install the system at the customer’s site. Once installation is complete, we meet with the customer to conduct a final walk-through of the system and review its components. Upon the final walk-through and sign-off by the city inspector, the system becomes fully operational, and we require the remaining 20% of the purchase price. The payment schedules do not apply to customers for whom we are providing financing.

Source of Supply

Our largest supplier, Jiangsu Qilan I&E Co., Ltd., accounted for purchases of $20.3 million, or 30% of our purchases for 2017. In 2016, our largest supplier accounted for purchases of approximately $21.1 million, or 35% of our purchases for all solar system related components such as panels, inverters, railings and mounts. We also have access to all commercially available solar panels and associated equipment by using a large number of other suppliers. There are multiple alternative suppliers of solar panels and associated products, except that Li-Max is our sole supplier of the FLEX backup battery system.

Our supply agreement with Sunspark covers purchases by both our United States and China operations.

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On July 29, 2016, we entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which we are the exclusive worldwide (except for Asia) distributor of Li-Max Energy Storage System. We believe this product will complement our existing solar systems and commercial LED lighting in the United States. The agreement contains an initial purchase commitment of 375 units, which is approximately $1.1 million, of Li-Max Energy System within the first six months of the term of the agreement. In the event that we fail to purchase 60% of this commitment within the six-month period, Li-Max can require us to purchase the shortfall within 60 days. If we don’t meet this commitment Li-Max has the right to terminate the agreement. The agreement provides for a ten-year warranty from Li-Max on products we purchase from Li-Max. Subsequent to the distribution agreement, Li-Max recognized the need to redesign its energy system in order that the system qualifies for the California home battery rebate. As of June 30, 2019, Li-Max had not yet redesigned its energy system and our obligations and Li-Max’ right to terminate the agreement were suspended until the energy system is redesigned so that it qualifies for the California home battery rebate program. On October 8, 2018, we and Li-Max signed a letter agreement was signed to amend the distribution agreement to extend the commencement date of the 60-day period to start on the date Li-Max completes the redesign of the system to meet the additional requirements, as defined in the letter agreement. Accordingly, as of June 30, 2019,  December 31, 2018 and 2017, we were are not subject to any minimum purchase requirements under this distribution agreement. Although we made modest sales of the Li-Max system in 2018, we have ceased marketing the system pending the redesign by Li-Max.

Warranty Obligations; Production Guarantee

All parts of the system provided by us are under manufacturers’ warranties, typically for 25 years for the panels and inverters. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to the customers, ranges from one to ten years. We provide a limited installation services warranty that warrants the installation services related to the system owner’s photovoltaic modules and inverters to be free from defects in the installation services under normal application, use and service conditions for a period of 10 years from the first date of the original installation services. Our agreement with our customers provides that we are not responsible for damage resulting from natural disasters, such as hurricanes, or other weather conditions. For leased systems we require the customer to maintain insurance covering these risks.

Prior to 2015, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to commercial customers pursuant to the power purchase agreement. Revenue from power purchase agreements is not material.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system will generate a specified minimum solar energy during a given year. The agreements generally have a ten-year term. In our standard form of contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. Our contract also provides that the purchasers of these systems shall not be entitled to reimbursement for shortfalls caused by overshadowing, shading or other interference not attributable to the design of the system and the accompanying equipment.

   In 2017, we incurred unanticipated increased warranty costs of $354,000 for systems we installed for a leasing company with which we worked until February 2017. These costs resulted from production guarantees for equipment that we installed for the leasing company’s customers that were configured based on the assumption that the system would operate under ideal or near-ideal conditions rather than production guarantees that were based on the actual design of the specific system. Furthermore, the leasing company did not have an obligation to review, and did not review, the contracts containing the production guarantee against the system design, and we did not conduct any independent review or make any modifications. We believe that we have addressed the problems that resulted in the unanticipated warranty costs; however we cannot assure you that we will not incur other expenses relating to systems that do not meet the required production, whether because of the system design, changes in weather patterns or other reasons.

From December 2011 to February 2017, we were party to an agreement with Sunpower pursuant to which we performed EPC services for systems leased by Sunpower. The leases contained a performance guarantee for the power to be generated by the system. Sunpower received claims from certain leasees regarding production shortfalls on solar systems installed by us and Sunpower then communicated those claims to us. Although we believe that we are under no legal obligation, we have agreed with Sunpower to settle in cash or otherwise fix the underperforming systems. We developed and determined that our total liability to Sunpower is approximately $354,000 for costs both incurred and anticipated, and we accrued an charge in $354,000 in 2017.We believe the reasons for the production shortfall were:

•	Inadequate training concerning the inputs of system design that determine system performance and the system’s ability to comply with production guarantees. In some cases, system performance was determined based on a system designed for ideal or near-ideal conditions rather a production guarantee based on the actual design of the system. As a result, the production guarantee was greater than the system was designed to produce.

•	Neither Sunpower nor we reviewed the production guarantee against the system design, and no modification of the production guarantee was made to reflect the final system design. Sunpower did not have an obligation to review, and did not review, the design, and we mistakenly believed Sunpower had done so. As a result, we installed systems that were not designed to meet the production guarantee.

We believe these issues have been corrected through the following actions which we took after the formal production guarantee program was put in place in early 2017:

•	Implementation of new personnel and training policies.

•	Modification of systems to provide production guarantee that are consistent with the system design.

•	Establishment of a contract standard for production guarantees based on a U.S. Department of Energy calculation (for SolarMax owned leases).

•	Implementation of a policy to reviews production guarantees against system designs and to modify guarantees as final system design warrants.

We no longer sell and install systems for Sunpower. All of our systems for leasing customers are sold to Sunrun. Sunrun establishes its own production guarantees, conducts its own reviews of those guarantees in conjunction with system design, and modifies its contracts accordingly.

Although we believe we have taken steps designed to prevent a misalignment of system designs and production guarantees, we cannot assure you that we will not be subject to unanticipated liability based on the failure of our systems to meet production guarantees.

Our only production guarantees are pursuant to agreements with our customers, and we believe that our current procedures are designed to enable us to correct the deficiencies that resulted in the unanticipated liability under the Sunpower contract.

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Leasing Agreements

Prior to 2014, we leased systems primarily to commercial customers through our subsidiaries and three entities in which we have a 30% interest. These leases are operating leases and we own the systems, which we lease primarily to commercial customers. Although we no longer lease new systems, we continue to own the equipment subject to the existing leases. The leases do not include a production guarantee. At the end of the lease, the customer has an option to purchase the equipment at its then fair market value.

We have not leased systems for our account after 2014. Instead, we use a third-party leasing company. In January 2015, we entered into a channel agreement with Sunrun pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, we introduce potential leasing customers to Sunrun. Sunrun pays us for our services in connection with the projects. Upon a customer signing a Sunrun lease, we purchase the equipment from Sunrun or another vendor from a list of preapproved equipment by Sunrun. We then perform the design and EPC work until the system receives the permit to operate. Sunrun pays us 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that we sell directly to residential and commercial customers, we recognize the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the equipment and services the lease. When we complete the installation of the system, Sunrun performs an inspection to ensure the system meets Sunrun’s quality standards, and we are required to fix any issues identified by Sunrun that are caused by us.

The channel agreement had an initial term that expired January 2018 and, by its terms was automatically extended for 36 months, and now expires in January 2021. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. Sunrun was the second largest customer of our United States segment during the six months ended June 30, 2019 and the years ended December 31, 2018 and 2017.

Our relationship with Sunrun’s residential customers is only during the sales and installation process, although we continue to have obligations under our ten-year warranty that relates to the EPC services that we perform. We have no warranty obligation with respect to the equipment, which is provided by the equipment manufacturer, or any production guarantee.

Power Purchase Agreements

Although we no longer offer power purchase agreements, prior to 2015 we entered into solar power purchase agreements with some commercial customers, and many of these agreements remain in effect. Pursuant to these agreements, we were responsible for the design, permitting, financing and installation of a solar energy system on a customer’s property after which we sell the power generated to the customer at an agreed upon rate. To the extent that we do not generate sufficient power to meet our obligations, we may have to purchase power from a local utility company, which will be a cost of revenues. We receive the income from the sales of electricity pursuant to these agreements as well as any tax credits and other incentives generated from the system, and we are responsible for the operation and maintenance of the system for the duration of the agreement. At the end of the term, a customer may extend the agreement, have us remove the system or buy the solar energy system from us. We have generated nominal revenue from power purchase agreements.

Seasonality

Since the inception of our business in 2008, we have experienced different levels of seasonality for our residential sales, small commercial and large commercial projects.

Our residential sales are prone to seasonal fluctuations. It has been our experience that we generate a larger percentage of sales in March and April, when residential customers focus on possible tax advantages of solar energy, and in the summer months of July and August, when utility rates and bills typically increase. We believe that the increase in residential sales during March and April results from consumers’ increased awareness of the tax benefits of solar energy system systems. We believe that the higher volume of sales in the summer months results from typically higher electrical bills in the summer, when electricity use is highest, which we think heightens consumers’ awareness of the opportunity to reduce their energy costs in the future through the use of solar energy.

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We have historically experienced a slight increase for small commercial projects during the summer season. As with residential sales, we attribute higher volume in small commercial sales to small business owners’ reaction to the generally higher electricity bills during the summer months.

We have generally not experienced any significant seasonal fluctuations for our large commercial projects in the United States. We suspect that customers committing to large commercial purchases or leases of solar energy systems have generally made more studied decisions and are therefore less sensitive to seasonal variations or immediate market conditions. The negotiation period for larger projects may range from a couple of months to a year or more. We therefore believe that the timing of the execution of large commercial deals depends largely on the progress of contract negotiations.

Financing Activities

We generate financing revenue from the interest on loans that were made to our customers by SolarMax Financial to assist them in the purchase of our solar systems, and from installment sale contracts, financing sales of solar systems, backup battery systems and LED systems. SolarMax Financial is licensed in California as a finance lender pursuant to the California Finance Lenders Law.

Our ability to generate revenue from our financing activities is dependent upon our ability to generate installment sales contracts and our ability to provide either debt or equity financing for SolarMax Financial.

The following table sets forth customer loan receivables at June 30, 2019 and December 31, 2018 (in thousands):

	June 30,	December 31,
	2019	2018
Customer loan receivable, gross	$37,399	$35,596
Less: unamortized loan discounts	(1,091)	(727)
Less, allowance for loan losses	(1,028)	(914)
Customer loans receivable, net	35,280	33,955
Less, current portion, net	(6,744)	(4,999)
Customer loans receivable, long-term	28,536	28,956

Because we believe the high cost of buying and installing solar energy systems remains a major barrier for a typical residential customer, we have developed financing programs to enable customers who meet our credit standards to finance the purchase of our solar energy systems through SolarMax Financial.

Before providing financing to potential customers, we evaluate the suitability of customers for participation in our financing program based on our assessment of the customer’s ability to make payments, a verification of the customers’ income, the likelihood that the customer will continue to make payments, the customer’s credit history, the amount of the down payment and security we will receive and such other factors as we may deem appropriate. Since we have recently developed our financing business, and we do not have a history of successful financing operations, we anticipate that, on an ongoing basis we will refine our procedures and criteria to reflect our experience.

Based on our evaluation of the customer’s response, we either approve the application, conditionally approve the application, reject the application or defer a decision pending receipt of additional information.

•	If we approve the application, we will notify the applicant and send the applicant a financing contract for signature.

•

If we approve the application conditionally (that is, on terms different from the terms of requested by the applicant), we send the applicant a proposal amortization table as well as an Adverse Action Notice and Risk Based Pricing Disclosure, as required by the Fair and Accurate Credit Transactions Act.

•	If we reject the application, we notify the applicant within ten days of the decision.

•

If additional information is required to make a decision on an application, we defer the application. The decision process will be completed if and when the additional information is received. If we do not receive the information within a reasonable time, we treat the application as abandoned by the applicant.

Finally, we prepare the contract and payment schedule based on the anticipated completion date. The first contract payment would usually be due on the first of the month following 30 days after the completion date.

To manage our financial risks, we have developed a pricing matrix for setting the interest rate percentages based on the applicant’s FICO score and the down payment percentage.

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Financing Program

In addition to financing our solar systems directly, we have a storage financing program agreement dated April 3, 2018, with Loanpal, pursuant to which Loanpal provides financing to our customers who meet Loanpal’s credit criteria. We sell the systems to our customers, and Loanpal pays us the purchase price, less a program fee. Since the payment obligation is Loanpal’s, we treat Loanpal as our customer. The agreement can be terminated by either party on 90 days’ notice. Revenues from Loanpal were $6,710,509, or approximately 31% of revenues, for the six months ended June 30, 2019, and $5,705,009, or approximately 6.3% of revenues, for the year ended December 31, 2018 . Loanpal was our largest customer for the six months ended June 30, 2019.

LED Systems

We provide LED products that help commercial customers save money by lowering electricity costs through the advanced technology of LED light bulbs. The energy-saving incandescent bulbs use approximately 25% less energy than traditional varieties, while the LED light bulbs use approximately 75% less energy, last 40 times longer, and are considered safer to use.

We have relationships with a number of LED system manufacturers that provide us with access to a variety of high performance products and ultimately enables us to meet customers’ energy needs and budgets. Our LED streetlight system has an exclusive ETL Mark under our company name, which is evidence that our product complies with North American safety standards and is a requirement for contracts with municipal customers.

There are several steps to completing an LED installation with a customer. The first step is to review the customer’s previous year’s power bill and to look at their financial statements for the last three years. The next step is to conduct a lighting survey to effectively present an energy saving proposal to the potential customer. We typically offer financing services similar to our solar system financing. Some commercial projects require us to engage a third-party vendor to help install the LED lighting systems for our clients while other projects customers choose to be responsible for the installation of the system.

We are working to establish contracts with various public and private entities. On June 14, 2016, we were awarded the LED Luminaires bid program from the California Department of Transportation in the amount of approximately $4.3 million. On July 15, 2016, we received the purchase order for the specified LED products pursuant to the award with a completion date on or before July 18, 2017. The project was completed on time. The products are required to comply with the design, performance, technical and quality requirements outlined in the purchase order. We are required to provide a warranty against loss of performance and defects in materials and workmanship for the luminaires for a period of 84 months after acceptance.

On June 24, 2019, we were informed that we were awarded a contract for a $3.8 million project from a California municipality to provide 3,000 units of LED Luminaires products to be used in its street light conversion project. As of the date of this prospectus, the contract has not been issued by the municipality.

Marketing

We have an in-house sales and marketing staff of 51 people, of which 46 market solar and battery backup projects and five market LED products and systems. We are not currently marking the Li-Max battery backup system until Li-Max redesigns the product to qualify for energy storage incentives under the California Self-Generation Incentive Program. While we use a variety of marketing and advertising tools, we believe that word of mouth is one of our most effective marketing strategies. We estimate that approximately 40% of our sales are generated through referrals by our customers.

We also participate in industry trade shows, use telemarketing, radio, television and Internet advertising as well as participating in local community events such as local festivals and door-to-door sales. We are in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Personal meetings with prospective customers and site visits at the feasibility stage are also part of our advertising budget. In our experience, on average, we make three to four visits at the feasibility stage before we can generate a contract from the customer. As we expand the breadth of our operations, we plan to hire additional professionals and general sales personnel to market our systems to a larger number of prospective customers.

Our marketing effort includes our ability to offer financing in connection with purchases of our systems. We do not have a separate marketing staff for our financing activities.

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Competition

Solar energy systems in general compete with both the local or regional providers of electricity as well as a number of independent companies that offer to provide electricity at prices that are lower than the regional utility company. Our primary competition is with the local utility companies that supply power to our potential customers.

Within the solar energy industry, we face intense and increasing competition from other solar energy system providers. The solar energy industry is highly fragmented, consisting of many small, privately-held companies with limited resources and operating histories, and we believe that no solar energy provider has a significant percentage of the California market. We also compete with major companies, as well as a large number of smaller companies. We have experienced price erosion as a result of increased competition which has affected our gross margin. Because California has much sun and little rain, solar power companies seek to market in California rather than in states with less sun and more rain. We believe that the number of new solar energy installation companies that have entered the industry in California has increased significantly since 2008 when we commenced business, and the increased competition is reflected in lower margins as we may have to reduce our prices to generate business. We expect additional companies to enter the business in the future, considering that the entry barrier in this industry is relatively low and the government incentives currently remain high.

We believe that competition is primarily based on price and, if financing is required, the availability and terms of financing, and, to a lesser extent, the ability to schedule installation to meet the customer’s schedule. Some of our competitors may offer financing with payments over a longer period and with either a lower down payment or no down payments, which may make them more attractive to potential customers. Although we intend to offer terms which we believe are competitive, if we maintain our proposed underwriting criteria, we may lose business to companies whose standards are less strict. If we reduce our underwriting criteria to meet competition we may suffer an increase in the reserve for loan losses.

Government Regulation

Although we are not a regulated utility company, our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, regulations and ordinances. Additionally, our business is materially affected by federal and state programs and policies related to financial incentives for solar energy users and providers. Local utility companies work with all solar companies to connect their systems to the grid. Title 24 of the California Code of Regulations governs energy savings and efficiency standards for new and remodeled construction for indoor and outdoor lighting requirements.

Construction Licenses and Permits

As a company performing general contractor and design work, we must ensure that our employees obtain and timely renew appropriate general contractor and other required licenses. In connection with each installation, we are required to obtain building permits and comply with local ordinances and building codes for each project. Our operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment. We are also subject to federal and state occupational health and safety regulations. We may also be subject to federal or state wage requirements, at least in connection with any solar projects on government land or buildings or other public works projects.

Consumer Protection Laws

In negotiating and entering into contracts with our residential customers, we must comply with state and federal consumer protection laws. In conducting our marketing campaigns, we must comply with the federal Telemarketing and Consumer Fraud and Abuse Prevention Act, and Telemarketing Sales Rule promulgated by the Federal Trade Commission, as well as state regulations governing telemarketing and door-to-door sales practices. In negotiating and entering into contracts with our residential customers, we must comply with a number of state regulations governing home solicitation sales, home improvement contracts and installment sales contracts.

Consumer Financing Regulations

SolarMax Financial operates in California as a California finance lender pursuant to a license issued by the California Department of Corporations, which regulates and enforces laws relating to consumer finance companies. SolarMax Financial must comply with regulations pertaining to consumer financing. Such rules and regulations generally provide for licensing of consumer finance companies, limitations on the amount of financing provided, duration and charges, including finance charge rates, for various categories of contracts, requirements as to the form and content of the loans and other documentation, and restrictions on collection practices and creditors’ rights. As a licensed finance lender, SolarMax Financial will be subject to periodic examination by state regulatory authorities.

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SolarMax Financial is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act and the Fair Credit Reporting Act. These laws require SolarMax Financial to provide certain disclosures to prospective customers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, among other things. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, lenders are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires SolarMax Financial to provide certain information to consumers whose applications were not approved or were conditionally approved on terms materially less favorable than the most favorable terms normally offered on the basis of a report obtained from a consumer-reporting agency.

In addition, SolarMax Financial is subject to the provisions of the federal Gramm-Leach-Bliley financial reform legislation, which imposes additional privacy obligations on SolarMax Financial with respect to our applicants and our customers. SolarMax Financial has appropriate policies in place to comply with these additional obligations.

Government Subsidies and Incentives

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. We and our customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system.

Federal Tax Incentive. The American Recovery and Reinvestment Act gives effect to the Residential Renewable Energy Tax Credit and the Business Energy Investment Tax Credit programs. The Residential Renewable Energy Tax Credit is described as a personal tax credit, whereas the Business Energy Investment Tax Credit is identified as a corporate tax credit. These programs may allow the owner of the system a federal income tax credit of up to 30% of the approved cost of the installation of a solar energy system. This tax credit is now available to homeowners in some form through 2021. The tax credit remains at 30% of the cost of the system for 2016 through 2019. Owners of new residential and commercial solar can deduct 26% of the cost of the system from their taxes in 2020. This percentage decreases to 22% in 2021 and 10% in 2022.

State Incentives and Utility Company Rebates. In addition to federal income tax credit, utility companies in California and other states offer various incentives and rebate programs. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar energy system. The value of the rebate is subtracted from the total purchase price, resulting in a net adjusted cost for the purpose of determining the value of the federal tax credit. Performance-based rebates provide funding to customers based on the energy produced by their systems. Under a feed-in tariff subsidy, the government sets prices that regulated utility companies are required to pay for renewable electricity generated by end-users. Under that subsidy program, prices are set above market rates and may be differentiated based on system size or application.

The building standard approved by the California Energy Commission in May 2018 mandates the installation of solar arrays on new single-family residences and on multi-family buildings of up to three stories starting in 2020. This new standard will be reviewed by the California Building Standards Commission, which is expected in the fall of 2018. Although the Building Standards Commission traditionally accepts California Energy Commission recommendations without change, we cannot assure you that the Building Standards Commission will approve this standard or that the standard will survive any legal challenges which may be brought in opposition to the standard.

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Depreciation. Solar projects typically qualify for a five-year accelerated depreciation, which provides a major financial incentive for our commercial customers. The depreciation of these systems can be up to 50% of the purchase price in the first year and 12.5% in each of the succeeding four years. In December 2015, Congress passed a five-year extension of bonus depreciation, including a phase-out that is structured as follows: 2015-2017: 50% bonus depreciation; 2018: 40%; 2019: 30%, 2020 and beyond: 0%.

Tariffs and Trade Policies. The solar energy industry has recently experienced decreasing prices in solar panels, a principal component in any solar energy system. Most solar panels are imported and the price of the solar panels is impacted by trade policies, such as tariffs and quotas. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum that is used in solar panels manufactured overseas. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. These tariffs have increased the price of solar panels containing China-manufactured solar cells. We do not purchase panels from China or Taiwan for our United States operations. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

On January 23, 2018, the United States placed tariffs on imported solar cells and modules for a period of four years with an effective date of February 7, 2018. The tariff level was set at 30%, with a 5% declining rate per year for the four- year term of the tariff. The tariff includes a 2.5 GW exemption for cells per year, which does not include any sub quotas for individual countries. Additionally, the only countries excluded from the tariff are those that the U.S. government deems as developing nations, with the exception of the Philippines and Thailand, that are eligible for the U.S. Generalized System of Preferences program.

While the state and federal incentives benefit our industry by making solar energy systems more affordable and attractive to consumers, they also expose the industry to the risk of negative consequences should these incentives be discontinued or reduced. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decreases in the level of rebates, incentives or other governmental support for solar energy would materially and adversely affect the demand for solar energy products, including our business.

California Consumer Privacy Act

In June 2018, California passed the CCPA, which becomes effective in 2020. As a practical matter, companies need to have their data tracking systems in place by the start of 2019, since the law gives consumers the right to request all the data a company has collected on them over the previous 12 months. This law covers all companies that serve California residents and have at least $25 million in annual revenue. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that the company delete the information it has on the resident. The CCPA broadly defined broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. For example, the law specifies that companies must have a clear and conspicuous link on their websites to a page from which consumers may exercise their right to opt out of data sharing. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. Because the law was recently adopted, we have not been able to determine the extent to which the law applies to us, our website and our privacy policies.

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Intellectual Property

We do not have any intellectual property that is material to our business.

Legal Proceedings

On May 23, 2018, we commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments, alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets. The claims arose out of (i) our purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which we acquired the business which is now our LED business, (ii) the wrongful conduct of defendants as inducement for us to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as our employees. We are seeking return of the 420,000 shares of common stock that we issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against us and certain of our United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that we engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations. We believe that the cross-complaint is without merit and we intend to vigorously defend these allegations. The litigation is in its initial stages.

In the ordinary course of our business, we are involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. We do not believe there are any such pending legal proceedings that will have a material impact on our financial position or results of operations.

Employees

On September 30, 2019, we had 143 employees in the United States, of which 10 are executive, 53 are in sales and marketing, 57 are in operations and installation and 23 are in accounting and administrative, and we had 38 employees in China, of which three are executives, four are in sales and marketing, 15 are in operations and engineering and 16 are in accounting and administrative. None of our employees are represented by a labor union. We consider our employee relations to be good.  As of October 14, 2019, we entered into agreements with a professional employer organization, Insperity PEO Services, L.p., under which the professional employer organization administers our human resources, payroll and employee benefits functions for our United States employees and who are co-employed by us.

Property

We do not own any real property. The following table sets forth information as to the real property leased by us:

Location	Square Feet	Current Annual Rent	Expiration date
3080 12th Street, Riverside, CA (1)	101,556	$1,007,940	12/31/26
3230 Fallow Field Dr., Diamond Bar, CA (2)	9,928	236,124	10/31/26
8825 Production Avenue, San Diego, CA	4,271	42,858	9/30/19
Room 1108 Cheng Xin Building No. 885 Cheng Xin Rd ., Nanjing, China	4,800	39,346	10/14/19
Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China	5,920	89,731	12/31/20

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1

This property is owned by SMX Properties, LLC. The owners and principal management group of SMX Properties consist of David Hsu, our chief executive officer and a director, Simon Yuan, a director, and Ching Liu, our executive vice president, chief strategy officer and treasurer and a director. The lease is subject to an annual 2.99% increase in the base rent and provides us with one option to renew the lease for a five-year term at the then current base rent with a 2.99% escalation in each year.

2

This property is owned by Fallow Field, LLC, which is owned and managed by Mr. Hsu and Ms. Liu and one other stockholder who is not a 5% stockholder. The lease provides for annual increase of 2.99%. We have the right to renew the lease for one five-year period upon the expiration of the current term.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our directors and executive officers:

Name	Age
David Hsu	56	Chief executive officer and director
Stephen Brown	60	Chief financial officer
Ching Liu	50	Executive vice president, chief strategy officer, treasurer and director
Simon Yuan	65	Director
Edwin Chan, MD	64	Director
Wei Yuan Chen	60	Director
Jinxi Lin	59	Director
ChungJen Tsai	70	Director

David Hsu, together with Simon Yuan and Ching Liu, are our founders. Mr. Hsu has served as our chief executive officer and a director since our organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as our chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A degree in Business Administration from California State University, Fullerton.

Ching Liu, one of our founders, has served as executive vice president and a director since February 2008. Ms. Liu has served as chief strategy officer and treasurer since October 2016. Ms. Liu has more than 20 years of experience in global private equity investments. In April 2000, she became vice president of wealth management at Merrill Lynch. From 1994 to 2000, she was the vice president and premier banking manager of the Asian segment at Wells Fargo Bank. Ms. Liu has experience in asset-based financing and asset management for both private investors and Asian-based institutions. Ms. Liu has extensive experience in U.S. Non-Resident Alien investment vehicles and has worked with high net worth Asian clients with complex non-resident alien taxation issues. Ms. Liu received her bachelor’s degree in Business Administration from California State University, Los Angeles.

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Simon Yuan, one of our founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon & Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon & Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University.

Edwin Chan MD has served as a director since January 2011. Dr. Chan earned his MD degree from the Taipei Medical University, Taiwan, and did his residency in a transitional program at The University of Texas, Medical School of Houston, and his residency in Brazos Valley Family Practice at the Texas A&M Medical School. During his 35 years in medical practice, Dr. Chan has served as chief of medical staff, division of neurology, department of internal medicine at Min-Shen General Hospital in Taiwan and as a visiting research fellow at UCLA neurophysiology laboratory. Dr. Chan has been in private practice since 2001. Dr. Chan brings to us his experience in the medical field and his dedication to renewable energy resources in pursuit of clean and sustainable living.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University.

ChungJen Tsai has served as a director since January 2011. Mr. Tsai is the president of Max Group Corporation, a position he has held since 1985. Mr. Tsai graduated from National Tsing Hua University Nuclear Engineering Department with a bachelor of science degree in nuclear engineering. While in the United States, Mr. Tsai founded, Max Group Corporation, an information technology distribution company. As the president of Max Group Corporation, he supervises in sales channel, warehousing, logistics, and inventory control. Mr. Tsai brings to us his broad experience in the field of energy and information technology.

Key Employee

                Bin Lu, age 51, is the head of our China segment.  Mr. Lu has been employed by us in our China segment since we acquired ZHPV in 2015.  Mr. Lu was employed with ZHPV prior to our acquisition of ZHPV.   Mr. Lu received a bachelor’s degree from Shanxi University.

Information about the Board of Directors

Our board of directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our chief executive officer, other key executives, by reading the reports and other materials that we send them, and by participating in board and committee meetings. Our directors hold office for a term of one year and until their successors have been elected and qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

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Director Independence

We believe that three of our directors, Mr. Chen, Dr. Chan and Mr. Tsai, are independent directors using the NASDAQ definition of independence. Under NASDAQ rules, independent directors must comprise a majority of a listed company’s board of directors within twelve months of initial listing.

Committees of the Board of Directors

Upon completion of this offering, the board intends to create three committees - the audit committee, the compensation committee and the nominating and corporate governance committee.  Each of the committees will have a charter which meets the NASDAQ requirements and will be composed of three independent directors.

Audit Committee

The audit committee will be comprised of Mr. Tsai, Dr. Chan and Mr. Chen. Our audit committee consists entirely of directors who will qualify as independent directors. At least one member of our audit committee will be an “audit committee financial expert.” We will include on the audit committee at least one member who will qualify as an “audit committee financial expert” as defined by the SEC.

The audit committee will oversee, review, act on and report on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices.

Compensation Committee

The compensation committee will oversee the compensation of our chief executive officer and our other executive officers and review our overall compensation policies for employees generally. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes; and maintain a management succession plan.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our board or compensation committee. No member of our board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the NASDAQ regulations. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable federal securities laws and the NASDAQ corporate governance rules.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid during the years ended December 31, 2018 and 2017 14 to our chief executive officer and the two most highly paid executive officers other than the chief executive officer. These three officers are referred to as our “Named Executive Officers.”

Summary Compensation Table

							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David Hsu, Chief executive officer[1]	2018	$618,000	$148,218	$345,835	$-	$-	$-	$55,303	$1,167,356
	2017	600,000	146,736	342,380	-	-	-	55,303	1,144,419

Ching Liu, Executive vice president[2]	2018	576,800	121,266	282,960	-	-	-	44325	1,025,351
	2017	560,000	120,056	280,130	-	-	-	44,325	1,004,511

Stephen Brown, Chief financial officer[3]	2018	350,000	-	-	-	-	-	26,896	376,896
	2017	253,301	-	-	154,715	-	-	12,775	420,791

________

[1]

Pursuant to his employment agreement, Mr. Hsu earned bonuses of $494,053 and $489,116 for 2018 and 2017, respectively, of which 70%, or $345,835 and $342,380, respectively, was payable in stock, which was valued at $2.98 per share, and 30% was payable in cash. The bonuses are payable in 2019 and 2018, respectively. We issued 116,201 shares of common stock to Mr. Hsu in March 2019 with respect to 2018 and 115,040 shares of common stock were in August 2018 with respect to 2017.

[2]

Pursuant to her employment agreement, Ms. Liu earned bonuses of $404,226 and $400,186 for 2018 and 2017, respectively, of which 70%, or $282,960 and $280,130, respectively, was payable in stock, which was valued at $2.98 per share, and 30% was payable in cash. The bonuses are payable in 2019 and 2018. We issued 95,075 shares of common stock to Ms. Liu in March 2019 with respect to 2018 and 94,124 shares in August 2018 with respect to 2017.

[3]	Mr. Brown was appointed chief financial officer in May 2017.

All other compensation represents the value of paid time off accrued during the year, and, for Mr. Hsu, the value of an automobile which we provided to him.

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Employment Agreements

On October 7, 2016, we entered into an employment agreement with David Hsu pursuant to which we agreed to employ Mr. Hsu as our chief executive officer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. We agreed to include Mr. Hsu as a nominee of the board of directors for election as a director during the term of his agreement, and, upon his election as a director, Mr. Hsu is to serve as chairman of the board. The agreement provides for an annual salary, commencing January 1, 2017 of $600,000, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018. Mr. Hsu’s current salary is $618,000. Mr. Hsu is entitled to an annual bonus, commencing with the year ending December 31, 2017, based on consolidated revenues for the year in accordance with the following table:

Revenue	Bonus in Dollars or Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and shall be paid no later than the earlier of (i) 30 days following the issuance of our audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. Our audited financial statements shall be deemed to be issued on the date we file our annual report on Form 10-K; provided, that if we are not a reporting company, our financial statements are deemed issued on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which our common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if our common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. For 2018, Mr. Hsu’s bonus was composed of 116,201 shares of common stock valued at $345,835 and cash of $148,218, and for 2017, Mr. Hsu’s bonus was comprised of 115,040 shares of common stock, valued at $342,380, and cash of $146,736. Mr. Hsu is eligible for restricted stock grants or stock options, which shall not exceed 1.5% of our outstanding common stock prior to the grant. The agreement also provides Mr. Hsu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Mr. Hsu’s termination in the event of his disability or death, we will pay Mr. Hsu or his beneficiary severance payments or death benefits equal to his highest compensation, which is his salary plus bonus, during the three calendar years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Mr. Hsu has been employed by us. Mr. Hsu’s employment commenced in February 2008. These termination payments shall be made in annual installments each equal to one year’s total compensation. In the event of a termination not for cause, by Mr. Hsu for good cause or termination of employment within 18 months of a change of control, we shall pay Mr. Hsu, a lump sum termination payment equal to two times his highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Mr. Hsu was employed by us.

On October 7, 2016, we entered into an employment agreement with Ching Liu pursuant to which we agreed to employ Ms. Liu as our executive vice president, chief strategy officer and treasurer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Ms. Liu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. We agreed to include Ms. Liu as a nominee of the board of directors for election as a director during the term of her agreement, and, upon her election, she is to serve as vice chair of the board. The agreement provides for an annual salary of $560,000, with a 3% increase on January 1st of each year, commencing January 1, 2018. Ms. Liu’s current salary is $576,800. Ms. Liu in entitled to an annual bonus, commencing with the year ended December 31, 2017, based on consolidated revenues in accordance with the following table:

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Revenue	Bonus in Dollars or as a Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$200,000
More than $50 million but less than $100 million	0.45%
More than $100 million but less than $200 million	0.50%
More than $200 million but less than $300 million	0.65%
More than $300 million	0.90%

70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and no later than the earlier of (i) 30 days following the issuance of our audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which our common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if our common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. For 2018, Ms. Liu’s bonus was comprised of 95,075 shares of common stock valued at $282,960, and cash of $121,266, and for 2017, Ms. Liu’s bonus was comprised of 94,124 shares of common stock, valued at $280,130, and cash of $120,056. Ms. Liu is eligible for restricted stock grants or stock options, which shall not exceed 1.0% of the outstanding common stock prior to the grant. The agreement also provides Ms. Liu with $2 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Ms. Liu’s termination in the event of her disability or death, we will pay Ms. Liu or her beneficiary severance payments or death benefits equal to her highest compensation during the three years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Ms. Liu has been employed by us. Ms. Liu’s employment commenced in February 2008. The termination payments shall be made in annual installments each equal to one year’s compensation. In the event of a termination not for cause, a termination by Ms. Liu for good cause or a termination within 18 months of a change of control, we shall pay Ms. Liu, a lump sum termination payment equal to two times her highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Ms. Liu was employed by us.

Mr. Hsu and Ms. Liu have waived their cash and equity bonuses for 2019.

We have an employment agreement dated March 23, 2017 with Stephen Brown pursuant to which we pay Mr. Brown an annual salary of $350,000 and, on May 1, 2017, we granted him an option to purchase 336,000 shares at $2.98 per share. Mr. Brown’s agreement provides that his employment is at will.

Employee Benefit Plans

In October 2016, our board of directors adopted, and in November 2016, our stockholders approved, the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the board and stockholders approved an increase in the number of shares subject to the plan to 15,120,000.

In October 2016, the board of directors granted 6,410,880 shares, of which 5,124,000 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants.

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu	1,680,000
Simon Yuan	1,008,000
ChungJen Tsai	168,000
Others	1,286,880
Total	6,410,880

See “Management - Outstanding Equity Awards” for information with respect to the exchange by Mr. Hsu and Ms. Liu of their restricted shares for options and cash payments and the exchange by Mr. Yuan of his restricted shares for options.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event, which is the vesting date with respect to the shares. The definition of a public stock event includes the effectiveness of the registration statement of which this prospectus is a part. The shares are forfeited and are to be conveyed to us for no consideration if a public stock event has not occurred by September 30, 2019, although the board of directors has the right to extend that date.

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In October 2016, the board of directors also granted non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,840 shares at an exercise price of $2.98 per share.

Outstanding Equity Awards

None of the Named Executive Officers other than Stephen Brown held any outstanding equity awards as December 31, 2018, except to the extent that the stock grants in 2016 under the 2016 Long-Term Incentive Plan may be deemed outstanding awards because of the forfeiture provisions. Mr. Brown holds an option that expires in April 2027 to purchase 336,000 shares of common stock at $2.98 per share.

On March 23, 2019, the board of directors:

•

Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to the restricted shares, which date was extended to June 30, 2019 by the board of directors on April 25, 2019, and subsequently extended to September 30, 2019 by the board of directors on June 28, 2019;

•	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

•	Granted to Mr. Hsu, Ms. Liu and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to us 50% of their restricted shares for $1,275,000, or $0.60 per share;

•	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share to employees;

The holders of 1,656,480 restricted shares, including Simon Yuan, one of our directors, exchanged their restricted shares for options to purchase 3,510,083 shares of common stock; Mr. Hsu, Ms. Liu and one other employee converted 2,142,000 of their restricted shares for options to purchase 4,538,898 shares and transferred 2,142,000 shares to us for cash payments of $1,275,000 which we are to pay during 2019, and 445,200 restricted shares remain outstanding.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in 2018, other than those named in the Summary Compensation Table:

Name	Cash Compensation	Stock Awards	Total
Wei Yuan Chen	--	--	--
Dr. Edwin Chan	--	--	--
Jinxi Lin	--	--	--
Chunglen Tsai	--	--	--

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 3, 2012, CEF entered into a loan agreement with us pursuant to which CEF agreed to make loan s to us in an amount not to exceed $45,000,000. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion advance  a lesser amount. On August 26, 2014, CEF II entered into a loan agreement with us for up to $13,000,000. The proceeds of the loan s will be used by our LED subsidiary for its operations. The loan s from CEF and CEF II accrue interest at 3% per annum, payable quarterly in arrears. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire. Inland Empire is owned by David Hsu, our chief executive officer and a director, Ching Liu, our executive vice president, chief strategy officer and treasurer and a director, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program and are not related parties . The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and may be extended as may be necessary to meet applicable USCIS immigrant investor visa requirements, which will be the date that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved, which demand triggers a maturity of the loan in the amount of the limited partner’s investment. At October 9, 2019, limited partners of CEF who made capital contributions of $9,000,000 had the right to demand repayment of their capital accounts, which triggers the maturity of loans in the principal amount of $9,000,000. We cannot estimate the date on which additional loans will become due since we cannot predict when or whether a limited partner’s I-829 petition will be approved. We propose to refinance the loan by issuing to the limited partner a five-year 4% convertible note to be jointly issued by us and the subsidiary that borrowed the funds, which would be secured by the accounts and inventory of the borrowing subsidiary, and would be convertible in whole or in part into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of this prospectus. The conversion price would be 80% of the market price, as defined in the note, of our common stock, but not less than the initial public offering price of the common stock in this offering and the shares issued would be subject to a lock up until the later of six months from issuance or six months from the date of this prospectus. We cannot assure you that the limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the note in order to obtain the agreement of the limited partners to a refinancing.

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We provide asset management and accounting services to three joint ventures (Alliance Capital 2, LLC, Alliance Capital 3, LLC and Alliance Capital 4, LLC) in which we have a 30% equity interest pursuant to management contract and business services agreement dated January 20, 2011 between us and one of these entities, pursuant to which we are to receive 3% of revenues collected from Solar Renewable Energy Certificate (SREC) and payments from public utility companies received by the three entities. The 70% interest in these entities is held by a Chinese public company that is not affiliated with us. The agreement covers services rendered for all three entities, although there is no written agreement executed by two of these entities. Total fees earned by us from these three included in consolidated revenues was $10,080 and $10,080 for the six months ended June 30, 2019 and 2018, and $20,160 and $20,280 for the years ended December 31, 2018 and 2017, respectively.

From time to time, we made advances for expenses related to the three Alliance entities. We had a receivable related to expenses paid on behalf of Alliance entities of $18,256 and $14,113 at June 30, 2019 and December 31, 2018 and a receivable of $113,665 at December 31, 2017.

David Hsu, our chief executive officer and a director, Ching Liu, our executive vice president, chief strategy officer and treasurer and a director and Simon Yuan, a director and our former chief financial officer, are also the principal management group of SMX Properties, LLC and Inland Empire.

On November 28, 2012, we entered into a lease agreement with SMXP for our corporate headquarters in Riverside, California. The lease term has a term of four years commencing on January 1, 2013, with an annual base rent of $603,876. In September 2016, we entered into a new lease for our corporate headquarters effective January 1, 2017 for a 10-year term with one five-year renewal option at then current rental plus an annual 2.99% increase. The initial annual base rent under the new lease is $978,672 and is subject to a 2.99% annual escalation. The current annual rent is $1,007,940.

On January 2, 2015, we, through two of our consolidated subsidiaries, entered into two lease agreements for our Diamond Bar, California office with Fallow Field LLC, each for a five-year term commencing January 1, 2015 at a total annual base rent of $177,600 with a 2% base rent increase each year for the two leases. On September 1, 2016, we entered into two new lease agreements which amended the existing lease agreements with Fallow Field. The amended terms commenced on November 1, 2016 and are for ten years with one five-year renewal option at an initial annual base rent of $229, 272 plus our share of utilities. The base rent is subject to an annual increase of 2.99%. The current annual rent is $236,124. Fallow Field is owned by Mr. Hsu, Ms. Liu and Dr. Edwin Chan, one of our stockholders who is not a 5% stockholder.

Total related party rental expense included in general and administrative expenses was $1,003,567 and $689,870 for the six months ended June 30, 2019 and 2018, respectively, and $1,374,862 and $1,373,851 for the years ended December 31, 2018 and 2017, respectively.

ZHTH, acquired, through a subsidiary, the rights to construct a solar farm in Guizhou, China. Guizhou is one of the southern provinces in China. In February 2016, we entered into an agreement to sell 100% of our equity interest in the subsidiary to a company owned by AMD, a related party, for $152,000. AMD, a publicly-traded company in China, is one of our principal stockholders and Jinxi Lin, one of our directors, is chairman and chief executive officer of AMD. In February 2016, ZHPV signed an agreement with AMD pursuant to which AMD engaged ZHPV to perform the EPC services for its Guizhou Quingshouihe solar farm. The solar farm was initially designed to generate 70MW of power and the contract price, inclusive of VAT, was approximately RMB 518 million (approximately $80 million). Due to the limitation of available land use, the size of the project was reduced to 55MW, with a contract price of RMB 425 million (approximately $64 million).

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In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China. This contract is supplemental to the February 2016 EPC contract described in preceding paragraph and was increased to a 10.5MW project.   The contract price for the 10.5MW supplemental contract excluding VAT is RMB 31.0 million (approximately $4.6 million). Construction work on this project began in May 2019.

In October 2016, ZHPV executed an EPC contract with a different subsidiary of AMD for a 50MW solar farm project in Guizhou, China, which is the Guizhou Pu’an project. The contract price is RMB 322.5 million (approximately $49 million). In connection with this contract, we sold the equity in a different project subsidiary to the AMD subsidiary for approximately $150,000.

Revenue from subsidiaries or affiliates of AMD, accounted for 53%, 100% and 100% of the revenue of our China segment for the years ended December 31, 2018 and 2017, and the six months ended June 30, 2019. Revenue from AMD and its subsidiaries and affiliates accounted for approximately 34%, 62% and 9 % of our consolidated revenues for years ended December 31, 2018 and 2017, and the six months ended June 30, 2019, respectively. The affiliates of AMD, which had maintenance contracts with our China segment, sold the projects and the transferee terminated the maintenance contracts with us.

We purchased solar panels from AMD for certain of our solar farm projects.  Purchases from AMD amounted to RMB 208.1 million, or approximately $31.5 million, in the year ended December 31, 2018.  We did not make any purchases from AMD subsidiaries in the six months ended June 30, 2019.  The amount due to AMD was RMB 52.6 million (approximately $7.7 million) and RMB 116.6 million (approximately $16.6 million) at June 30, 2019 and December 31, 2019, respectively.  Pursuant to offset agreements dated June 21, 2019 with AMD, we partially satisfied our obligations to AMD with respect to the balance due for the solar panels, including solar panels purchased during the second quarter of 2019, by offsetting the balance of the unpaid project receivables of RMB 25.4 million approximately $3.7 million) due to us from the AMD subsidiary on the Qingshuihe #1 and #2, and Pu ’ an projects and RMB 8.55 million (approximately $1.2 million) of the partial balance of the unpaid project receivable due to us from the AMD subsidiary on the Qinghuihe #3 project.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of October 9, 2019, and as adjusted for the sale of the 4,000,000 shares offered hereby, assuming the underwriters do not exercise their option to purchase additional shares, by:

•	each person known to us to beneficially own more than 5% of common stock;

•	each member of our board of directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 3080 12th Street, Riverside, California 92507.

	Shares	Percentage[1]
Name of Beneficial Owner	Beneficially Owned	Prior to Offering	After Offering
David Hsu	6,783,241	10.0%	9.4%
Jinxi Lin[2]	6,000,000	8.9%	8.3%
Changzhou Almaden Co. Ltd.[2]	6,000,000	8.9%	8.3%
Ching Liu	4,221,199	6.2%	5.9%
Simon Yuan	3,696,000	5.5%	5.1%
Wei Yuan Chen	2,956,800	4.4%	4.1%
Dr. Edwin Chan	672,000	1.0%	*
ChungJen Tsai[3]	84,000	*	*
Stephen Brown[4]	252,000	*	*
All officers and directors as a group[2,3,4] (eight individuals beneficially owning stock)	24,665,240	36.3%	34.3%

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________

* Less than 1%

1 The percentages are based on 67,709,359 shares of common stock outstanding, which includes the 445,200 restricted shares held subject to forfeiture under certain conditions as described under “Management - Employee Benefit Plans.”

2 The shares beneficially owned by Jinxi Lin represent the 6,000,000 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.

3 These shares are owned by Mr. Tsai’s wife, as to which Mr. Tsai disclaims beneficial ownership.

4 Represents an option to purchase 252,000 shares of common stock.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of October 9, 2019.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 500,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus there were no shares of preferred stock and 67,709,359 shares of common stock outstanding, including 445,200 shares which were issued as restricted stock grants. After giving effect to the sale of the 4,000,000 shares offered hereby, without giving effect to any shares issued pursuant to the underwriters’ over-allotment option, there will be 71,709,359 shares of common stock outstanding.

The following summary of the capital stock and our articles of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our articles of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

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Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our articles of incorporation provides that these sections do not apply.

Articles of Incorporation and Bylaw Provisions

Provisions of our articles of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our articles of incorporation or bylaws:

•	permit our board of directors to issue up to 15,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

•	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

•	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

•

provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

•	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

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Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in Riverside County, California, where our executive offices are located. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Our bylaws have a similar provision.

Limitation of Liability and Indemnification

Our articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Our articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

102

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219.

Listing

We intend to apply to list our common stock for quotation on The NASDAQ Capital Market under the symbol “SMXT.”  The listing of our stock is a condition to the underwriters’ obligations to close.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Upon completion of this offering, we will have outstanding an aggregate of 71,709,359 shares of common stock, or 72,309,359 shares if the over-allotment option is exercised in full. Of these shares, all of the 4,000,000 shares of common stock to be sold in this offering, or 4,600,000 shares if the underwriters’ overallotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All of the remaining 67,709,359 shares of common stock held by existing stockholders, which constitute approximately 94.4% of the outstanding shares of common stock, assuming the over-allotment option is not exercised, will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration, including exemptions provided by Rule 144 or Rule 701 under the Securities Act.

103

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:

•	no shares will be eligible for sale on the date of this prospectus or prior to 90 days after the date of this prospectus;

•	[xxx,xxx] shares will be eligible for sale pursuant to Rule 144 commencing 90 days from the date of this prospectus; and

•

[xx,xxx,xxx] shares held by officers, directors and certain stockholders subject to lock-up agreements shares will be eligible for sale upon the expiration of the lock-up agreements, beginning six months after the date of this prospectus and when permitted under Rule 144 or Rule 701, with the managing underwriter having the right to permit shares to be sold during such six-month period.

In addition, as of the date of this prospectus, a total of 11,699,621 shares of common stock are subject to options or may be issued pursuant to the 2016 Long-Term Incentive Plan. We intend to register the sale of these shares on a Form S-8.

In the event that we issue convertible notes to the limited partners of CEF and CEF II in refinancing the loans made from the capital contributions of the limited partners of CEF and CEF II, the shares of common stock issuable upon conversion of the notes may become publicly tradeable six months after the date of issuance, but not earlier than six months after the date of this prospectus. We cannot predict the number of shares, if any, which may be issued by former limited partners of CEF and CEF II.

Lock-up Agreements

All of our directors and officers and certain of our stockholders, who, together with our directors and officers, hold [xx.x]% of our outstanding common stock,  have agreed not to sell any common stock for a period of 180 days from the date of this prospectus. See “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least three months prior to the sale) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported by The NASDAQ Capital Market during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

No shares may be sold pursuant to Rule 144 until we have been subject to the reporting requirements of the Securities Exchange Act for at least 90 days. We will become subject to these reporting requirements on the effective date of the registration statement of which this prospectus forms a part.

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UNDERWRITING

ViewTrade Securities, Inc. is serving as book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
ViewTrade Securities, Inc.
Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $x.xx per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 600,000 additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Prior to this offering, there has been no public market for our securities. Consequently, the initial public offering price for the shares was determined by negotiations between us and the Representative.

The determination of our per share offering price was determined by negotiations between us and the Representative and does not necessarily bear any relationship to our book value, results of operations, cash flows or other indicia of value. Among the factors considered in determining the initial public offering price were our history and prospects, our management, our capital structure, and currently prevailing general conditions in equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We have applied for the listing of our common stock on the NASDAQ Capital Market under the symbol “SMXT.” Listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share		Total Without Exercise of Over-Allotment Option		Total With Exercise of Over-Allotment Option
Public offering price	$		$		$
Underwriting discounts and commissions(1)		$-		$-		$-

(1)

Does not include (i) the warrant to purchase shares of our common stock equal to 8% of the number of shares sold in the offering, (ii) a 1% non-accountable expense allowance or (iii) certain out-of-pocket expenses, each as described below.

We have agreed to issue warrants to the Representative to purchase a number of shares of common stock equal to 8% of the total number of shares sold in this offering at an exercise price equal to 120% of the public offering price of the shares sold in this offering. We refer to these warrants as the underwriter warrants. The underwriter warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part.

The underwriter warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, subject to certain exceptions.

In addition, we have agreed that at closing we will reimburse the Representative for its accountable expenses up to a maximum of $150,000. To date, the Representative has received two advances, each for $35,000, to be applied against its out-of-pocket accountable expenses. To the extent that the Representative’s incurred expenses are less than the amount of these advances previously paid, the Representative will return to us that portion of the advances not offset by out-of-pocket accountable expenses. We estimate that our portion of the total expenses of this offering payable by us will be $550,000, excluding underwriting commissions and the non-accountable expense allowance.

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No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part; provided, that this restriction does not affect our right to grant options or restricted stock grants under an equity incentive plan or to issue common stock upon exercise of any option.

In addition, all of our directors and officers and certain of our stockholders will enter into lock-up agreements with the Representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, agree not to: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock (including common stock which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the foregoing securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (4) publicly disclose the intention to do any of the foregoing; except that we may file a registration statement on Form S-8 to permit the exercise of options granted under an equity incentive plan.

In addition, during the twelve month period commencing on the first trading day after the expiration of the lock-up period described in the preceding paragraph (the “Leak Out Period”), the directors, officers and stockholders who are party to lock-up agreements may sell their securities in the amount not to exceed 3% of their aggregate beneficial holdings of their securities per calendar month of the lock-up period. The parties to the lock-up agreement agree that they shall not sell any of their securities during the Leak Out Period if the daily volume weighted average price of the common stock for such date, or volume weighted average price, known as the VWAP, per share of common stock is less than the offering price per share. During the Leak Out Period, if for at least twenty consecutive trading days immediately preceding a proposed sale, (i) the VWAP per share of the common stock is a minimum of 200% of the offering price per share and (ii) the average daily trading volume is at least $400,000, parties to the lock-up agreements may sell any of their securities without regard to the 3% threshold described above.

The lock-up restrictions described in the two immediately preceding paragraph do not apply with respect to any transfer:

(i)	as a bona fide gift or gifts,

(ii)	immediate family member of the holder or to a to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(iii)	to any partnership, corporation, limited liability company or other business entity that is controlled by the holder,

(iv)	to any partnership, corporation, limited liability company or other business entity that is a direct or indirect affiliate of the holder,

(v)	that is a distribution to equity holders (including, without limitation, stockholders, general or limited partners, members and beneficiaries) of the holder,

(vi)

upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control of SolarMax whereby all or substantially all of the shares of common stock are acquired by a third party and where such transaction occurs after the consummation of the offering and is approved by the board; provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the holder shall remain subject to the terms set forth in the lock-up agreement and as specified above,

(vii)	pursuant to an order of a court or regulatory agency, and

(viii)	pursuant to a domestic order, divorce settlement, divorce decree, or separation agreement

106

provided that in the case of a transfer pursuant to the foregoing clauses (vii) or (viii), if the stockholder is required to file a report under Section 16(a) of the Exchange Act related thereto, such report shall disclose that such transfer was pursuant to an order of a court or regulatory agency, domestic order, divorce settlement, divorce decree, or separation agreement; provided further that in the case of clauses (i)-(viii), that (a) such transfer will not involve a disposition for value, (b) the transferor shall provide at least ten days written notice to the representative prior to the proposed transfer (c) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, (d) no filing by any party under Section 16(a) of the Exchange Act which is not required will be made voluntarily in connection with such transfer, and (e) in the case of any transfer pursuant to clauses (a)-(d), no filing by any party under Section 16(a) of the Exchange Act shall be required in connection with such transfer.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common stock to selling group members for sale to their online brokerage account holders. The common stock to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

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Hong Kong

The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 622, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Ellenoff Grossman and Schole, LLP, New York, New York. The underwriters have been represented by K&L Gates LLP, New York, New York.

EXPERTS

Our audited consolidated financial statements for the years ended December 31, 2018 and 2017 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

Certain information concerning the laws of the PRC is included in this prospectus in reliance of the opinion of AllBright Law Offices, Shanghai, China, who are licensed attorneys in the PRC.

WHERE YOU CAN FIND MORE INFORMATION

 The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a result of this offering, we will become subject to information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm.

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SolarMax Technology, Inc

F-1

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of  June 30, 2019 and December 31, 2018

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$12,881,331	$9,593,542
Restricted cash, current	7,281,412	7,842,475
Bankers' acceptance	762,552	-
Accounts receivable, net	2,415,452	477,982
Contract assets	2,568,537	-
Unbilled receivables on completed contracts (related party)	4,891,653	15,738,835
Unbilled receivables on completed contracts	9,043,754	21,752,014
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts (related party)	441,673	-
Customer loans receivable, current	6,744,236	4,998,821
Advances to suppliers	-	691,112
Inventories, net	1,628,656	3,336,305
Other receivables and current assets, net	5,702,357	6,169,811
Total current assets	54,361,613	70,600,897

Property and equipment, net	1,466,842	1,715,903
Goodwill	7,809,004	7,796,741
Investments in unconsolidated joint ventures	271,370	532,429
Customer loans receivable, noncurrent	28,535,549	28,955,735
Deferred tax assets	33,404	33,352
Restricted cash, noncurrent	226,137	225,950
Other assets	179,756	1,159,039
Total assets	$92,883,675	$111,020,046

See accompanying notes to condensed consolidated financial statements.

F-2

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of  June 30, 2019 and December 31, 2018 (Continued)

	June 30, 2019	December 31, 2018
	(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$9,606,375	$13,534,099
Accounts payable to related parties	7,664,428	16,948,188
Bank and auto loans, current	6,161,985	6,161,985
Short term unsecured loans from related parties	3,000,000	1,000,000
Long term loans from related parties, current portion	29,000,000	12,000,000
Contract liabilities	1,126,255	-
Accrued expenses and other payables	10,168,948	12,883,015
Total current liabilities	66,727,991	62,527,287

Bank and auto loans, noncurrent	212,987	243,748
Long term loans from related parties, noncurrent	26,500,000	43,500,000
Other liabilities	3,661,471	3,164,219
Total liabilities	97,102,449	109,435,254

Commitments and Contingencies (Note 14)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of June 30, 2019 and December 31, 2018	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 68,944,159 and 68,732,883 shares issued as of June 30, 2019 and December 31, 2018, respectively, 67,264,159 and 67,052,883 shares outstanding as of June 30, 2019 and December 31, 2018	68,944	68,733

Additional paid-in capital	55,898,699	55,009,133
Less: treasury stock at cost – 1,680,000 shares	(1,800,000)	(1,800,000)
Accumulated deficit	(57,017,299)	(50,341,438)
Accumulated other comprehensive loss	(1,181,624)	(1,210,353)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(4,031,280)	1,726,075
Noncontrolling interest	(187,494)	(141,283)
Total stockholders’ equity (deficit)	(4,218,774)	1,584,792

Total liabilities and stockholders’ equity	$92,883,675	$111,020,046

See accompanying notes to condensed consolidated financial statements.

F-3

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

	Six Months Ended June 30,
	2019	2018
Revenue
United States operations	$19,364,435	$13,752,593
China operations
Related party	2,004,160	30,527,115
Unrelated party	-	777,241
Total	2,004,160	31,304,356

Total revenues	21,368,595	45,056,949

Cost of revenue	16,539,309	40,172,848
Gross profit	4,829,286	4,884,101

Operating expenses
General and administrative	8,373,296	7,664,080
Selling and marketing	1,379,064	1,775,742
Asset impairment	-	548,729
Total operating expense	9,752,360	9,988,551

Operating income (loss)	(4,923,074)	(5,104,450)

Other income (expense)
Interest income	140,769	178,779
Interest expense	(1,077,263)	(926,463)
Equity in (loss) income of unconsolidated joint ventures	(261,059)	(280,371)
Other income (expense), net	130,256	(295,605)
Total other income (expense)	(1,067,297)	(1,323,660)

Income (loss) before income taxes	(5,990,371)	(6,428,110)
Income tax (benefit) provision	150,836	530,562
Net income (loss)	(6,141,207)	(6,958,672)

Net income (loss) attributable to noncontrolling interest	(46,211)	(49,674)
Net income (loss) attributable to stockholders of the Company	$(6,094,996)	$(6,908,998)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.09)	$(0.11)
Weighted average shares
Basic and diluted	67,163,772	65,702,060

See accompanying notes to condensed consolidated financial statements.

F-4

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

	2019	2018

Net income (loss)	$(6,141,207)	$(6,958,672)

Other comprehensive income (loss)
Foreign currency translation adjustments	28,729	(364,463)
Total comprehensive income (loss)	(6,112,478)	(7,323,135)

Comprehensive income (loss) attributed to noncontrolling interest	(46,211)	(49,674)
Comprehensive income (loss) attributable to stockholders of the Company	$(6,066,267)	$(7,273,461)

See accompanying notes to condensed consolidated financial statements.

F-5

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Equity Subscription	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Shares	Amount	Deficit	Loss	Interest	Total
Balance at December 31, 2018	-	$-	68,732,883	$68,733	$55,009,133	$-	(1,680,000)	$(1,800,000)	$(50,341,438)	$(1,210,353)	$(141,283)	$1,584,792
Adoption of new accounting standard - ASC 606 transition	-	-	-	-	-	-	-	-	(580,865)	-	-	(580,865)
Equity-based compensation ]	-	-	-	-	260,983	-	-	-	-	-	-	260,983
Issuance of common stock as bonus	-	-	211,276	211	628,583	-	-	-	-	-	-	628,794
Net (loss)	-	-	-	-	-	-	-	-	(6,094,996)	-	(46,211)	(6,141,207)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	28,729	-	28,729
Balance at June 30, 2019 (Unaudited)	-	$-	68,944,159	$68,944	$55,898,699	$-	(1,680,000)	$(1,800,000)	$(57,017,299)	$(1,181,624)	$(187,494)	$(4,218,774)

	Preferred Stock		Common Stock		Additional Paid-in	Equity Subscription	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Shares	Amount	Deficit	Loss	Interest	Total
Balance at December 31 , 201 7	-	$-	66,843,719	$66,844	$49,349,351	$(196,468)	(1,680,000)	$(1,800,000)	$(35,743,558)	$(583,270)	$(34,235)	$11,058,664
Private sale of common s tock	-	-	1,680,000	1,680	4,998,320	-	-	-	-	-	-	5,000,000
Equity subscription receivable adjustment	-	-	-	-	(196,468)	196,468	-	-	-	-	-	-
Equity-based compensation	-	-	-	-	140,673	-	-	-	-	-	-	140,673
Net income (loss)	-	-	-	-	-	-	-	-	(6,908,998)	-	(49,674)	(6,958,672)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	(364,463)	-	(364,463)
Balance at June 30, 2018 (Unaudited)	-	$-	68,523,719	$68,524	$54,291,876	$-	$(1,680,000)	$(1,800,000)	$(42,652,556)	$(947,733)	$(83,909)	$8,876,202

See accompanying notes to consolidated financial statements.

F-6

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2019 and 2018 (Unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities
Net (loss)	$(6,141,207)	$(6,958,672)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Equity in loss (income) of investment in excess of distribution received	261,059	95,642
L oss on disposal of property and equipment	88,610	-
Depreciation and amortization expense	262,179	367,237
Amortization of loan discounts	(216,870)	-
Asset impairments	-	548,729
Provision for bad debts and loan losses	91,994	159,283
Provision for excess and obsolete inventories	260,474	(7,082)
Provision for warranty, customer care and production guaranty	530,674	153,334
Deferred income tax (benefit)	-	(56,184)
Equity -based compensation expense	260,983	140,673
Impact of currency exchanges and other	333,510	-
Changes in operating assets and liabilities:
Bankers' acceptance	(771,678)	(9,163,450)
Receivables and current assets	2,410,443	(1,816,207)
Contract assets	(2,568,537)	-
Unbilled receivables	20,146,339	-
Costs and estimated earnings in excess of billings on uncompleted contracts	(446,958)	(2,302,236)
Advances to suppliers	691,916	(80,826)
Inventories	1,714,612	672,416
Customer loans receivable	(1,213,417)	1,302,987
Other assets	1,285	(39,842)
Notes and accounts payable	(3,991,116)	596,382
Accounts payable to related parties	(9,421,829)	6,010,562
Accrued expenses and other payables	(2,046,374)	824,164
Contract liabilities	1,126,255	-
Other liabilities	(390,219)	(1,728,716)
Net cash provided by (used in) operating activities	$972,128	$(11,281,806)

See accompanying notes to condensed consolidated financial statements.

F-7

SolarMax Technology, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Six Months Ended June 30,
	2019	2018

Cash flows from investing activities
Loan r epayment	$-	$1,000,000
Proceeds from disposal of property and equipment	66,500	126,017
Purchase of property and equipment	(29,379)	(33,337)
Net cash provided by investing activities	37,121	1,092,680

Cash flows from financing activities
Proceeds from equity issuances	-	5,000,000
Proceeds from new borrowings	-	20,774
Principal repayment on borrowings	-	54,266
Proceeds from loans from related parties	2,400,000	-
Repayment of related party loan	(500,000)	-
Refundable vendor bid deposits received	-	2,174,903
Refundable vendor bid deposits paid	(110,528)	(2,159,200)
Net cash provided by financing activities	1,789,472	5,090,743

Effect of exchange rate	(71,808)	177,045
Net increase (decrease) in cash and cash equivalents and restricted cash	2,726,913	(4,921,338)
Cash and cash equivalents and restricted cash, beginning of period	17,661,967	27,108,154
Cash and cash equivalents and restricted cash, end of period	$20,388,880	$22,186,816

Supplemental disclosures of cash flow information:
Interest paid in cash	$1,081,524	$927,782
Income taxes paid in cash	$3,019	$4,800

Non-cash activities for investing and financing activities:
Issuance of shares of common stock for accrued executive bonuses	$628,794	$-

See accompanying notes to consolidated financial statements.

F-8

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements of SolarMax Technology, Inc. and subsidiaries (the “Company”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, these interim financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the amounts reported in its condensed consolidated financial statements and the accompanying notes. Despite its intention to establish accurate estimates and reasonable assumptions, actual results could differ materially from such estimates and assumptions. Operating results for the  six months ended  June 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019 or for any other period. The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These interim financial statements and notes should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2018.

Stock Distribution

On April 25, 2019, the Company effected a 1.68-for-one stock distribution pursuant to which the Company issued 0.68 shares of common stock with respect to each share of common stock outstanding on April 25, 2019.  For GAAP purposes, this stock distribution is accounted for as a stock split.  All share and per share information retroactively reflects the stock distribution.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

F-9

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Principles of Consolidation

The unaudited condensed consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. The Company has determined that it is not the primary beneficiary in the operational VIE, SMX Property LLC (“SMXP”) and therefore, does not consolidate the financial information of SMXP.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 12 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders who are also executives of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership and the operating lease, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

The accompanying condensed consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, negative working capital, increased accumulated deficit and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. During the six months ended June 30, 2019, the Company incurred a net loss of $6.1 million. At June 30, 2019, the negative working capital was $12.4 million, the accumulated deficit was $57.0 million and the stockholders’ deficiency was $4.2 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due for twelve months from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and relatively low level of cash flows from operating activities, and significant current debt that is due in the next twelve months.

As of June 30, 2019, the Company’s principal sources of liquidity consisted of approximately $12.9 million, of cash and cash equivalents, and estimated cash flow from operations.  The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements, including $38.2 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its efforts to generate revenue from non-related parties for its China operations and to increase its revenues. The Company is looking to convert a large portion of the $29.0 million of the current portion of long term related party loans into convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through its proposed initial public offering.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern for twelve months from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete its public offering or obtain the conversion of any of its current debt and thus maintain sufficient cash balances for its planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. Because of the nature of its business in China, as reflected by the lack of revenue from the China segment in the first quarter of 2019 and the lack of revenue from non-related parties for the six months ended June 30, 2019, revenue flow from the Company’s China segment is irregular, and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

F-10

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Revenue Recognition

Effective on January 1, 2019, the Company early adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods w ithin the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off $978,093 in deferred project costs in the PRC . Accordingly, only the current period presented in the Company’s condensed consolidated statements of operations has been reported using the new revenue standard. The Company has applied Topic 606 to all customer contracts not completed by the initial date of application.

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by the Company from the customer and excluded from revenue.

The Company’s principal activities from which the Company generates its revenue are described below.

Revenue from Engineering, Procurement and Construction (“EPC”) Services

The Company has analyzed the impact of Topic 606 on its revenue from EPC services and concluded that the adoption of Topic 606 did not change the revenue recognition associated with these services. The Company will continue to show this revenue as revenue from China operations in the condensed consolidated financial of operations. The Company generally recognizes revenue for sales of EPC services over time as the Company’s performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar system. For such sale arrangements, the Company recognizes revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of the Company’s efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying the Company’s performance obligations (“inefficient costs”) are excluded from the Company’s input methods of revenue recognition as the amounts are not reflective of the Company’s transferring control of the system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. The Company recognizes solar module and direct material costs as incurred when such items have been installed in a system.

F-11

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Cost based input methods of revenue recognition require the Company to make estimates of net contract revenues and costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

The Company’s arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorable pricing or other provisions, if applicable, that can either increase or decrease the transaction price. The Company has historically estimated variable considerations that decrease the transaction price (e.g. penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid. However, under Topic 606, the Company will need to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because the Company’s historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. The Company estimates variable considerations for amounts to which the Company expects to be entitled and it is not probable that a significant reversal of cumulative revenue recognized will occur.

Prior to January 1, 2019, the Company recognized revenue on EPC contracts using the percentage of completion method, as outlined in Accounting Standards Codification (“ASC”) 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. The Company reviews contract price and cost estimates periodically as the work progresses, and recognizes changes in estimates of contract revenues, costs and profits for contracts accounted for under the percentage of completion method using the cumulative catch-up method of accounting.

Operations and Maintenance (“O&M”)

The Company has analyzed the impact of Topic 606 on its O&M services revenue and concluded that the revenue recognition associated with these services did not change in the condensed consolidated financial statements. The Company recognizes revenue for standard, recurring O&M services over time as customers receive and consume the benefits of such services, that typically include, but are not limited to, 24/7 system monitoring and other agreement compliance, performance engineering analysis, regular performance reporting, turn-key maintenance services including spare parts and corrective maintenance repair, warranty management, and environmental services. Other ancillary O&M services, such as equipment replacement, weed abatement, landscaping, or solar module cleaning, are recognized as revenue as the services are provided and billed to the customer. Costs of O&M services are expensed in the period in which they are incurred.

As part of the Company’s O&M service offerings, the Company typically offers an effective availability guarantee, which stipulates that a system will be available to generate a certain percentage of total possible energy during a specific period after adjusting for factors outside of the Company’s control as the service provider. If system availability exceeds a contractual threshold, the Company may receive a bonus payment, or if system availability falls below a separate threshold, the Company may incur liquidated damages for certain lost energy under the power purchase agreements (“PPAs”). Such bonuses or liquidated damages represent a form of variable consideration and are estimated and recognized over time as customers receive and consume the benefits of the O&M services.

F-12

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Solar Energy Systems and Product Sales

The Company has analyzed the impact of Topic 606 on solar energy system sales and other product sales and has concluded that the revenue recognition associated with these sales should be recognized over time (instead of a point in time prior to the accounting change resulting from the adoption of Topic 606 on January 1, 2019) as the Company’s performance creates or enhances an energy generating asset controlled by the customer. Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying condensed consolidated financial statements for the six months ended June 30, 2019.

The Company’s principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. The Company recognizes revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

For solar energy system sales the Company recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy system, to determine the Company’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, the Company sells solar energy systems to residential and commercial customers and recognizes revenue net of sales taxes . Customers may pay for these sales in cash or by financing with the Company . Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by the Company for the customer, and leasing arranged by the Company for the customer through Sunrun, Inc. (“Sunrun”).

For a sale paid by a customer by direct payments , the payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For a sale paid by a customer with third-party financing arranged by the Company for the customer, direct payments are made by the financing company to the Company based on an agreement between the financing company and the Company, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a sale paid by a customer with a lease through Sunrun, direct payments are made by Sunrun to the Company based on an agreement between Sunrun and the Company, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted (see further discussion in Note 3).

For a sale to a customer by financing with the Company, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by the Company are generally made for terms up to 60 months.

Prior to January 1, 2019, the Company recognized revenue on solar energy systems and product sales, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition-Overall. The Company recognized revenue when (1) persuasive evidence of an arrangement existed, (2) delivery had occurred or services had been rendered, (3) the sales price was fixed or determinable and (4) collection of the related receivable was reasonably assured. The Company recognized revenue when the Company installed a solar energy system and it passed inspection by the utility or the authority having jurisdiction and the permit to operate had been issued, provided all other revenue recognition criteria had been met. Costs incurred on installations before the solar energy systems were completed were included in deferred project costs (included in the caption “other receivables and current assets”) in the Company’s consolidated balance sheets.

F-13

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

LED Product Sales and Service Sales

For product sales, the Company recognizes revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), the Company allocates the transaction price to each performance obligation identified in the contract based on relative stand - alone selling prices, or estimates of such prices, and recognize s the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The stand - alone selling price of the warranty is not material and, therefore, the Company has not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, the Company provides the customers with a right of return subject to restocking fees. The Company assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration the Company expects to receive after returns are made. Based on the Company’s historical experience, the Company has determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

For contracts where the Company agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. The Company will compare the stand - alone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Prior to January 1, 2019, the Company’s revenue recognition policy as related to LED products and services was in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The Company recognizes its LED revenue upon the delivery of the products and/or completion of the installation and the final acceptance from the customer, provided all other revenue recognition criteria have been met. Prior to the delivery/completion and the final acceptance, all costs incurred are included in inventories as work in progress in the Company’s consolidated balance sheet.

Operating Leases and Power Purchase Agreements in the United States

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, the Company owns the systems and receives the 30% upfront federal grant, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

The Company sells energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, the Company recognizes revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

F-15

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Revenue from all of the Company s operating leases is currently recognized on a straight-line basis over the contractual term.

In March 2019, the Company entered into a 10-year power purchase agreement with a not-for-profit entity in California whereby the Company would construct a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The value over the 10-year term is approximately $1.6 million. As of June 30, 2019, the construction of the system is in progress and cost of the construction in progress was included in the Company’s property and equipment. The Company did not recognize any revenues under this agreement for the six months ended June 30, 2019.

Minimum revenues under the existing operating leases and power purchase agreements as of June 30, 2019 are as follows:

To Be Received In	Amount
2019 (remaining months)	$139,322
2020	293,331
2021	280,038
2022	273,622
2023	268,798
2024	263,944
2025 and thereafter	1,478,952
$2,998,007

Loan Interest Income

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at June 30, 2019 and December 31, 2018.

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the six months ended June 30, 2019 and 2018:

F-16

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Six Months Ended June 30,
	2019	2018

Solar energy systems
Sales on installment basis	$5,935,785	$3,597,216
Sales on non-installment basis	9,883,311	5,611,353
Third-party leasing arrangements	2,306,023	2,845,225
Operating lease revenues	50,777	56,079
Power purchase agreement revenues	68,697	91,822
Total solar energy systems	18,244,593	12,201,695
LED	132,225	668,509
Financing related	987,617	882,389
Total revenue of US Segment	19,364,435	13,752,593
Solar farm projects	2,004,160	30,992,134
Operation and maintenance and other	-	312,222
Total revenue of PRC Segment	2,004,160	31,304,356

Total revenues	$21,368,595	$45,056,949

Contract Balances

The contract assets primarily relate to the Company’s rights to consideration for work completed but not billed at the reporting date, primarily for the solar energy system sales in the United States. The contract assets are transferred to receivables when the rights become unconditional (i.e., when the permission to operate is issued). The contract liabilities primarily relate to the advance consideration received from customers related to the same above solar energy system sales in the United States, for which the transfer of ownership has not occurred.

Applying the practical expedient in Topic 606, paragraph 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts (i.e., commission fees) in cost of revenue when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less.

Transaction Price Allocated to the Remaining Performance Obligations

The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. The remaining revenue on the remaining performance obligations expected to be recognized during the remainder of 2019 amounts to approximately $5.7 million at June 30, 2019 which is primarily related to the US segment contracts with durations of one year or less. For the China segment, the remaining revenue on the remaining performance obligations expected to be recognized during the remainder of 2019 is approximately $2.5 million at June 30, 2019.

The Company applies the transition practical expedient in paragraph 606-10-65-1 (f)(3) and does not disclose the amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue for the year ended December 31, 2018.

F-17

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Practical Expedients Utilized by the Company

The following practice expedients are utilized by the Company in its adoption of Topic 606 as of January 1, 2019:

•	The Company has not restated contracts that begin and are completed within the same annual reporting period.

•	For completed contracts that have variable consideration, the Company used the transaction price at the date upon which the contract was completed rather than estimating variable consideration amounts in the comparative reporting period.

•

The Company has excluded disclosures of transaction price allocated to remaining performance obligations and disclosure of when the Company expects to recognize such revenue for all periods prior to the date of initial application.

•	The Company has expensed costs as incurred for costs to obtain a contract when the amortization period would have been one year or less.

•	The Company has not assessed a contract asset or contract liability for a significant financing component if the period between the customer’s payment and the Company’s transfer of goods or services is one year or less.

Refer to Note 18, Changes in Accounting Policies for the impact of adoption of Topic 606 on the condensed consolidated financial statements as of and for the six months ended June 30, 2019.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less.

The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $73,000 ) per depositor per bank under the applicable Chinese general deposit insurance rules. As of June 30, 2019 and December 31, 2018, insured and uninsured cash including the balance classified as restricted cash were as follows:

	June 30, 2019	December 31, 2018
	(Unaudited)
US Segment
Insured cash	$808,681	$1,327,987
Uninsured cash	4,011,904	5,615,121
	4,820,585	6,943,108
China Segment
Insured cash	534,407	395,458
Uninsured cash	15,033,888	10,323,401
	15,568,295	10,718,859
Total cash and cash equivalents & restricted cash	20,388,880	17,661,967
Cash and cash equivalents	12,881,331	9,593,542
Restricted cash	$7,507,549	$8,068,425

Restricted Cash

Restricted cash at June 30 , 2019 and December 31, 2018 consisted of:

F-18

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	June 30, 2019	December 31, 2018
	(Unaudited)
Deposit held by a PRC financial institution as collateral for commercial loan to SolarMax – PRC Segment	$7,281,412	$7,269,978
Deposits held by a US financial institution for commercial letter of credit - US Segment	-	572,497
Deposit held by a US financial institution as collateral for business credit cards – US Segment	226,137	225,950
	7,507,549	8,068,425
Less: current portion	(7,281,412)	(7,842,475)
Noncurrent portion	$226,137	$225,950

Bankers’ Acceptance

At June 30, 2019, the Company held bankers’ acceptance in RMB in the amount of $762,552 with various original maturities of six months. A banker’s acceptance is a promised future payment which is accepted and guaranteed by a bank and drawn on a deposit at the bank. A banker’s acceptance is a negotiated financial instrument and can be exchanged for cash at a discount prior to its maturity date. During the six months ended June 30, 2019, the Company accepted bankers’ acceptance as payments on the PRC solar farm projects.

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represent s the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company, however the customers would remain accountable for the ultimate payment if the amount of incentive rebates are not collectible from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

The activity of the allowance for bad debts for accounts receivable for the six months ended June 30, 2019 and 2018 is as follows:

F-19

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Balance – beginning of period	$320,532	$352,593
Provision for bad debts	(13,065)	80,531
Recoveries	13,403	-
Receivables charged off	(291,298)	(3,317)
Effect of exchange rate	59	(162)
Balance – end of period	$29,631	$429,645

Retainage Receivables

Certain of the Company’s EPC contracts for solar farm projects contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically about 3%-5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets. The financing component associated with the retainage receivable is not material.

At June 30, 2019 and December 31, 2018, total retainage related to the PRC solar projects due from Changzhou Almaden Co., Ltd. (“AMD”), which is a related party, and an unrelated party were zero and $1,551,492, respectively. Such amounts were included in other receivables and current assets at June 30, 2019 and December 31, 2018.

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the ability to finance the purchase of solar energy systems through installment loans provided by SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

Loans offered at the promotional interest rate of zero percent are accounted for as loan discounts and are amortized on an effective interest method to interest income over the terms of the loans.

The activity in the allowance for loan losses for the s ix months ended June 30, 2019 and 2018 is as follows:

F-20

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Balance – beginning of period	$914,282	$779,630
Provision for loan losses	105,059	78,752
Recoveries	32,890	46,924
Chargeoffs and adjustments	(24,571)	(108,809)
Balance – end of period	$1,027,660	$796,497

Inventories, net

Inventories consist of (a) work in progress representing costs incurred prior to completion of systems or projects and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

The activity in the reserve for excess and obsolete inventories for the six months ended June 30, 2019 and 2018 is as follows:

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Balance – beginning of period	$225,097	$218,156
Provision for excess and obsolete inventories	260,474	(7,082)
Inventories write off and adjustments	-	(4,467)
Balance – end of period	$485,571	$206,607

F-21

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company’s goodwill was derived from the acquisition of ZHTH and ZHPV in April 2015.

The indefinite-lived intangible asset represents a license to operate the Company’s LED business in the United States segment. The definite-lived intangible asset consists of permit backlog, acquired through the acquisition of ZHTH for the PRC segment and has been fully amortized as the revenues on the backlog were earned.

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

The Company performs its annual impairment test of goodwill in the fourth quarter as of the end of the third quarter of each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company early adopted the new Financial Accounting Standards Board (“FASB”) guidance in ASU 2017-04, Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Intangibles-Goodwill and Other.  In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determined that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

During the six months ended June 30, 2018, the Company recognized an impairment loss of $364,000 on the UL license, an indefinite-lived intangible asset, because the Company’s LED operations in the United States segment was no longer pursuing residential LED projects for which the original UL license was designated. There was no impairment loss for the six months ended June 30, 2019.

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	5-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

Components of property and equipment, net are as follows:

F-22

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	June 30, 2019	December 31, 2018
	(Unaudited)
Automobiles	$1,240,477	$1,348,365
Furniture and equipment	1,138,425	1,121,690
Solar systems leased to customers	1,821,576	1,855,736
Leasehold improvements	2,350,385	2,349,590
Total property and equipment	6,550,863	6,675,381
Less: accumulated depreciation and amortization	(5,084,021)	(4,959,478)
Property and equipment, net	$1,466,842	$1,715,903

For the six months ended June 30, 2019 and 2018, depreciation expense was $131,316 and $367,237, respectively.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

For the six months ended June 30, 2018, the Company recorded an impairment loss of $184,729 on solar energy systems leased to customers for the United States segment, for which the carrying values exceed the estimated fair values. There was no impairment loss on such systems for the six months ended June 30, 2019.

Investments in Unconsolidated Joint Ventures

The Company’s unconsolidated investments are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company also has an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”).

For these investments, the Company does not have the controlling interests but it has the ability to exercise significant influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

F-23

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Warranties

Workmanship Warranty

For the sale of solar systems in the United States, the Company provides a workmanship warranty for 25 years to cover the quality of the Company’s installation. The warranty is designed to cover installation defects and damages to customer properties caused by the Company’s installation of the solar energy systems and battery storage systems which generally are uncovered within 2-3 years after the installation. The 25-year warranty is consistent with the term provided by competitors and is provided by the Company to remain market competitive. The workmanship warranty does not include the product warranties (panels and inverters) which are covered directly by the manufacturers, generally for 25 years on panels and inverters, and 10 years for energy storage systems. The Company determined that its 25-year workmanship warranty for solar energy systems constitutes an assurance-type warranty and should continue to be accounted for under ASC 460 - Guarantees, instead of a service-type warranty which should be accounted for under Topic 606.

Quality Warranty for EPC Services

For the PRC segment, the Company provides construction quality warranty on the EPC services generally for one year after completion.  The customer typically retains 3-5% of the contract price which will not be paid to the Company until the expiration of the warranty period which is accounted by the Company as retainage receivable. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the approximate amount of $147,000 and $142,000 as of June 30, 2019 and December 31, 2018, respectively, which is included in accrued expenses.  To date the Company has not incurred significant claims on the quality warranty. The liability is reversed when the warranty period expires.

Production Guaranty

For solar systems sold in the United States, the Company also warrants that modules installed in accordance with agreed-upon specifications will produce at least 98% of their labeled power output rating during the first year, with the warranty coverage reducing by 0.5% every year thereafter throughout the approximate 10-year production guaranty period. In resolving claims under the production guaranty, the Company typically makes cash payments to customers who claim for the production shortfall in power output on an annual basis. The Company currently provides a reserve for the production guaranty at $15 per system that receives the permission to operate the system from the utility company.

LED Warranties

The Company’s warranty for LED products and services ranges from one year for labor and seven years for certain products sold to municipalities. The Company currently provides a warranty reserve for LED sales based on 0.25% of LED revenue.

F-24

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Other Warranties

In 2016, as a result of the bankruptcy of a Chinese panel supplier from whom the Company purchased solar modules, the Company has reclassified the liability related to unpaid retentions to warranty liability in the amount of $650,963. As of June 30, 2019, the Company has not incurred any claims associated with this obligation.

The activity of the warranty liability for all warranties discussed above recorded under accrued expenses and other payables and other liabilities for the six months ended June 30, 2019 and 2018 is as follows:

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Balance – beginning of period	$1,560,580	$1,447,765
Provision	530,674	153,334
Expenditures and adjustments	(457,862)	(10,670)
Effect of exchange rate	3,515	(7,371)
Balance – end of period	1,636,907	1,583,058
Current portion (accrued expenses and other payables)	(150,363)	-
Non-current portion (other liabilities)	$1,486,544	$1,583,058

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of June 30, 2019 and December 31, 2018, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $603,979 and $634,124, respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 9.6 years and 10.1 years, respectively.

Deferred Rent

For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in other liabilities on the consolidated balance sheets and was $793,465 and $432,719 at June 30, 2019 and December 31, 2018, respectively.

Retainage Payable

For subcontractors performing work on the Company’s construction of the solar farm projects in the PRC, the Company typically retains a portion of the invoices, typically 5%, for 12 to 24 months to ensure the quality of their work during the qualify warranty period.  There was no retainage payable included in accrued expenses and other payables (current) at June 30, 2019 and December 31, 2018.  Included in other liabilities (non-current) on the consolidated balance sheets at June 30 , 2019 and December 31, 2018 was $676,820 and $675,757, respectively.

F-25

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company estimated the income tax provision for the six months ended June 30, 2019 and 2018 using the discrete method. The discrete method is applied when the application of the estimated annual effective tax rate is impractical because it is not possible to reliably estimate the annual effective tax rate. The discrete method treats the year to date period as if it was the annual period and determines the income tax expense or benefit on that basis. The Company believes that, at this time, the use of this discrete method is more appropriate than the annual effective tax rate method as the estimated annual effective tax rate method is not reliable due to (i) the high degree of uncertainty in estimating annual pretax earnings and (ii) the wide variability in the effective tax rate given the significant permanent items.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for the Company’s PRC segment and the changes to the Company’s deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts were included in the Company’s consolidated financial statements as of and for the year ended December 31, 2018.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company's tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company's tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company's income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the six months ended June 30 , 2019 and 2018, the Company did not incur any related interest and penalties.

F-26

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of June 30, 2019 and December 31, 2018, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of June 30, 2019:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$11,769,564	$-	$-	$11,769,564
Customer loans receivable	$-	$-	$35,234,827	$35,279,785
Liabilities
Bank and auto loans	$-	$6,374,972	$-	$6,374,972
Long term loans from related parties	$-	$-	$50,453,956	$55,500,000
Short term loans from related parties	$-	$3,000,000	$-	$3,000,000

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2018:

F-27

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$13,038,996	$-	$-	$13,038,996
Customer loans receivable	$-	$-	$33,459,425	$33,954,556
Liabilities
Bank and auto loans	$-	$6,161,985	$-	$6,161,985
Loans from related parties	$-	$-	$49,164,501	$55,500,000
Short term loan	$-	$1,000,000	$-	$1,000,000

Cash equivalents - Cash equivalents consist of money market accounts and are carried at their fair value.

Customer loans receivable - The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and lastly the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan, auto loans and short term loan - The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties - The related party loans were issued at the fixed annual interest rates of 3.0% in the United States s egment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 8.25% to the estimated cash flows through the maturities of the loans.

Non-recurring Fair Value Measurement

For the six months ended June 30, 2019 and 2018, the Company recorded impairment charges related to the owned solar systems and UL license intangible of $0 , and $548,729, respectively, under the United States segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired solar assets included in property and equipment was $0 at both June 30, 2019 and December 31, 2018.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the six months ended June 30, 2019 and 2018 were $ $1,065,230 and $1,775,742, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation - Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in 2018 and thereafter.

F-28

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Foreign Currency

Amounts reported in the condensed consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of June 30, 2019 and December 31, 2018 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (United States and PRC) as of June 30, 2019 and December 31, 2018, and for the six months ended June 30, 2019 and 2018.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the six months ended June 30, 2019 and 2018 since the effect would be antidilutive.

F-29

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Recent Accounting Standards

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

The FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies certain fair value disclosure requirements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect the adoption to have a significant impact on the Company’s current fair value disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses , which was subsequently updated by ASU 2019-04, Codification Improvements to Topic 326, Financial Instrument – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU 2019-05, Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief. Topic 326 and related updates represent a significant change in the allowance of credit losses accounting model by requiring immediate recognition of management’s estimates of current expected credit losses. Under the prior model, losses were recognized only as they were incurred, which FASB has noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The new model is applicable to all financial instruments that are not accounted for at fair value through net income, thereby bringing consistency in accounting treatment across different types of financial instruments and requiring consideration of a broader range of variables when forming loss estimates. Topic 326 and related updates are effective for fiscal years and interim periods within those years beginning after December 15, 2019, and early adoption is permitted for periods beginning after December 15, 2018. The Company is currently evaluating the impact Topic 326 and subsequent updates will have on its consolidated financial statements and associated disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842),  which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Topic 842 requires lessors to classify leases as a sales-type, direct financing, or operating leases. A lease is a sales-type lease if any one of five criteria are met, each of which indicate that the lease, in effect, transfers control of the underlying asset to the lessee. If none of those five criteria are met, but two additional criteria are both met, indicating that the lessor has transferred substantially all the risks and benefits of the underlying asset to the lessee and a third party, the lease is a direct financing lease. All leases that are not sales-type or direct financing leases are operating leases.

Because the Company is a private entity preparing for a public offering as an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be on January 1, 2020 for the Company. The Company expects to adopt the new standard on its effective date which is January 1, 2020. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company expects to adopt the new standard on January 1, 2019 and use the effective date as the date of initial application. Consequently, financial information will not be updated and disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients , ’ which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects this standard with respect to the Company as a lessee will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for its office and equipment operating leases; (2) the derecognition of existing deferred rent liabilities, and (3) providing significant new disclosure about the Company’s leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

For leases in which the Company is the lessor, the Company also expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company. While the Company continues to evaluate certain aspects of the new standard, including those still being revised by the FASB, the Company does not expect the new standard to have a material effect on its financial statements as a lessor and the Company does not expect a significant change in its leasing activities as a lessor between now and adoption. The Company believes all of its leases in which the Company is the lessor will continue to be classified as operating leases under the new standard.

F-30

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

2. Construction Contracts

As of June 30 , 2019 and December 31, 2018, and during the six months ended June 30, 2019 and 2018, the Company’s construction and other operating activities consisted of the following projects:

			Contract Value Excluding VAT	% Complete as of		Revenue Recognized (USD in Million)
Project	Customer	Mega Watts ("MW")	(RMB in Million)	6/30/19	12/31/18	Six Months Ended 6/30/19	Six Months Ended 6/30/18	Completion Date
				(Unaudited)		(Unaudited)	(Unaudited)
Long-term Construction Contracts
Guizhou Yilong (1)	SPIC Sichuan and AMD	35.0	200.6	100.0%	100.0%	$0.00	$30.30	2018
Hunan Xinhuang	Government	0.7	4.6	100.0%	100.0%	$0.00	$0.73	2018
Ningxia Meili Cloud	Meili Cloud Energy	50.0	179.0	100.0%	100.0%	$0.00	$0.00	2018
Guizhou Qingshuihe #3	AMD	10.5	31.0	41.8%	na	$2.00	na	2019
Other
Tianjin Zhonglianda (2)	Uonone	na	na	na	na	$0.00	$0.03	na
Operation and maintenance (3)	AMD	na	na	na	na	$0.00	$0.28	na

(1)	On November 23, 2018, 70% of the ownership interest was transferred by AMD to SPIC Sichuan. AMD holds a 30% remaining interest.

(2)	Fee revenue only, no construction revenue since the project was assigned to Uonone.

(3)	Operation and maintenance contracts for Guizhou Qinghuihe and Guizhou Puan were cancelled on March 20, 2018 and July 31, 2018, respectively.

In May 2019, the Company began the construction of phase 3 of the Qingshuihe solar farm project (“Qingshuihe #3”) consisting of 10.5MW, pursuant to the December 5, 2018 supplemental agreement to the 2016 70MW EPC contract, as amended. The total contract price for the 10.5MW EPC contract is RMB 34,200,000 (approximately $5.1 million). The payment terms of this project consist of a 10% advance payment, two progress payments of 25% each, 20% payment upon acceptance of grid connection, 15% upon the handover of the project, and the final 5% upon the expiration of the one-year warranty period.

Even though the scopes of Qingshuihe #3 are part of the original 70MW EPC agreement entered into in 2016, the project is accounted for as a separate contract (through the supplemental agreement signed in December 2018) since the goods and services and related performance obligation are distinct and are negotiated separately, after the completion of Qingshuihe #1 and #2 in 2016 and 2017.

The customers for Guizhou Qingshuihe, Guizhou Pu ’ an, Guizhou Yilong, Shandong Zaozhuang and operations and maintenance are subsidiaries of AMD. AMD is a related party as it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

Information concerning long-term construction contracts at June 30, 2019 and December 31, 2018 from inception of the contract to completion, accounted for on the percentage of completion method of accounting is as follows:

F-31

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	June 30, 2019	December 31, 2018
	(Unaudited)
Costs incurred on contracts (from inception to completion)	$94,980,367	$95,799,961
Estimated earnings thereon	7,905,696	7,663,340
	102,886,063	103,463,301
Add: Value Added Tax (“VAT”)	14,681,449	15,107,833
Less: billings to date - EPC project	(80,534,843)	(63,409,583)
Less: billings to date – VAT	(12,090,182)	(9,638,200)
Net underbilling	$24,942,487	$45,523,351

Net underbilling	$24,942,487	$45,523,351
Less: cash received in excess of billings	(6,898,986)	(6,741,766)
Less: amount offset with payable pursuant to the offset agreement	(3,494,377)	-
Effect of exchange rate	(172,044)	(1,290,736)
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts or unbilled receivables on completed contract	$14,377,080	$37,490,849

Offset Agreement

On or about June 21, 2019, the Company entered into offset agreements with AMD to offset the balance of the unpaid project receivables on Projects Qingshuihe #1and #2, and Project Pu ’ an totaling RMB 25,382,762 (approximately $3.5 million) against the accounts payable for solar panels purchased from AMD affiliates for Project Meili Cloud. Additionally, the offset agreements also provided for an offset of project receivable of RMB 8,550,000 (approximately $1.2 million) on Qinghuihe #3 with the accounts payable for solar panels purchased from AMD affiliates for Project Meili Cloud.

3. Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement

The Company no longer enters into leases for solar systems. In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun , and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases equipment from a list of preapproved equipment vendors provided by Sunrun, one of which, the supplier of meters, is a subsidiary of Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Consistent with revenue recognition on solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun over time. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021. Sunrun was the Company’s second largest customer in the United States segment during the six months ended June 30, 2019 and 2018.

F-32

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

The summary of revenue and cost of revenue related to Sunrun for the six months ended June 30 , 2019 and 2018 is as follows:

	Six Months Ended June 30,
	2019	2018
	(Unaudited)
Revenue	$2,308,552	$2,831,878
Cost of revenue	1,416,355	1,544,109

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the six months ended June 30, 2019 and 2018, Sunrun meters purchased from a subsidiary of Sunrun amounted to $19,425 and $49,718, respectively. There was no accounts payable balance owed to this supplier as of June 30, 2019 and December 31, 2018.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the six months ended June 30, 2019:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
	(Unaudited)
Customer A (2)	$6,710,509	31%	$-	0%
Customer B (2)	2,308,552	11%	89,657	1%

The following table provides information as to sales greater than 10% of revenues for the six months ended June 30, 2018:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
	(Unaudited)
Customer E (1)	$30,263,842	67%	$9,617,604	64%

(1) Customer E is an affiliate of AMD , a related party .
(2) Customers A and B are customers of the SolarMax US segment. Customer B is Sunrun.

F-33

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Major Suppliers

The following table provides information as to purchases over 10% for the six months ended June 30, 2019:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier C (2)	$4,620,865	26%	$2,226,365	13%

The following table provides information as to purchases over 10% for the six months ended June 30 , 2018:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
	(Unaudited)
Supplier G (1)	$6,248,130	21%	$6,010,562	35%
Supplier B (3)	4,110,775	14%	3,954,474	23%
Supplier C (2)	3,122,093	11%	1,076,461	6%

(1) The suppliers are AMD or an AMD subsidiary, a related party, from whom the Company purchased materials for the EPC projects for the PRC segment.
(2) Supplier C is the material supplier for US segment.
(3) Supplier B is a subcontractor of the EPC projects for SolarMax PRC segment.

4. Acquisition Contingencies

Effective on May 12, 2016, in conjunction with the execution of the amendment to the share exchange agreement for ZHPV related to the April 2015 business combination, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. Additional contingent liability related to estimated costs of projects prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million (approximately $437,000 as of June 30, 2018) was also included as a receivable from Uonone Group (Note 7 ) with the corresponding liability recognized by the Company on the date of acquisition.

As of June 30, 2019 and December 31, 2018, Uonone Group has repaid all the amounts agreed to under the Debt Settlement Agreement except for the RMB 3.0 million contingent receivable discussed above. Such receivable of RMB 3.0 million (approximately $437,000 as of June 30, 2019) is payable by Uonone Group only when the Company makes the payments under the related acquisition liability that was established on the acquisition date for the same amount. At June 30, 2019, no payments under the acquired liability have been made.

5. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from three to fifteen years. At June 30, 2019 and December 31, 2018, the percentage of the Company’s loan portfolio with a 0% interest rate is 28% and 19%, respectively.

F-34

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

The Company acquires security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Customer loans receivable, gross	$37,398,495	$35,595,544
Less: unamortized loan discounts	(1,091,050)	(726,706)
Less: allowance for loan losses	(1,027,660)	(914,282)
Customer loans receivable, net	35,279,785	33,954,556
Current portion	6,744,236	4,998,821
Non-current portion	$28,535,549	$28,955,735

Principal maturities of the customer loans receivable at June 30, 2019 are summarized as follows:

Period ending December 31,	Amount
2019 (remaining months)	$3,455,210
2020	6,480,413
2021	5,943,878
2022	5,304,476
2023	4,680,695
Thereafter	11,533,823
Total loans receivable	$37,398,495

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues was $488,259 and $875,440 for the six months ended June 30, 2019 and 2018, respectively.

6. Inventories, net

Inventories consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Work-in-process	$-	$1,076,197
Solar panels, inverters and components	1,371,088	1,966,334
Battery storage systems	124,085	141,530
LED lights	378,920	377,341
Reserve for excess and obsolete inventories	(245,437)	(225,097)
Total inventories, net	$1,628,656	$3,336,305

F-35

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

7. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Receivable from Uonone Group (See Note 5)	$436,885	$436,199
Deferred project costs	1,907,422	-
Retainage receivables	-	257,978
Prepaid expenses and deposits	834,983	758,891
Accrued interest on customer loans receivable	89,310	86,360
VAT tax receivable	1,990,048	4,465,424
Income tax receivable	443,709	164,959
	$5,702,357	$6,169,811

Deferred project costs consist of work in process and subcontractor costs incurred on the solar energy systems and LED projects that are not fully completed at June 30, 2019.

In June 2019, in connection with the newly awarded $3.8 million LED s treet l uminaire contract with a local governmental agency, the Company placed a 30% deposit, or approximately $1.1 million, with the supplier of the l uminaire products which is included in deferred project costs.

8. Goodwill

The activity of goodwill is as follows :

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Balance – beginning of period	$7,796,741	$8,240,305
Addition	-	-
Impairment	-	-
Effect of exchange rate	12,263	(139,929)
Balance – end of period	$7,809,004	$8,100,376

9. Investments in Unconsolidated Joint Ventures

At June 30, 2019 and December 31, 2018, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

F-36

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Activity in investments on unconsolidated joint ventures for six months ended June 30, 2019 consisted of the following:

Investee	December 31, 2018	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	June 30, 2019
A#1	$168,180	$-	$(136,326)	$31,854
A#2	295,762	-	(73,040)	222,722
A#3	41,754	-	(24,960)	16,794
Changzhou	26,733	-	(26,733)	-
Total	$532,429	$-	$(261,059)	$271,370

Activity in investments on unconsolidated joint ventures for the six months ended June 30, 2018 consisted of the following:

Investee	December 31, 2017	Distribution / Decrease in Investment	Share of Investee’s Net Income(loss)	June 30, 2018
A#1	$348,988	$-	$(93,115)	$255,873
A#2	404,516	-	(83,467)	321,049
A#3	87,126	-	(29,431)	57,695
Changzhou	186,669	-	(74,358)	112,311
Total	$1,027,299	$-	$(280,371)	$746,928

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the s ix months ended June 30, 2019 and 2018:

Balance Sheets	June 30, 2019	December 31, 2018
	(Unaudited)
Current assets	$1,273,251	$1,368,143
Non-current assets	4,282,274	4,686,958
Total assets	5,555,525	6,055,101

Current liabilities	1,126,277	1,061,770
Members’ capital	4,429,248	4,993,331
Liabilities and members’ capital	$5,555,525	$6,055,101

Income Statements	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Revenue	$319,568	$596,452
Gross (loss) profit	$(203,147)	$(111,653)
Net (loss) income	$(673,600)	$(1,032,578)

F-37

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

10. Other Assets

Other assets consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Deferred project costs	$-	$978,093
Other deposits and receivables	179,756	180,946
	$179,756	$1,159,039

Upon adoption of Topic 606 on January 1, 2019, the Company expensed the entire amount of deferred project costs of $978,093, consisting of costs accumulated on a prospective project in the China segment that the Company has been pursuing for the past two years since such costs do not meet the requirements for capitalization under Topic 606. The amount expensed was reflected as a transition adjustment directly to reduce retained earnings on January 1, 2019.

11. Financing Arrangements

As of June 30, 2019 and December 31, 2018, the Company had the following borrowings (excluding the long-term related party financings):

	June 30, 2019	December 31, 2018
	(Unaudited)
$6,100,000 secured term loan payable to China Everbright Bank, interest due quarterly in arrears at 3.8% per annum, maturing October 10, 2019	$6,100,000	$6,100,000

$2,000,000 short-term loan from a stockholder, at 10.0% per annum prepaid interest, due September 1, 2019	2,000,000	-

$1,000,000 short-term loan from a stockholder, at 6.0% per annum, due September 12, 2019	1,000,000	1,000,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	274,972	305,733

Total	9,374,972	7,405,733
Less: current portion	(9,161,985)	(7,161,985)
Noncurrent portion	$212,987	$243,748

On January 29, 2019 and January 31, 2019, the Company received six-month loans totaling $2,000,000 from a minority stockholder of the Company.  Interest at 10% for six months was prepaid through deduction from the loan proceeds totaling $100,000 at the loan inception date. The due dates were subsequently extended to October 30, 2019 and November 1, 2019.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

On January 14, 2019, the Company’s executive vice president provided a short-term loan of $500,000 at 8% per annum to the Company. The principal and accrued interest of $1,753 were repaid on January 30, 2019.

On December 12, 2018, the Company received a 6% loan of $1,000,000 from a company owned by a minority stockholder. The loan was originally due on April 12, 2019 but was extended to  November 12, 2019 pursuant to an extension agreement.

On March 21, 2018, SolarMax LED entered into an irrevocable commercial standby letter of credit with Cathay Bank for $557,900 to secure a performance bond issued on an LED project. The letter of credit expired March 21, 2019 and the CD collateral was released. The 2% letter of credit issuance fee of 2% or $11,158 paid to the bank was amortized to interest expense over the term of the letter of credit.

Related party financings

The Company’s borrowings from related parties consisted of the following as of June 30, 2018 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
$45.0 million loan commitment from Clean Energy Funding, LP	$45,000,000	$45,000,000
$13.0 million loan commitment from Clean Energy Funding II, LP	10,500,000	10,500,000
	55,500,000	55,500,000
Current portion	29,000,000	12,000,000
Noncurrent portion	$26,500,000	$43,500,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program.  A UCC filing was filed in March 2015 on behalf of CEF, the secured party, to pledge all assets of SREP as the collateral for the loan.  Such assets include, but are not limited to, all present and future personal property of SREP which includes receivables, goods, inventory, equipment fixtures, intangibles, deposit accounts and collateral control accounts.  As of June 30, 2019 and December 31, 2018, the principal loan balance was $45,000,000.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $5,000,000 under the loan. As of June 30, 2019 and December 31, 2018, the remaining undrawn amount under the loan was $2.5 million and $2.5 million, respectively.

F-39

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its executive vice president and one of its directors.

Interest Expense

For the six months ended June 30, 2019 and 2018, interest expense incurred on the above long-term related party loans was $410,109 and $825,657, respectively.

Total interest expense incurred (including interest on long-term related party loans) was $ 464,617 and $925,325 , for the six months ended June 30, 2019 and 2018, respectively. The weighted average interest rates on loans outstanding were 3.2% and 3.1% as of June 30, 2019 and December 31, 2018, respectively.

Principal maturities for the financing arrangements as of June 30, 2019 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Loans	Related Party Loans	Total
2019 (remaining months)	$28,885	$9,100,000	$15,000,000	$24,128,885
2020	65,270	-	18,000,000	18,065,270
2021	68,284	-	11,000,000	11,068,284
2022	67,422	-	9,500,000	9,567,422
2023	44,740	-	2,000,000	2,044,740
Thereafter	371	-	-	371
Total	$274,972	$9,100,000	$55,500,000	$64,874,972

12. Other Related Party Transactions

Transactions with AMD and Its Subsidiaries

In the PRC , the Company generated revenues from AMD and its subsidiaries pursuant to EPC contracts and the operation and maintenance contracts on the solar farm projects . The Company also purchased solar panels from AMD or its subsidiaries for certain of the Company’s solar farm projects. AMD is a related party because it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

Receivables from AMD and its subsidiaries and payables to AMD and its subsidiaries at June 30, 2019 and December 31, 2018, as well as revenues from AMD projects and purchases from AMD subsidiaries for the six months ended June 30, 2019 and 2018 are summarized below:

	June 30, 2019	December 31, 2018
Receivables from AMD (1)	$307,988	$3,761,228
Payables to AMD	$7,664,428	$16,948,188

(1) Does not include receivable from Yilong project since AMD transferred 70% of project ownership in November 20 18 to an unrelated entity in November 2018.

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018

Revenues from projects with AMD (2)	$2,004,160	$30,527,115
Purchases from AMD	$-	$15,228,208

(2) Includes revenues from Yilong project which is 30% owned by AMD beginning in November 2018. The project was 100% owned by AMD prior to November 2018.

Pursuant to an offset agreement dated June 21, 2019 with AMD, the Company satisfied its obligations to AMD or its subsidiaries with respect to the balance due for the solar panels by offsetting the balance of the unpaid project receivables of RMB 25,382,762 (approximately $3.5 million) due to the Company from AMD on the Qingshuihe #1and #2, and Pu ’ an projects and RMB 8,550,000 (approximately $1.2 million) of the partial balance of the unpaid project receivable due to the Company from AMD on the Qinghuihe #3 project.

Transaction with Other Related Parties

The Company provides asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company is to receive 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extend to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there is no formal agreement executed for the two entities. Total fees earned by the Company from the Alliance entities included in other income were $5,040 and $10,080 for the six months ended June 30 , 2019 and 2018, respectively.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant.  At June 30, 2019 and December 31, 2018, the Company had a receivable for the expenses paid on behalf of these entities in the amount of $18,256 and $14,113, respectively.

F-40

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

At June 30, 2019 and December 31, 2018, the Company had a receivable due from IERE (included in other receivables and current assets) of $95,502 associated with certain audit costs advanced by the Company at the requested of IERE.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP , a related party, to lease its headquarters in Riverside, California. This lease effectively extends the prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease has an in i tial term of ten years and has a five-year renewal option. The initial annual base rent under the lease is $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC is owned and managed by the Company’s chief executive officer, executive vice president and a minority stockholder of the Company. The amended lease commenced on November 1, 2016 and has a ten - year term with one five-year renewal option.

For the six months ended June 30, 2019 and 2018, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $661,071 and $1,003,567, and $342,496 and $689,870, respectively. During the six months ended June 30, 2019, the Company made a cumulative adjustment to deferred rent of approximately $315,000 related to the Company’s improperly accounting for its straight-line in the prior period.

On June 10, 2019, the Company entered into a two - year lease agreement commencing July 1, 2019 with Sunspark Technology, Inc., an unrelated company (“Sunspark”), to sublease 9,240 square feet of the Riverside warehouse facility for $3,635 per month, payable in advance and with a 3% increase in year 2. The minimum rental income is $21,810 in 2019, $44,274 in 2020 and $22,464 in 2021. From July 1, 2018 to June 30, 2019, SMXP had collected rents from Sunspark on behalf of the Company totaling $42,348 and such amount is reflected in other receivable at June 30, 2019.

13. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
	(Unaudited)
Accrued compensation expenses	$3,139,577	$2,016,611
Accrued operating and project payables	2,313,188	1,199,021
Customer deposits	270,039	1,389,714
Refundable vendor bid deposits	1,609,347	305,339
VAT tax payable	1,261,465	5,075,791
Income taxes payable	(981)	750
Accrued warranty expense	147,012	141,838
Preacquisition liability	1,429,301	1,427,056
Payable related to Uonone subcontract agreement	-	1,326,895
	$10,168,948	$12,883,015

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash by the Company’s chief executive officer, executive vice president and one other employee (see Note 15), $476,925 of accrued but unpaid salaries and wages for the Company’s chief executive officer and the executive vice president, and $534,685 of accrued but unpaid executive cash bonuses for 2017 and 2018 for the Company’s chief executive officer and executive vice president pursuant to their employment agreements. The remaining balance relates to accrued unpaid commissions and accrued paid time off.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects.  Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

F-41

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third party including reimbursement of certain land rental expenses and land use taxes estimated at a total of RMB 9,814,722 ($1.5 million at June 30, 2019). The Company expects to negotiate to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company.

Uonone Group Subcontract Agreement

During the year ended December 31, 2017, ZHPV entered into an agreement with Uonone Group, under which Uonone is acting as a full service EPC subcontractor on a 19MW rooftop project that ZHPV has signed with CGN Lianda Renewables with a contract value of RMB 115,042,200 ($17.7 million). Under the agreement, Uonone will perform the EPC services on behalf of ZHPV, and receives payments under the original EPC contract ZHPV has with the customer, subject to certain provisions.

As of June 30, 2019 and December 31, 2018, the amount payable to Uonone Group represents the amount collected from the ultimate customer less the required deductions that has not been paid to Uonone Group. The Company expects to settle the payable amount upon Uonone’s completion of the final grid connection for the project which is still incomplete as of June 30, 2019.

14. Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of June 30, 2019, are as follows:

Period ending December 31,	Related Parties	Others	Total
2019 (remaining months)	$641,844	$119,676	$761,520
2020	1,320,816	187,420	1,508,236
2021	1,360,310	83,765	1,444,075
2022	1,400,992	30,436	1,431,428
2023	1,442,874	-	1,442,874
Thereafter	4,541,344	-	4,541,344
Total	$10,708,180	$421,297	$11,129,477

For the six months ended June 30, 2019 and 2018, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 12 ) was $419,190 and $840,650, respectively.

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was amended in January 2017.  Pursuant to the agreement, the Company agreed that it and its subsidiaries will purchase 150 megawatts of solar panels over a three-year period at a price to be negotiated, but not to exceed 110% of the preceding three-month rolling average market price per watt. Based on the price paid by the Company on its most recent purchase order from Sunspark in 2016, which was $0.56 per watt, the estimated total commitment would be approximately $81.0 million. The agreement stipulates annual minimum purchases of 30 megawatts.  The Company met the commitment requirement in the first year ending May 31, 2017 but did not meet its commitment in the second year ending May 31, 2018 which was previously extended verbally to December 31, 2018.

On March 13, 2019, the Company and Sunspark signed a letter agreement pursuant to which the parties confirmed their agreement that Sunspark has previously extended the date by which the Company must meet its 2018 purchase obligations from May 31, 2018 to December 31, 2018, that the Company’s purchase obligations through 2018 were suspended in their entirety (except to the extent that the Company made purchases pursuant to the Agreement), and the purchase commitments for 2019, which will be the year ended December 31, 2019, will be negotiated in good faith during 2019.

F-42

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which the Company would be the exclusive distributor of Li-Max Energy Storage System within all countries and other areas of the world, other than Asia (including but not limited to the Republic of China and the Peoples’ Republic of China). The agreement contains an initial purchase commitment of 375 units, of Li-Max Energy System, which is approximately $1.1 million within the first six months of the term of the agreement. In the event that the Company fails to purchase 60% of this commitment within such six month period, Li-Max can require the Company to procure the shortfall within 60 days, failing which, Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years.  Subsequent to the execution of the distribution agreement, Li-Max recognized the need to redesign its energy system in order that the system qualifies for the California home battery rebate. On October 8, 2018, the distribution agreement was amended. Pursuant to the amendment, Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate and the minimum purchase requirements were suspended until Li-Max completes such redesign and the Company is satisfied that the redesigned system will qualify for the California home battery rebate and that Li-Max can manufacture and deliver the redesigned systems in the quantities contemplated by the agreement (the “Redesign Date”). The Company’s obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above is the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. As of June 30, 2019, Li-Max had not redesigned the unit.  The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price. Accordingly, as of June 30, 2019, the Company is not subject to any minimum purchase requirements under this distribution agreement.

Loan Guarantee Commitment to the Company

On December 29, 2016, the Company entered into a loan guarantee agreement with an unrelated third party guarantor. The guarantor agreed to provide a guarantee that will enable the Company to secure a line of credit with a PRC-based financial institution of up to RMB 65,000,000.  Under the agreement, the guarantor will provide its guarantee for a period of five years which is expected to be the term of the line of credit if and when secured. The Company will in turn pay a 2% annual guarantee fee to the guarantor based on the then outstanding loan balance which is subject to the guarantee. As of June 30, 2019, the Company has not obtained a line of credit pursuant to this arrangement.

Pre-development Agreements in the PRC

In connection with the pre-development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”).  Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements.  Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of June 30, 2019 and December 31, 2018, the Company accrued $534,685 and $1,163,480, respectively, related to the annual bonuses pursuant to the agreements.  During the six months ended June 30, 2019 and the year ended December 31, 2018, the Company issued to the Executives a total of 211,276 shares and 209,164 shares of common stock with a value of $628,795 and $622,510, respectively, as part of their bonuses for 2018 and 2017 pursuant to their employment agreements. Effective January 1, 2019, all bonus programs have been suspended by management and accordingly, no bonuses were accrued for the six months ended June 30, 2019.

Legal Matters

On May 23, 2018, SolarMax Technology, Inc. commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments, alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets. The claims arose out of (i) the Company’s purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which the Company acquired the business which is now the LED business, (ii) the wrongful conduct of defendants as inducement for the Company to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as the Company’s employees. The Company is seeking return of the 420,000 shares of common stock that were issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against the Company and certain of the Company’s United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that the Company engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations.  Management believes the cross-complaint is without merit and intends to vigorously defend these allegations.  The litigation is in the discovery phases and depositions are being scheduled.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

15. Stockholders’ Equity

Amendment of 2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares in October 2016, of which 5,124,000 shares were granted to officers and directors as restricted stock grants. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

•

Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;

•

Granted to the chief executive officer, the executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to the Company 50% of their restricted shares for $0.60 per share.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by September 30, 2019.

F-44

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

On October 7, 2016, the Company entered into an advisory services agreement in October 7, 2016 with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 336,000 shares of restricted stock valued at $2.98 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by September 30, 2019. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement.

As of June 30, 2019, 3,798,480 of the restricted shares were exchanged for options to purchase 8,048,979 shares of common stock at $2.98 per share and 2,142,000 of the restricted shares were cancelled for cash of $1,275,000 which shall be paid on or before December 31, 2019, and 25,200 shares of the restricted shares were cancelled for no compensation . The amount cancelled for cash of $1,275,000 is reflected in accrued compensation at June 30, 2019.  For the six months ended June 30 , 2019, $1,275,000 was charged to general and administrative expenses related to restricted stock that was cancelled for cash. There was no comparable expense in the six months ended June 30, 2018. As of June 30, 2019 and December 31, 2018, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1,325,000 and $19,080,000, respectively, based on the estimate of the current stock price of $2.98 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2017	6,410,880	2.98
Nonvested as of December 31, 2017	6,410,880	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2018	6,410,880	2.98
Nonvested as of December 31, 2018	6,410,880	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Exchanged	(3,798,480	2.98
Cancelled	(2,167,200	2.98
Outstanding at June 30, 2019	445,200	2.98
Nonvested as of June 30, 2019	445,200	2.98

F-45

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,000 shares, at an exercise price of $2.98 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective.  In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to purchase 609,840 shares of common stock at $2.98 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to purchase 8,048,979 shares of common stock at $2.98 per share in exchange for 3,798,480 restricted shares as described under “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by June 30, 2019. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted.

For the Six Months Ended June 30, 2019
Expected term (years)	6.3
Expected volatility	49.9%
Risk-free interest rate	2.4%
Dividend yield	0.0%

F-46

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2018	3,055,920	2.91	4.7	455,000
Nonvested as of December 31, 2018	2,602,320	2.98	4.8	-
Exercisable as of December 31, 2018	453,600	2.18	3.7	455,000
Granted	594,720	2.98	-	-
Exchanged	8,048,979	5.00	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(15,960)	2.98	-	-
Outstanding at June 30, 2019	11,683,659	2.96	8.9	205,000
Nonvested as of June 30, 2019	11,146,059	2.98	9.0	-
Exercisable as of June 30, 2019	537,600	2.23	6.3	400,000

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of June 30, 2019 and December 31, 2018 are based upon the value per share of $2.98, which is the latest sale price of the Company’s common stock in May 2018.

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2018	2,602,320
Granted	594,720
Exchanged	8,048,979
Replaced	-
Vested	(84,000)
Forfeited	(15,960)
Balance at June 30, 2019	11,146,059

F-47

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

For the six months ended June 30, 2019 and 2018, the compensation cost that has been charged to general and administrative expenses related to stock options was $260,983 and $506,062 , respectively. During the six months ended June 30, 2019 and 2018, vested options to purchase zero shares and 20,000 shares, respectively, of common stock were cancelled. During the six months ended June 30 , 2019 and 2018, nonvested options to purchase 15,960 and zero shares of common stock , respectively, were cancelled.

As of June 30 , 2019 and December 31, 2018, total unrecognized compensation costs for outstanding unvested options awarded was $16,361,615 and $3,595,115, respectively. Such cost is expected to be recognized over a weighted-average period of 1.47 years and 0.7 years as of  June 30, 2019 and December 31, 2018, respectively. The total fair value of options vested during the six months ended June 30, 2019 and 2018, were $250,000 and $25,000, respectively.

16. Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted loss per share for the six months ended June 30, 2019 and 2018:

	Six months ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Numerator
Net loss attributable to stockholders of SolarMax Technology, Inc.	$(6,094,996)	$(6,908,998)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	67,163,772	65,702,060

Basic and diluted net loss per share	$(0.09)	$(0.11)

For the six months ended June 30, 2019 and 2018, outstanding options to purchase 11,683,659 shares and 3,632,160 shares, respectively, were excluded from the computation of diluted net loss per share as the impact of including those option shares would be anti-dilutive. For the six months ended June 30, 2019 and 2018, 445,200 shares and 6,410,880 outstanding nonvested shares of restricted stock were excluded for both periods from the computation of diluted net loss per share as the impact of including those nonvested shares would be anti-dilutive.

17. Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the six months ended June 30, 2019 and 2018, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the six months ended June 30, 2019 and 2018:

F-48

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	Six months ended June 30, 2019			Six months ended June 30, 2018
	US	PRC	Total	US	PRC	Total
Revenue from external customers
Solar farm projects	$-	$2,004,160	$2,004,160	$-	$30,992,134	$30,992,134
Solar energy systems	18,244,593	-	18,244,593	12,201,695	-	12,201,695
Finance revenue	987,617	-	987,617	882,389	-	882,389
Other	132,225	-	132,225	668,509	312,222	980,731
Total	19,364,435	2,004,160	21,368,595	13,752,593	31,304,356	45,056,949

Cost of revenue
Solar farm projects	-	1,682,271	1,682,271	-	29,177,543	29,177,543
Solar energy systems	14,403,894	-	14,403,894	10,433,710	-	10,433,710
Other	453,144		453,144	453,144	108,451	561,595
Total	14,857,038	1,682,271	16,539,309	10,886,854	29,285,994	40,172,848

Depreciation and amortization expense	196,220	65,959	262,179	268,392	98,845	367,237
Interest (expense) income, net	(1,029,569)	93,075	(936,494)	(882,007)	134,323	(747,683)
Equity in (losses) of unconsolidated ventures	(261,123)	-	(261,123)	(280,371)	-	(280,371)
(Benefit) provision for income taxes	4,750	146,086	150,836	4,000	526,562	530,562
Net income (loss)	(4,939,810)	(1,201,397)	(6,141,207)	(7,046,656)	87,984	(6,958,672)

	June 30, 2019			December 31, 2018
	US	PRC	Total	US	PRC	Total
Investments in unconsolidated ventures	$271,370	$-	$271,370	$532,429	$-	$532,429
Capital expenditures	(17,223)	(12,232)	(29,455)	(395,643)	(26,818)	(422,461)
Long-lived assets	30,450,307	8,071,754	38,522,061	31,328,969	9,090,180	40,419,149
Total reportable assets	48,606,019	44,277,656	92,883,675	46,983,355	64,036,691	111,020,046

18. Changes in Accounting Policies

Except for the changes below, the Company has consistently applied the accounting policies to all periods presented in these condensed consolidated financial statements.

The Company adopted the new accounting standard, ASU 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) with a date of initial application of January 1, 2019. As a result, the Company has changed its accounting policy for revenue recognition as detailed below.

The Company applied Topic 606 using the modified retrospective method ; i.e., by recognizing the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of equity at January 1, 2019. Therefore, the comparative information has not been adjusted and continues to be reported under Topic 605. The details of the significant changes and quantitative impact of the changes are set out below.

F-49

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

A. Solar Energy Systems and Product Sales

The Company has analyzed the impact of Topic 606 on solar energy system sales and other product sales and has concluded that the revenue recognition associated with these sales should be over time (instead of a point in time prior to the accounting change on January 1, 2019) as the Company’s performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls). Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying condensed consolidated financial statements.

B. Deferred Project Costs

Upon adoption of Topic 606 on January 1, 2019, the Company expensed the entire amount of deferred project costs of $978,093, consisting of costs accumulated on a prospective project in the China segment that the Company has been pursuing for the past two years since such costs do not meet the requirements for capitalization under Topic 606. The amount expensed was reflected as a transition adjustment directly to reduce retained earnings on January 1, 2019.

C. Impacts on Financial Statements

The following tables summarize the impacts of adopting Topic 606 on the Company’s consolidated financial statements as of and for the six months ended June 30, 2019:

	June 30, 2019
	As Reported	Effect of Change ( Increase ) Decrease	Balances without New Revenue Standard Adjustment
Balance Sheet
Assets
Contract assets	$2,568,537	$2,568,537	$-
Other receivables and current assets, net	5,702,357	(1,213,539)	6,915,896
Other assets	179,756	(979,631)	1,159,387
Liabilities
Contract liabilities	1,126,255	1,126,255	-
Accrued expenses and other payables	10,168,948	(520,362)	10,689,310
Equity
Total stockholders’ (deficit)	(4,218,774)	(230,526)	(3,988,248)

F-50

SolarMax Technology, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2019 and 2018 (Unaudited) (Continued)

	For the Six Months Ended June 30, 2019
	As Reported	Effect of Change ( Increase ) Decrease	Balances without New Revenue Standard Adjustment
Statement of Operations
Total revenues	$21,368,595	$512,317	$20,856,278
Cost of revenue	16,539,309	160,438	16,378,871
Gross profit	4,829,286	351,879	4,477,407
Income (loss) before income taxes	(5,990,371)	351,879	(6,342,250)
Net income (loss) attributable to stockholders of the Company	(6,094,996)	351,879	(6,446,875)
Net income (loss) per share attributable to stockholders of the Company -- basic and diluted	$(0.09)	$0.01	$(0.10)

	For the Six Months Ended June 30, 2019
	As Reported	Effect of Change Increase (Decrease)	Balances without New Revenue Standard Adjustment
Statement of Cash Flows
Cash flows from operating activities:
Net income (loss)	$(6,141,207)	$351,879	$(6,493,086)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impact of currency exchanges and other	333,510	(582,405)	915,915
Changes in operating assets and liabilities:
Receivables and current assets	2,410,443	1,213,539	1,196,904
Contract assets	(2,568,537)	(2,568,537)	-
Other assets	1,285	979,631	(978,346)
Accrued expenses and other payables	(2,046,374)	(520,362)	(1,526,012)
Contract liabilities	1,126,255	1,126,255	-

19. Subsequent Events

The Company has evaluated subsequent events through October 15, 2019,  the date the June 30, 2019 consolidated interim financial statements were issued and except as disclosed in Note 11 and below, no other events require adjustment of, or disclosure in, the condensed consolidated financial statements.

In July 2019, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company will sell the ownership and control of 70% of the Company’s project subsidiary that owns the completed 70MW solar farm project in Guizhou Yilong Xinqiao (the “Yilong #2 Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest one year after the project is completed and operational. The Company began the construction of the Yilong #2 Project in August 2019 using the bank financing guaranteed by SPIC. The total selling price of the project including VAT with100% ownership at completion is expected to RMB 287.0 million (approximately $40.5 million). The construction is expected to be completed by December 31, 2019 and the sale of 70% ownership to occur in early 2020.

In July 2019, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement with SPIC, pursuant to which the Company will sell the ownership and control of 70% of the Company’s subsidiary that owns the completed 35MW solar farm project in Guizhou Xingren (the “Xingren Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest one year after the project is completed and operational. The Company began the construction of the Xingren Project in August 2019 using the bank financing guaranteed by SPIC. The total selling price of the project including VAT with 100% ownership at completion is expected to RMB 143.5 million (approximately $20.3 million). The construction is expected to be completed by December 31, 2019 and the sale of 70% ownership to occur in early 2020.

On September 29, 2019, our PRC subsidiary, SolarMax Technology (Shanghai) Co., Ltd. , entered into a loan agreement with an unrelated individual in the amount of RMB 5.0 million (approximately $700,000) for interim financing on Yilong #2 Project and Xingren Project pending the completion of long-term financing for these projects. The interest rate is fixed at 10% per year and the loan principal and all interest is due on December 31, 2019.

As of October 10, 2019, the Company’s borrowing from China Everbright Bank of $6.1 million has matured . This loan was colla teralized with a fixed deposit of RMB 50.0 million from one of the Company’s PRC subsidiaries. The Company is currently in discussion with the lender to extend the loan. As of October 15, 2019, the discussion has not been completed .

F-51

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SolarMax Technology, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarMax Technology, Inc. and Subsidiaries (the “Company”) as of December 31, 2018 and December 31, 2017, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplemental Information

The accompanying Condensed Financial Information of Parent has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The Condensed Financial Information of Parent is the responsibility of the Company’s management. Our audit procedures included determining whether the Condensed Financial Information of Parent reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Condensed Financial Information of Parent. In forming our opinion on the Condensed Financial Information of Parent, we evaluated whether the Condensed Financial Information of Parent, including its form and content, is presented in conformity with the requirements of Regulation S-X 12-04 of the Securities and Exchange Act of 1934 adopted by the Securities and Exchange Commission. In our opinion, the Condensed Financial Information of Parent is fairly stated, in all material respects, in relation to the financial statements as a whole.

Marcum LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, CA

March 27, 2019, except as to Note 19, as to which the date is May 1, 2019.

F-52

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2018 and 2017

	December 31,
	2018	2017

Assets
Current assets
Cash and cash equivalents	$9,593,542	$19,967,613
Restricted cash, current	7,842,475	6,915,216
Accounts receivable, net	2,884,947	3,634,943
Unbilled receivables on completed contracts (related party)	12,038,356	6,393,281
Unbilled receivables on completed contracts	21,752,014	-
Customer loans receivable, current	4,998,821	6,185,826
Advances to suppliers	691,112	561,277
Inventories, net	3,336,305	3,940,676
Other receivables and current assets, net	7,463,325	7,224,073
Total current assets	70,600,897	54,822,905

Property and equipment
Automobiles	1,348,365	1,235,555
Furniture and equipment	2,208,222	2,229,376
Solar systems leased to customers	1,855,736	2,321,357
Leasehold improvements	1,263,058	1,182,524
Total property and equipment	6,675,381	6,968,812
Less: accumulated depreciation and amortization	(4,959,478)	(4,720,502)
Property and equipment, net	1,715,903	2,248,310

Goodwill	7,796,741	8,240,305
Intangible assets, net	-	364,000
Investments in unconsolidated joint ventures	532,429	1,027,299
Customer loans receivable, noncurrent	28,955,735	26,610,741
Deferred tax assets	33,352	92,664
Restricted cash, noncurrent	225,950	225,325
Other assets	1,159,039	1,206,537
Total assets	$111,020,046	$94,838,086

See accompanying notes to consolidated financial statements.

F-53

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2018 and 2017 (Continued)

	December 31,
	2018	2017

Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$30,482,287	$12,537,154
Bank and auto loans, current	6,161,985	5,775,195
Short term loan	1,000,000	-
Loans from related parties, current	12,000,000	12,500,000
Accrued expenses and other payables	12,883,015	7,057,468
Total current liabilities	62,527,287	37,869,817

Bank and auto loans, noncurrent	243,748	73,204
Loans from related parties, noncurrent	43,500,000	43,000,000
Other liabilities	3,164,219	2,836,401
Total liabilities	109,435,254	83,779,422

Commitments and Contingencies (Note 13)

Stockholders’ equity
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of December 31, 2018 and 2017	-	-

Common stock, par value $0.001 per share; 500,000,000 shares authorized, 68,732,883 shares issued as of December 31, 2018, 66,843,719 shares issued as of December 31, 2017, 67,052,883 shares outstanding as of December 31, 2018, 65,163,719 shares outstanding as of December 31, 2017	68,733	66,844

Additional paid-in capital	55,009,133	49,349,351
Less: stock subscriptions receivable	-	(196,468)
Less: treasury stock at cost - 1,680,000 shares	(1,800,000)	(1,800,000)
Accumulated deficit	(50,341,438)	(35,743,558)
Accumulated other comprehensive loss	(1,210,353)	(583,270)
Total stockholders’ equity attributable to stockholders of the Company	1,726,075	11,092,899
Noncontrolling interest	(141,283)	(34,235)
Total stockholders’ equity	1,584,792	11,058,664

Total liabilities and stockholders’ equity	$111,020,046	$94,838,086

See accompanying notes to consolidated financial statements.

F-54

SolarMax Technology, Inc. and Subsidiaries Consolidated Statements of Operations For the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017

Revenue
United States operations	$31,119,469	$33,813,357
China operations
Related party	30,852,361	54,957,787
Unrelated party	27,856,064	159,106
Total	58,708,425	55,116,893

Total revenues	89,827,894	88,930,250

Cost of revenue	80,576,754	78,347,920
Gross profit	9,251,140	10,582,330

Operating expenses
General and administrative	16,835,248	15,477,276
Selling and marketing	3,366,007	3,321,802
Asset impairment	548,729	605,114
Total operating expense	20,749,984	19,404,192

Operating income (loss)	(11,498,844)	(8,821,862)

Other income (expense)
Interest income	434,170	448,305
Interest expense	(1,946,097)	(1,850,513)
Equity in (loss) income of unconsolidated joint ventures	(494,869)	(1,277,335)
Other income (expense), net	(1,205,017)	502,567
Total other income (expense)	(3,211,813)	(2,176,976)

Income (loss) before income taxes	(14,710,657)	(10,998,838)
Income tax (benefit) provision	(5,729)	1,074,872
Net income (loss)	(14,704,928)	(12,073,710)

Net income (loss) attributable to noncontrolling interest	(107,048)	(140,344)
Net income (loss) attributable to stockholders of the Company	$(14,597,880)	$(11,933,366)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.22)	$(0.18)
Weighted average shares
Basic and diluted	66,277,582	65,163,719

 See accompanying notes to consolidated financial statements.

F-55

SolarMax Technology, Inc. and Subsidiaries Consolidated Statements of Comprehensive Income (Loss) For the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017

Net income (loss)	$(14,704,928)	$(12,073,710)

Other comprehensive income (loss)
Foreign currency translation adjustments	(627,083)	679,558
Total comprehensive income (loss)	(15,332,011)	(11,394,152)

Comprehensive income (loss) attributed to noncontrolling interest	(107,048)	(140,344)
Comprehensive income (loss) attributable to stockholders of the Company	$(15,224,963)	$(11,253,808)

See accompanying notes to consolidated financial statements.

F-56

SolarMax Technology, Inc. and Subsidiaries Consolidated Statements of Changes in Stockholders’ Equity For Years Ended December 31, 2018 and 2017

	Preferred				Additional	Equity				Accumulated Other	Non-
	Stock		Common Stock		Paid-in	Subscription	Treasury Stock		Accumulated	Comprehensive	controlling
	Shares	Amount	Shares	Amount	Capital	Receivable	Shares	Amount	Deficit	Loss	Interest	Total

Balance at December 31, 2016	-	$-	66,843,719	$66,844	$49,110,205	$(5,269,998)	(1,680,000)	$(1,800,000)	$(23,810,191)	$(1,262,828)	$106,108	$17,140,140
Subscription received	-	-	-	-	-	5,073,530	-	-	-	-	-	5,073,530
Stock-based compensation	-	-	-	-	239,146	-	-	-	-	-	-	239,146
Net income (loss)	-	-	-	-	-	-	-	-	(11,933,367)	-	(140,343)	(12,073,710)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	679,558	-	679,558
Balance at December 31, 2017	-	$-	66,843,719	$66,844	$49,349,351	$(196,468)	(1,680,000)	$(1,800,000)	$(35,743,558)	$(583,270)	$(34,235)	$11,058,664
Private sale of common shares	-	-	1,680,000	1,680	5,011,849	-	-	-	-	-	-	5,013,529
Equity subscription receivable adjustment	-	-	-	-	(196,468)	196,468	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	222,100	-	-	-	-	-	-	222,100
Issuance of bonus shares	-	-	209,164	209	622,301	-	-	-	-	-	-	622,510
Net income (loss)	-	-	-	-	-	-	-	-	(14,597,880)	-	(107,048)	(14,704,928)
Currency translation adjustments	-	-	-	-	-	-	-	-	-	(627,083)	-	(627,083)
Balance at December 31, 2018	-	$-	68,732,883	$68,733	$55,009,133	$-	(1,680,000)	$(1,800,000)	$(50,341,438)	$(1,210,353)	$(141,283)	$1,584,792

See accompanying notes to consolidated financial statements.

F-57

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017

Cash flows from operating activities
Net income (loss)	$(14,704,928)	$(12,073,710)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Equity in loss (income) of investment in excess of distribution received	494,869	265,958
Impairment of equity method investments	-	1,011,377
(Gain) loss on disposal of property and equipment	43,662	74,727
Depreciation and amortization expense (including amortization of backlog to cost of revenue)	618,801	2,084,472
Asset impairments	548,729	605,114
Provision for bad debts and loan losses	1,600,601	1,522,079
Provision for excess and obsolete inventories	34,028	132,013
Provision for warranty, customer care and production guaranty	489,337	610,728
Deferred income taxes (benefit)	54,481	564,405
Stock-based compensation expense	222,100	239,146
Impact of currency exchanges and other	1,987,248	(387,948)
Changes in operating assets and liabilities:
Receivables and current assets	(3,231,406)	(3,748,610)
Unbilled receivables	(24,627,213)	(6,393,281)
Costs and estimated earnings in excess of billings on uncompleted contracts	(4,209,480)	4,209,480
Advances to suppliers	(133,210)	3,128,127
Inventories	516,993	(149,156)
Customer loans receivable	(1,379,989)	3,806,191
Other assets	(10,878)	1,337,612
Notes and accounts payable	20,515,146	(7,037,033)
Accrued expenses and other payables	7,386,730	3,669,594
Other liabilities	(1,087,647)	1,051,468
Intercompany receivables/payable	-	-
Net cash (used in) provided by operating activities	$(14,872,026)	$(5,477,247)

See accompanying notes to consolidated financial statements.

F-58

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2017 (Continued)

	Year Ended December 31,
	2018	2017

Cash flows from investing activities
Loan repayments (issuances)	$1,000,000	$(1,000,000)
Payments received pursuant to the debt settlement agreement with seller related to acquisition (Note 3)	-	1,183,812
Return of investments in unconsolidated joint ventures	-	392,000
Proceeds from disposal of property and equipment	70,798	133,829
Purchase of property and equipment	(422,461)	(281,325)
Net cash provided by investing activities	648,337	428,316

Cash flows from financing activities
Proceeds from equity issuances	4,829,796	5,073,530
Proceeds from new borrowings	8,095,646	5,849,241
Principal repayment on borrowings	(6,533,941)	(5,872,839)
Proceeds from loans from related parties	6,000,000	5,000,000
Repayment of related party loan	(6,000,000)	-
Refundable vendor bid deposits received	521,618	-
Refundable vendor bid deposits paid	(1,454,446)	(1,132,020)
Net cash provided by financing activities	5,458,673	8,917,912

Effect of exchange rate	(681,171)	1,281,318
Net increase (decrease) in cash and cash equivalents and restricted cash	(9,446,187)	5,150,299
Cash and cash equivalents and restricted cash, beginning of period	27,108,154	21,957,855
Cash and cash equivalents and restricted cash, end of period	$17,661,967	$27,108,154

Supplemental disclosures of cash flow information:
Interest paid in cash	$2,064,253	$1,745,331
Income taxes paid in cash	$196,281	$80,377

Non-cash activities for investing and financing activities:
Issuance of shares of common stock for 2017 bonuses	$622,510	$-
Equity subscription receivable adjustment	$196,468	$-

See accompanying notes to consolidated financial statements.

F-59

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

1. Description of Business

SolarMax Technology, Inc. (“SolarMax” or the “Company”) is a Nevada corporation formed in January 2008, with headquarters located in Riverside, California. Currently, the Company operates its business in the United States and the People’s Republic of China (“China” or the “PRC”). In the United States, the Company has three wholly-owned and one 93.75% owned subsidiaries as follows:

SolarMax Renewable Energy Provider, Inc., a California corporation (“SREP”)

SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

SolarMax LED, Inc., a California corporation (“LED”)

SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

SMX Capital is a 93.75% owned subsidiary of the Company, and its financial statements are consolidated in the Company’s consolidated financial statements. The 6.25% minority interest is held by a former executive of the Company’s China segment. The minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements.

The Company’s wholly-owned subsidiaries outside the United States are as follows:

•

Accumulate Investment Co. Ltd. (“Accumulate”), a British Virgin Islands corporation. The Company acquired Accumulate as part of its acquisition of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”) in April 2015.

•	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was established under the laws of Hong Kong on October 27, 2014.

•	Golden Solarmax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), organized under the laws of the PRC and formed on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, referred to as a WFOE.

SolarMax Shanghai has two wholly-owned subsidiaries, Chengdu Zhonghong Tianhao Technology Co., Ltd., (“ZHTH”), acquired in April 2015, and Jiangsu Honghao Electricity Technology Co. Ltd. (“Jiangsu Honghao”), organized on September 21, 2015. Jiangsu Honghao is engaged in the project operation and maintenance business and forms a subsidiary for each project for which it provides the project operation and maintenance service.

F-60

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

On May 8, 2017, Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”) a Cayman Islands limited company, was formed with 1,000,000,000 shares at a par value of United States dollars of $0.01 for an authorized capital of United States dollars $10.0 million. Solarmax Cayman is a 100% owned direct subsidiary of the Company and was created to serve as an intermediate holding company for the Company’s PRC operations. When completed Solarmax Cayman is to be the direct parent of SolarMax Hong Kong and Accumulate. At December 31, 2018, the entity reorganization of the PRC operations under Solarmax Cayman is in process. The entity reorganization has no impact on the Company’s business or operations.

ZHTH is engaged in project development and its core business is to provide engineering, procurement and construction (“EPC”) services. When a buyer of a project is identified, the subsidiary that owns the subsidiary holding the permit (a “project subsidiary”) sells to the buyer the equity in the project subsidiary for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC services. The purchase price for the project subsidiary is an amount approximating the subsidiary’s net assets. Accordingly, the Company does not generate any material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of the Company’s operations in China. Because government regulations prohibit the sale of the permit related to a solar farm, it is necessary for the Company to sell the equity in the project subsidiary to effectuate the transfer of the ownership of a solar farm permit to buyer.

On April 28, 2015, the Company acquired the ownership of ZHTH, through a share exchange agreement among the Company, SolarMax Shanghai and the equity owners of ZHTH. ZHTH was formed on March 21, 2014 and ZHTH became a wholly-owned subsidiary of SolarMax Shanghai as a result of the acquisition.

Also on April 28, 2015, the Company acquired the ownership of ZHPV through a share exchange agreement between the Company and the holders of the stock of Accumulate. After the acquisition, the Company owns all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. ZHPV was formed on December 31, 2009.

At December 31, 2018 and 2017, the Company’s major subsidiaries and the related core business consist of the following:

•

SREP was established on July 19, 2011 and is engaged in the business of selling and installing integrated photovoltaic systems and energy storage systems for residential and commercial customers in the United States.

•

SolarMax Financial was established on September 9, 2009 and is engaged in the business of providing secured installment financing to purchasers of residential and commercial photovoltaic systems, and servicing installment sales for SREP customers in the United States.

•

SMX Capital was acquired by the Company in June 2011. SMX Capital is engaged in the business of owning and funding renewable energy projects in the United States and operates its business through operating leases and power purchase agreements primarily in the commercial markets. Its business is conducted directly and indirectly through a 30% equity interest in three companies. SMX Capital has not been engaged in leasing new systems since 2014 and its primary business is the ownership and maintenance of systems under existing leases.

•	LED was established on July 15, 2013 in connection with the 2013 acquisition of Act One and is engaged in the business of LED light integration in the United States.

•	ZHTH is engaged in the business of identifying, procuring and marketing solar energy farms and other roof top solar energy projects in the PRC.

•	ZHPV is engaged in the EPC business for solar energy farms and other roof top solar energy projects in the PRC.

•	Jiangsu Honghao was organized on September 21, 2015 and is engaged in the business of operating and maintaining solar farms in the PRC.

F-61

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company include the consolidated operations of its wholly-owned and controlled subsidiaries within and outside the United States.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s consolidated financial statements include the percentage of completion of long-term construction contracts, the anticipated costs with respect to long-term contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

F-62

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with GAAP and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidation, the Company consolidates any variable interest entity, or VIE, of which it is the primary beneficiary. The typical condition for a controlling financial interest ownership is holding a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities, such as VIEs, through arrangements that do not involve controlling voting interests. ASC 810 requires a variable interest holder to consolidate a VIE if that party has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not consolidate a VIE in which it has a majority ownership interest when the Company is not considered the primary beneficiary. The Company evaluates its relationships with all the VIEs on an ongoing basis to ensure that it continues to be or becomes the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

F-63

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The accompanying consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Variable Interest Entity Not Consolidated

The Company evaluated its involvement with SMX Property, LLC (“SMXP”) under the requirements of ASC 810, Variable Interest Entities, and as discussed below, determined that the Company is not the primary beneficiary and, therefore, has not consolidated the financial information of SMXP.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 11 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders who are also the Company’s two senior executive officers and former chief financial officer, all of whom are directors of the Company. The current lease term is for ten years, commencing January 1, 2017 with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership and the operating lease, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

At December 31, 2018 and 2017, SMXP reported total assets of $13.3 million and $12.9 million, total liabilities of $13.1 million and $13.2 million, respectively. For the years ended December 31, 2018 and 2017, SMXP reported net income (loss) of $528,060 and $289,740, respectively, of which $1,007,940 and $978,672 represented lease income from the Company, respectively (amounts are unaudited).

Liquidity

As of December 31, 2018, the Company’s principal sources of liquidity consisted of approximately $9.6 million of cash and cash equivalents, and future cash generated from operations. The Company believes its current cash balances coupled with anticipated cash flow from operating activities will be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements. The Company continues to control its cash expenses as a percentage of expected revenue on an annual basis and thus may use its cash balances in the short-term to invest in revenue growth. Based on current internal projections, the Company believes it has and/or will generate sufficient cash for its operational needs, including any required debt payments, for at least one year from the date of issuance of the accompanying consolidated financial statements. Management is focused on growing the Company’s existing product offering, as well as its customer base, to increase its revenues.

The Company cannot give assurance that it can increase its cash balances or limit its cash consumption and thus maintain sufficient cash balances for its planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all. Subject to the foregoing, management believes that the Company has sufficient capital and liquidity to fund its operations for at least one year from the date of issuance of the accompanying consolidated financial statements.

Revenue Recognition

Long-term Construction Contracts

Long-term construction contracts are primarily related to the Company’s operation in the PRC. In any given financial reporting period, the Company generally has five or fewer active construction contracts, each of which typically span a duration of six months to a year.

F-64

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The Company generally recognizes revenues on EPC contracts using the percentage of completion method, as outlined in ASC 605-35, Revenue Recognition, Construction-Type and Production-Type Contracts. The Company reviews contract price and cost estimates periodically as the work progresses, and recognizes changes in estimates of contract revenues, costs and profits for contracts accounted for under the percentage of completion method using the cumulative catch-up method of accounting. The cumulative catch-up method of accounting is an acceptable alternative as described in ASC 605-35-25-82 through 25-84. This method recognizes current period cumulative effects for changes in estimates related to current and prior periods. Hence, the effect of the changes in estimates of contract performance is recognized in the current period as if the revised estimate had been used since contract inception.

Each quarter, the Company performs an analysis of each EPC contract to determine the estimated revenue and cost at completion, and the percentage of completion of each contract, which determines the amount of revenue and cost recognized in the current period on a contract-by-contract basis. To determine the estimates at completion, the Company makes numerous estimates for revenue and costs that may be revised for a variety of reasons, including approved and unapproved change orders.

During the year ended December 31, 2017, the Company revised its cost estimate for Guizhou Pu ’ an project as a result of additional costs incurred for an additional sub-station to be installed necessitated by the noncontiguous project site caused by the inability of the project owner to obtain sufficient contiguous land use rights. There was no material impact to the Company’s revenue for the year ended December 31, 2017 because the change in cost estimates occurred in the first quarter of 2017 when the project was only 10% completed.

As of December 31, 2018 and 2017, and during the years ended December 31, 2018 and 2017, the Company’s construction and other operating activities consisted of the following projects:

				% Complete as of		Revenue Recognized (USD in Million)
	Customer	Mega Watts ("MW")	Contract Value Excluding VAT (RMB in Million)	12/31/18	12/31/2017	Year Ended 12/31/18	Year Ended 12/31/17	Scheduled Completion
Long-term Construction Contracts
Guizhou Qingshuihe (1)	AMD	58.0	384.0	na	100.0%	$0.00	$12.24	Completed
Guizhou Puan (2) (3)	AMD	55.6	303.0	na	100.0%	$0.00	$41.69	Completed
Guizhou Yilong (4)	SPIC Sichuan and AMD	35.0	200.6	100.0%	na	$30.58	na	Completed
Hunan Xinhuang	Government	0.7	4.6	100.0%	0.0%	$0.70	$0.00	Completed
Ningxia Meili Cloud	Meili Cloud Energy	50.0	179.0	100.0%	na	$27.09	na	Completed
Other
Shandong Zaozhuang (rooftop) (5)	AMD	na	5.5	na	na	$0.00	$0.59	Completed
Tianjin Zhonglianda (6)	Uonone	na	na	na	na	$0.07	$0.16	na
Operation and maintenance (7)	AMD	na	na	na	na	$0.27	$0.44	na

_______________

(1) Total contract value at completion increased by RMB 2.0 million based on a mutual agreement.
(2) A change order was entered into in September 2017 to increase the system size from 50MW to 55MW. Final system size at completion increased from 55MW to 55.6MW.
(3) A change order was entered into in February 2017 to reduce the price per watt including VAT from RMB 6.45 to RMB 6.25.
(4) On November 23, 2018, 70% of the ownership interest was transferred by AMD to SPIC Sichuan. AMD holds a 30% remaining interest.
(5) Revenues earned on rooftop projects are accounted for based on the number of roofs completed and accepted, similar to the U.S. segment rooftop revenues.
(6) Fee revenue only, no construction revenue since the project was assigned to Uonone.
(7) Operation and maintenance contracts for Guizhou Qinghuihe and Guizhou Pu ’ an was cancelled on March 20, 2018 and July 31, 2018, respectively.

The customers for Guizhou Qingshuihe, Guizhou Pu ’ an, Guizhou Yilong, Shandong Zaozhuang and operations and maintenance are subsidiaries of Changzhou Almaden Co., Ltd. (“AMD”). AMD is a related party as it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

In August 2018, the Company, through its PRC subsidiary, entered into a construction contract (no procurement) with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT of RMB 179.2 million (approximately $27 million) or $0.63 per watt. Construction work on the project started in August 2018. At December 31, 2018, the project was complete.

In December 2017, the Company, through its PRC subsidiaries, entered into contracts (procurement and construction) with Yilong AMD New Energy Co., Ltd., an affiliate of AMD (“Yilong AMD”), for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value excluding tax for the 35MW project is approximately RMB 202.3 million (approximately $30.6 million) or $0.87 per watt. Construction work on the project started in January 2018 and the project was completed in 2018. Effective November 23, 2018, Yilong AMD transferred 70% ownership interest of the project to SPIC Sichuan Electric Power Co., Ltd. Yilong AMD continues to hold 30% interest of the project. On the effective date of the transfer, the project was 100% complete.

In November 2016, the Company, through its PRC subsidiary, entered into a contract with Xin Huang Minority Poverty Relief Office, a PRC governmental entity, to construct photovoltaic power stations at 11 villages in the Hunan province. The total system size is 660 kilowatts with a contract value excluding tax of RMB 4.6 million (approximately $708,000). The construction warranty on this project is five years with 20% of the retainage (10% of the contract value) to be released each year. The Company commenced construction of this project in late 2017 and completed the project in 2018.

F-65

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Information concerning long-term construction contracts at December 31, 2018 and 2017 from inception of the contract to completion, accounted for on the percentage of completion method of accounting is as follows:

	December 31,
	2018	2017

Costs incurred on contracts (from inception to completion)	$53,111,007	$81,363,591
Estimated earnings thereon	4,557,038	11,434,562
	57,668,045	92,798,153
Add: Value Added Tax (“VAT”)	8,381,287	10,198,259
Less: billings to date - EPC project	(20,847,155)	(77,457,308)
Less: billings to date - VAT	(3,335,545)	(10,198,259)
Net underbilling	$41,866,632	$15,340,845

Net underbilling	$41,866,632	$15,340,845
Billings in excess of costs and estimated earnings	-	-
Billed but unpaid - retainage receivables	-	(2,241,808)
Less: cash received in excess of billings	(6,741,766)	(7,209,881)
Effect of exchange rate	(1,334,496)	504,125
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts or unbilled receivables on completed contract	$33,790,370	$6,393,281

At December 31, 2018, the unbilled receivables of RMB 82.8 million ($12.0 million) relate to Guizhou Yilong. As a result of the 2018 change of ownership on Guizhou Yilong by Yilong AMD (as discussed above) which was not completed until November 2018, the remaining billings on Guizhou Yilong were delayed. Following the completion of the change of ownership in November 2018, Company billed RMB 37.0 million ($5.4 million) and collected RMB 34.0 million ($5.1 million) from Guizhou Yilong in January 2019. The remaining unbilled balance is expected to be billed and collected in the first half of 2019.

At December 31, 2018, the unbilled receivables of RMB 149.6 million ($21.8 million) relate to Ningxia Meili Cloud. Pursuant to the underlying Ningxia Meili Cloud EPC agreement, the billings on this project shall occur upon the completion and testing of the project. At December 31, 2018, the project is 100% complete. In January 2019, the Company received additional payments of RMB 81.0 million ($11.8 million) prior to the billing. The Company expects to bill for the remaining unbilled amount upon the final determination of the VAT allocations which is expected to be completed in February 2019. On January 28, 2019, the Company entered into a payment agreement with the customer pursuant to which the customer acknowledged the completion of the project and agreed to pay RMB 5.0 million by January 31, 2019, RMB 11.0 million by February 28, 2019, and the remaining balance of RMB 52.6 million by June 20, 2019. The customer also agreed to pay all late payment and related interest.

At December 31, 2017, the unbilled receivables relate to Guizhou Qingshuihe and Guizhou Pu ’ an. The amounts were billed during the year ended December 31, 2018.

Operation and Maintenance Revenue

The Company offers to provide operation and maintenance service on solar farm projects after the projects are completed, pursuant to separate operation and maintenance contracts. Revenue is recognized as earned over the term of the underlying contract which is generally quoted based on a specific amount per watt per year. The Company may be entitled to additional performance incentives if specified performance targets are met, which will be recognized when those targets are achieved.

Solar Energy Systems and Components Sales

In the United States and the PRC, for solar energy systems and components sales for which customers pay the full purchase price upon delivery of the system, the Company recognizes revenue, net of any applicable governmental sales taxes, in accordance with ASC 605, Revenue Recognition-Overall. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. Components are comprised of photovoltaic panels and solar energy system monitoring hardware and may include FLEX Energy Storage System (applicable only in the United States). The Company recognizes revenue when the Company installs a solar energy system and it passes inspection by the utility or the authority having jurisdiction and the permit to operate has been issued, provided all other revenue recognition criteria have been met. Costs incurred on installations before the solar energy systems are completed are included in inventories as work in progress in the Company’s consolidated balance sheets.

F-66

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

For solar energy systems sold under an installment contract in the United States, the Company completes an extensive review of the customer’s credit history prior to approving the customer for an installment sale which provides the Company with reasonable assurance of the collectability of the related installment sale receivable over the installment term. Accordingly, the Company recognizes the revenue from the installment sale of a solar energy system when the Company delivers a system that has passed inspection by the utility or the authority having jurisdiction and the permit to operate has been issued.

Operating Leases and Power Purchase Agreements

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and power purchase agreements, with terms of up to 20 years. Under these arrangements, the Company owns the systems and received the 30% federal grant, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates are recognized in revenue when received. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

Under the long-term leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

For solar energy systems where customers purchase electricity from the Company under power purchase agreements, the Company determined that these agreements should be accounted for, in substance, as operating leases pursuant to ASC 840 since the power purchase agreement does not provide for the ownership transfer to the other party at the end of lease, the power purchase agreement does not contain a bargain purchase option, the term of the power purchase agreement does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the payments under the power purchase agreement does not exceed 90% of the original investment. The Company recognizes revenue based upon the amount of electricity delivered at rates specified under the contracts, assuming all other revenue recognition criteria are met.

The Company capitalizes initial direct costs from the origination of solar energy systems leased to customers (the incremental cost of contract administration, referral fees and sales commissions) as an element of solar energy systems, leased and to be leased, and subsequently amortize these costs over the term of the related lease or power purchase agreement, which generally ranges from 10 to 20 years.

Subsequent to 2014, the Company did not enter into any direct leases for solar systems. All current leasing transactions are conducted by an independent leasing company. The Company has a channel agreement with an independent leasing company to which the Company refers potential lease customers and to whom the Company sells the system, as discussed under “Solar Energy Systems and Components Sales.”

Third-Party Leasing Arrangements

The Company no longer enters into leases for solar systems. In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases the equipment from a list of preapproved equipment vendors provided by Sunrun, which includes, for one component, an affiliate of Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. The agreement with Sunrun prohibits the Company from marketing, selling or constructing solar systems to be leased to customers other than through Sunrun. These restrictions did not affect the Company’s financing operations. The agreement with Sunrun was amended on March 22, 2018 to eliminate the exclusivity requirement. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

F-67

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term that expired January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months which ends in January 2021. Sunrun was the Company’s second largest and the largest customer in the United States segment during the years ended December 31, 2018 and 2017, respectively.

The summary of revenue and cost of revenue related to Sunrun for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017

Revenue	$4,571,522	$6,977,406
Cost of revenue	3,392,452	5,620,294

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the years ended December 31, 2018 and 2017, Sunrun meters purchased from a subsidiary of Sunrun amounted to $68,453 and $74,686, respectively. There was no accounts payable balance owed to this supplier as of December 31, 2018 and 2017.

LED Projects

The Company’s revenue recognition policy as related to LED products and services is in accordance with ASC 605-10-S99, Revenue Recognition-Overall-SEC Materials. The Company recognizes revenue when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured. The Company recognizes its LED revenue upon the delivery of the products and/or completion of the installation and the final acceptance from the customer, provided all other revenue recognition criteria have been met. Prior to the delivery/completion and the final acceptance, all costs incurred are included in inventories as work in progress in the Company’s consolidated balance sheet.

Financing Loan Contracts

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, FLEX Energy Storage Systems, as well as LED products and projects. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at December 31, 2018 and 2017.

Summary of Revenues

The following table summarizes the Company’s revenue by business line for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017
Solar energy systems
Sales on installment basis	$10,518,683	$6,139,754
Sales on non-installment basis	13,199,078	13,923,987
Third-party leasing arrangements	4,595,137	6,985,423
Operating lease revenues	91,316	115,706
Power purchase agreement revenues	110,759	181,001
Total solar energy systems	28,514,973	27,345,871
LED	856,398	4,506,604
Financing related	1,748,098	1,960,882
Total revenue of US Segment	31,119,469	33,813,357
Solar farm projects	58,369,017	53,922,571
Roof top projects	-	593,953
Operation and maintenance and other	339,408	600,369
Total revenue of PRC Segment	58,708,425	55,116,893

Total revenues	$89,827,894	$88,930,250

F-68

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Cost of Revenue

Solar Energy Systems and Components Sales and LED

Cost of revenue includes material and component costs, subcontractor costs, labor and related labor benefits costs, sale commissions and bonuses, operation and finance commissions and bonuses, freight, insurance allocated to operations and installations, warranty expense, inventory reserve, and other overhead costs allocated to operations, installation and warehouse.

Solar Farm Projects

In applying the percentage of completion method, the Company uses the actual costs incurred relative to the total estimated costs (including module costs but excluding VAT) in order to determine the progress towards completion and calculates the corresponding amount of revenue and profit to recognize. Costs incurred include direct materials, solar modules, labor, subcontractor costs, and those indirect costs related to contract performance, such as indirect labor and supplies. The Company recognizes direct material and solar module costs as incurred when the direct materials and solar modules have been installed in the project. The Company considers direct materials and solar modules to be installed when they are permanently placed or affixed to a PV solar power system as required by engineering designs. Solar modules owned by the Company that will be used in the Company’s systems remain within inventory until such modules are installed in a system.

The percentage of completion method of revenue recognition requires the Company to make estimates of net contract revenues and costs to complete the projects. In making such estimates, management judgments are required to evaluate significant assumptions including the amount of net contract revenues, the cost of materials and labor, expected labor productivity, the impact of potential variances in schedule completion, and the impact of any penalties, claims, change orders, or performance incentives.

If estimated total costs on any contract are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of the revisions to estimates related to net contract revenues and costs to complete contracts, including penalties, claims, change orders, performance incentives, anticipated losses, and others are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

Concentration Risks

Major Customers

The following table provides information as to customers that accounted for more than 10% of revenues for the year ended December 31, 2018:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
CustomerE(1)	$30,578,157	34%	$12,038,357	33%
CustomerF(2)	27,089,888	30%	21,752,013	59%

F-69

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The following table provides information as to customers that accounted for more than 10% of revenues for the year ended December 31, 2017:

	Revenue	Percentage of Total Revenue	Accounts Receivable	Percentage of Total Accounts Receivable
Customer C (1)	$41,687,291	47%	$9,247,699	92%
Customer A (1)	$12,235,280	14%	$256,833	3%

______________

(1) Customers A, C and E are affiliates of AMD and are customers for the PRC segment.
(2) Customer F is an unaffiliated EPC customer for the PRC segment.

F-70

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Major Suppliers

The following table provides information as to purchases over 10% for the year ended December 31, 2018:

	Purchases	Percentage of Total Purchases	Accounts Payable	Percentage of Total Accounts Payable
Supplier I (1)	$17,030,939	25%	$15,511,487	51%
Supplier G (1)	14,423,069	21%	1,436,701	5%
Supplier C (3)	8,910,146	13%	1,899,049	6%

The following table provides information as to purchases over 10% for the year ended December 31, 2017:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier D (1)	$20,251,911	30%	$1,171,745	9%
Supplier A (1)	$9,029,897	13%	$-	0%
Supplier C (3)	$8,143,617	12%	$807,819	6%
Supplier B (2)	$7,839,020	12%	$3,855,097	31%

F-71

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

(1) Supplier A, D, G and I are suppliers of the EPC projects for the PRC segment.
(2) Supplier B is a subcontractor of the EPC projects for the PRC segment.
(3) Supplier C is the supplier for the US segment.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less.

The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $72,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of December 31, 2018 and 2017, insured and uninsured cash including the balance classified as restricted cash were as follows:

	December 31,
	2018	2017
US Segment
Insured cash	$1,327,987	$2,011,613
Uninsured cash	5,615,121	9,428,846
	6,943,108	11,440,459
China Segment
Insured cash	395,458	506,830
Uninsured cash	10,323,401	15,160,865
	10,718,859	15,667,695
Total cash and cash equivalents & restricted cash	17,661,967	27,108,154
Cash and cash equivalents	9,593,542	19,967,613
Restricted cash	$8,068,425	$7,140,541

F-72

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Restricted Cash

Restricted cash at December 31, 2018 and 2017 consisted of:

	December 31,
	2018	2017

Deposit held by a PRC financial institution as collateral for commercial loan to SolarMax - PRC Segment	$7,269,978	$6,915,216
Deposits held by a US financial institution for commercial letter of credit - US Segment	572,497	-
Deposit held by a US financial institution as collateral for business credit cards - US Segment	225,950	225,325
	8,068,425	7,140,541
Less: current portion	(7,842,475)	(6,915,216)
Noncurrent portion	$225,950	$225,325

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represent the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company.  However, the customers remain obligated for the payment if the amount of incentive rebates is not collected from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

The activity of the allowance for bad debts for accounts receivable for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017
Balance - beginning of period	$352,593	$216,606
Provision for bad debts	21,993	125,921
Recoveries and adjustments	-
Receivables charged off	(92,272)	(18,087)
Effect of exchange rate	(1,625)	28,153
Balance - end of period	$280,689	$352,593

F-73

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Retainage Receivables

Certain of the Company’s EPC contracts for solar farm projects contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically approximately 3%-5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets.

At December 31, 2018 and 2017, total retainage related to the PRC solar projects due from AMD (a related party) and unrelated party were $1,551,492 and $2,584,919, respectively. Such amounts were included in other receivables and current assets at December 31, 2018 and 2017.

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the opportunity to finance the purchase of solar energy systems through installment loans provided by SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

Loans offered at the promotional interest rate of zero percent are accounted for as loan discounts and are amortized on an effective interest method to interest income over the terms of the loans.

The activity in the allowance for loan losses for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017
Balance - beginning of period	$779,630	$694,016
Provision for loan losses	222,000	729,729
Recoveries	49,613	86,950
Chargeoffs	(136,961)	(731,065)
Balance - end of period	$914,282	$779,630

Advances to Suppliers

Advances to suppliers consist primarily of advance payments to suppliers for the purchases of solar panels, inverters and components, and LED products.

F-74

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Inventories, net

Inventories consist of (a) work in progress representing costs incurred prior to completion of systems or projects and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

The activity in the reserve for excess and obsolete inventories for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017
Balance - beginning of period	$218,156	$213,693
Provision for excess and obsolete inventories	34,028	132,013
Inventories write off and adjustments	(27,087)	(127,550)
Balance - end of period	$225,097	$218,156

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting in accordance with ASC 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of an acquisition is allocated to the tangible assets, identifiable intangible assets and liabilities assumed based on their fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships, acquired patents and developed technology and discount rates. Management’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company’s goodwill at December 31, 2018 and 2017 was derived from the acquisition of ZHTH and ZHPV in April 2015.

The indefinite-lived intangible asset represents a license to operate the Company’s LED business in the United States segment. The definite-lived intangible asset consists of permit backlog, acquired through the acquisition of ZHTH for the PRC segment and had been amortized as the revenues on the backlog are earned.

F-75

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

The Company performs its annual impairment test of goodwill in the fourth quarter as of the end of the third quarter of each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company adopted the new FASB guidance in ASU 2017-04, Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Intangibles-Goodwill and Other. In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determines that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

Based on the Company’s annual impairment testing, management determined the estimated fair value of its PRC reporting unit exceeds the carrying value.

During the year ended December 31, 2018, the Company recognized an impairment loss of $364,000 on the UL license, an indefinite-lived intangible asset, acquired in connection with the acquisition of Act One, following the decision of the Company to cease pursuing residential LED projects for which the original UL license was designated.

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	5-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

For the years ended December 31, 2018 and 2017, depreciation expense was $618,801 and $605,568, respectively.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

F-76

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

For the year ended December 31, 2018 and 2017, the Company recorded impairment losses of $184,729 and $605,114, respectively on solar energy systems leased to customers for the United States segment, for which the carrying values exceed the estimated fair values.

Investments in Unconsolidated Joint Ventures

The Company’s unconsolidated investments are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company also has an investment in a PRC-based panel manufacturer, Changzhou Hongyi New Energy Technology Co., Ltd. (“Changzhou”).

For these investments, the Company does not have the controlling interests but it has the ability to exercise significant influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

For the year ended December 31, 2017, the Company recorded impairment losses related to its investments in unconsolidated joint ventures for the United States segment of $1,011,377, reflecting the amount by which the carrying value of the investment was determined to be in excess of its fair value and such decline in value was determined to be other-than-temporary. There were no impairment losses related to these investments in the year ended December 31, 2018.

F-77

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

Warranty and Production Guaranty Liability

In the United States segment, all parts of the system installed by the Company are covered under manufacturers’ warranties, typically for 25 years for the panels and inverters, and for 10 years on energy storage systems. Such warranties are passed-through to the customers who purchase the systems. Accordingly, the Company does not provide any warranty to cover the manufacturer components of the solar systems. Currently, the Company provides separate warranties to cover its installation services on solar and battery storage systems for 25 years, and product performance on LED products for 7 years. The warranty reserve is currently established based on 0.25% of sales revenue of the systems sold by the United States segment. Additionally, the Company provides for an additional $200 per solar system as additional reserve for customer care for the United States segment.

Since March 2015, the Company has been providing a 10-year production guarantee on all residential solar energy systems that guarantees certain specified minimum solar energy production output. The Company monitors the solar energy systems to determine whether these outputs are being achieved on an annual basis. The Company evaluates the output to determine whether any payments are due to its customers and makes any payments periodically as specified in the customer contracts. As of December 31, 2018 and 2017, the Company has not provided any specific accrual for this output guarantee since the amounts due to the customers were not material, and the Company believes that the existing warranty accrual for installation service is adequate to cover the Company’s obligations related to the systems that are subject to this output guarantee. Management continues to monitor the amounts payable under this program, and as more data becomes available, the Company may develop a separate estimate for this output guarantee.

For one commercial solar system, the Company entered into a long-term commitment contract to maintain and clean the solar systems for a period of 20 years. The liability under this commitment included in warranty liability is $67,530 and $72,600 at December 31, 2018 and 2017, respectively.

The Company’s reserve for warranty liability includes $650,963 representing the hold back from a supplier that went bankrupt because the warranty obligations of the bankrupt supplier could become obligations of the Company in the event of warranty claims from customers relating to the supplier’s components.

For the PRC segment, the Company provides construction quality warranty on the EPC services generally ranging from one to five years following completion. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the amount of $142,000 and $138,000 as of December 31, 2018 and 2017, respectively, which is included in accrued expenses. Management will continue to monitor the future claims and make adjustments as appropriate to such reserve as information on claims is available.

The activity of the warranty liability recorded under accrued expenses and other liabilities for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017
Balance - beginning of period	$1,447,765	$1,380,589
Provision	489,337	610,728
Expenditures and adjustments	(376,209)	(552,117)
Effect of exchange rate	(313)	8,565
Balance - end of period	1,560,580	1,447,765
Current portion (accrued expenses)	141,838	139,995
Non-current portion (other liabilities)	$1,418,742	$1,307,770

F-78

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of December 31, 2018 and 2017, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $578,168 and $694,413, respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 10.1 years and 11.1 years, respectively.

Deferred Rent

For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in other liabilities on the consolidated balance sheets and was $432,719 and $307,977 at December 31, 2018 and 2017, respectively.

Retainage Payable

For subcontractors performing work on the Company’s construction of the solar farm projects in PRC, the Company typically retains a portion of the invoices, typically 5%, for 12-24 months to ensure the quality of their work during the warranty period. The amount of retainage payable included in accrued expenses (current) and other liabilities (non-current) on the consolidated balance sheets at December 31, 2018 and 2017 was $0 and $675,757, and $262,234 and $583,357, respectively.

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for its investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes in the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) which changed the United States corporate income tax laws became effective. The impact of the Tax Act includes, but is not limited to, the tax expense associated with the one-time transition tax for the Company’s PRC segment and the changes to the Company’s deferred tax assets and the valuation allowance, resulting from the reduction of the corporate income tax rate to 21%. These impacts are included in the Company’s consolidated financial statements as of and for the years ended December 31, 2018 and 2017. The Company’s provisional amounts recorded in its financial statements as of December 31, 2017 to reflect the impact of the Tax Act were finalized and unchanged as of December 31, 2018.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company’s tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company’s tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company’s income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the years ended December 31, 2018 and 2017, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of December 31, 2018 and 2017, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

F-79

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2018:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$13,038,996	$-	$-	$13,038,996
Customer loans receivable	$-	$-	$33,459,425	$33,954,556
Liabilities
Bank and auto loans	$-	$6,161,985	$-	$6,161,985
Loans from related parties	$-	$-	$49,164,501	$55,500,000
Short term loan	$-	$1,000,000	$-	$1,000,000

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2017:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$14,357,262	$-	$-	$14,357,262
Customer loans receivable	$-	$-	$32,796,567	$32,796,567
Liabilities
Bank and auto loans	$-	$5,708,129	$-	$5,775,195
Loans from related parties	$-	$-	$51,500,000	$55,500,000

F-80

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

Cash equivalents - Cash equivalents consist of money market accounts and are carried at their fair value.

Customer loans receivable - The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan, auto loans and short term loan - The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties - The related party loans were issued at the fixed annual interest rates of 3.0% in the United States segment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 8.25% to the estimated cash flows through the maturities of the loans.

Non-recurring Fair Value Measurement

For the years ended December 31, 2018 and 2017, the Company recorded impairment charges related to the owned solar systems and UL license intangible of $548,729 and $605,114, respectively, under the US Segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired solar assets at December 31, 2018 and 2017 included in property and equipment were determined to be $0 and $714,914, respectively.

For the years ended December 31, 2018 and 2017, the Company recorded impairment charges related to its investments in unconsolidated joint ventures of $0 and $1,011,377, respectively, under the US Segment. The adjustments fall within Level 3 of the fair value hierarchy due to the use of significant unobservable inputs to determine the fair values. The fair values were determined using a discounted cash flow method, and the amount and timing of future cash flows within the analysis were based on the stipulated lease payments and management’s estimate of the value of electricity the asset will generate beyond the lease term. The fair values of the impaired investments at December 31, 2017 included in investments in unconsolidated joint ventures were determined to be $1,027,299.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the years ended December 31, 2018 and 2017 were $3,366,007 and $3,321,802, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation - Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in 2018 and 2017.

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and the Company and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

F-81

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

In accordance with ASC 830, Foreign Currency Matters, the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income. Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of other comprehensive income (losses) as of December 31, 2018 and 2017 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (the United States segment and the PRC segment) as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the years ended December 31, 2018 and 2017 since the effect would be antidilutive.

Recent Accounting Standards

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

The FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies certain fair value disclosure requirements. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company does not expect the adoption to have a significant impact on the Company’s current fair value disclosures.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. These amendments expand the scope of Topic 718, Compensation-Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity-Equity-Based Payments to Non-Employees. ASU 2018-07 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue from Contracts with Customers. The standards would be effective for the Company on January 1, 2019 and the Company does not currently expect the adoption to have any significant impact on the Company’s financial statements.

In February 2018, the Financial Accounting Standard Board (“FASB”) issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220) - Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, to allow entities to reclassify the income tax effects of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) on items within accumulated other comprehensive income to retained earnings. ASU 2018-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2018, and early adoption is permitted. The Company is currently evaluating the impact ASU 2018-02 will have on its consolidated financial statements and associated disclosures.

F-82

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), to provide financial statement users with more useful information about expected credit losses. ASU 2016-13 also changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years and interim periods within those years beginning after December 15, 2019, and early adoption is permitted for periods beginning after December 15, 2018. The Company is currently evaluating the impact ASU 2016-13 will have on its consolidated financial statements and associated disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months and disclosing key information about leasing transactions. Leases will be classified as either operating or financing, with such classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2018, and early adoption is permitted. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) - Targeted Improvements, which provided an optional transition method to apply the new lease requirements through a cumulative-effect adjustment in the period of adoption. Since the Company is a private entity preparing for a Form S-1 filing as an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be on January 1, 2020 for the Company. The Company is currently evaluating the impact ASU 2016-02 and subsequent updates that ASU 2018-10 will have on its consolidated financial statements and associated disclosures.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount that the entity expects to be entitled to receive when products are transferred to customers. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (“ASU 2016-08”); ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); and ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12” and together with ASU 2014-09, ASU 2016-08 and ASU 2016-10 the “new revenue standards”). The new revenue standards may be adopted retrospectively to each prior period presented or under a modified retrospective method with the cumulative effect recognized as of the date of adoption.  As an EGC, the Company is required to adopt the new revenue standards in its financial statements for the year ended December 31, 2019, but chose to early adopt the new revenue standards in its financial statements for the first quarter of 2019.

The Company has adopted the new revenue standards on a modified retrospective method with an adjustment to retained earnings to recognize the cumulative effect of adoption. The Company has performed an assessment of the impact of adopting the new revenue standards on its consolidated financial position and results of operations, and has determined that the timing of recognition of revenue and related costs for certain contract types in the United States will be accelerated under these standards. Based on the Company’s analysis, the impact of adoption of the new revenue standards to retained earnings as of January 1, 2019 is not material, and accordingly the Company does not expect the adoption of the new revenue standards to have a material impact on the Company’s results of operations for the year ending December 31, 2019.

Additionally, pursuant to Topic 606, incremental costs of obtaining a contract should be recognized as an asset if the entity expects to recover such costs, through execution of the contract. The incremental costs are those identified with obtaining a specific contract which otherwise would not have been incurred. Accordingly, certain costs previously deferred by the Company in its China segment of approximately $978,000 do not meet the recognition requirement as an asset upon the adoption of Topic 606. Accordingly, the Company expensed such amount directly to retained earnings as of January 1, 2019 to account for the impact of the Topic 606 accounting change.

F-83

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

3. Acquisition Contingencies

Effective on May 12, 2016, in conjunction with the execution of the amendment to the share exchange agreement for ZHPV related to the April 2015 business combination, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a number of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016.  An additional contingent liability related to estimated costs of projects commenced prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million (approximately $436,000 as of December 31, 2018) was also included as a receivable from Uonone Group (Note 6) with the corresponding liability recognized by the Company on the date of acquisition.

As of December 31, 2018 and 2017, Uonone Group has repaid all the amounts agreed to under the Debt Settlement Agreement except for the RMB 3.0 million contingent receivable discussed above. Such receivable of RMB 3.0 million (approximately $436,000 as of December 31, 2018) becomes payable by Uonone Group when the Company makes the payments under the related RMB 3. 0 million acquisition liability that was established on the acquisition date. At December 31, 2018, the Company had made no payments with respect to the contingent liability.

F-84

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

4. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% (for very short term financing) to 10.99% per annum with financing terms ranging from three to fifteen years. At December 31, 2018 and 2017, the Company’s loan portfolio with a 0% interest rate is 19% and less than 1%, respectively. During the year ended December 31, 2018, the Company added $10.7 million, of which $6.5 million were offered at zero percent interest rate.

The Company acquires security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017

Customer loans receivable, gross	$35,595,544	$33,576,197
Less: unamortized loan discounts	(726,706)	-
Less: allowance for loan losses	(914,282)	(779,630)
Customer loans receivable, net	33,954,556	32,796,567
Current portion	4,998,821	6,185,826
Non-current portion	$28,955,735	$26,610,741

Principal maturities of the customer loans receivable at December 31, 2018 are summarized as follows:

Period ending December 31,	Amount
2019	$4,998,821
2020	4,531,934
2021	4,198,081
2022	3,821,265
2023	4,232,945
Thereafter	13,812,498
Total loans receivable	$35,595,544

F-85

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues was $1,734,413 and $1,947,066 for the years ended December 31, 2018 and 2017, respectively.

5. Inventories, net

Inventories consisted of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017
Work-in-process	$1,076,197	$1,205,154
Solar panels, inverters and components	1,966,334	2,299,685
Battery storage systems	141,530	183,468
LED lights	377,341	470,525
Reserve for excess and obsolete inventories	(225,097)	(218,156)
Total inventories, net	$3,336,305	$3,940,676

F-86

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

6. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at December 31, 2018 and 2017:

	December 31,
	2018	2017

Receivable from Seller (Uonone Group) (See Note 3)	$436,199	$461,014
Pre-acquisition customer receivables, net of reserve	-	797,887
Deferred project costs	-	130,476
Retainage receivables (see Note 2)	1,551,492	2,584,919
Notes receivable (including accrued interest), net of reserve	-	1,802,533
Prepaid expenses and deposits	758,891	553,351
Accrued interest on customer loans receivable	86,360	99,436
VAT tax receivable	4,465,424	794,457
Income tax receivable	164,959	-
	$7,463,325	$7,224,073

Receivable from Seller (Uonone Group)

During the year ended December 31 2017, ZHPV received payments under the December 2016 debt settlement agreement with Uonone Group (see Note 3) totaling RMB 8.0 million. The outstanding receivable of RMB 3.0 million (approximately $436,000) represents a contingent receivable from Uonone Group related to the Ningxia project and would be payable by Uonone Group to ZHPV only when the payment under the contingent liability (specifically the land rental payment) is paid by ZHPV. As of December 31, 2018 and 2017, such payment had not been made by ZHPV.

Pre-acquisition Receivables

The receivables were substantially related to receivables owed by Enfie on the Ningxia project, which was completed prior to the Company’s acquisition of ZHPV and which was acquired as part of the April 2015 acquisition of ZHPV. The receivables included the unpaid retainage for the quality warranty due in October 2017, unpaid construction billings, and other unpaid project reimbursements. The Company began pursuing collection with Enfie in October 2017 and in December 2018 the Company engaged a local debt collection company to assist with the settlement negotiation over the next six months before taking any legal action against the debtor. Based on passage of time, management established a reserve of RMB 8.4 million ($1.2 million, representing 100% reserve at December 31, 2018. At December 31, 2017, the reserve was RMB 4.5 million ($655,000) or approximately 50% of the receivable balance.

Deferred Project Costs

At December 31, 2017 deferred project costs comprised prepaid permit and other project-related costs which were amortized over the construction period.

F-87

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Notes Receivable

Notes receivable consist of the following:

(1) $1,000,000 loan to Sun Co. Investment, LLC for working capital in February 2017, for a one-year term, due on February 28, 2018, with interest only payment due quarterly in arrears at the prime rate plus 1%. Sun Co. Investment, LLC is owned by Ma Kung-Fu, a shareholder of the Company, and the note was secured by 321,000 shares of the Company’s common stock owned by Mr. Ma pursuant to a pledge agreement. The receivable and accrued interest were repaid in full in April 2018

(2) Note receivable (RMB 5,061,624) plus accrued interest due from Changzhou Yifu Electric Co., Ltd (“YIFU”) related to inventory advances for which inventories have not been delivered. In June 2017, the advances were converted to a note due on December 31, 2017, with a fixed interest rate of 4.35% per annum. In January 2018, an extension agreement was executed to extend the due date of the note to March 31, 2018. In March 2018, the Company further extended the due date on 50% of the note to June 30, 2018 and the remaining 50% to December 31, 2018. In September 2018, another extension agreement was executed to extend the due date of the entire note to December 31, 2018 with an agreement to pay accrued interest through September 30, 2018 of RMB 262,027 by October 12, 2018. The interest payment of RMB 262,027 was paid on October 12, 2018. During the year ended December 31, 2018, the entire note amount was reserved based on passage of time due to the uncertainty surrounding the collectability.

See Note 12 with respect to receivables relating to VAT

7. Goodwill and Intangible Assets, Net

Goodwill and intangible assets, net consisted of the following components:

	December 31,
	2018	2017
Definite-lived intangible assets
Permit backlog
Gross carrying value	$1,340,498	$1,340,498
Accumulated amortization	(1,340,498)	(1,340,498)
Net carrying value	-	-
Indefinite-lived intangible assets
UL license	-	364,000

Total intangible assets, net	$-	$364,000
Goodwill	$7,796,741	$8,240,305

Activity of goodwill for the years ended December 31, 2018 and 2017 is as follows:

	Year ended December 31,
	2018	2017

Balance - beginning of period	$8,240,305	$7,743,247
Addition	-	-
Impairment	-	-
Effect of exchange rate	(443,564)	497,058
Balance - end of period	$7,796,741	$8,240,305

Permit Backlog

On the acquisition date, ZHTH held a number of permits for approved solar farm projects. The permit backlog valued on the acquisition date at $1,430,000 represents a total of 120MW of contract backlog that existed as of the acquisition date that ZHPV anticipated to materialize and receive future cash flows through 2017. The permit backlog intangible asset was amortized proportionately with the cash flows to be earned from these permits through December 2017. For the year ended December 31, 2017, the amortization expense related to the permit backlog recorded under cost of revenue was $828,785. The permit backlog intangible was fully amortized as of December 31, 2017 since the related projects were completed.

F-88

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

8. Investments in Unconsolidated Joint Ventures

At December 31, 2018 and 2017, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

Activity in investments on unconsolidated joint ventures for year ended December 31, 2018 consisted of the following:

Investee	December 31, 2017	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	December 31, 2018
A#1	$348,988	$-	$(180,808)	$168,180
A#2	404,516	-	(108,754)	295,762
A#3	87,126	-	(45,372)	41,754
Changzhou	186,669	-	(159,936)	26,733
Total	$1,027,299	$-	$(494,870)	$532,429

F-89

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2017 consisted of the following:

Investee	December 31, 2016	Distribution / Decrease in Investment	Share of Investee’s Net Income(loss)	December 31, 2017
A#1	$704,086	$(272,000)	$(83,098)	$348,988
A#2	1,055,461	-	(650,945)	404,516
A#3	375,793	(120,000)	(168,667)	87,126
Changzhou	561,294	-	(374,625)	186,669
Total	$2,696,634	$(392,000)	$(1,277,335)	$1,027,299

During the years ended December 31, 2017, the Company recognized impairment losses related to its investments in unconsolidated joint ventures of $1,011,377, based on the excess of the carrying value over the fair value of the related investment, as management had determined that the decline in the value of the investments is other than temporary. There were no impairment losses during the year ended December 31, 2018.

For the years ended December 31, 2018 and 2017, the Company’s share of investee’s net income (loss) for each period includes the impact of the basis adjustments related to Alliance 1 that resulted in a reduction of the net loss attributed to the Company of approximately $75,000 and $276,000, respectively.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the years ended December 31, 2018 and 2017:

	December 31,
Balance Sheets	2018	2017
Current assets	$1,368,143	$1,706,627
Non-current assets	4,686,958	5,991,863
Total assets	6,055,101	7,698,490

Current liabilities	1,061,770	1,039,788
Members’ capital	4,993,331	6,658,702
Liabilities and members’ capital	$6,055,101	$7,698,490

	Year ended December 31,
Income Statements	2018	2017
Revenue	$1,004,148	$2,513,175
Gross (loss) profit	$(63,721)	$1,581,796
Net (loss) income	$(1,862,850)	$(239,516)

9. Other Assets

Other assets consisted of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017
Deferred project costs	$978,093	$1,033,738
Other deposits and receivables	180,946	172,799
	$1,159,039	$1,206,537

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

At December 31, 2018 and 2017, deferred project costs consist of prepaid permit costs and land costs for projects that have not yet started or sold.

10. Financing Arrangements

As of December 31, 2018 and 2017, the Company had the following borrowings:

	December 31,
	2018	2017
$6,100,000 secured term loan payable to China Everbright Bank, interest due quarterly in arrears at 3.8% per annum, maturing October 10, 2019.	$6,100,000	$-

$5,750,000 secured term loan payable to China Everbright Bank, interest due quarterly in arrears at 3.0% per annum, maturing October 10, 2018.	-	5,750,000

$1,000,000 short-term loan, at 6.0% per annum, due April 12, 2019.	1,000,000	-

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	305,733	98,399

Total	7,405,733	5,848,399
Less: current portion	(7,161,985)	(5,775,195)
Noncurrent portion	$243,748	$73,204

On December 11, 2018, the Company received a short-term loan of $1,000,000 from Sunco Investment, LLC, a company affiliated with a minority stockholder of the Company. The loan is payable on October 12, 2019 and bears interest at 6.00% per annum.

On October 11, 2018, the Company entered into a loan agreement with China Everbright Bank, a PRC-based financial institution, to borrow $6,100,000 in United States currency for a one-year term, due on October 10, 2019. The interest rate is 3.8% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 50.0 million (approximately $7.3 million) placed by Shanghai Zhongzhao Technology Co., Ltd., a subsidiary of ZHTH.

In October 2018, a subsidiary of ZHTH borrowed RMB 5.0 million ($727,000) from an unaffiliated individual. The loan was due on December 31, 2018 at a fixed interest rate of 10% per annum. The principal, together with interest of RMB 125,000 ($19,000), was paid at December 31, 2018.

On September 18, 2018, the Company received a 30 day loan from Novus Magna Investments, LLC, a company affiliated with a minority stockholder of the Company for $6,000,000 at a 6% per annum interest rate. On October 10, 2018, the Company used the proceeds of this loan to pay the China Everbright loan of $5,750,000 plus accrued interest. The loan was repaid in October 2018.

On March 21, 2018, SolarMax LED entered into an irrevocable commercial standby letter of credit with Cathay Bank for $557,900 to secure a performance bond issued on an LED project. The letter of credit expires March 21, 2019 and is collateralized by cash held by the bank in a separate certificate of deposit account of $569,058 which is included in restricted cash. The 2% letter of credit issuance fee of $11,158 paid to the bank is being amortized to interest expense over the term of the letter of credit.

On October 9, 2017, the Company entered into a loan agreement with China Everbright Bank, a PRC-based financial institution, to borrow $5,750,000 in United States currency for a one-year term, due on October 10, 2018. The interest rate is 3.00% per annum and interest is payable quarterly in arrears. The loan is secured by a fixed deposit held at the bank in the amount of RMB 45.0 million (approximately $6.9 million) placed by Shanghai Cichang New Energy Technology Co., Ltd., an indirect subsidiary of ZHTH, using funds collected in May 2017 from the proceeds from the private placement by the Company of its common stock in October 2015. The loan was repaid on October 10, 2018.

On October 24, 2016, the Company entered into a loan agreement with China Everbright Bank, to borrow RMB 38.5 million (approximately $5.6 million) for a one-year term, due on October 23, 2017. The interest rate was 3.8% per annum and payable quarterly in arrears. The loan was secured by a fixed deposit held at the bank in the amount of RMB 40 million placed by an indirect subsidiary of ZHTH. The loan was repaid on October 24, 2017.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Related party financings

The Company’s borrowings from related party consisted of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017
$45.0 million loan from Clean Energy Funding, LP	$45,000,000	$45,000,000
$13.0 million loan from Clean Energy Funding II, LP	10,500,000	10,500,000
	55,500,000	55,500,000
Current portion	12,000,000	12,500,000
Noncurrent portion	$43,500,000	$43,000,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if later. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. As of December 31, 2018 and 2017, the principal loan balance was $45,000,000.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if later. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $5,000,000 under the loan. As of December 31, 2018 and 2017, the remaining undrawn amount under the loan was $2.5 million and $2.5 million, respectively.

F-93

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its executive vice president and its former chief financial officer, all three of whom are directors of the Company.

Interest Expense

For the years ended December 31, 2018 and 2017, interest expense incurred on related party loans was $1,665,000 and $1,594,037, respectively.

Total interest expense incurred (including interest on related party loans) was $1,946,000 and $1,851,000, for the years ended December 31, 2018 and 2017, respectively. The weighted average interest rates on loans outstanding were 3.1% and 3.4% as of December 31, 2018 and 2017, respectively.

Principal maturities for the financing arrangements as of December 31, 2018 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Loans	Related Party Loans	Total
2019	$61,985	$7,100,000	$12,000,000	$19,161,985
2020	65,270	-	18,000,000	18,065,270
2021	68,284	-	12,000,000	12,068,284
2022	67,422	-	11,500,000	11,567,422
2023	42,772	-	2,000,000	2,042,772
Thereafter	-	-	-	-
Total	$305,733	$7,100,000	$55,500,000	$62,905,733

11. Other Related Party Transactions

Revenue and Advances

For the years ended December 31, 2018 and 2017, the Company recognized revenue of $30.9 million and $54.9 million, respectively, related to the EPC contracts and the operation and maintenance contracts on the solar farm projects in PRC with affiliates of AMD, a related party. AMD is a related party since it owns more than 5% of the Company’s common stock and its chairman and chief executive officer is a director of the Company.

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SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

The Company provides asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company is to receive 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extend to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there is no formal agreement executed for the two entities. Total fees earned by the Company from the Alliance entities included in other income were $20,160 and $20,280 for the years ended December 31, 2018 and 2017, respectively.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant. At December 31, 2018 and 2017, the Company had a receivable for the expenses paid on behalf of these entities in the amount of $14,113 and $113,665, respectively.

At December 31, 2018, the Company had a receivable due from IERE (included in other receivables and current assets) of $95,502 associated with audit costs advanced by the Company related to the stand-alone audits of three subsidiaries of the Company requested by IERE. No such costs were incurred during the year ended December 31, 2017.

Lease Agreements

In September 2016, the Company executed a ten-year lease, effective January 1, 2017, with SMXP to lease its headquarters in Riverside, California. The lease has a five-year renewal option. The annual base rent under the lease is $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company, through its consolidated subsidiaries amended two lease agreements for its Diamond Bar office with Fallow Field, LLC. Fallow Field, LLC is owned and managed by the Company’s chief executive officer, executive vice president and a minority stockholder of the Company. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities. The base rent is subject to an annual escalation of 2.99%.

For the years ended December 31, 2018 and 2017, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,374,862 and $1,373,851, respectively.

12. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of December 31, 2018 and 2017:

	December 31,
	2018	2017
Accrued compensation expenses	$2,016,611	$1,657,477
Accrued operating expenses	1,199,021	903,509
Customer deposits	1,389,714	1,166,277
Retainage payable to vendors	-	262,234
Refundable vendor bid deposits	305,339	403,355
VAT tax payable	5,075,791	168,777
Income taxes payable	750	445,382
Accrued warranty expense	141,838	139,995
Preacquisition liability	1,427,056	-
Payable related to Uonone subcontract agreement	1,326,895	1,910,462
	$12,883,015	$7,057,468

F-95

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the date revenue can be recognized by the Company. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled by the customer and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects. Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a liability associated with the Ningxia project consisting of reimbursement of project expenses to Enfie including reimbursement of certain land rental expenses estimated at RMB 8,614,722 ($1.3 million), of which RMB 5,786,863 ($841,000) was included in accounts payable as of December 31, 2017. During the year ended December 31, 2018, the Company identified additional potential expenses related to land use taxes for which management accrued an additional RMB 1.2 million ($174,000). Such liability was originally assessed on the acquisition date to be immaterial and accordingly no amount was accrued on the acquisition date. At December 31, 2018, the total liability associated with the preacquisition period including the additional identified liability of RMB 1.2 million, was RMB 9,814,722 ($1.4 million) and was included in the preacquisition liability under accrued expenses.

Uonone Group Subcontract Agreement

During the year ended December 31, 2017, ZHPV entered into an agreement with Uonone Group, pursuant to which Uonone is acting as a full service EPC subcontractor on a 19MW rooftop project that ZHPV has signed with CGN Lianda Renewables with a contract value of RMB 115,042,200 ($17.7 million). Under the agreement, Uonone will perform the EPC services on behalf of ZHPV, and receives payments under the original EPC contract ZHPV has with the customer, subject to certain provisions.

As of December 31, 2018 and 2017, the amount payable to Uonone Group represents the amount collected from the ultimate customer less the required deductions that has not been paid to Uonone Group. The Company expects to settle the payable amount upon Uonone’s completion of the final grid connection for the project which had not been completed on December 31, 2018. During the year ended December 31, 2018 and 2017, the Company recorded revenues of RMB 431,408 ($65,000) and RMB 1,075,211 ($159,000), respectively, related to the fees earned from Uonone subcontract agreement.

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SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

13. Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of December 31, 2018, are as follows:

Period ending December 31,	Related Parties	Others	Total
2019	$1,282,476	$196,358	$1,478,834
2020	1,320,816	28,063	1,348,879
2021	1,360,310	11,550	1,371,860
2022	1,400,992	-	1,400,992
2023	1,442,874	-	1,442,874
Thereafter	4,541,344	-	4,541,344
Total	$11,348,812	$235,971	$11,584,783

For the years ended December 31, 2018 and 2017, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 11) was $1,697,390 and $1,801,802, respectively.

F-97

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was amended in January 2017. Pursuant to the agreement, the Company agreed that it and its subsidiaries will purchase 150 megawatts of solar panels over a three-year period at a price to be negotiated, but not to exceed 110% of the preceding three-month rolling average market price per watt. Based on the price paid by the Company on its most recent purchase order from Sunspark in 2016, which was $0.56 per watt, the estimated total commitment would be approximately $81.0 million. The agreement stipulates annual minimum purchases of 30 megawatts. Based upon a purchase price of $0.54 per watt, the minimum annual commitment would be $16.2 million. The first year is the year beginning on June 1, 2016. In April 2017, the Company, through one of its PRC subsidiaries purchased 50 megawatts under this agreement and met the minimum commitment for the first year by May 31, 2017. The Company has been making purchases under the commitment in the United States during the second commitment year and overall the Company did not meet the minimum commitment in the second year. The Company did not meet the minimum commitment for the second commitment year with the informal consent of Sunspark.

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. with an effective date of June 9, 2016. The agreement has a five-year term during which the Company would be the exclusive distributor of Li-Max Energy Storage System within all countries and other areas of the world, other than Asia (including but not limited to the Republic of China and the Peoples’ Republic of China). The agreement contains an initial purchase commitment of 375 units, of Li-Max Energy System, which is approximately $1.1 million within the first six months of the term of the agreement. In the event that the Company fails to purchase 60% of this commitment within such six month period, Li-Max can require the Company to procure within 60 days. Failing this commitment Li-Max has the right to terminate the agreement. The agreement also contains a warranty provision for all the systems purchased from Li-Max for a period of ten years. Subsequent to execution of the distribution agreement, Li-Max recognized the need to redesign its energy system in order that the system qualifies for the California home battery rebate. On October 8, 2018, the distribution agreement was amended. Pursuant to the amendment, Li-Max agreed to redesign the system so that it qualifies for the California home battery rebate and the minimum purchase requirements were suspended until Li-Max completes such redesign and the Company is satisfied that the redesigned system will qualify for the California home battery rebate and that Li-Max can manufacture and deliver the redesigned systems in the quantities contemplated by the agreement (the “Redesign Date”). The Company’s obligation to purchase the Li-Max system commences on the Redesign Date and the six-month period referred to above is the six-month period commencing six months from the Redesign Date. The term of the agreement was extended to five years from the Redesign Date. The parties shall negotiate in good faith the initial purchase commitment, which shall not exceed 375 units and the base price shall be adjusted to reflect changes in Li-Max’ costs as well as the anticipated market price. Accordingly, as of December 31, 2018 and 2017, the Company is not subject to any minimum purchase requirements under this distribution agreement.

Stock Acquisition Agreements

In June 2016 and as amended in January 2017, the Company entered into agreements with three stockholders of the Hong Kong based parent company of Sunspark, pursuant to which the Company agreed to acquire from the three stockholders shares of the common stock of their holdings of Sunspark’s parent. The three stock acquisition agreements were cancelled in their entirety on June 23, 2017.

Loan Guarantee Commitment to the Company

In June 2016, the Company obtained a loan guarantee commitment from Beijing Yinggu Xinhua Investment Company, an unrelated party, which is an affiliate of the PRC-based public company (the “Guarantor”). The PRC-based company has agreed to provide a guarantee to a PRC-based bank that enables the Company to obtain a line of credit of up to RMB 65,000,000 from a PRC-based bank. The Guarantor provided such guarantee for a period of five years and the Company will pay a 2% annual guarantee fee to the Guarantor based on the outstanding loan balance. The agreement was replaced in December 2016 in its entirety with a new agreement.

On December 29, 2016, the Company entered into a loan guarantee agreement with Beijing Huaxing Hengye Investment Company (the “New Guarantor”), another unrelated party. The New Guarantor has agreed to provide a guarantee that will enable the Company to secure a line of credit with a PRC-based financial institution of up to RMB 65,000,000. Under the agreement, the New Guarantor will provide the guarantee for a period of five years which is expected to be the term of the line of credit when secured. The Company will in turn pay a 2% annual guarantee fee to the New Guarantor based on the then outstanding loan balance. As of December 31, 2018 and 2017, the Company has not obtained such line of credit from any PRC-based financial institution pursuant to this arrangement.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of December 31, 2018 and 2017, the Company accrued $1,163,480 and $887,711, respectively, related to the annual bonuses pursuant to the agreements.  During the year ended December 31, 2018, the Company issued 209,164 shares of common stock with a value of $622,510 as part of the bonus for 2017 pursuant to the employment agreements.

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SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

Legal Matters

On May 23, 2018, SolarMax Technology, Inc. commenced an action in the Superior Court of California in Riverside County against Act One Investments, Inc., Daniel Shih, the former chief executive officer of Act One Investments, Forland Industrial, Inc., Christine Lien, Peter Lien and Annie Lien, who are former employees of our subsidiary, SolarMax LED, and other named individuals believed to be affiliated with Act One Investments, alleging, among other claims, breach of contract, fraud, and misappropriation of trade secrets. The claims arose out of (i) the Company’s purchase of the assets of Act One Investments and its subsidiaries pursuant to an asset purchase agreement dated May 31, 2013 pursuant to which the Company acquired the business which is now the LED business, (ii) the wrongful conduct of defendants as inducement for the Company to enter into the asset purchase agreement and (iii) wrongful conduct by certain of the individual defendants as the Company’s employees. The Company is seeking return of the 420,000 shares of common stock that were issued pursuant to the asset purchase agreement, monetary damages and other relief, including rescission of the asset purchase agreement.

In July 2018, Act One Investments and certain of the individual defendants filed a cross-complaint against the Company and certain of the Company’s United States subsidiaries alleging, among other claims, unpaid overtime (arising out of alleged misclassification of the individual cross-complainants as “exempt” from overtime pay) and wrongful termination and retaliation in violation of the California labor laws, that the noncompetition covenants in the asset purchase agreement are unenforceable under California law and that the Company engaged in fraudulent conduct in violation of certain federal laws, including violation of the Department of the Treasury’s 1603 Renewable Energy Grant program regulations.  Management believes the cross-complaint is without merit and intends to vigorously defend these allegations. The litigation is under discovery and deposition is being scheduled.

On June 24, 2015, the Company’s former chief financial officer, filed a lawsuit against the Company, its chief executive officer, its then-current chief financial officer, and its executive vice president with various claims related to violation of California labor code, discrimination based on national origin, ancestry, ethnicity and race, retaliation, harassment based on national origin, ancestry, ethnicity and race, failure to take all reasonable steps to prevent discrimination and harassment, wrongful termination in violation of public policy, failure to pay wages and intentional infliction of emotional distress and included allegations of financial improprieties and fraudulent and illegal activities. Management of the Company denies all claims. The matter was resolved and settled on March 24, 2017 by the Company and its insurance carrier resulting in no loss to the Company.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

14. Stockholders’ Equity

Preferred Stock

The Company’s articles of incorporation provide for the creation of a class of preferred stock, par value $0.001 per share, consisting of 15,000,000 shares with the directors having the ability to designate one or more series of preferred stock and to set forth the rights, preferences, privileges and limitations of the holders of each such series of preferred stock. As of December 31, 2018 and 2017, no shares of preferred stock were issued or outstanding.

F-99

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

2015 Private Equity Placement

During the third quarter of 2015, the Company sold 3,528,000 shares of common stock at a purchase price of $2.08 per share for a total of $7,350,000. Of this amount, at December 31, 2016, $2,080,002 had been paid or adjusted to additional paid-in capital and the balance of $5,269,998 was reflected as stock subscription receivable. In May 2017, the Company received payments totaling $5,073,530. During the year ended December 31, 2018 the remaining balance of $196,468 was adjusted to additional paid-in capital.

2016 Stock Sales

In October and November 2016, the Company entered into stock purchase agreements with 10 investors to sell 6,552,000 shares of the Company’s common stock at a purchase price of $2.98 per share of which $8.5 million had been received as of December 31, 2016 resulting in the issuance of 2,856,000 shares as of December 31, 2016. The unpaid balance of $11.0 million from two separate investors had not been received as of December 31, 2017. In June 2017 the Company cancelled the subscription agreement for 336,000 shares with one of the investors. As of December 31, 2017 the underlying shares of 3,360,000 shares would be issued when payments were received. In May 2018, the Company received $5.0 million for 1,680,000 shares of its common stock.

2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted.

2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares in October 2016, of which 5,124,000 shares were granted to officers and directors as restricted stock grants. The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event had not occurred by April 30, 2019.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

On October 7, 2016, the Company entered into an advisory services agreement in October 7, 2016 with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 336,000 shares of restricted stock valued at $2.98 per share based on the then current fair value of the common share, subject to forfeiture if the public stock event has not occurred by April 30, 2019. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued since the shares are subject to vesting and forfeiture provisions of the agreement.

For the years ended December 31, 2018 and 2017, the compensation cost that has been charged to general and administrative expenses related to restricted stock was zero for all periods. As of December 31, 2018 and 2017, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $19,080,000 for all periods based on the estimate of the current stock price of $2.98 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share

Outstanding at December 31, 2016	6,410,880	2.98
Nonvested as of December 31, 2016	6,410,880	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2017	6,410,880	2.98
Nonvested as of December 31, 2017	6,410,880	2.98
Granted	-	-
Vested	-	-
Forfeited	-	-
Outstanding at December 31, 2018	6,410,880	2.98
Nonvested as of December 31, 2018	6,410,880	2.98

F-101

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date but not later than the stated expiration date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 3,276,000 shares and incentive stock options to purchase 546,000 shares, at an exercise price of $2.98 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective. In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted. Assumptions used to compute the grant date fair value of employee stock option grants for the year ended December 31, 2017 are as follows:

For the Year Ended
December 31, 2017
Expected term (years)	4.5
Expected volatility	63.7%
Risk-free interest rate	2.0%
Dividend yield	0.0%

F-102

SolarMax Technology, Inc. and Subsidiaries Notes to Consolidated Financial Statements For the Years Ended December 31, 2018 and 2017 (Continued)

There were no stock options granted during the year ended December 31, 2018.

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	3,354,960	2.85	6.5	588,000
Nonvested as of December 31, 2016	3,052,560	2.90	6.7	220,000
Exercisable as of December 31, 2016	302,400	1.76	5.4	368,000
Granted	672,000	2.98	7.0	-
Exercised	-	-	-	-
Cancelled or forfeited	(268,800)	2.92	-	-
Outstanding at December 31, 2017	3,758,160	2.83	5.7	565,800
Nonvested as of December 31, 2017	3,338,160	2.95	5.9	90,000
Exercisable as of December 31, 2017	420,000	1.83	3.9	483,000
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(702,240)	2.58	-	-
Outstanding at December 31, 2018	3,055,920	2.91	4.7	205,000
Nonvested as of December 31, 2018	2,602,320	2.98	4.8	-
Exercisable as of December 31, 2018	453,600	2.18	3.7	360,000

F-103

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of December 31, 2018 and 2017 are based upon the value per share of $2.98, used in the latest sale of the Company’s common stock in May 2018. There were no sales of common stock during the year ended December 31, 2017.

Non-vested Option Awards

The following table summarizes the Company’s non-vested option awards activity for the years ended December 31, 2018 and 2017:

Shares
Balance at December 31, 2016	3,052,560
Granted	672,000
Vested	(134,400)
Forfeited	(252,000)
Balance at December 31, 2017	3,338,160
Granted	-
Vested	(176,400)
Forfeited	(559,440)
Balance at December 31, 2018	2,602,320

For the years ended December 31, 2018 and 2017, the compensation cost that has been charged to general and administrative expenses related to stock options was $200,100 and $239,146, respectively. During the years ended December 31, 2018 and 2017, vested options to purchase 142,800 shares and 16,800 shares, respectively, of common stock were cancelled. During the years ended December 31, 2018 and 2017, non-vested options to purchase 559,440 shares and 252,000 shares of common stock were cancelled, respectively.

As of December 31, 2018 and 2017, total unrecognized compensation costs for outstanding unvested options awarded was $3,595,115 and $3,955,654, respectively. Such cost is expected to be recognized over a weighted-average period of 0.7 years as of December 31, 2018. The total fair value of options vested during the years ended December 31, 2018 and 2017, were $275,000 and $400,000, respectively.

F-104

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

15. Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation (the “Tax Act”) which aims to encourage economic growth and bring back jobs and profits from overseas by reducing US corporate income tax rates from 35% to 21%, creating a territorial tax system, allowing for immediate expensing of certain qualified property and providing other incentives. The Act also includes various base-broadening provisions (e.g., the elimination of existing deductions), imposing one-time tax on foreign remitted earnings and anti-base erosion provisions.

As a result of the rate reduction, the Company has reduced the deferred tax asset balance as of December 31, 2017 by $4,197,060 with a corresponding adjustment to the valuation allowance. Therefore, the reduction in the US corporate tax rate had no impact on the Company’s earnings.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the income tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting related to the Tax Act under Accounting Standards Codification Topic 740, “Income Taxes” (“ASC 740”). In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for Tax Act related income tax effects is incomplete, but the company is able to determine a reasonable estimate, it must record a provisional estimate in its financial statements. As of December 31, 2018, the Company completed its assessment of the impact of the Tax Act. As a result, there were no changes to the provisional amounts recorded as of December 31, 2017.

F-105

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

The United States and PRC components of the Company’s income (loss) before income taxes for the years ended December 31, 2018 and 2017 are as follows:

	Year ended December 31,
	2018	2017
Domestic (U.S. Segment)	$(15,049,090)	$(12,485,044)
Foreign (PRC Segment)	338,433	1,486,206
	$(14,710,657)	$(10,998,838)

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2018 and 2017 consist of:

Year ended December 31, 2018	Federal	State	Foreign	Total
Current	$-	$4,750	$(62,492)	$(57,742)
Deferred	(2,789,121)	(1,322,676)	378,114	(3,733,683)
Change in valuation allowance	2,789,121	1,322,676	(326,101)	3,785,696
Total	$-	$4,750	$(10,479)	$(5,729)

F-106

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2018 and 2017 (Continued)

Year ended December 31, 2017	Federal	State	Foreign	Total
Current	$-	$4,000	$506,468	$510,468
Deferred	(29,757)	(1,206,895)	173,885	(1,062,767)
Change in valuation allowance	29,757	1,206,895	390,519	1,627,171
Total	$-	$4,000	$1,070,872	$1,074,872

Significant components of the deferred tax assets and liabilities for federal income taxes as of December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Deferred tax assets
Investment credit	$1,037,362	$1,037,362
Net operating loss carry-forward	11,605,460	8,221,191
Stock compensation and accrued bonus	739,806	637,860
Depreciation	420,942	-
Other	1,376,217	1,556,990
Total	15,179,787	11,453,403
Valuation allowance	(15,146,435)	(11,360,739)
Deferred tax assets (liability)	33,352	92,664

Deferred tax liability
Depreciation	-	-
Intangible asset	-	-
Deferred tax, net	$33,352	$92,664

A 100% valuation allowance was provided for the deferred tax assets related to the United States segment as of December 31, 2018 and 2017 due to the uncertainty surrounding the timing of realizing the benefits of the favorable tax attributes in future tax returns.

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018		2017
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	21.0%	$(3,089,238)	34.0%	$(3,739,605)
State taxes	5.0%	(740,237)	5.8%	(632,427)
Foreign rate differential	-2.7%	393,810	1.2%	(133,758)
Permanent items	-0.1%	25,596	-5.4%	596,186
NOL true-up	0.2%	(25,117)	0.0%	-
Return to provision true-up	-0.1%	12,943	7.6%	(839,755)
Prior year tax liability adjustment	2.5%	(369,182)	0.0%	-
Change in valuation allowance	-25.9%	3,785,696	-14.8%	1,627,171
Change in deferred tax rate	0.0%	-	-38.2%	4,197,060
Effective tax	0.0%	$(5,729)	-9.8%	$1,074,872

F-107

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

As of December 31, 2018, the Company’s federal and state income tax net operating loss (“NOL”) carryforwards were $41.1 million and $41.7 million, respectively. As of December 31, 2017, federal and state income tax NOL carryforwards were $27.7 million and $27.9 million, respectively. These NOLs will expire at various dates from 2031 through 2036. The Company’s U.S. federal NOL generated in 2018 of $12.6 million will not expire.  Additionally, the Company has investment tax credits of $1.0 million as of December 31, 2018 and 2017, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

The above NOL carryforward and the investment tax credit carryforwards are subject to an annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions which limit the amount NOL and tax credit carryforwards can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not performed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership were to occur, the Company's NOL and tax credit carryforwards could be eliminated or restricted. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, related to the Company’s operations in the United States will not impact the Company’s effective tax rate.

As of December 31, 2018 and 2017, the Company had unused net operating loss carryforwards from its PRC subsidiaries in the amount of approximately $0.4 million and $1.8 million, respectively, which may be applied against future taxable income and which begin to expire after 2019. The Tax Act also includes a provision to tax global intangible low-taxed income (“GILTI”) of foreign subsidiaries. All companies should make a policy election to account for the effects of GILTI either as a component of income tax expense in the future period the tax arises or as a component of deferred taxes on the related investments and include appropriate disclosures in their financial statements. As of December 31, 2018, there is no estimated GILTI inclusion for the Company because a tested loss was generated for GILTI purposes. The Company is electing to account for GILTI in the year the tax is incurred.

The Company is subject to income tax in the U.S. federal and certain state jurisdictions. The Company is no longer subject to federal or state examinations by tax authorities for years prior to 2014.

The Company’s PRC subsidiaries are subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s PRC subsidiaries’ tax filings are subject to the PRC tax bureau’s examination for a period up to five years. These subsidiaries are not currently under examination by the PRC tax bureau.

F-108

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

16. Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted loss per share for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018	2017

Numerator
Net loss attributable to stockholders of SolarMax Technology, Inc.	$(14,597,880)	$(11,933,366)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	66,277,582	65,163,719

Basic and diluted net loss per share	$(0.22)	$(0.18)

For the years ended December 31, 2018 and 2017, outstanding options of 3,055,920 shares and 3,758,160 shares, respectively, were excluded from the computation of diluted net loss per share as the impact of including those option shares would be anti-dilutive. For the years ended December 31, 2018 and 2017, 6,410,880 outstanding non-vested shares of restricted stock were excluded for both periods from the computation of diluted net loss per share as the impact of including those non-vested shares would be anti-dilutive.

17. Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the years ended December 31, 2018 and 2017, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

F-109

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the years ended December 31, 2018 and 2017:

	Year ended December 31, 2018			Year ended December 31, 2017
	US	PRC	Total	US	PRC	Total

Revenue from external customers
Solar farm projects	$-	$58,369,017	$58,369,017	$-	$53,922,571	$53,922,571
Solar energy systems	28,514,973	-	28,514,973	27,345,871	593,953	27,939,824
Finance revenue	1,748,098	-	1,748,098	1,960,882	-	1,960,882
Other	856,398	339,408	1,195,806	4,506,604	600,369	5,106,973
Total	31,119,469	58,708,425	89,827,894	33,813,357	55,116,893	88,930,250

Cost of revenue
Solar farm projects	-	54,369,750	54,369,750	-	50,414,097	50,414,097
Solar energy systems	25,645,409	-	25,645,409	22,218,491	429,080	22,647,571
Other	453,144	108,451	561,595	5,023,545	262,707	5,286,252
Total	26,098,553	54,478,201	80,576,754	27,242,036	51,105,884	78,347,920

Depreciation and amortization expense	485,989	132,812	618,801	380,095	225,473	605,568
Interest (expense) income, net	(1,823,638)	311,711	(1,511,927)	(1,750,489)	348,281	(1,402,208)
Equity in (losses) of unconsolidated ventures	(494,869)	-	(494,869)	(1,277,335)	-	(1,277,335)
(Benefit) provision for income taxes	4,750	(10,479)	(5,729)	4,000	1,070,872	1,074,872
Net income (loss)	(15,053,840)	348,912	(14,704,928)	(12,489,044)	415,334	(12,073,710)

	December 31, 2018			December 31, 2017
	US	PRC	Total	US	PRC	Total

Investments in unconsolidated ventures	$532,429	$-	$532,429	$1,027,299	$-	$1,027,299
Capital expenditures	(395,643)	(26,818)	(422,461)	(181,709)	(99,616)	(281,325)
Long-lived assets	31,328,969	9,090,180	40,419,149	30,213,034	9,802,147	40,015,181
Total reportable assets	46,983,355	64,036,691	111,020,046	55,570,118	39,267,968	94,838,086

F-110

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017 (Continued)

18. Subsequent Events

The Company has evaluated subsequent events through the date of the issuance of this report and except as disclosed below and in Note 2, noted no other events require adjustment of, or disclosure in, the consolidated financial statements.

On January 14, 2019, the Company’s Executive Vice President and stockholder provided a short-term loan of $500,000 at 8% per annum to the Company. The principal and accrued interest of $1,753 were repaid on January 30, 2019.

On January 29, 2019 and January 31, 2019, the Company received six-month loans totaling $2,000,000 from a minority stockholder of the Company. Prepaid interest at 10% per annum, in the total amount of $100,000, was deducted from the loan proceeds.

On March 13, 2019, the Company and Sunspark signed a letter agreement pursuant to which the parties confirmed their agreement that SunSpark has previously extended the date by which the Company must meet its 2018 purchase obligations from May 31, 2018 to December 31, 2018, that the Company’s purchase obligations through 2018 were suspended in their entirety (except to the extent that the Company made purchases pursuant to the Agreement), and the purchase commitments for 2019, which will be the year ended December 31, 2019, will be negotiated in good faith during 2019.

On March 23, 2019, the Company’s board of directors:

•	Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to which the restricted shares;
•	Granted to the holders of 1,992,480 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $2.98 per share for each share of restricted stock exchanged;
•

Granted to the chief executive officer, the executive vice president and one other employee, who held 2,268,000, 1,680,000 and 336,000 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $2.98 per share and (b) transfer to the Company 50% of their restricted shares for $0.60 per share;

•	Granted seven-year options to purchase 609,840 shares of common stock at $2.98 per share;
•	Increased the number of shares of common stock subject to the 2016 long-term incentive plan to 15,120,000 shares.

Subsequent events (unaudited)

On March 27, 2019, the Company’s board of directors approved issuance of 116,201 shares of common stock to the Company’s chief executive officer and 95,075 shares of common stock to the Company’s executive vice president pursuant to their respective employment agreement. The shares issued were related to the 2018 bonuses earned pursuant to their employment agreements. The shares are fully vested on issuance.

On April 12, 2019 the maturity date on the short-term loan of $1.0 million from Sunco Investment, LLC was extended to May 12, 2019 and the interest owed to April 12, 2019 was paid.

19. Stock Distribution

On April 25, 2019, the Company effected a 1.68-for-one stock distribution pursuant to which the Company issued 0.68 share of common stock with respect to each share outstanding on April 25, 2019. For GAAP purposes, this stock distribution is accounted for as a stock split. All share and per share information retroactively reflects the stock distribution.

F-111

SolarMax Technology, Inc.

Condensed Financial Information of Parent

Condensed Balance Sheets

As of December 31, 2018 and 2017

	December 31,
	2018	2017

Assets
Cash and cash equivalents	$13,048	$660,920
Other current assets	226,758	1,215,407
Total current assets	239,806	1,876,327
Investments in and receivables from affiliates	13,005,679	17,181,900
Other long-term assets	334,544	415,609
Total assets	13,580,029	19,473,836

Liabilities and Stockholders’ Equity
Current liabilities	3,617,714	1,567,881
Long-term debt, current portion	7,100,000	5,780,717
Total current liabilities	10,717,714	7,348,598
Other long-term liabilities	1,136,240	1,032,339
Total liabilities	11,853,954	8,380,937
Stockholders’ equity
Preferred stock	-	-
Common stock	68,733	66,844
Additional paid-in capital	55,009,133	49,349,351
Less: equity subscription receivable	-	(196,468)
Less: treasury stock at cost	(1,800,000)	(1,800,000)
Accumulated deficit	(50,341,438)	(35,743,558)
Accumulated other comprehensive loss	(1,210,353)	(583,270)
Total stockholders’ equity	1,726,075	11,092,899

Total liabilities and stockholders’ equity	$13,580,029	$19,473,836

See accompanying notes to condensed financial information of parent

F-112

SolarMax Technology, Inc.

Condensed Financial Information of Parent

Condensed Statements of Operations

For the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017

Revenue	$9,765,379	$4,780,646
Management fee income	3,190,922	3,393,142
Total revenues	12,956,301	8,173,788

Cost of revenue	(9,844,805)	(4,679,252)
General and administrative expenses	(5,093,628)	(4,698,469)
Interest income	13,073	64,937
Interest expense	(245,380)	(245,767)
Other income (expense), net	(277,662)	(248,925)
Income (loss) before equity in earnings (losses) of subsidiaries and unconsolidated joint ventures	(2,492,101)	(1,633,688)
Equity in earnings (losses) of subsidiaries and unconsolidated joint ventures	(12,104,979)	(10,299,678)
Income (loss) before income taxes	(14,597,080)	(11,933,367)
Provision (benefit) for income taxes	800	-
Net loss	$(14,597,880)	$(11,933,367)

See accompanying notes to condensed financial information of parent.

F-113

SolarMax Technology, Inc.
Condensed Financial Information of Parent
Condensed Statements of Cash Flows
For the Years Ended December 31, 2018 and 2017

	Year Ended December 31,
	2018	2017

Net cash (used in) operating activities	$(3,048,222)	$(11,244,834)

Net cash provided by investing activities	1,081,066	209,514

Cash flow from financing activities:
Long-term debt issued	13,100,000	5,750,000
Long-term debt repaid	(11,780,717)	(5,543,740)
Equity proceeds received	-	5,073,530
Net cash provided by financing activities	1,319,283	5,279,790

Net (decrease) in cash and cash equivalents and restricted cash	(647,873)	(5,755,530)
Cash and cash equivalents and restricted cash, beginning of year	660,921	6,416,451
Cash and cash equivalents and restricted cash, end of year	$13,048	$660,921

Supplemental disclosures of cash flow information:
Interest paid	$245,380	$245,767
Income taxes paid	$-	$-

Non-cash activities for investing and financing activities:
Issuance of shares of common stock for 2017 bonuses	$622,510	$-
Equity subscription receivable adjustment	$196,468	$-

See accompanying notes to condensed financial information of parent.

F-114

Notes to Condensed Financial Information of Parent

For the Years Ended December 31, 2018 and 2017

Note 1. Basis of Presentation

The accompanying condensed financial statements of SolarMax Technology, Inc. (“Parent”) should be read in conjunction with the consolidated financial statements and notes thereto of SolarMax Technology, Inc. and Subsidiaries (the “Company”). Parent’s significant accounting policies are consistent with those of the Company.

Note 2. Related Party Transactions

Intercompany Sales

Parent’s revenues include sales of solar panels, LED components, as well as certain battery storage system components to its subsidiaries. Parent does not have any sales to external customers.

Management Fee Income

At a board of directors meeting in July 2016, the board discussed charging management fees from Parent to each United States subsidiary. Subsequently, executive directors implemented a management fee based on 10% of the subsidiary’s revenue to compensate for Parent’s management of each United States subsidiary.

Headquarter Rent Expense Allocation

During the years ended December 31, 2018 and 2017, the total rent expense of the headquarters was $1,107,262 and $1,107,262, respectively, of which $852,819 and $852,819, respectively, was allocated to United States subsidiaries, based on the estimated square feet occupied by employees and other personnel assigned to such subsidiaries.

Intercompany receivables and payables

Currently, Parent does not have any plans to settle the receivables from and payables to its various subsidiaries. Accordingly, Parent reports the balances in the receivables from and payables to subsidiaries in its investments in subsidiaries.

F-115

4,000,000 Shares

SolarMax Technology, Inc.

Common Stock

PROSPECTUS

ViewTrade Securities, Inc.

                 , 2019

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions and non-accountable expense allowance) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee, the amounts set forth below are estimates.

SEC registration fee	$2,416.24
FINRA filing fee	4,424.90
NASDAQ initial listing fee	75,000.00
Transfer agent fees	4,000.00
Accounting fees and expenses	270,000.00
Legal fees and expenses	130,000.00
Printing and engraving expenses	15,000.00
Other expenses	49,158.86
Total	$550,000.00

Item 14. Indemnification of Directors and Officers

Our restated articles of incorporation provides that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our by-laws also provides for indemnification of our directors and officers.

Under Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

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Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of the issuances of unregistered securities during the past three years.

1. In 2015, we sold a total of 3,528,000 shares of common stock at a purchase price of $2.08 per share, to six individuals, as follows.

Name	Shares	Purchase Price
Li Jun Pan*	1,620,000	$3,374,997
Xiao Ying Liu	504,000	1,050,000
Guangxing Zhu*	504,000	1,050,000
Li Sun	480,000	1,000,000
Hsu-Tsun Chen	336,000	700,000
Richard Lin Yang*	84,000	175,003
Total	3,528,000	$7,350,000

___________

* Although the subscription agreement was signed in 2016, payment was made, and the stock was issued, in 2016.

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The issuance of these shares was exempt from registration pursuant to Regulation S of the SEC. All purchasers were residents of the PRC and the purchase agreements were signed in the PRC. None of the purchasers is a U.S. Person, as defined in Rule 902. The shares were acquired for investment and not with a view to the sale or distribution thereof. No broker or underwriter was involved in the sales and no brokers’, finders’ or other commission was paid in connection.

2. On October 7, 2016, our board of directors issued 6,410,880 shares of common stock as restricted stock grants pursuant to our 2016 long-term incentive plan. Pursuant to the restricted stock agreement, (i) the grantees have the right to vote the shares and to receive dividends with respect to the shares, and the shares are subject to forfeiture if a public stock event, which includes the effective date of this registration statement, has not occurred by December 31, 2018. The shares were issued as follows:

Name	No. of Restricted Shares
David Hsu	2,268,000
Ching Liu	1,680,000
Simon Yuan	1,008,000
ChungJen Tsai	168,000
Others	1,286,880
Total	6,410,880

The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act with respect to the shares issued to the five individuals named in the table. The issuance of the shares to the others was exempt from registration pursuant to Section 4(a)(2) and/or Rule 701 under the Securities Act with respect to the other.

3. In October and November 2016, we entered into subscription agreement covering 6,552,000 shares of common stock at a purchase price of $2.98 per share to ten investors, as follows:

Name	Shares	Purchase Price
Meiying Li	1,680,000	$5,000,000
Allied Commerce Limited	1,680,000	5,000,000
Gold Embrace Limited	1,680,000	5,000,000
Zhimei Yun	840,000	2,500,000
Chunyong Dai	336,000	1,000,000
Liren Yang	168,000	500,000
Zhengrong Liu	67,200	200,000
Yan Zhang	67,200	200,000
Hungkun Liang	16,800	50,000
Jianghu Wang	16,800	50,000
Total	6,552,000	$19,500,000

__________

*

The 3,360,000 shares subscribed to by Allied Commerce Limited and Gold Embrace Limited were not issued. These entities assigned the right to the shares to Xin Yue Xu, who is an accredited investor and resident of the PRC. Mr. Xu purchased 1,680,000 shares for $2.98 in May 2018. The balance of the subscription agreements has been canceled. Of the 6,552,000 shares subscribed for, we issued 3,192,000 shares for $9,500,000 in October and November 2016 and 1,680,000 shares were issued in May 2018.

The issuance of the shares was exempt from registration pursuant to Rule 506(b) and/or Regulation S under the Securities Act. The shares were acquired for investment and not with a view to the sale or distribution thereof. No broker or underwriter was involved in the sales and no brokers’, finders’ or other commission was paid in connection.

4. During 2014, 2015 and 2016, we granted non-qualified stock options to purchase a total of 470,400 shares of common stock pursuant to instruments of stock option grant to five key employees, including one officer. The grant of the options was exempt pursuant to Rule 701.

5. On October 7, 2016, we granted non-qualified stock options to purchase 3,276,000 shares of common stock and incentive stock options to purchase 546,000 shares of common stock to our employees and consultants. The exercise price of the options is $2.98 per share. The grant of the options is exempt from registration pursuant to Rule 701. The options agreements provide that they are exercisable only if the issuance is made pursuant to a registration statement on Form S-8.

6. In August 2018, we issued 115,040 shares of common stock to David Hsu and 94,124 shares of common stock to Ching Liu pursuant to their employment agreements. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

7. In March 2019, we issued 116,201 shares of common stock to David Hsu and 95,075 shares of common stock to Ching Liu pursuant to their employment agreements. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

8. On March 23, 2019, we granted to employees non-qualified stock options to purchase a total of 609,840 shares of common stock at an exercise price of $2.98 per share. The grant of the options was exempt pursuant to Rule 701.

9. In April 2019, we granted non-qualified stock options to purchase a total of 8,048,981 shares of common stock in exchange for restricted shares previously issued (See Item 2 of this Item 17). The grant of the options was exempt pursuant to Rule 701 and Section 3(a)(9) of the Securities Act.

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 Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit number	Description

*1.1	Form of underwriting agreement
2.1	Share exchange agreement dated April 28, 2015, by and among each entity listed under the caption JZH Holder on Exhibit A and the Company.[1]
2.2	Acknowledgement and amendment dated May 12, 2016 to share exchange agreement among the JZH Holders and the Company.[1]
2.3

Share exchange agreement dated April 28, 2015, among the entities listed as CZH Holders, the persons listed as CSH. Transferors, the Company and its subsidiary Shanghai Hongguam Solar Technology Limited.[1]

3.1	Amended and Restated Articles of Incorporation.[1]
3.2	Amended and Restated Bylaws.[1]
*4.1	Form of common stock certificate
*4.2	Form of underwriter warrant
*5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered
5.2	Opinion of AllBright Law Office[1]
10.1	Channel agreement dated January 21, 2015 between Sunrun, Inc. and SolarMax Renewable Energy Provider, Inc.[1]
10.2	Dealer participation agreement dated August 1, 2014 between SolarMax Renewable Energy Provider, Inc. and SunPower, Inc.[1]
10.3	Solar modular supply agreement dated June 1, 2016 between Sunspark Technology, Inc. and the Company, as amended on June 17, 2016.[1]
10.4	Employment agreement dated October 7, 2016 between the Company and David Hsu.[1]†
10.5	Employment agreement dated October 7, 2016 between the Company and Ching Liu.[1]†
10.6	English translation of employment agreement for a two-year period commencing June 22, 2016, between Shanghai SolarMax Technology Co. Ltd. and Gu Yu-Min.[1]†
10.7	Form of restricted stock agreement.[1]†
10.8	Omitted
10.9	2016 Long-term incentive plan. [1]†
10.10	Distribution agreement dated effective June 9, 2016 between Li-Max Technology, Inc. and the Company.[1]
10.11	Loan agreement dated August 26, 2014, between Clean Energy Funding II, LP and SolarMax LED, Inc.[1]
10.12	Loan agreement dated January 3, 2012, between Clean Energy Funding, LP and SolarMax Renewable Energy Provider, Inc.[1]
10.13	English summary of loan agreement dated October 24, 2016 between the Company and China Everbright Bank.[1]
10.14	Lease dated September 16, 2016 between SMX Property, LLC, and the Company.[1]
10.15	Lease dated September 1, 2016 between Fallow Field, LLC and the Company.[1]
10.16	Lease dated as of September 1, 2016 between Fallow Field, LLC and SolarMax LED, Inc. (U.S.A.).[1]
10.17	Form of subscription agreement for October/November 2016 private placement.[1]

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10.18	Amendment dated February 6, 2017 between the Company and Sunspark Technology, Inc.[1]
10.19	English translation of EPC agreement dated September 26, 2016 with Pu’an Zhonghong New Energies Co., Ltd.[1]
10.20	English translation of loan agreement dated October 24, 2016 between the Company and Shanghai Putuo Subbranch of China Everbright Bank.[1]
10.21	English translation of EPC agreement with Xingyi Zhonghong New Energies Co., Ltd.[1]
10.22	Form of non-qualified stock option grant.[1]
10.23	Master Solar Facility Turnkey Contract with Sunrun[1]
10.24	Amendment No. 1 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.25	Amendment No. 2 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.26	Amendment No. 3 to Master Solar Facility Turnkey Contract with Sunrun[1]
10.27	Amendment No. 1 to Sunrun Channel Agreement[1]
10.28	Amendment No. 2 to Sunrun Channel Agreement[1]
10.29	Amendment dated October 8, 2018 to Li-Max distribution agreement[1]
10.30	English translation of agreement dated August 13, 2018 between Ningxia MCC Meili Cloud New Energy Co., Ltd. and Jiangsu Zhonghong Photovoltaic Engineering Technology Co., Ltd.[1]
10.31	English translation of liquidity loan contract dated October 11, 2018 between the Company and China Everbright Bank[1]
10.32	Note dated December 11, 2018 by the Company from the Company to Sunco Investments, LLC[1]
10.33	Letter agreement dated March 13, 2019 between the Company and SunSpark Technology[1]
10.34	Form of restricted stock exchange agreement for option[1]
10.35	Form of restricted stock exchange agreement for option and cash[1]
10.36	Promissory Note dated January 29, 2019 from the Company to Lijun Pan[1]
10.37

English translation of Agreement for Offsetting Mutual Debt among Cooperated Projects (Xingyi Project, Pu’an Project and Ningxia Project) among Changzhou Almaden Co.,Ltd., Solarmax Technology (Jiangsu) Co., Ltd, and Zhongzhao Technology Development (Shanghai) Ltd. [1]

10.38

English translation of Agreement for Offsetting Mutual Debt among Cooperated Projects (Qingshuihe 10 MW Project) among Changzhou Almaden Co.,Ltd., Solarmax Technology (Jiangsu) Co., Ltd, and . Zhongzhao Technology Development (Shanghai) Ltd. [1]

10.39	English translation of supplemental agreement for Xingyi Qingshuihe 70MW PV Power Generation Project in Guizhou. [1]
10.40	English translation of supplemental agreement for the Xingyi Qingshuihe 70MW PV Power Generation Project in Guizhou (modifying Exhibit 10.39. [1]
10.41	Loanpal Solar/Storage Financing Program Agreement dated as of April 3, 2018, between Paramount Equity Mortgage, LLC and Solarmax Renewal Energy Provider, Inc.[2]
10.42	English translation of Zhonghong Yilong New District Xinqiao 70MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated July 2019 with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. etal[2]
10.43

English translation of Xinren 30MWp Agricultural PV Power Station Project M&A (Cooperative Development) Agreement dated August 2019 with  State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. etal[2]

10.44	Loan agreement dated September 29, 2019 between Solarmax Technology (Shanghai) Co., Ltd. and Qing Yuan Wang[2]
10.45	Solar Power Purchase Agreement dated March 5, 2019 between Solarmax Renewable Energy Provider, Inc. and Woodcrest Christian School System [2]
10.46	Amendment dated March 5, 2019 to agreement dated March 5, 2019 between Solarmax Renewable Energy Provider, Inc. and Woodcrest Christian School System 2
10.47

Yilong 30MW Photovoltaic Energy Generation Product construction contract dated December 2017 between Yilong AMD New Energy Co. Ltd. and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company [2]

10.48	Purchase agreement dated December 2017 between Yilong AMD New Energy Co. Ltd. and Jiangsu Zhonghong Photovoltaic Engineering Technology Limited Company [2]
10.49	Client Service Agreement dated October 14, 2019 between SolarMax Renewable Energy Provider, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions
10.50	Client Service Agreement dated October 14, 2019 between SMX Capital, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions
10.51	Client Service Agreement dated October 14, 2019 between SolarMax LED, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions
21.1	List of Subsidiaries.[2]
23.1	Consent of Marcum LLP[2]
*23.2	Consent of Ellenoff Grossman & Schole, LLP (included as part of Exhibit 5.1 hereto)
23.3	Consent of AllBright Law Offices (included as part of Exhibit 5.2)[1]
24.1	Power of Attorney[1]

___________

*	To be filed by amendment.
[1]	Previously filed.
[2]	Filed herewith
†	Compensatory plan or arrangement.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Riverside, State of California, on October 15, 2019.

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
David Hsu
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ David Hsu* David Hsu	Chief executive officer and director (principal executive officer)

/s/ Stephen Brown * Stephen Brown	Chief financial officer (principal financial officer)

/s/ Dee Balch* Dee Balch	Senior vice president and chief accounting officer (principal accounting officer)

/s/ Ching Liu* Ching Liu	Director

/s/ Simon Yuan* Simon Yuan	Director

/s/ Jinxi Lin* Jinxi Lin	Director

/s/ Wei Yuan Chen* Wei Yuan Chen	Director

/s/ Dr. Edwin Chan* Dr. Edwin Chan	Director

/s/ ChungJen Tsai* ChungJen Tsai	Director

*By:/s/ David Hsu	Attorney-in-Fact	October 15, 2019
David Hsu

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